As filed with the Securities and Exchange Commission on August 27, 1997
                                                      Registration No. 333-30009
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                              LUNN INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                 3469                     11-1581582
(State or Other Jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)       Identification No.)

                               ------------------
                              1 Garvies Point Road
                         Glen Cove, New York 11542-2828
                                 (516) 671-9000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                                 Alan W. Baldwin
                              Chairman of the Board
                              LUNN INDUSTRIES, INC.
                              1 Garvies Point Road
                         Glen Cove, New York 11542-2828
                                 (516) 671-9000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ------------------
                                 With Copies to:
             Bruce B. Wood, Esq.                  Eric A. Blumrosen, Esq.
            Nina P. Grayson, Esq.                 Gardere & Wynne, L.L.P.
           Dechert Price & Rhoads                 800 Three Allen Center
            30 Rockefeller Plaza                   333 Clay, 8th Floor
          New York, New York 10112                 Houston, Texas 77002
              (212) 698-3500                          (713) 308-5500
                               ------------------

     APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                               ------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                              LUNN INDUSTRIES, INC.
                              1 GARVIES POINT ROAD
                         GLEN COVE, NEW YORK 11542-2828

                                                                          , 1997

Dear Stockholder:


                  You are cordially invited to attend the Annual Meeting of Stockholders (the "Lunn Annual Meeting") of Lunn Industries, Inc. ("Lunn") to be held on , 1997 at 10:00 a.m., local time, at the offices of Dechert Price & Rhoads located at 30 Rockefeller Plaza, New York, New York 10112.


                  At the Lunn Annual Meeting, you will be asked to consider and vote upon the following:


         (1) a proposal to approve and adopt the Acquisition Agreement and Plan of Merger dated as of June 6, 1997, as amended by the amendment dated August 22, 1997 (the "Merger Agreement") between Lunn and TPG Holdings, Inc., a Delaware corporation ("TPG"), pursuant to which, among other things: (i) TPG will be merged (the "Merger") with and into Lunn (as the surviving corporation in the Merger, the "Combined Company"); and
         (ii) the Restated Certificate of Incorporation of Lunn will be amended and restated to become the Certificate of Incorporation of the Combined Company at the effective time of the Merger. Upon consummation of the Merger, each share (other than dissenters' shares) of the common stock, par value $0.01 per share, of Lunn ("Lunn Common Stock") will be converted into the right to receive 0.1 of a share of the common stock, par value $0.01 per share, of the Combined Company ("Combined Company Common Stock"), each share (other than dissenters' shares) of the common stock, par value $0.01 per share, of TPG ("TPG Common Stock") will be converted into the right to receive 8.3028 shares of Combined Company Common Stock, subject to the cancellation of any of the Combined Company Common Stock held in escrow for the TPG stockholders if TPG fails to achieve a certain financial goal (the "Escrowed Stock") as more fully described in the attached Proxy Statement/Prospectus, and each share of the preferred stock, par value $1.00 per share, of TPG ("TPG Preferred Stock") will be converted into the right to receive one share of the preferred stock, par value $1.00 per share, of the Combined Company ("Combined Company Preferred Stock"). The Combined Company Preferred Stock will not be convertible into shares of Combined Company Common Stock. In addition, upon consummation of the Merger the Combined Company will assume all outstanding options to purchase TPG Common Stock ("TPG Options"), all outstanding options to purchase Lunn Common Stock ("Lunn Options") and all outstanding warrants to purchase Lunn Common Stock ("Lunn Warrants"); each such TPG Option will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by 8.3028, subject to the cancellation of any of the Escrowed Stock that is reserved for issuance upon exercise of such options as more fully described in the attached Proxy Statement/Prospectus, and each such Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by 0.1. The foregoing is sometimes hereinafter collectively referred to as the "Joint Proxy Proposal";

         (2) a proposal to approve and adopt a new stock option plan to become the 1997 Stock Option Plan of the Combined Company at the effective time of the Merger ("Joint Proxy Proposal 2"). Notwithstanding the foregoing, Joint Proxy Proposal 2 is contingent upon approval of the Joint Proxy Proposal;

         (3) the election of two Class I directors, each to hold office until Lunn's Annual Meeting of Stockholders in 2000 or until his respective successor is elected and qualified ("Lunn Proxy Proposal 1"). Notwithstanding the foregoing, however, in the event that the Merger is approved and is consummated, only two directors of Lunn (Mr. Alan W. Baldwin, a Class III director, and

         Mr. John M. Simon, a Class I director and one of the nominees for election of director named herein) will be directors of the Combined Company after the effective time of the Merger;

         (4) the ratification of the appointment by the Board of Directors of Lunn (the "Lunn Board of Directors") of KPMG Peat Marwick LLP as the independent accountants to audit Lunn's financial statements for the year ending December 31, 1997 ("Lunn Proxy Proposal 2"). Notwithstanding the foregoing, however, in the event that the Merger is approved and is consummated the Board of Directors of the Combined Company will meet after the Merger to determine the Combined Company's independent accountants for the year ending December 31, 1997; and

         (5) the transaction of such other business as may properly come before the Lunn Annual Meeting or any adjournment thereof.

              It is intended that the Merger is structured to be a tax-free reorganization and recapitalization in which neither Lunn and its stockholders nor TPG and its holders of TPG Common Stock will recognize taxable gain upon consummation of the Merger, except to the extent of gain recognized on cash paid in lieu of fractional shares and payments for dissenting shares, and will be treated as a purchase for accounting purposes. TPG will not receive any tax opinion or IRS ruling with respect to the tax consequences to the holders of the TPG Preferred Stock upon the exchange of their stock for Combined Company Preferred Stock in the Merger. The Lunn Board of Directors has unanimously approved the Joint Proxy Proposal and Joint Proxy Proposal 2 and has determined that the Merger is in the best interests of Lunn and its stockholders. The Lunn Board of Directors recommends that the stockholders of Lunn vote "FOR" the Joint Proxy Proposal and Joint Proxy Proposal 2. However, you are urged to carefully consider all aspects of the Merger discussed in the attached Proxy Statement/Prospectus, as the Merger will result in the issuance to the TPG stockholders and the holders of the TPG Options of approximately 74% of the Combined Company Common Stock to be outstanding immediately after the Merger, calculated on a fully-diluted basis, subject to adjustment in the event of cancellation of any of the Escrowed Stock as more fully described in the attached Proxy Statement/Prospectus. The Lunn Board of Directors also recommends that the stockholders of Lunn vote "FOR" Lunn Proxy Proposal 1 and Lunn Proxy Proposal 2.

              Under the Delaware General Corporation Law, as amended (the "DGCL"), the affirmative vote of holders of a majority of Lunn Common Stock outstanding as of the close of business on , 1997 will be necessary for approval and adoption of the Joint Proxy Proposal. However, under the Merger Agreement it is a condition to the obligation of TPG to consummate the Merger that the holders of not more than 10% of the Lunn Common Stock outstanding immediately prior to the effective time of the Merger dissent from the Merger in accordance with the procedures set forth in the DGCL. Under the DGCL, approval of Lunn Proxy Proposal 1 requires a plurality of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote and approval of Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 requires a majority of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote.

              Pursuant to Section 262 of the DGCL, holders of Lunn Common Stock may, in certain circumstances, be entitled to appraisal rights in connection with the Merger. See "The Joint Proxy Proposal--Dissenters' Rights of Appraisal" for a brief summary of the procedures to be followed by the holders of Lunn Common Stock in order to perfect their rights of appraisal, if any, under the DGCL.

              In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement/Prospectus relating to, among other things, the actions to be taken by the Lunn stockholders at the Lunn Annual Meeting, a proxy card and copies of Lunn's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997. The Proxy Statement/Prospectus more fully describes the Merger and includes information about Lunn and TPG and also serves as a Prospectus for Lunn with respect to the shares of Combined Company Common Stock which will be issuable upon consummation of the Merger. The Proxy Statement/Prospectus also includes information with respect to the nominees for election as directors. Stockholders are urged to review carefully the information contained in the accompanying Proxy Statement/Prospectus, including in particular the information under the captions

"Risk Factors" and "The Merger" prior to making any voting decision in connection with their Lunn Common Stock.


              The Lunn Board of Directors believes that the best way to maximize prospects of enhancing stockholder value over the long-term is to merge Lunn with another entity that (i) has operations in the advanced composite structures market industry, (ii) is profitable, (iii) has good prospects for future growth and (iv) has the ability to increase Lunn's market capitalization such that it may permit the Combined Company Common Stock to be listed for trading on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System. In the opinion of the Board of Directors of Lunn, the proposed Merger fits within these parameters.

              All stockholders are cordially invited to attend the Lunn Annual Meeting in person. However, whether or not you plan to attend the Lunn Annual Meeting, it is very important that you sign, date and return the completed and signed proxy card as soon as possible; please use the enclosed postage prepaid envelope to return the executed proxy card. If you attend the Lunn Annual Meeting, you may revoke the proxy at that time by requesting the right to vote in person.


                                             Sincerely,



                                             Alan W. Baldwin


                                             Chairman of the Board of Directors
                                             and Chief Executive Officer



    Your vote is important. Please complete and return your proxy promptly.

Lunn stockholders should not surrender or otherwise attempt to exchange their Lunn stock certificates for Combined Company stock certificates unless and until they have received appropriate notice and instructions for exchange.

                              LUNN INDUSTRIES, INC.
                              1 GARVIES POINT ROAD
                         GLEN COVE, NEW YORK 11542-2828

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                              TO BE HELD ON , 1997
                                   10:00 A.M.
                                       AT
                              3O ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112

                               -------------------

              NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Lunn Annual Meeting") of Lunn Industries, Inc., a Delaware corporation ("Lunn"), will be held on , 1997 at 10:00 a.m., local time, at the offices of Dechert Price & Rhoads located at 30 Rockefeller Plaza, New York, New York 10112 to consider and vote upon the following matters described in the accompanying Proxy Statement/Prospectus:

         (1) a proposal to approve and adopt the Acquisition Agreement and Plan of Merger dated as of June 6, 1997, as amended by the amendment dated August 22, 1997 (the "Merger Agreement") between Lunn and TPG Holdings, Inc., a Delaware corporation ("TPG"), pursuant to which, among other things: (i) TPG will be merged (the "Merger") with and into Lunn (as the surviving corporation in the Merger, the "Combined Company"); and
         (ii) the Restated Certificate of Incorporation of Lunn will be amended and restated to become the Certificate of Incorporation of the Combined Company at the effective time of the Merger. Upon consummation of the Merger, each share (other than dissenters' shares) of the common stock, par value $0.01 per share, of Lunn ("Lunn Common Stock") will be converted into the right to receive 0.1 of a share of the common stock, par value $0.01 per share, of the Combined Company ("Combined Company Common Stock"), each share (other than dissenters' shares) of the common stock, par value $0.01 per share, of TPG ("TPG Common Stock") will be converted into the right to receive 8.3028 shares of Combined Company Common Stock, subject to the cancellation of any of the Combined Company Common Stock held in escrow for the TPG stockholders if TPG fails to achieve a certain financial goal (the "Escrowed Stock") as more fully described in the attached Proxy Statement/Prospectus, and each share of the preferred stock, par value $1.00 per share, of TPG ("TPG Preferred Stock") will be converted into the right to receive one share of the preferred stock, par value $1.00 per share, of the Combined Company ("Combined Company Preferred Stock"). The Combined Company Preferred Stock will not be convertible into shares of Combined Company Common Stock. In addition, upon consummation of the Merger the Combined Company will assume all outstanding options to purchase TPG Common Stock ("TPG Options"), all outstanding options to purchase Lunn Common Stock ("Lunn Options") and all outstanding warrants to purchase Lunn Common Stock ("Lunn Warrants"); each such TPG Option will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by 8.3028, subject to the cancellation of any of the Escrowed Stock as more fully described in the attached Proxy Statement/Prospectus, and each such Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by 0.1. The foregoing is sometimes hereinafter collectively referred to as the "Joint Proxy Proposal";

         (2) a proposal to approve and adopt a new stock option plan to become the 1997 Stock Option Plan of the Combined Company at the effective time of the Merger ("Joint Proxy Proposal 2").

         Notwithstanding the foregoing, Joint Proxy Proposal 2 is contingent upon approval of the Joint Proxy Proposal;

         (3) the election of two Class I directors, each to hold office until Lunn's Annual Meeting of Stockholders in 2000 or until his respective successor is elected and qualified ("Lunn Proxy Proposal 1"). Notwithstanding the foregoing, however, in the event that the Merger is approved and is consummated, only two directors of Lunn (Mr. Alan W. Baldwin, a Class III director, and Mr. John Simon, a Class I director and one of the nominees for election of director named herein) will be directors of the Combined Company after the effective time of the Merger;

         (4) the ratification of the appointment by the Board of Directors of Lunn of KPMG Peat Marwick LLP as the independent accountants to audit Lunn's financial statements for the year ending December 31, 1997 ("Lunn Proxy Proposal 2"). Notwithstanding the foregoing, however, in the event that the Merger is approved and is consummated, the Board of Directors of the Combined Company will meet after the Merger to determine the Combined Company's independent accountants for the year ending December 31, 1997; and

         (5) the transaction of such other business as may properly come before the Lunn Annual Meeting or any adjournment thereof.


Copies of each of the Merger Agreement, the proposed form of Amended and Restated Certificate of Incorporation and the proposed form of 1997 Stock Option Plan are attached to the accompanying Proxy Statement/Prospectus as Annex A, B and D, respectively.

              The Board of Directors has fixed the close of business on , 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Lunn Annual Meeting, or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Lunn Annual Meeting, or at any adjournment or postponement thereof, will be available for examination by any stockholder, for any purpose relevant to the Lunn Annual Meeting, on and after , 1997, during ordinary business hours at Lunn's principal executive offices located at the address first set forth above.


              Under the  Delaware  General  Corporation  Law,  as  amended  (the
"DGCL"), approval and adoption of the Joint Proxy Proposal requires the affirmative vote of the holders of at least a majority of the shares of Lunn Common Stock outstanding as of the record date. However, under the Merger Agreement it is a condition to the obligation of TPG to consummate the Merger that the holders of not more than 10% of the Lunn Common Stock outstanding immediately prior to the effective time of the Merger dissent to the Joint Proxy Proposal. In addition, under the DGCL, approval of Lunn Proxy Proposal 1 requires a plurality of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote and approval of Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 requires a majority of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote.

              Pursuant to Section 262 of the DGCL, holders of Lunn Common Stock may, in certain circumstances, be entitled to appraisal rights in connection with the Merger. See "The Joint Proxy Proposal--Dissenters' Rights of Appraisal" for a brief summary of the procedures to be followed by holders of Lunn Common Stock in order to perfect their rights, if any, to payments under the DGCL.


                                        By order of the Board of Directors,



                                        Lawrence Schwartz,

                                        Chief Financial Officer and Secretary


               , 1997


              Whether or not you plan to attend the Lunn Annual Meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Lunn Annual Meeting, you may vote in person if you wish to do so even if you have previously sent in your proxy.

                  SUBJECT TO COMPLETION, DATED AUGUST 27, 1997


                              JOINT PROXY STATEMENT
                                       OF
                              LUNN INDUSTRIES, INC.
                                       AND
                               TPG HOLDINGS, INC.
                              --------------------

                                 PROXY STATEMENT
                                       OF
                              LUNN INDUSTRIES, INC.
                              --------------------

                       PROSPECTUS OF LUNN INDUSTRIES, INC.
                               5,609,995 SHARES OF
                          COMMON STOCK, PAR VALUE $0.01

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


              This Proxy Statement/Prospectus relates to: (i) a proposal to approve and adopt the Acquisition Agreement and Plan of Merger dated as of June 6, 1997, as amended by the amendment dated August 22, 1997 (the "Merger Agreement") between Lunn Industries, Inc., a Delaware corporation ("Lunn"), and TPG Holdings, Inc., a Delaware corporation ("TPG"), pursuant to which, among other things: (a) TPG will be merged (the "Merger") with and into Lunn (as the surviving corporation in the Merger, the "Combined Company"), and (b) the Restated Certificate of Incorporation of Lunn (the "Lunn Certificate of
Incorporation") will be amended and restated to become the Certificate of Incorporation of the Combined Company (the "Combined Company Certificate of Incorporation") at the Effective Time (as defined) of the Merger (sometimes hereinafter collectively referred to as the "Joint Proxy Proposal"); (ii) a proposal to approve and adopt a new stock option plan to become the 1997 Stock Option Plan of the Combined Company (the "Option Plan") at the Effective Time of the Merger (sometimes hereinafter referred to as "Joint Proxy Proposal 2");
(iii) the election of two Class I directors of Lunn, each to hold office until Lunn's Annual Meeting of Stockholders in 2000 or until his respective successor is elected and qualified (sometimes hereinafter referred to as "Lunn Proxy Proposal 1"); and (iv) the ratification of the appointment by the Board of Directors of Lunn (the "Lunn Board of Directors") of KPMG Peat Marwick LLP as the independent accountants to audit Lunn's financial statements for the year ending December 31, 1997 (sometimes hereinafter referred to as "Lunn Proxy
Proposal 2"), each as described in this Proxy Statement/Prospectus. Notwithstanding the foregoing, Joint Proxy Proposal 2 is contingent upon approval of the Joint Proxy Proposal. In the event that the Merger is approved and is consummated, only two directors of Lunn (Mr. Alan Baldwin, a Class III director, and Mr. John Simon, a Class I director and one of the nominees for election of director named herein) will be directors of the Combined Company and the Board of Directors of the Combined Company will meet after the Merger to determine the Combined Company's independent accountants for the year ending December 31, 1997.

              This Proxy Statement/Prospectus is being furnished to the holders of the common stock, par value $0.01 per share, of Lunn ("Lunn Common Stock") in connection with the solicitation of proxies by the Lunn Board of Directors for use at the Annual Meeting of Stockholders of Lunn (the "Lunn Annual Meeting") to be held on , 1997 at 10:00 a.m., local time, at the offices of Dechert Price & Rhoads located at 30 Rockefeller Plaza, New York, New York 10112, and at any adjournment or postponement thereof. At the Lunn Annual Meeting, holders of Lunn Common Stock will be asked to consider and vote upon the Joint Proxy Proposal, Joint Proxy Proposal 2, Lunn Proxy Proposal 1, Lunn Proxy Proposal 2 and such other business as may properly come before the Lunn Annual Meeting. This Proxy Statement/Prospectus is also being furnished to the holders of the common stock, par value $0.01 per share, of TPG ("TPG Common Stock") in connection with the Special Meeting of Stockholders of TPG (the "TPG Special Meeting") to be held on , 1997 at , local time, at the principal executive offices of TPG located at 3353 Peachtree Road, Suite 920, Atlanta, Georgia
30326, and at any adjournment or postponement thereof. At the TPG Special Meeting, holders of TPG Common Stock will be asked to consider and vote upon the Joint Proxy Proposal, Joint Proxy Proposal 2 and such other business as may properly come before the TPG Special Meeting.

              In connection with the Merger, Lunn has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 5,609,995 shares of the common stock, par value $0.01 per share, of the Combined Company ("Combined Company Common Stock") which will be issuable in the Merger. This Proxy Statement/Prospectus also constitutes the prospectus of Lunn filed as part of the Registration Statement relating to the Combined Company Common Stock. This Proxy Statement/Prospectus does not cover any resales of Combined Company Common Stock received by affiliates of Lunn or TPG in connection with the
Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resales.


              As a result of the Merger, TPG will cease to exist as a separate corporate entity and the Combined Company will succeed to and assume all of the rights and obligations of TPG in accordance with the Delaware General Corporation Law, as amended (the "DGCL"). In connection with the Merger, (i) each outstanding share of Lunn Common Stock, other than shares of Lunn Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders of Lunn who shall not have voted in favor of the Merger or consented thereto in writing, who shall have demanded properly in writing payment for such shares in accordance with the DGCL and who shall not have withdrawn such demand or have been deemed to or otherwise have forfeited the right to payment under the DGCL (the "Lunn Dissenters' Shares"), will be converted into the right to receive 0.1 of a share of Combined Company Common Stock (the "Lunn Exchange Ratio"), (ii) each outstanding share of TPG Common Stock, other than shares of TPG Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders of TPG who shall not have voted in favor of the Merger or consented thereto in writing, who shall have demanded properly in writing payment for such shares in accordance with the DGCL and who shall not have withdrawn such demand or have been deemed to or otherwise have forfeited the right to payment under the DGCL (the "TPG Dissenters' Shares"), will be converted into the right to receive 8.3028 shares of Combined Company Common Stock (the "TPG Exchange Ratio"), subject to the cancellation of any of the Combined Company Common Stock held in escrow for the TPG stockholders if TPG fails to achieve a certain financial goal (the "Escrowed Stock") as more fully described in this Proxy Statement/Prospectus, and (iii) each outstanding share of the preferred stock, par value $1.00 per share, of TPG ("TPG Preferred Stock") will be converted into the right to receive one share of the preferred stock, par value $1.00 per share, of the Combined Company ("Combined Company Preferred Stock"). The Combined Company Preferred Stock will not be convertible into shares of Combined Company Common Stock. In addition, upon consummation of the Merger the Combined Company will assume all outstanding options to purchase TPG Common Stock ("TPG Options"), all outstanding options to purchase Lunn Common Stock ("Lunn Options") and all outstanding warrants to purchase Lunn Common Stock ("Lunn Warrants"); each such TPG Option will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock that is reserved for issuance upon exercise of such options as more fully described in this Proxy Statement/Prospectus, and each such Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the Lunn Exchange Ratio. No fractional shares of Combined Company Common Stock shall be issued in connection with the Merger. See "The Joint Proxy Proposal--Terms of the Merger Agreement--Merger Consideration" and "--No Fractional Shares."

              As of June 6, 1997, there were 12,762,153 shares of Lunn Common Stock outstanding, no shares of the preferred stock, par value $0.01 per share, of Lunn ("Lunn Preferred Stock") outstanding and 1,167,500 and 656,300 shares of Lunn Common Stock issuable upon exercise of the Lunn Options and Lunn Warrants, respectively. As of June 6, 1997, there were 475,000 shares of TPG Common Stock outstanding, 1,000,000 shares of TPG Preferred Stock outstanding and 25,000 shares of TPG Common Stock issuable upon exercise of the TPG Options. Upon consummation of the Merger (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options, and no cancellation of any of the Escrowed Stock), 5,609,995 shares of Combined Company Common Stock will be outstanding. Based on the Lunn Exchange Ratio and the TPG Exchange Ratio (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options, and no cancellation of any of the Escrowed Stock) the current holders of Lunn Common Stock will collectively own 1,458,593 shares of Combined Company Common Stock, which will constitute 26% of the Combined Company Common Stock outstanding, and the current holders of TPG Common Stock will collectively own 4,151,402 shares of Combined Company Common Stock, which will constitute 74% of the Combined Company Common Stock outstanding. The current holders of TPG Preferred Stock will own all of the Combined Company Preferred Stock.


              This Proxy Statement/Prospectus is first being mailed to stockholders of Lunn and stockholders of TPG on or about , 1997. All information herein with respect to Lunn has been furnished by Lunn and all information herein with respect to TPG has been furnished by TPG.

              Lunn Common Stock is listed on The Nasdaq SmallCap Market of The Nasdaq Stock Market, Inc. (the "Nasdaq SmallCap Market") under the symbol "LUNN."

                             ----------------------


              SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY LUNN STOCKHOLDERS AND TPG STOCKHOLDERS BEFORE VOTING ON THE MATTERS MORE FULLY DESCRIBED HEREIN.


                             ----------------------

    THE SHARES OF COMBINED COMPANY COMMON STOCK TO WHICH THIS PROXY STATEMENT/
        PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DIS-APPROVED BY THE
         SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

              The date of this Proxy Statement/Prospectus is , 1997

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


AVAILABLE INFORMATION.........................................................1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................1

SUMMARY.......................................................................3
         The Companies........................................................3
                  Lunn........................................................3
                  TPG.........................................................4
         Industry Overview....................................................4
         Operations of the Combined Company...................................5
         The Meetings.........................................................6

                  Annual Meeting of Stockholders of Lunn......................6
                  Special Meeting of Stockholders of TPG......................6
         The Joint Proxy Proposal.............................................7
                  General.....................................................7
                  Conversion of Lunn Common Stock, TPG Common
                    Stock and TPG Preferred Stock.............................7
                  Recommendation of the Lunn Board of Directors...............8
                  Recommendation of the TPG Board of Directors................8
                  Effective Time..............................................9
                  Procedure for Converting Shares.............................9
                  Interests of Certain Persons in the Merger..................9
                  Conditions to the Merger; Termination and
                    Amendment of the Merger Agreement.........................9
                  Representations, Warranties and Covenants..................10
                  Effects Of Termination; Termination Fee....................10
                  Charter Amendments in Connection with the Merger...........10
                  Management of the Combined Company after the Merger........11
                  Listing of Combined Company Common Stock...................11
                  Accounting Treatment.......................................11
                  Certain Federal Income Tax Consequences....................11
                  Dissenters' Rights of Appraisal............................12
                  Regulatory Matters.........................................12
                  Market Price Data..........................................12
                  Risk Factors...............................................12
         Financial Information...............................................13
                  Summary Financial Data of Lunn.............................13
                  Summary Financial Data of TPG..............................14
                  Unaudited Pro Forma Combined Summary Financial Data........15
                  Pro Forma Per Share Data...................................16
         Joint Proxy Proposal 2..............................................17
         Lunn Proxy Proposal 1...............................................17
         Lunn Proxy Proposal 2...............................................17

RISK FACTORS.................................................................19
        Risk Factors Applicable to the Businesses of  Lunn and TPG...........19
        Risk Factors Applicable to the Merger................................21

                                      (i)

THE MEETINGS, VOTING AND PROXIES.............................................23
         Annual Meeting of Stockholders of Lunn..............................23
                  Date, Time and Place of Lunn Annual Meeting................23
                  Purpose of the Meeting.....................................23
                  Record Date and Outstanding Shares.........................23
                  Voting of Proxies..........................................23
                  Vote Required..............................................23
                  Expenses; Solicitation of Proxies..........................24
         Special Meeting of Stockholders of TPG..............................24
                  Date, Time and Place of TPG Special Meeting................24
                  Purpose of the Meeting.....................................24
                  Vote Required..............................................24

THE JOINT PROXY PROPOSAL.....................................................25
         The Merger..........................................................25
         Background of the Merger............................................25
         Reasons for the Merger; Recommendations of the Lunn and
           TPG Boards of Directors...........................................26
                  Lunn Reasons for the Merger................................26
                  Lunn's Board Recommendation................................27
                  TPG Reasons for the Merger.................................27
                  TPG's Board Recommendation.................................27
         Interests of Certain Persons in the Merger..........................28
         Fairness Opinion of Allen & Company Incorporated....................28
         Accounting Treatment................................................31
         Certain Federal Income Tax Consequences.............................31
         Resale of Combined Company Common Stock; Affiliates.................33
         Dissenters' Rights of Appraisal.....................................34
         Preemptive Rights...................................................36
         Charter Amendments in Connection with the Merger....................36
                  General....................................................36
                  Amendment of Certificate of Incorporation to
                    Increase the Number of Authorized Shares
                    of Lunn Preferred Stock..................................36
                  Amendment of Certificate of Incorporation to
                    Change the Par Value of the Lunn Preferred Stock.........36
                  Amendment of Certificate of Incorporation to
                    Designate New Series of Preferred Stock..................36
                  Amendment of Certificate of Incorporation to
                    Change the Name of Lunn..................................37
         Management of the Combined Company after the Merger.................37
                  General....................................................37
                  Board of Directors after the Merger........................37
                  Officers after the Merger..................................37
         Operations of the Combined Company..................................37
                  General....................................................37
                  Commercial Aircraft Expansion..............................38
                  Aluminum Honeycomb Products................................38
                  Composite-to-Metal Bonding.................................38
                  Acquisitions...............................................38
         Terms of the Merger Agreement.......................................38

                                      (ii)

                  General....................................................38
                  Merger Consideration.......................................39
                  No Fractional Shares.......................................39
                  Treatment of Lunn Options and Lunn Warrants................39
                  Treatment of TPG Options...................................40
                  Effective Time of the Merger...............................40
                  Procedure for Converting Shares............................40
                  Conditions to the Merger; Termination and
                    Amendment of the Merger Agreement........................41
                  Termination Fee............................................43
                  Representation, Warranties and Covenants...................43
                  Listing of Combined Company Common Stock...................44
         Certain Regulatory Matters..........................................44
         Unaudited Pro Forma Condensed Combined Financial Statements.........46
         Description of Capital Stock of Combined Company....................51
                  General....................................................51
                  Surviving Corporation Common Stock.........................51
                  Surviving Corporation Preferred Stock......................51
                  Undesignated Preferred Stock...............................52
                  Transfer Agent and Registrar...............................52
         Comparison of Rights Under Corporate Documents......................52
                  Limitation of Liability and Indemnification
                    Matters..................................................53
                  Delaware Law and Certain Charter and
                    By-Law Provisions........................................54
         Market Data.........................................................56
         Information Concerning TPG..........................................57
                  TPG Selected Financial Data................................57
                  Management's Discussion and Analysis of Financial
                    Condition and Results of Operations of TPG...............58
                  Business of TPG............................................62
                  TPG Management.............................................69
                  TPG Executive Compensation.................................72
                  TPG Security Ownership of Certain Beneficial
                    Owners and Management....................................74
                  Certain Relationships of TPG...............................75

JOINT PROXY PROPOSAL 2.......................................................75
         General.............................................................75
         The Option Plan.....................................................75
                  Shares Subject to the Option Plan..........................75
                  Type of Options............................................76
                  Administration.............................................76
                  Eligibility................................................76
                  Option Contracts...........................................76
                  Terms and Conditions of Options............................76
                  Adjustment in Event of Capital Changes.....................77
                  Duration and Amendment of the Option Plan..................77
                  Federal Income Tax Treatment...............................77
         Recommendation of Board of Directors................................78

                                     (iii)

LUNN PROXY PROPOSAL 1:  ELECTION OF DIRECTORS................................79
         Nominees for Election as Directors..................................79
         Directors...........................................................79
         Meeting and Committees of the Board of Directors....................80
         Compensation of Directors...........................................81
         Executive Officers..................................................81
         Security Ownership of Certain Beneficial Owners
           and Management....................................................82
         Certain Relationships and Related Transactions......................83
         Executive Compensation..............................................84
         Long-Term Incentive Plan Awards.....................................85
         Employment Contracts and Termination of Employment
           and Change in Control Arrangements................................85
         Compensation Committee Interlocks and Insider
           Participation.....................................................85
         Legal Proceedings...................................................85
         Compliance with Section 16(a) of the Exchange Act...................86
         Stockholder Proposals...............................................87

LUNN PROXY PROPOSAL 2:  RATIFICATION OF ACCOUNTANTS..........................87

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION...............88

EXPERTS......................................................................88

LEGAL MATTERS................................................................88

ANNEX A - Acquisition Agreement and Plan of Merger, as amended
ANNEX B - Amended and Restated Certificate of Incorporation of Lunn ANNEX C - Fairness Opinion of Allen & Company Incorporated
ANNEX D - 1997 Stock Option Plan of Lunn
ANNEX E - Section 262 of the Delaware General Corporation Law, as amended

                                      (iv)

                              AVAILABLE INFORMATION

              Lunn is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information about Lunn with the Commission. Such reports, proxy statements and other information filed by Lunn can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding Lunn and other registrants that file electronically with the Commission. The address for such site is http://www.sec.gov.

              Lunn has filed a Registration Statement with the Commission under the Securities Act, with respect to the shares of Combined Company Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to Lunn, TPG and the Merger. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

              The following documents filed by Lunn with the Commission under the Exchange Act, are incorporated herein by reference:


              (a) Lunn's Annual Reports on Form 10-KSB for the years ended December 31, 1996 and December 31, 1995;

              (b) Lunn's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997 and June 30, 1997; and

              (c) Lunn's Reports on Form 8-K dated January 21, 1997 (filed with the Commission on January 23, 1997) and dated May 15, 1997 (filed with the Commission on June 12, 1997).


              All documents filed by Lunn pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the later of the Lunn Annual Meeting and the TPG Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part of this Proxy Statement/Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

              This  Proxy   Statement/Prospectus   incorporates   documents   by
reference which are not presented herein or delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, upon oral or written request by any person, to Lunn Industries, Inc., 1 Garvies Point Road, Glen Cove, New York 11542-2828, telephone (516) 671-9000, Attn: Lawrence Schwartz, Secretary. In order to ensure timely delivery of the documents, any request should be made by , 1997.

              No person is authorized to give any information or make any representation not contained in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus, nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Lunn or TPG since the date of this Proxy Statement/Prospectus.

                                 --------------

              Certain statements contained in this Proxy Statement/ Prospectus that are not related to historical results are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and involve risks and uncertainties. Although each of Lunn and TPG believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed herein under "Risk Factors," "The Joint Proxy Statement--Information Concerning TPG--Management's Discussion and Analysis of Financial Condition and Results of Operations of TPG," and "The Joint Proxy Statement--Information Concerning TPG--Business of TPG," as well as those discussed elsewhere or incorporated by reference in this Proxy Statement/Prospectus. All forward-looking statements contained in this Proxy Statement/ Prospectus or incorporated by reference are qualified in their entirety by this cautionary statement. Neither Lunn nor TPG intend to update or otherwise revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     SUMMARY

              Certain significant matters discussed in this Proxy Statement/Prospectus are summarized below. The following summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus, in the documents incorporated by reference in this Proxy Statement/Prospectus and in the exhibits hereto. Stockholders of Lunn and TPG are urged to review the entire Proxy Statement/Prospectus and to carefully review the matters set forth under "Risk Factors" before voting upon the matters to be considered by such stockholders.

              Unless otherwise indicated or the context otherwise requires, (i) the term "Lunn" refers to Lunn Industries, Inc., and its subsidiaries, and (ii) the term "TPG" refers to TPG Holdings, Inc., (including its predecessors) and its subsidiaries.

The Companies

              Lunn. Lunn is a Delaware corporation originally incorporated in 1948. Lunn has two primary operating divisions, Lunn Composites and Alcore, Inc. ("Alcore"), a wholly-owned subsidiary. Lunn Composites produces a wide range of composite products, including metal bonded panels, composite assemblies that utilize honeycomb, high performance fiber and resin laminates and filament-wound assemblies. Lunn Composites has developed a number of specialized processes whereby layers of glass, graphite and other fibers are impregnated with specially selected polyester, epoxy or other resins. These processes enable Lunn Composites to manufacture products with unique properties such as high resistance to corrosion, complex contours, lightweight, high chemical and abrasion resistance, dimensional stability, high strength and high-impact resistance. Lunn Composites is a licensee of Boeing Aircraft Company ("Boeing") to operate a phosphoric acid anodized clean line for all metal products. Lunn Composites' products have applications in radar devices, marine structures, advanced composite structures, aerospace devices and aircraft and commercial items.


              Alcore produces aluminum honeycomb, a lightweight cellular material composed of hexagonal cells with high strength-to-weight ratios. Alcore also provides value-added honeycomb, selling semi-finished parts to its customers. The most prominent characteristics of its aluminum honeycomb products are high strength-to-weight ratios, fatigue resistance, energy absorption, sound dampening, heat exchange, radio frequency shielding, machinability, airflow directionalization and corrosion resistance. These characteristics make this material well-suited for the aerospace and aircraft industries, Alcore's primary market. Management believes that one of Alcore's most promising products is PAA-CORE(R), a phosphoric acid anodized honeycomb product. PAA-CORE(R), qualified to Boeing specifications as BMS 4-4 and 4-6, has recently been designated as the material of choice for all new metal bonded structures at Boeing and management believes it is now becoming the material of choice of other commercial and military aircraft industries. Beginning in 1994, Alcore expanded beyond the aerospace market into a number of non-aerospace markets. Applications for high performance, low cost commercial product were developed for "clean rooms" for computer chip manufacturing as well as for laminated panels for cruise ship cabins. Alcore's honeycomb products are also utilized by manufacturers of rail car doors for municipal transit systems, and due to unique crush characteristics and energy absorbing qualities, by the nuclear industry, and are used in other energy absorbing applications. Alcore has purchased its headquarters in Belcamp, Maryland along with an odjoining parcel of unimproved property, which purchase was financed by the issuance of tax exempt revenue bonds in the aggregated principal amount of $2.6 million in a private placement. Such tax exempt revenue bonds are supported by a letter of credit issued by First Union National Bank of North Carolina in the aggregate principal amount of $2.6 million. In addition, Alcore is currently expanding and renovating its headquarters in Belcamp, Maryland which it intends to finance with a $810,000 loan recently received by it from the Maryland Industrial and Commercial Redevelopment Fund and $90,000 received from Harford County, $30,000 of which is a tax credit and $60,000 a loan. In addition to expanding its headquarters in Belcamp, Maryland, Alcore intends to use some of the new space to manufacture its honeycomb product for a more diversified customer base, including the automobile, marine and construction industries, in addition to the aerospace industry. Lunn will guarantee the obligations of Alcore with respect to the tax exempt revenue bonds, the supporting letter of credit, the loan from the Maryland Industrial and Commercial Redevelopment Fund and the loan from Harford County.


              Lunn's products are sold principally to commercial customers, both domestic and international, and to agencies of the United States government. Lunn's customers are engaged in the aerospace and aircraft industry, the industrial transportation and construction industry and the defense industry. Lunn generally manufactures products to customer specifications. Lunn operates its business from three locations: (i) its corporate headquarters and its metal bonding and composite manufacturing facility in Glen Cove, New York; (ii) its aluminum honeycomb products manufacturing facility in Belcamp, Maryland; and (iii) its aluminum honeycomb block manufacturing facility in Jessup, Maryland.

              Lunn's principal executive offices are located at 1 Garvies Point Road, Glen Cove, New York 11542-2828. It's telephone number at that address is
(516) 671-9000.

              TPG. TPG is a Delaware corporation that was formed in 1995 to acquire the business and assets (the "Business") of three operating units of the Brunswick Technical Group of Brunswick Corporation ("Brunswick Technical Group") pursuant to an Asset Purchase and Sale Agreement dated November 23, 1994 (the "Brunswick Agreement") by and between TPG and Brunswick Corporation. The acquisition of the Business was completed by TPG on April 28, 1995 (the "Brunswick Acquisition"). Prior to that time, the Business had been operated by Brunswick for over 40 years.

              TPG designs, develops, produces and markets a variety of products through its operating subsidiary, Technical Products Group, Inc. ("TPGI"). TPG has two principal business segments, an aerospace and defense segment and a commercial segment. The aerospace and defense segment designs, develops and manufactures advanced composite material products used in the aerospace and defense industries, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems including electro-optical systems, chemical detection systems, ordnance delivery systems and light-weight camouflage systems. Management believes that TPG has approximately a 75% share of the domestic high-performance radome market and is the sole supplier of radomes for many high performance aircraft. Substantially all of TPG's aerospace and defense business is subject to multi-year contracts with agencies of the United States government or its prime contractors. The commercial segment produces natural gas vehicle ("NGV") fuel tanks, specialty vehicle electronic products and products used in the exploration and production of oil and gas. TPG has developed an extremely durable, all composite, plastic-lined NGV fuel tank and management believes that sales of NGV fuel tanks will increase substantially over the next several years. For the year ended December 31, 1996, TPG's aerospace and defense sales accounted for approximately 81% of TPG's consolidated revenues, while sales of TPG's commercial products accounted for approximately 19% of its consolidated revenues.

              TPG competes with manufacturers which, depending on the product involved, range from large diversified enterprises to smaller companies specializing in particular products. TPG's aerospace and defense products are sold primarily to agencies of the United States government and to commercial customers in the aerospace industry such as Lockheed Martin Corporation, McDonnell Douglas Corporation and AlliedSignal Inc. TPG's commercial products are generally sold to original equipment manufacturers and are incorporated into other products. TPG operates its business through three divisions: (i) the Marion Composites Division, which operates a manufacturing facility owned by TPG, in Marion, Virginia, consisting of approximately 1,019,000 square feet;
(ii) the Intellitec Division, which operates a manufacturing facility in Deland, Florida, owned by TPG, consisting of approximately 353,000 square feet; and
(iii) the Lincoln Composites Division, which operates a manufacturing facility in Lincoln, Nebraska, owned by TPG, consisting of approximately 224,000 square feet.

              TPG's principal executive offices are located at 3353 Peachtree Road, Suite 920, Atlanta, Georgia 30326. It's telephone number at that address is (404) 231-7272.

Industry Overview

              Over the last decade, there has been a reduction of the United States Department of Defense ("DOD") budget, largely as a result of the end of the Cold War. This reduction in military spending has resulted in excess capacity and has increased competition within the defense industry, resulting in smaller margins and an overall consolidation in the industry. Conditions in the defense industry are now beginning to improve as the DOD has begun to upgrade and replace certain of its outdated weapons and defense systems.

              Similarly, over the last decade, the commercial aircraft industry has also suffered a downturn. The industry is cyclical and typically lags behind the general economic cycle because of the length of time between aircraft orders and delivery. Beginning in 1989, the United States economy experienced a recession which resulted in a decline in the production of commercial aircraft. The industry has since experienced a rapid recovery, supported by a strong economy and an increase in aircraft sales as a result of the replacement of aircraft in the commercial airlines' somewhat older fleets.

              The business of both Lunn and TPG experienced a decline during the last decade as a direct result of the reduction of the DOD budget and the downturn of the commercial aircraft industry. Management of TPG and Lunn believe that combining their operations will allow the Combined Company to more effectively manufacture and market their products in the recovering aerospace and defense industries.

Operations of the Combined Company

              General. Management of both TPG and Lunn believe that the business and operations of TPG and Lunn are complimentary to one another and that the combination of TPG and Lunn will create more opportunities for the Combined Company than now exist separately for the two companies. Specifically, it is believed that the Merger will (i) strengthen the Combined Company's ability to participate in the commercial aircraft manufacturing expansion currently underway and, as a result, derive a lower percentage of revenues from sales to agencies of the United States government, (ii) allow the Combined Company to manufacture its own aluminum honeycomb materials, rather than purchase them from third party vendors, which is TPG's current practice, (iii) allow the Combined Company to manufacture most external aircraft components as a result of the metal bonded panels and composite business of Lunn and (iv) provide the Combined Company with better access to the financial capital markets to enable the Combined Company to pursue future strategic acquisitions.


              Commercial Aircraft Expansion. Historically, TPG's sales have been primarily attributable to government contracts. TPG and, prior to the Brunswick Acquisition, Brunswick Technical Group, have been suppliers to the United States government either directly or through other government prime contractors for over 40 years. However, management of TPG and Lunn anticipate that there will be increased demand for new commercial aircraft, given both the age of the existing worldwide fleet and recent airline market expansion. TPG's strategy is to increase the promotion and marketing of the commercial aircraft applications of its design, development and manufacturing capabilities in advanced composite structures, tactical systems, electronics and microwave structures. Brunswick Technical Group historically had limited success in supplying parts to commercial aircraft manufacturers. Since the Brunswick Acquisition, TPG has been approved as a supplier to Boeing and has recently begun to supply Boeing 737 nose landing gear core mats. Lunn has been a Boeing-qualified supplier for over 20 years.


              Aluminum Honeycomb Products. Two of TPG's facilities presently use honeycomb material in their manufactured components. The addition of Alcore's aluminum honeycomb capabilities will broaden the range of services that can be offered by the Combined Company to TPG's existing customer base. Additionally, because TPG, Lunn and Alcore all market these products to the same aerospace and defense customers, management of TPG and Lunn expect the Merger to enhance the marketing capabilities of the Combined Company.


              Composite-to-Metal Bonding. The Lunn composite-to-metal bonding capabilities are expected to allow the Combined Company to offer a broader range of services to the existing TPG customer base without expanding the technical operating risk. Most commercial and military aircraft use advanced composite parts, metal bond assemblies and composite bonded components. The fabrication processes used to manufacture metal bond parts and advanced composite parts are similar in that they both use common heat-cure equipment, inspection equipment and similar tooling approaches. Management of TPG has extensive experience in the manufacture and marketing of metal bond components. See "The Joint Proxy Proposal--Operations of the Combined Company."

              Acquisitions. The supplier base to prime manufacturers historically has been fragmented and somewhat inefficient. Many prime government contractors are implementing supply-chain management programs designed to improve the quality of purchased parts and reduce the number of suppliers. The Combined Company's strategy includes the acquisition of those companies that management believes will increase its ability to provide its customers with a higher quality product at a competitive price. Management of TPG and Lunn believe that the combination of TPG and Lunn will create an entity with the manufacturing capacity and quality assurance programs needed to better address this trend among its customers. In addition, as a result of the Merger, it is anticipated that the Combined Company should have better access to the financial capital markets than either TPG or Lunn alone. However, the Combined Company will be significantly leveraged and there can be no assurance that the Combined Company will be able to obtain the financing necessary to pay for acquisitions. See "Risk Factors--Risk Factors Applicable to the Business of Lunn and TPG--Financial Leverage."


The Meetings


              Annual Meeting of Stockholders of Lunn. The Lunn Annual Meeting will be held on , 1997 at 10:00 a.m., local time, at the offices of Dechert Price & Rhoads located at 30 Rockefeller Plaza, New York, New York 10112. The purpose of the Lunn Annual Meeting is to consider and vote upon the approval and adoption of the Joint Proxy Proposal, Joint Proxy Proposal 2, Lunn Proxy Proposal 1, Lunn Proxy Proposal 2 and such other business as may properly come before the Lunn Annual Meeting.

              Only holders of record of Lunn Common Stock at the close of business on , 1997 (the "Lunn Record Date") are entitled to notice of, and to vote at, the Lunn Annual Meeting, or at any adjournment or postponement thereof. Under the DGCL, approval of the Joint Proxy Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Lunn Common Stock entitled to vote thereon. However, under the Merger Agreement it is a condition to the obligation of TPG to consummate the Merger that the Lunn Dissenters' Shares not exceed 10% of the outstanding shares of Lunn Common Stock. Under the DGCL, approval of Lunn Proxy Proposal 1 requires a plurality of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote and approval of Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 requires a majority of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote.

              The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Lunn Common Stock is necessary to constitute a quorum at the Lunn Annual Meeting. If, however, a majority of shares of Lunn Common Stock is not present or represented at the Lunn Annual Meeting, the Lunn stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum is present. Because the Joint Proxy Proposal must be approved by holders of a majority of the outstanding shares entitled to vote on such matter, and because Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 must be approved by holders of a majority of shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting, a stockholder or broker who abstains from voting on the resolution to authorize and approve the Joint Proxy Proposal, Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 will have the effect of a vote against the Joint Proxy Proposal, Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 because the shares would be recorded as having abstained and could not be counted in determining whether the necessary majority vote had been obtained. Abstentions and broker non-votes will have no effect on Lunn Proxy Proposal 1. See "The Meetings, Voting and Proxies."

              Special Meeting of Stockholders of TPG. The TPG Special Meeting will be held on , 1997 at , local time, at TPG's principal executive offices located at 3353 Peachtree Road, Suite 920, Atlanta, Georgia 30326. The purpose of the meeting is to consider and vote upon the approval and adoption of the Joint

Proxy Proposal, Joint Proxy Proposal 2, and such other business as may properly come before the TPG Special Meeting.

              Under the DGCL, approval and adoption of the Joint Proxy Proposal requires the affirmative vote of at least a majority of the outstanding shares of TPG Common Stock entitled to vote thereon. However, under the Merger Agreement it is a condition to the obligation of Lunn to consummate the Merger that the TPG Dissenters' Shares not exceed 10% of the outstanding shares of TPG Common Stock. Under the DGCL, approval and adoption of Joint Proxy Proposal 2 requires a majority of the votes of the shares of TPG Common Stock present in person or represented by proxy at the TPG Special Meeting and entitled to vote.

              The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of TPG Common Stock is necessary to constitute a quorum at the TPG Special Meeting. If, however, a majority of the shares of TPG Common Stock is not present or represented at the TPG Special Meeting, the TPG stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum is present. Because the Joint Proxy Proposal must be approved by holders of a majority of the outstanding shares of TPG Common Stock entitled to vote on such matter and because Joint Proxy Proposal 2 must be approved by holders of a majority of shares of TPG Common Stock present in person or represented by proxy at the TPG Special Meeting and entitled to vote, a stockholder who abstains from voting on the resolution to authorize and approve the Joint Proxy Proposal and Joint Proxy Proposal 2 will have the effect of a vote against the Joint Proxy Proposal and Joint Proxy Proposal 2 because the shares would be recorded as having abstained and could not be counted in determining whether the necessary majority vote had been obtained. See "The Meetings, Voting And Proxies."


The Joint Proxy Proposal


              General. Pursuant to the terms of the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by this reference, TPG will merge with and into Lunn, with Lunn being the surviving corporation in the Merger. As a result of the Merger, TPG will cease to exist as a separate corporate entity and the Combined Company shall succeed to and assume all of the rights and obligations of TPG in accordance with the DGCL. The terms of the Merger are the result of arm's-length negotiations between the respective Board of Directors of Lunn and TPG.

              Conversion of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock. In connection with the Merger, (i) each outstanding share of Lunn Common Stock, other than Lunn Dissenters' Shares, will be converted into the right to receive shares of Combined Company Common Stock based on the Lunn Exchange Ratio, (ii) each outstanding share of TPG Common Stock, other than TPG Dissenters' Shares, will be converted into the right to receive shares of Combined Company Common Stock based on the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock (see "The Joint Proxy Proposal--Terms of the Merger Agreement--Merger Consideration") and (iii) each outstanding share of TPG Preferred Stock will be converted into the right to receive one share of Combined Company Preferred Stock. The Combined Company Preferred Stock will not be convertible into shares of Combined Company Common Stock. In addition, upon consummation of the Merger, the Combined Company will assume all TPG Options, Lunn Options and Lunn Warrants; each such TPG Option will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock that is reserved for issuance upon exercise of such options as more fully described in this Proxy Statement/Prospectus, and each such Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the Lunn Exchange Ratio, and rounded downward, and the exercise price thereof will be adjusted accordingly. No fractional shares of Combined Company Common Stock shall be issued in connection with the Merger. See "The Joint Proxy Proposal--Terms of the Merger Agreement--Treatment of Lunn Options and Lunn Warrants", "--Treatment of TPG Options " and "--Procedure for Converting Shares."

              As of June 6, 1997, there were 12,762,153 shares of Lunn Common Stock outstanding, no shares of Lunn Preferred Stock outstanding and 1,167,500 and 656,300 shares of Lunn Common Stock issuable upon exercise of the Lunn Options and Lunn Warrants, respectively. As of June 6, 1997, there were 475,000 shares of TPG Common Stock outstanding, 1,000,000 shares of TPG Preferred Stock outstanding and 25,000 shares of TPG Common Stock issuable upon exercise of the TPG Options. Upon consummation of the Merger (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options, and no cancellation of any of the Escrowed Stock) 5,609,995 shares of Combined Company Common Stock will be outstanding. Based on the Lunn Exchange Ratio and the TPG Exchange Ratio (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options, and no cancellation of any of the Escrowed Stock) the current holders of Lunn Common Stock will collectively own 1,458,593 shares of Combined Company Common Stock, which will constitute 26% of the Combined Company Common Stock outstanding, and the current holders of TPG Common Stock will collectively own 4,151,402 shares of Combined Company Common Stock, which will constitute 74% of the Combined Company Common Stock outstanding. The current holders of TPG Preferred Stock will own all of the Combined Company Preferred Stock. See "The Joint Proxy Proposal--Terms of the Merger Agreement."

              Recommendation of the Lunn Board of Directors. The Lunn Board of Directors has unanimously approved the Joint Proxy Proposal and has determined that the Joint Proxy Proposal is in the best interests of Lunn and its stockholders. The Lunn Board of Directors considered, among other things, the written opinion (the "Fairness Opinion") of Allen & Company Incorporated ("Allen") that the terms of the Merger Agreement with respect to the conversion of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock are fair from a financial point of view to the stockholders of Lunn. The Lunn Board of Directors' recommendation is also based upon a number of other factors discussed in this Proxy Statement/Prospectus, including the Lunn Board of Directors' belief that the best way to maximize the prospects of enhancing stockholder value over the long-term would be to merge Lunn with another entity that (i) has operations in the advanced composite structures industry, (ii) is profitable,
(iii) has significant prospects for future growth, and (iv) has the ability to increase Lunn's market capitalization such that it may permit the Combined Company Common Stock to be listed for trading on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq National Market"). See "The Joint Proxy Proposal--Reasons for the Merger; Recommendations of the Lunn and the TPG Board of Directors. In the opinion of the Lunn Board of Directors, the proposed Merger fits within these parameters. In addition to the foregoing benefits, the Lunn Board of Directors also considered that pursuing the proposed Merger would involve the substantial diversion of Lunn's management from the ordinary course of conduct of Lunn's business and the incurrence of certain fees and expenses, including fees related to the delivery of the Fairness Opinion as well as legal, accounting and other fees. If the Merger is not consummated, payment of such fees and expenses could strain Lunn's capital resources. The Lunn Board of Directors has determined that the benefits to stockholders of the proposed Merger outweigh these other considerations. The Lunn Board of Directors recommends that the stockholders of Lunn vote "FOR" the Joint Proxy Proposal. See "The Joint Proxy Proposal--Reasons for the Merger; Recommendations of the Lunn and TPG Boards of Directors."


              Recommendation of the TPG Board of Directors. The TPG Board of Directors has unanimously approved the Joint Proxy Proposal and has determined that the Joint Proxy Proposal is in the best interests of TPG and its stockholders. The TPG Board of Directors considered a number of factors in considering the Merger, including, without limitation, the following: (i) the current public trading market for the Lunn Common Stock and the fact that, following the Merger, there will be a public trading market for the Combined Company Common Stock, (ii) the complimentary nature of the business operations of Lunn and TPG, and (iii) the combined business prospects of Lunn and TPG. The TPG Board of Directors recommends that the stockholders of TPG vote "FOR" the Joint Proxy Proposal. See "The Joint Proxy Proposal--Reasons for the Merger; Recommendations of the Lunn and TPG Boards of Directors."

              Effective Time. The Merger will become effective on the date the Certificate of Merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware (or at such other time as specified in the Certificate of Merger) and the time and date of such filing is referred to herein as the "Effective Time" and the "Effective Date", respectively. Assuming all conditions to the Merger are satisfied or waived, it is anticipated that the Effective Time will occur on or about , 1997.

              Procedure for Converting Shares. Promptly after the Effective Time, American Stock Transfer & Trust Co. (the "Exchange Agent") will mail to all holders of record of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock a letter of transmittal with instructions for use by such holders in surrendering certificates representing shares of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock in exchange for certificates representing the Combined Company Common Stock and the Combined Company Preferred Stock, respectively. No fractional shares will be issued in the Merger. See "The Joint Proxy Proposal--Terms Of The Merger Agreement--Procedure for Converting Shares."

              Interests of Certain Persons in the Merger. Upon consummation of the Merger, John Simon, who will continue as a member of the Lunn Board of Directors assuming Lunn Proxy Proposal 1 is approved, and Alan W. Baldwin, who is currently a member of the Lunn Board of Directors and James S. Carter, Sam P. Douglass, Garrett L. Dominy, Gary L. Forbes, Robert C. Sigrist and Lawrence E. Wesneski, constituting all of the members of the TPG Board of Directors, will become members of the Board of Directors of the Combined Company. Such directors will have staggered terms from one to three years. It is also anticipated that each non-employee director of the Combined Company will receive $20,000 annually and will be granted options to purchase 7,500 shares of Combined Company Common Stock. In addition, all current officers of TPG will continue as officers of the Combined Company.

              Lunn has also agreed to cause Mr. Baldwin to terminate his employment agreement with Lunn in exchange for the payment by the Combined Company to Mr. Baldwin of a severance payment of $420,000 and the continuance of the health and life insurance benefits provided Mr. Baldwin as of the date of the Merger Agreement for one year following the Effective Date. In addition, as a result of the Merger, a change of control provision in Mr. Baldwin's Lunn Options is triggered which results in the extension of their exercise date for a period of up to 24 months from the Effective Date. Allen has been engaged by Lunn to deliver the Fairness Opinion in connection with the Merger. John Simon, a managing director of Allen, serves as a director of Lunn and will serve as a director of the Combined Company if the Joint Proxy Proposal is approved. As of June 6, 1997, Mr. Simon owned 15,000 Lunn Options, and Allen owned 320,500 shares of Lunn Common Stock, which Lunn Options and Lunn Common Stock will be treated in the Merger in the same manner as the Lunn Options and the Lunn Common Stock held by other optionholders and stockholders of Lunn. See "The Joint Proxy Proposal--Interests of Certain Persons in the Merger."

              Additionally, Mr. Douglass is a general partner and Mr. Forbes is a Vice President of the managing general partner of Equus Equity Appreciation Fund L.P. ("Equus"), the largest holder of TPG Common Stock. See "The Joint Proxy Proposal--Management of the Combined Company after the Merger--Officers after the Merger", "--Information Concerning TPG--TPG Management" and "--TPG Security Ownership of Certain Beneficial Owners and Management." In contemplation of the Merger, TPG has entered into employment agreements with each of Mr. Carter, its Chairman of the Board, President and Chief Executive Officer, and Mr. Dominy, its Executive Vice President and Chief Financial Officer, pursuant to which Messrs. Carter and Dominy will serve in those same capacities on behalf of the Combined Company. Currently, such officers are not covered by employment agreements and they will receive certain additional benefits under such employment agreements. Such employment agreements also subject such executives to non-disclosure and non-competition covenants which do not currently exist. See "The Joint Proxy Proposal--Interests of Certain Persons in the Merger" and "--Information Concerning TPG--TPG Executive Compensation--Employment Agreements."

              Conditions to the Merger; Termination and Amendment of the Merger Agreement. In addition to approval by the stockholders of Lunn and TPG, the obligations of the parties to consummate the Merger are subject to the satisfaction, or where permitted, waiver of certain conditions, including without limitation, (i) the receipt of all required regulatory approvals or exemptions, (ii) the approval for listing, subject to official notice of issuance, on the Nasdaq SmallCap Market of the Combined Company Common Stock, (iii) the declaration of effectiveness of the Registration Statement and the absence of any stop orders suspending the effectiveness of the Registration Statement, (iv) the amount of Lunn Dissenters' Shares and TPG Dissenters' Shares not exceeding 10% of the outstanding Lunn Common Stock and TPG Common Stock, respectively, (v) the absence of any withdrawal or modification in a material respect of the Fairness Opinion, and (vi) acceptable intercreditor arrangements being agreed to by the primary lenders of Lunn and TPG.

              The Merger Agreement may be terminated by either Lunn or TPG upon certain reciprocal events including but not limited to (i) the mutual written consent of Lunn and TPG, (ii) the failure of at least a majority of the Lunn stockholders or the TPG stockholders to approve the Joint Proxy Proposal, (iii) Lunn Dissenters' Shares or TPG Dissenters' Shares comprising more than 10% of the outstanding shares of Lunn Common Stock or TPG Common Stock, respectively,
(iv) the withdrawal or material modification of the recommendation of the Lunn Board of Directors or the TPG Board of Directors to each of their respective stockholders of the Merger or their recommendation of another takeover proposal, or (v) the failure to consummate the Merger prior to November 30, 1997. TPG may terminate the Merger Agreement upon the withdrawal or modification in a material respect of the Fairness Opinion. The Merger Agreement may also be amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger Agreement and the Merger by the stockholders of Lunn. After such stockholder approval is obtained, no amendment shall be made that by law requires the further approval of stockholders without obtaining such further approval. See "The Joint Proxy Proposal--Terms of the Merger Agreement--Conditions to the Merger; Termination and Amendment of the Merger Agreement."


              Representations,  Warranties and  Covenants.  Each of Lunn and TPG
has provided in the Merger Agreement customary representations, warranties and covenants. See "The Joint Proxy Proposal--Terms of the Merger Agreement--Representations, Warranties and Covenants."


              Effects of Termination; Termination Fee. Under the terms of the Merger Agreement, either party may terminate the Merger Agreement without any liability to the other party, subject to certain exceptions. Under certain circumstances, however, termination shall not become effective until a specified termination fee has been paid. A termination fee of $750,000 is payable by Lunn to TPG if (i) TPG terminates the Merger Agreement as a result of the withdrawal or adverse modification of the recommendation of the Lunn Board of Directors to the stockholders of Lunn to consummate the Merger or the recommendation of the Lunn Board of Directors to its stockholders of another takeover proposal, (ii) TPG terminates the Merger Agreement as a result of the failure of Lunn to materially comply with its covenants or the breach by Lunn of its representations or warranties, or (iii) if Lunn terminates the Merger Agreement because the Lunn Board of Directors has received another takeover proposal that, in the exercise of its fiduciary duties under the DGCL, it determines to be more favorable than the Merger to the stockholders of Lunn. A termination fee of $750,000 is payable by TPG to Lunn if (i) Lunn terminates the Merger Agreement as a result of the withdrawal or adverse modification of the recommendation of the TPG Board of Directors to the stockholders of TPG to consummate the Merger or the recommendation of the TPG Board of Directors to its stockholders of another takeover proposal, (ii) Lunn terminates the Merger Agreement as a result of the failure of TPG to materially comply with its covenants or the breach by TPG of its representations and warranties or (iii) if TPG terminates the Merger Agreement because the TPG Board of Directors has received another takeover proposal that, in the exercise of its fiduciary duties under the DGCL, it determines to be more favorable than the Merger to the stockholders of TPG. In addition, in certain circumstances, upon termination of the Merger Agreement, each of Lunn's and TPG's out-of-pocket expenses are payable by the other party. See "The Joint Proxy Proposal--Terms of the Merger Agreement--Conditions to the Merger; Termination and Amendment of the Merger Agreement" and "--Termination Fee."

              Charter Amendments in Connection with the Merger. If the Joint Proxy Proposal is approved, the Lunn Certificate of Incorporation will be amended and restated in the form of Annex B hereto to (i) increase the number of authorized shares of Lunn Preferred Stock from 1,000,000 to 2,000,000; (ii) change the par value of the authorized shares of Lunn Preferred Stock from $0.01 to $1.00; (iii) designate a new series of Lunn

Preferred Stock as 8% Redeemable Preferred Stock in accordance with the "blank check preferred stock" provisions of the Lunn Certificate of Incorporation permitting the Lunn Board of Directors to designate for issuance additional shares of preferred stock in one or more series from time to time; and (iv) change the name of Lunn to "Advanced Technical Products, Inc." The Lunn Certificate of Incorporation, as so amended and restated, will be filed as an exhibit to the Certificate of Merger and will become the Certificate of Incorporation of the Combined Company at the Effective Time, and the new series of Lunn Preferred Stock designated thereby will become the Combined Company Preferred Stock. Votes in favor of the Joint Proxy Proposal shall be deemed to include a vote "FOR" the amendment and restatement of the Lunn Certificate of Incorporation. See "The Joint Proxy Proposal--Charter Amendments in Connection with the Merger."

              Management of the Combined Company after the Merger. At the Effective Time, the Board of Directors of the Combined Company will be comprised of two designees of Lunn (Messrs. John Simon and Alan W. Baldwin) and six designees of TPG (Messrs. James S. Carter, Sam P. Douglass, Garrett L. Dominy, Gary L. Forbes, Robert C. Sigrist and Lawrence E. Wesneski). Messrs. Simon and Baldwin are current members of the Lunn Board of Directors. The remaining six persons are current members of the TPG Board of Directors. Mr. Carter, who is currently TPG's Chairman of the Board and President, will also serve as Chairman of the Board, President and Chief Executive Officer of the Combined Company, Mr. Dominy, who is currently TPG's Executive Vice President, Chief Financial Officer, Secretary and Treasurer, will serve as Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Combined Company and James P. Hobt, who is currently TPG's Corporate Controller, will serve as Secretary and Corporate Controller of the Combined Company. See "The Joint Proxy Proposal--Management of the Combined Company after the Merger." For additional biographical information about the six designees of TPG, see "The Joint Proxy Proposal--Information Concerning TPG--TPG Management."


              Listing of Combined  Company Common Stock.  Lunn intends to file a
Notification of Listing of Additional Shares Form with the Nasdaq SmallCap Market of the Combined Company Common Stock to be issued upon consummation of the Merger as well as Combined Company Common Stock which will be issuable upon exercise of outstanding Lunn Options, Lunn Warrants and TPG Options, and intends to obtain confirmation of acceptance of such notification form from the Nasdaq SmallCap Market prior to the Effective Time. Lunn cannot provide assurance that it will succeed in obtaining confirmation of acceptance of the Notification of Listing of Additional Shares Form from the Nasdaq SmallCap Market. Notwithstanding the foregoing, however, it is currently contemplated that the Combined Company may apply for listing for trading on the Nasdaq National Market, if it meets the market capitalization and other requirements for listing for trading thereon. Lunn can not provide any assurances that the Combined Company would be successful in obtaining listing for the Combined Company Common Stock on the Nasdaq National Market. See "The Joint Proxy Proposal--Terms of the Merger Agreement--Listing of Combined Company Common Stock."


              Accounting Treatment. For accounting purposes, the Merger will be treated as a purchase with TPG being deemed to be the acquiring party and Lunn being deemed to be the acquired party. See "The Joint Proxy Proposal--Accounting Treatment."


              Certain Federal Income Tax Consequences. The Merger is structured to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss would be recognized by the holders of TPG Common Stock upon exchange of their shares of TPG Common Stock in the Merger (except with respect to any cash received by such stockholders in lieu of fractional shares or any cash or other property received in connection with exercising their dissenters' rights). It is expected that TPG will receive an opinion of Gardere & Wynne, L.L.P. at the Closing to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code and that no gain or loss will be recognized by the holders of the TPG Common Stock (except to the extent set forth in the opinion). TPG will not receive any tax opinion or IRS ruling with respect to the tax consequences to the holders of the TPG Preferred Stock. Another opinion of Gardere & Wynne, L.L.P. is filed as Exhibit 8.1 to the Registration Statement opining that the statements in the Proxy Statement/Prospectus under the heading "The Joint Proxy Proposal--Certain Federal Income Tax Consequences" are accurate to the extent they constitute matters of law or legal conclusions. Such opinions, which will be based on certain assumptions and representations stated therein, have no binding effect on the Internal Revenue Service or other taxing authority or any court. No rulings have been or will be requested from the Internal Revenue Service with respect to any tax matters. Each TPG stockholder and in particular, each holder of TPG Preferred Stock, should consult his or her own tax advisor concerning the tax consequences of the Merger in his or her particular individual circumstances. For a discussion of the federal income tax consequences of the Merger to the holders of TPG Common Stock, opined upon by Gardere & Wynne L.L.P., see "The Joint Proxy Proposal--Certain Federal Income Tax Consequences."

              Lunn and its subsidiaries have reported consolidated net operating loss carryovers of approximately $7.4 million for federal income tax purposes as of December 31, 1996, which expire at varying dates between 2002 and 2011. Although these net operating loss carryovers would, in general, be available to offset future taxable income of Lunn for a period of 15 years from the year in which the net operating loss was incurred, certain restrictions may apply. Under one such restriction, a corporation's ability to use its net operating loss carryovers against future taxable income is limited if the corporation undergoes an "ownership change" as defined in Section 382 of the Code. If an ownership change occurs, the amount of net operating loss carryovers (and certain other tax attributes) that may be applied against future taxable income each year for both regular tax and alternative minimum tax purposes is limited to a percentage (for ownership changes occurring in September 1997, 5.45%) of the fair market value of such corporation's outstanding stock immediately before the ownership change (the "Section 382 Limitation"). The Merger will cause an ownership change of Lunn under Section 382 of the Code. Based on an estimated market value of $14.4 million for the outstanding stock of Lunn, Lunn and TPG estimate that the annual Section 382 Limitation on the use of its net operating loss carryovers would, in general, be approximately $780,000 if the Merger occurred during September 1997. There can be no assurance that there will not be other limitations on the Combined Company's use of such net operating loss carryovers against future taxable income, nor can there by any assurance that the Combined Company will realize sufficient taxable income in the future so as to be able to utilize fully the amount of its net operating loss carryforwards following the application of its Section 382 Limitation. Similar restrictions may apply to the Combined Company's ability to use net operating loss carryovers for state income tax purposes.


              Dissenters' Rights of Appraisal. Under the DGCL, holders of Lunn Common Stock and holders of TPG Common Stock will be entitled to dissenters' rights of appraisal assuming such rights are properly perfected under the DGCL. See "The Joint Proxy Proposal--Dissenters' Rights of Appraisal."

              Regulatory Matters. Lunn and TPG are not aware of any governmental or regulatory requirement for consummation of the Merger other than compliance with applicable state corporate laws, federal and state securities laws and federal antitrust laws. See "The Joint Proxy Proposal--Certain Regulatory Matters."

              Market Price Data. Lunn Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LUNN." TPG Common Stock is not publicly traded. On May 20, 1997, the last trading day prior to the public announcement of an agreement in principle between Lunn and TPG concerning the Merger, the closing bid price of Lunn Common Stock as reported on the Nasdaq SmallCap Market was $1-1/32 per share. Following the Merger, the Combined Company Common Stock will be traded on the Nasdaq SmallCap Market under the symbol " ." TPG stockholders are urged to obtain current price information for Lunn Common Stock in connection with their consideration of the Joint Proxy Proposal. See "The Joint Proxy Proposal--Market Data."

              Risk Factors. In considering whether to approve the Joint Proxy Proposal, Lunn stockholders and TPG stockholders should consider, among other things, the specific risk factors discussed beginning on page 19.

Financial Information


              Summary Financial Data of Lunn. The following table presents certain summary financial data of Lunn. The balance sheet data presented below as of December 31, 1995 and 1996 and the statements of operations data presented below for the years ended December 31, 1994, 1995 and 1996 were derived from the audited consolidated financial statements of Lunn incorporated herein by reference. The balance sheet data presented below as of June 30, 1996 and 1997 and the statements of operations data presented below for the six month periods ended June 30, 1996 and 1997 were derived from unaudited consolidated financial statements of Lunn incorporated herein by reference. Such unaudited financial statements, in the opinion of Lunn's management, contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for these periods. The summarized historical financial data set forth below should be read in conjunction with the annual report of Lunn on Form 10-KSB for the fiscal year ended December 31, 1996 which is incorporated by reference in this Proxy Statement/Prospectus.

                                                                 Years Ended                      Six Months Ended
                                                                 December 31,                          June 30,
                                                 ---------------------------------------    -----------------------------
                                                     1994           1995          1996           1996            1997
                                                     ----           ----          ----           ----            ----
                                                                                                     (unaudited)
                                                                   (in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales...................................     $    15,209    $   14,720  $     18,098    $      8,855      $    10,726
Cost of sales...............................          13,774        11,821  $     13,749           6,943            8,239
                                                 -----------    ----------  ------------    ------------      -----------
Gross profit................................     $     1,435    $    2,899         4,349    $      1,912      $     2,487
Selling, general and administrative expenses           3,298         2,377         3,077           1,394            1,629
                                                 -----------    ----------  ------------    ------------      -----------
Operating (loss) income.....................     $    (1,863)   $      522  $      1,272    $        518      $       858
                                                 ------------   ----------  ------------    ------------      -----------
Other (income) expense:
Interest expense............................             355           414           507             248              232
Other (income) expense......................              63          (163)           (6)            (25)             (23)
                                                 -----------    ----------- -------------   -------------     ------------
Total other expense.........................     $       418    $      251  $        501    $        223      $       209
                                                 -----------    ----------  ------------    ------------      -----------
Income (loss) before income taxes and
  extraordinary item........................          (2,281)          271           771             295              649
Provision for (benefit of) income taxes.....             595            12           (33)              0                1
                                                 -----------    ----------  -------------   ------------      -----------
Income (loss) before extraordinary items....     $    (2,876)   $      259  $        804    $        295      $       648
Extraordinary items:
Gain on disposal, net of income tax of $13..              18            -             -               -                -
Gain (loss) on extinguishment of debt
   net of income tax of $38 in 1995.........          -                796          (152)             -                -
                                                 -----------    ----------  -------------   ------------      ----------
Net (loss) income...........................     $    (2,858)   $    1,055  $        652    $        295      $       648
                                                 ============   ==========  =============   ============      ===========
Income (loss) per share:
Before extraordinary items..................           (.43)           .03           .07            .03               .05
Extraordinary items.........................              -            .11          (.01)            -                 -
                                                 -----------    ----------  -------------   -----------       ----------
Net income (loss) per share.................     $     (.43)    $      .14  $        .06    $       .03       $       .05
                                                 ===========    ==========  ============    ===========       ===========
Weighted average number of common
  shares outstanding........................      6,657,927      7,588,747    11,587,400       9,912,769      13,285,299
                                                 ==========     ==========  ============    ============      ==========

                                                        At December 31,                           At June 30,
                                                   --------------------------             -----------------------------
                                                     1995               1996                  1996              1997
                                                     ----               ----                  ----              ----
                                                                                                    (unaudited)
                                                                            (in thousands)
BALANCE SHEET DATA:
Current assets..............................       $  6,885             8,164                $ 8,658          $  8,138
Property and equipment, net.................          7,486             9,214                  7,458            12,571
Other assets, net...........................            629               537                    569               560
                                                   --------           -------                -------          --------
Total assets................................       $ 15,000           $17,915                $16,685          $ 21,269
                                                   ========           =======                =======          ========
Current liabilities.........................       $  3,412           $ 2,485                $ 3,159          $  1,621
Long-term liabilities ......................          3,007             4,785                  3,259             7,743
Stockholders' equity........................          8,581            10,645                 10,267            11,905
                                                   --------           -------                -------          --------
Total liabilities and stockholders' equity..       $ 15,000           $17,915                $16,685          $ 21,269
                                                   ========           =======                =======          ========

                                     - 13 -

              Summary Financial Data of TPG. The following table presents summarized historical statements of operations and balance sheet data of TPG. The balance sheet data presented below as of December 31, 1995 and 1996 and the statements of operations data presented below for the years ended December 31, 1994, 1995 and 1996 have been derived from audited financial statements of TPG and Brunswick Technical Group. The balance sheet data presented below as of June 21, 1996 and July 4, 1997 and the statements of operations data presented below for the six month periods ended June 21, 1996 and July 4, 1997 are derived from the unaudited financial statements of TPG. Such unaudited financial statements of TPG, in the opinion of TPG's management, include all adjustments considered necessary for a fair presentation of the financial position and results of operations for these periods. The summarized historical financial data set forth below should be read in conjunction with the audited and unaudited financial statements and related notes thereto for TPG and Brunswick Technical Group, "The Joint Proxy Proposal--Information Concerning TPG--Management's Discussion and Analysis of Financial Condition and Results of Operations of TPG" and other financial information included elsewhere in this Proxy Statement/Prospectus.

                                                 Brunswick Technical                       TPG
                                                       Group
                                               ------------------------------------------------------------------------
                                                            Four    |   Eight                         Six Months
                                                 Year      Months   |  Months      Year                  Ended
                                                 Ended      Ended   |   Ended      Ended        -----------------------
                                                Dec. 31,  April 28, | Dec. 31,   Dec. 31,       June 21,       July 4,
                                                 1994       1995    |   1995       1996           1996          1997
                                                 ----       ----    |   ----       ----         ---------      --------
                                                                    |                                  (unaudited)
                                                                    |        (in thousands)
STATEMENTS OF OPERATIONS DATA:                                      |
Revenues..................................     $118,660    $28,416  |  $79,172    $126,534      $ 57,752       $ 51,932
Costs and expenses:                                                 |
 Cost of goods sold.......................      112,950     27,354  |   61,738     94,365         43,456         39,940
 Selling, general and administrative                                |
   expenses...............................        3,923      1,350  |   12,123     21,758          9,788          9,620
                                               --------    -------  |  -------    -------       --------       --------
Income from operations....................        1,787      (288)  |    5,311     10,411          4,508          2,372
Interest and other expense................        -             -   |    1,892      2,377          1,210            985
                                               --------    -------  |  -------    -------       --------       --------
Income before income taxes and                                      |
  extraordinary item......................        1,787      (288)  |    3,419      8,034          3,298          1,387
Income tax provision (benefit)............          683      (112)  |    1,312      3,093          1,270            534
                                               --------    ------   |  -------    -------       --------       --------
Income (loss) before extraordinary                                  |
   item...................................        1,104      (176)  |    2,107      4,941          2,028            853
Extraordinary item - loss on debt                                   |
   refinancing(1).........................           -          -   |       -         667          -               -
                                               --------    -------  |  -------    -------       --------       -----
Net income (loss).........................     $  1,104    $ (176)  |  $ 2,107    $ 4,274       $  2,028       $    853
                                               ========    ======   |  =======    =======       ========       ========


                                                            At December 31,                     At             At
                                                     -----------------------------           June 21,        July 4,
                                                       1995                1996                1996           1997
                                                     ---------          ----------           --------       ---------

BALANCE SHEET DATA:
Cash and cash equivalents......................      $   1,176          $    1,059           $    164       $     150
Other current assets...........................         35,312              38,886             44,222          41,139
Property and equipment, net....................          2,223               4,409              2,693           4,271
Other assets, net..............................            200                 369                322             541
                                                     ---------          ----------           --------       ---------
Total assets...................................      $  38,911          $   44,723           $ 47,401       $  46,101
                                                     =========          ==========           ========       =========
Current liabilities............................      $  18,930          $   21,483           $ 26,994       $  23,230
Long-term liabilities..........................         16,062              15,222             14,460          14,000
Preferred stock - mandatorily redeemable.......          1,000               1,000              1,000           1,000
Stockholders' equity...........................          2,919               7,018              4,947           7,871
                                                     ---------          ----------           --------       ---------
Total liabilities and stockholders' equity.....      $  38,911          $   44,723           $ 47,401       $  46,101
                                                     =========          ==========           ========       =========

---------------------------

(1)   Reflects an extraordinary loss from debt refinancing, net of an income tax benefit of $418,000.

              Unaudited Pro Forma Combined Summary Financial Data. The following table contains summary pro forma financial data of Lunn and TPG for the fiscal year ended December 31, 1996 and as of and for the six month periods ended June 21, 1996 and July 4, 1997. The summary historical financial data for the fiscal year ended December 31, 1996 was derived from the audited consolidated financial statements of Lunn incorporated herein by reference and of TPG included elsewhere in this Proxy Statement/Prospectus. The summary historical financial data as of and for the six month periods ended June 30, 1996 and June 30, 1997 was derived from the unaudited consolidated financial statements of Lunn incorporated herein by reference and of TPG included elsewhere in this Proxy Statement/Prospectus. In the opinion of management of Lunn and TPG, such unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition and results of operations of Lunn and TPG for such periods. The summary pro forma financial data for the year ended December 31, 1996 and as of and for the six month periods ended June 21, 1996 and July 4, 1997 were derived from the "The Joint Proxy Proposal--Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this Proxy Statement/Prospectus. The pro forma financial data is presented for informational purposes only and does not purport to represent what Lunn or TPG's financial position or results of operations would actually have been if the Merger had occurred on the assumed dates or to project Lunn's or TPG's financial position or results of operations at any future date or for any future periods. The information contained in this table should be read in conjunction with "The Joint Proxy Proposal--Unaudited Pro Forma Condensed Combined Financial Statements," "--Information Concerning TPG--Management's Discussion and Analysis of Financial Condition and Results of Operations of TPG," Lunn's historical consolidated financial statements, including notes thereto, incorporated by reference in this Proxy Statement/Prospectus and TPG's historical consolidated financial statements, including notes thereto, included elsewhere in this Proxy Statement/Prospectus.

                                                               Year Ended December 31, 1996
                                             ---------------------------------------------------------
                                               Historical     Historical      Pro Forma
                                                  Lunn           TPG        Adjustments(1)   Pro Forma
                                                  ----           ---        --------------   ---------
                                                                                     (unaudited)
                                                       (in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Revenues                                        $18,098        $126,534        $ -            $144,632
Gross profit                                      4,349          32,169          -              36,518
Income (loss) from operations                     1,272          10,411          (196)          11,487
Net income (loss)                               $   652        $  4,274        $ (198)        $  4,728

Income (loss) per share                         $  0.06        $   8.74                       $   0.91
Weighted average shares outstanding          11,587,400         489,250                      5,220,885

------------------
(1)  Adjustments to reflect the net effects of the Merger.  See "The Joint Proxy Proposal--
     Unaudited Pro Forma Condensed Combined Financial Statements" and notes included therein.

                                                            Six Months Ended (unaudited)
                                             ---------------------------------------------------------
                                             June 30, 1996  June 21, 1996
                                               Historical     Historical      Pro Forma
                                                  Lunn           TPG(1)     Adjustments(2)   Pro Forma
                                                  ----           ---        --------------   ---------
                                                       (in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Revenues                                        $ 8,855        $ 57,752        $ -            $ 66,607
Gross profit                                      1,912          14,296          -              16,208
Income (loss) from operations                       518           4,508           (98)           4,928
Net income (loss)                               $   295        $  2,028        $  (83)        $  2,240

Income (loss) per share                         $  0.03        $   4.25                       $   0.45
Weighted average shares outstanding           9,912,769         477,250                      4,953,788

------------------
(1)  See "Information Concerning TPG--Management Discussion and Analysis of Financial Conditions and
     Results of Operations of TPG--General" for a discussion of historical sales and operating earnings.
(2)  Adjustments to reflect the net effects of the Merger.  See "The Joint Proxy--Unaudited
     Pro Forma Condensed Combined Financial Statements" and notes included therein.

                                                            Six Months Ended (unaudited)
                                             ---------------------------------------------------------
                                             June 30, 1997  July 4, 1997
                                               Historical     Historical      Pro Forma
                                                  Lunn           TPG(1)     Adjustments(2)   Pro Forma
                                                  ----           ---        --------------   ---------
                                                       (in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Revenues                                       $ 10,726        $ 51,932        $ -            $ 62,658
Gross profit                                      2,487          11,992          -              14,579
Income (loss) from operations                       858           2,372           (98)           3,132
Net income (loss)                              $    648        $    853        $ (274)        $  1,227

Income (loss) per share                        $   0.05        $   1.71                       $   0.22
Weighted average shares outstanding          13,285,299         500,000                      5,479,930

------------------
(1)  See "Information concerning TPG--Management's Discussion and Analysis of Financial Conditions and Results
     of Operations of TPG--General" for a discussion of historical sales and operating earnings.
(2)  Adjustments to reflect the net effects of the Merger.  See "The Joint Proxy Proposal--Unaudited Pro Forma
     Condensed Combined Financial Statements" and notes included therein.

                                                                     Six Months Ended (unaudited)
                                                  -----------------------------------------------------------------
                                                  As of  June 30,    As of July 4,
                                                      1997                1997
                                                   Historical          Historical       Pro Forma
                                                     Lunn                TPG         Adjustments(1)      Pro Forma
                                                  ------------       ------------    --------------      ---------
                                                                              (in thousands)
BALANCE SHEET DATA:
 Working capital...............................   $      6,517       $    18,059     $      (1,200)     $     23,376
 Total assets..................................         21,269            46,101             4,900            72,270
 Long-term liabilities.........................          7,743            14,000             -                21,743
 ......   Preferred stock-mandatorily redeemable                            1,000             -                 1,000
 Stockholders' equity..........................   $     11,905       $     7,871     $       3,700      $     23,476

--------------
(1)  Adjustments to reflect the net effects of the Merger.  See "The Joint Proxy--Unaudited  Pro Forma Condensed
     Combined Financial Statements"  and notes included therein.

              Unaudited Pro Forma Per Share Data. The following unaudited information reflects certain comparative per share data related to net income
(loss) per share and book value per share for each of Lunn and TPG. The pro forma equivalent per share information is calculated by applying the Lunn Exchange Ratio and the TPG Exchange Ratio, respectively, to the respective pro forma per share information of the Combined Company. See "The Merger--Terms of the Merger Agreement--Merger Consideration." The pro forma data is not necessarily indicative of the results of operations or financial conditions that would have been reported had the Merger been in effect as of the dates and during the periods indicated below or that may be reported in the future. Neither Lunn nor TPG has ever paid cash dividends on the Lunn Common Stock or the TPG Common Stock, respectively, and following the Merger, it is expected that the Board of Directors of the Combined Company will continue the policy of not paying cash dividends on the Combined Company Common Stock.

                                         Combined                           Lunn                              TPG
                                         Company           Lunn          Equivalent         TPG            Equivalent
                                        Pro Forma       Historical       Pro Forma       Historical        Pro Forma
                                        ---------       ----------       ---------       ----------        ---------
                                       (unaudited)                      (unaudited)                       (unaudited)
Net income (loss) per share:
Year ended December 31, 1996             $  0.91         $  0.06          $    0.09       $   8.74          $   7.56
Six months ended July 4, 1997               0.22            0.05               0.02           1.71              1.83
   (unaudited)

Book value per share:
At December 31, 1996                     $  4.09         $  0.92               0.41       $  14.34          $  33.97
At July 4, 1997 (unaudited)                 4.28            0.89               0.43          13.64             33.55

Joint Proxy Proposal 2

              The Lunn Board of Directors has adopted the Option Plan, a copy of which is set forth as Annex D to this Proxy Statement/Prospectus, in order to provide an incentive to employees, and non-employee consultants and advisors of the Combined Company and its subsidiaries. The maximum number of shares of Combined Company Common Stock for which options may be granted is 300,000. Either incentive stock options ("ISOs") or non-qualified options ("NQSOs") may be granted to employees. A more detailed description of the Option Plan is contained below in this Proxy Statement/Prospectus. See "Joint Proxy Proposal 2--The Option Plan."

              The Lunn Board of Directors and the TPG Board of Directors have each unanimously approved Joint Proxy Proposal 2 and each recommends that its respective stockholders vote "FOR" Joint Proxy Proposal 2. Notwithstanding the foregoing, approval of Joint Proxy Proposal 2 is contingent upon approval of the Joint Proxy Proposal.



Lunn Proxy Proposal 1

              The Lunn Board of Directors currently consists of five members. The Lunn Board of Directors is divided into three classes, Class I, Class II and Class III. The Class I, Class II and Class III directors serve for terms that expire at the Lunn Annual Meeting, the 1998 Annual Meeting of Stockholders of Lunn and the 1999 Annual Meeting of Stockholders of Lunn, respectively, or until their respective successors are duly elected and qualified. Thereafter, the successors to the class of directors whose term expires at an annual meeting of stockholders will hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, or until their successors have been duly elected and qualified.

              It is intended that the persons named in the accompanying form of proxy will, except as noted below, vote "FOR" the election of the following Class I nominees as directors: Warren H. Haber and John M. Simon. Each of the foregoing persons currently serves as a Class I director of Lunn and was most recently elected as such at the Annual Meeting of Stockholders of Lunn held on September 27, 1996. The Lunn Board of Directors does not contemplate that either of such nominees will become unable to serve. If, however, either of such nominees should become unable to serve before the Lunn Annual Meeting, proxies solicited by the Lunn Board of Directors will be voted by the persons named as proxies therein in accordance with the best judgment of such proxies.


              Notwithstanding the foregoing, in the event that the Merger is approved and is consummated, only two directors of Lunn (Alan W. Baldwin, a Class III director, and John M. Simon, a Class I director and one of the nominees for election of director named herein) will be directors of the Combined Company after the Effective Time.


Lunn Proxy Proposal 2

              The Lunn Board of Directors has appointed KPMG Peat Marwick LLP, independent certified public accountants, to audit Lunn's consolidated financial statements for the year ending December 31, 1997. Lunn has been advised by KPMG Peat Marwick LLP that neither the firm nor any of its associates has any material relationship with Lunn or any of its subsidiaries. In accordance with a resolution adopted by the Lunn Board of Directors, such appointment is being presented to the stockholders for ratification at the Lunn Annual Meeting.

              If Lunn Proxy Proposal 2 is not approved by a majority vote of the stockholders present, in person or by proxy, at the Lunn Annual Meeting or if prior to the Lunn Annual Meeting KPMG Peat Marwick LLP shall decline to serve, then the Lunn Board of Directors will designate another firm to audit the consolidated financial statements of Lunn for the year ending December 31, 1997 whose continued employment thereafter will be subject to ratification by the stockholders of Lunn. In addition, in the event that the Merger is approved and is consummated, the Board of Directors of the Combined Company will meet after the Merger to determine the Combined Company's independent accountants for the year ending December 31, 1997.

              Representatives of KPMG Peat Marwick LLP are expected to be present at the Lunn Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

                                  RISK FACTORS

              The following factors, in conjunction with the other information included in this Proxy Statement/Prospectus (including the documents incorporated by reference herein), should be carefully considered by the stockholders of Lunn and TPG in evaluating the matters presented herein.

Risk Factors Applicable to the Businesses of  Lunn and TPG

              Dependence on Principal Industries. The revenues of Lunn and TPG are, and those of the Combined Company will be, concentrated in the defense and aerospace industries. Sales to other non-defense and non-aerospace industries, although growing, are anticipated to approximate 20% of total revenues for the foreseeable future. The Combined Company's success will be heavily dependent on its ability to successfully obtain major new defense orders currently planned to be released by the United States government and government prime contractors, as well as the continued strength of the aerospace industry, particularly the commercial aircraft industry. No assurances can be given that the Combined Company will be able to successfully obtain all or even a major portion of the targeted defense industry orders anticipated to be placed. The commercial aerospace industry is a cyclical business and the demand by commercial airlines for new aircraft is highly dependent upon a variety of factors, which historically have been related to the stability and health of the United States and world economies. Although the aerospace and commercial aircraft industries are currently enjoying a significant upturn in business coupled with receipt of numerous major long-term orders, there can be no assurances that the situation will continue in the future.


              Risks of Reductions or Changes in Military Expenditures. The primary customers of TPG, and many of Lunn's customers, are, and those of the Combined Company will be, agencies of the DOD. Sales under contracts with the DOD or under subcontracts that identify the DOD as the ultimate purchaser represented approximately 81% of TPG's 1996 revenues. The United States government represented approximately 12.7% of Lunn's sales in 1996. The United States defense budget has declined in real terms since the mid-1980s, resulting in some delays in new program starts, program stretch-outs and program cancellations. The United States defense budget has begun to stabilize and, for the first time since the mid-1980s, it increased in 1996, adjusted for inflation. A major portion of the Combined Company's DOD business is expected to be funded by the procurement and research, development, test and evaluation segments of the defense budget. Procurement and research, development, test and evaluation funding has been significantly reduced over the last decade but is expected to remain relatively stable or grow slightly over the next decade. A significant portion of the Combined Company's DOD business is also expected to be funded by the operations and maintenance portion of the DOD budget, which has declined less than the other segments. A further significant decline or reallocation of the procurement, research, development, test and evaluation or operations and maintenance segments of the DOD budget could materially and adversely affect the Combined Company's sales and earnings. The loss or significant curtailment of the Combined Company's material United States defense contracts would also materially and adversely affect the Combined Company's future sales and earnings.


              Competition. The market for Lunn's and TPG's products is highly competitive. Lunn and TPG compete with numerous competitors, a number of which possess substantially greater financial, marketing, personnel and other resources. Continued consolidation of major aerospace companies could result in program cancellations as well as increased demand for price concessions. This, together with increased competition for available business, could translate into downward pressure on gross margins with resulting lower overall profit margins. Vendor prices for production materials such as resins, liquid and film adhesives, reinforcing fiber materials and other materials and supplies could increase as demand for aircraft parts and assemblies increase to match higher build rates for commercial aircraft. Higher material prices and demand for lower aircraft part and assembly prices could place increasing pressure on the Combined Company's operating margins and net income. Although management of TPG and Lunn believe that the Merger will enhance their competitiveness, there can be no assurance that the Combined Company will be able to compete successfully in the future.

              Financial Leverage. Upon consummation of the Merger, the Combined Company will have a significant amount of indebtedness, which could have the following consequences: (i) additional financing for working capital, capital expenditures, acquisitions or other purposes may be difficult to obtain, and
(ii) a substantial portion of cash flow from operations will be dedicated to the payment of principal and interest on indebtedness. Moreover, the terms of the Combined Company's indebtedness will impose various restrictions and covenants on the Combined Company which could potentially limit the Combined Company's ability to respond to market conditions or to take advantage of business opportunities. The Combined Company's ability to meet its debt service obligations and to reduce total debt will be dependent upon its future performance, which, in turn, will be subject to general conditions in the aerospace and defense industries and to financial, business and other factors affecting the operations of the Combined Company, many of which will be beyond its control.

              Protection of Proprietary Rights. Lunn relies on proprietary know-how and trade secrets and employs various methods to protect such know-how and trade secrets, which include confidentiality agreements with its employees. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or trade secrets. The patents for Lunn's phosphoric acid anodized core aluminum honeycomb products expired in 1994. Lunn does not believe the expiration of such patents has had or will have a material adverse effect on its business.

              In pursuing protection for its proprietary rights, TPG relies on a combination of patent, copyright, trademark and trade secret rights, as well as contractual provisions, including confidentiality agreements with its employees. TPG typically seeks patent protection for technology used in its operations when deemed appropriate. However, patent protection may not always be available. Furthermore, TPG can give no assurance that its patents will be adequate to protect its interests or, if challenged, held valid. In addition, TPG's competitors could develop technologies that are equivalent or superior to those of TPG.

              Dependence on Suppliers of Raw Materials. Generally, raw materials required for Lunn's and TPG's businesses are purchased directly from suppliers on a purchase order basis rather than on a contract basis. There can be no assurance that, absent contracts with firm price and delivery terms, suppliers will not increase their prices, change their credit terms or impose other conditions of sale that may be unfavorable to the Combined Company. While Lunn and TPG do not believe that the Combined Company would experience any significant difficulty in obtaining materials from alternative sources on comparable terms, there can be no assurance that such supplies could be obtained on price and delivery terms favorable to the Combined Company.

              Government and Environmental Regulations. Lunn's and TPG's facilities and operations are required to comply with and are subject to federal, state, local and foreign environmental and worker health and safety laws, regulations and ordinances, including those relating to air emissions, wastewater discharges and the management and disposal of certain materials, substances and wastes. The nature of Lunn's and TPG's operations and the history of industrial uses at some of its facilities will expose the Combined Company to the risk of liabilities or claims with respect to environmental and worker health safety matters. There can be no assurance that material costs will not be incurred in connection with such liabilities or claims.

              Future events, such as changes in existing laws and regulations or their interpretations, may give rise to additional compliance costs or liabilities that could have a material adverse effect on the Combined Company's business, financial condition or results of operations. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by the Combined Company which may be material.

              Labor   Relations.   Approximately  40  of  Lunn's  employees  and
approximately 400 of TPG's employees are covered by collective bargaining agreements with various international and local unions. Although both Lunn and TPG consider their respective employee relations generally to be good, a prolonged work stoppage or strike at any facilities with union employees could have a material adverse effect on the Combined Company. In addition, there can be no assurance that upon the expiration of existing collective bargaining agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to the Combined Company.

Risk Factors Applicable to the Merger

              Risks Associated with the Lunn Exchange Ratio and TPG Exchange Ratio and Fluctuations in the Market Price of the Lunn Common Stock. As of May 20, 1997, the last trading day prior to the public announcement of an agreement in principle between Lunn and TPG with respect to the Merger, the reported Nasdaq SmallCap Market closing bid price of the Lunn Common Stock was $1-1/32 per share. The price of the Lunn Common Stock may vary significantly from that price prior to the Effective Time. Such variance may be due to changes in the business, operations and prospects of Lunn, market assessment of the likelihood that the Merger will be consummated, general market and economic conditions and other factors. The Lunn Exchange Ratio and TPG Exchange Ratio are fixed at 0.1 shares of Combined Company Common Stock per share of Lunn Common Stock and
8.3028 shares of Combined Company Common Stock per share of TPG Common Stock, respectively, and will not be adjusted based on changes in the price of Lunn Common Stock. Thus, the dollar value of the Combined Company Common Stock to be received by the holders of Lunn Common Stock and TPG Common Stock will not be determined until the Effective Time, and may be more or less than the value of the Lunn Common Stock as of May 20, 1997, the date of this Proxy Statement/Prospectus or the date of the Lunn Annual Meeting or TPG Special Meeting.


              Immediate Dilution for Lunn Stockholders. Pursuant to the Merger, shares of Lunn Common Stock and TPG Common Stock will be converted into shares of Combined Company Common Stock at the Lunn Exchange Ratio and TPG Exchange Ratio, respectively. Upon consummation of the Merger (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options, and no cancellation of any of the Escrowed Stock) 5,609,995 shares of Combined Company Common Stock will be outstanding. Based on the Lunn Exchange Ratio and the TPG Exchange Ratio (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options) and no cancellation of any of the Escrowed Stock) the current holders of Lunn Common Stock will collectively own 1,458,593 shares of Combined Company Common Stock, which will constitute 26% of the Combined Company Common Stock outstanding, and the current holders of TPG Common Stock will collectively own 4,151,402 shares of Combined Company Common Stock, which will constitute 74% of the Combined Company Common Stock outstanding. The current holders of TPG Preferred Stock will own all of the Combined Company Preferred Stock. Prior to the Merger, shares of Lunn Common Stock had a book value per share of $0.92 and $0.89 at December 31, 1996 and June 30, 1997, respectively; after giving effect to the Merger on a pro forma basis (by applying the Lunn Exchange Ratio to the pro forma per share information of the Combined Company), shares of Lunn Common Stock will have a book value per share of $0.41 and $0.43 at December 31, 1996 and July 4, 1997, respectively. As a result of the Merger, holders of Lunn Common Stock will experience an immediate dilution in their aggregate percentage ownership of the Combined Company as well as in the book value of their investment. See "Unaudited Pro Forma Condensed Combined Financial Statements" and "Summary--Financial Information--Pro Forma Per Share Data."

              Control by TPG Affiliates. Upon consummation of the Merger, Equus will own approximately 48% of the issued and outstanding Combined Company Common Stock, subject to adjustment in the event of cancellation of any of the Escrowed Stock. By virtue of such stock ownership, subject to adjustment in the event of cancellation of any of the Escrowed Stock Equus may be able to direct the affairs of the Combined Company and could determine the outcome of matters required to be submitted to stockholders for approval, including the election of a majority of directors and amendment of the Combined Company Certificate of Incorporation


              Volatility; Price of Combined Company Common Stock. The market price of the Lunn Common Stock has been highly volatile. From time to time after the Effective Date, there may be significant volatility in the trading price for Combined Company Common Stock. The equity markets have, on occasion, experienced significant price and volume fluctuation that have affected the market prices for many companies' securities and that have been often unrelated to the operating performance of these companies. Many factors, including the performance of, and investor expectations for, the Combined Company, the trading volume of the Combined Company Common Stock and general economic and market conditions, may influence the trading price of the Combined Company Common Stock. Accordingly, there can be no assurance as to the price at which the Combined Company Common Stock will trade in the future.


              Limited Trading Volume of Combined Company Common Stock. Historically, the shares of Lunn Common Stock have had relatively low trading volume on the Nasdaq SmallCap Market. During the four week period ended April 30, 1997, for example, the weekly trading volume averaged 124,894 shares. Low trading volume can influence the trading price of a security, hamper the liquidity of an investment in a security and result in volatility of the price of a security. See "-- Volatility; Price of Combined Company Common Stock." As of June 6, 1997, there were 12,762,153 shares of Lunn Common Stock outstanding; upon consummation of the Merger (assuming exercise of all of the Lunn Options, Lunn Warrants and TPG Options, and no cancellation of any of the Escrowed Stock) there will be approximately 5,609,995 shares of Combined Company Common Stock outstanding. The reduction in the number of shares to be outstanding after the Merger could result in a decrease in trading volume, which could have an impact on liquidity and could adversely affect the proceeds received by stockholders from any sales of Combined Company Common Stock. Stockholders of the Combined Company may realize a lower price on sales of shares of Combined Company Common Stock because of this illiquidity.


              No Dividends on Common Stock. Dividends have never been paid on the Lunn Common Stock or the TPG Common Stock. Following consummation of the Merger, it is anticipated that for the foreseeable future all earnings, if any, will be retained for ongoing operations and general corporate purposes. Under the terms of a forbearance agreement between Lunn and First Union Bank of Maryland ("First Union"), the lender pursuant to Lunn's credit facility, Lunn is prohibited from making any dividend, distribution, redemption or other transfer to holders of Lunn Common Stock until Lunn's indebtedness to First Union has been satisfied. Accordingly, Lunn does not expect the Combined Company to pay dividends on Combined Company Common Stock in the foreseeable future.

              No Survival of Representations and Warranties. The representations and warranties of Lunn and TPG provided in the Merger Agreement do not survive the Effective Time. In the event there is a material breach of a representation or warranty prior to the Effective Time by TPG, Lunn has the right to terminate the Merger Agreement; however, after the Effective Time occurs, there is no right on the part of Lunn or holders of Lunn Common Stock immediately prior to the Merger to indemnification or damages from TPG with respect to a breached representation or warranty. In the event that there is a material breach of a representation or warranty prior to the Effective Time by Lunn, TPG has the right to terminate the Merger Agreement; however, after the Effective Time occurs, there is no right on the part of TPG or the holders of TPG Common Stock immediately prior to the Merger to obtain indemnification or damages from Lunn with respect to a breached representation or warranty.

              Interests of Certain Persons in the Merger; Possible Conflicts of Interest. Certain directors and executive officers of Lunn and TPG have interests in connection with the Merger that are in addition to those of the stockholders of Lunn and TPG generally. See "The Joint Proxy Proposal--Interests of Certain Persons in the Merger."

                        THE MEETINGS, VOTING AND PROXIES

Annual Meeting of Stockholders of Lunn


              Date, Time and Place of Lunn Annual Meeting. The Lunn Annual Meeting will be held at the offices of Dechert Price & Rhoads located at 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m., local time, on , 1997.

              Purpose of the Meeting. The purpose of the Lunn Annual Meeting is to consider and vote upon the Joint Proxy Proposal, Joint Proxy Proposal 2, Lunn Proxy Proposal 1, Lunn Proxy Proposal 2 and such other business as may properly come before the Lunn Annual Meeting. In the event that the Merger is approved and is consummated, only two directors of Lunn (Mr. Alan Baldwin, a Class III director, and Mr. John Simon, a Class I director and one of the nominees for election of director named herein) will be directors of the Combined Company and the Board of Directors of the Combined Company will meet after the Merger to determine the Combined Company's independent accountants for the year ending December 31, 1997. See "The Joint Proxy Proposal--The Merger", "--Charter Amendments in Connection with the Merger; "Joint Proxy Proposal 2"; "Lunn Proxy Proposal 1" and "Lunn Proxy Proposal 2."


              Record Date and Outstanding Shares. Stockholders of record of outstanding shares of Lunn Common Stock at the close of business on , 1997 (the "Lunn Record Date") are entitled to notice of, and to vote at, the Lunn Annual Meeting, or at any adjournment or postponement thereof. As of the Lunn Record Date, there were approximately holders of record of Lunn Common Stock and approximately shares of Lunn Common Stock issued and outstanding. The holders of Lunn Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders.


              Voting of Proxies. All properly executed proxies that are not revoked will be voted at the Lunn Annual Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions will be voted "FOR" approval and adoption of the Joint Proxy Proposal, "FOR" approval and adoption of Joint Proxy Proposal 2, "FOR" approval and adoption of Lunn Proxy Proposal 1 and "FOR" approval and adoption of Lunn Proxy Proposal 2, in accordance with the recommendation of the Lunn Board of Directors. A Lunn stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the Lunn Annual Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Lunn stating that the proxy is revoked or by attending the Lunn Annual Meeting and voting in person. Other than approval and adoption of the Joint Proxy Proposal, Joint Proxy Proposal 2, Lunn Proxy Proposal 1 and Lunn Proxy Proposal 2, Lunn does not know of any matters that are to come before the Lunn Annual Meeting. Should any other business properly come before the Lunn Annual Meeting, the proxy holders will have discretionary authority to vote the shares of Lunn Common Stock represented thereby on such matters in accordance with their best judgment.

              Vote  Required.  Under  the  DGCL,  approval  of the  Joint  Proxy
Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Lunn Common Stock. However, under the Merger Agreement it is a condition to TPG's obligation to consummate the Merger that the Lunn Dissenters' Shares not exceed 10% of the outstanding shares of Lunn Common Stock. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Lunn Common Stock is necessary to constitute a quorum at the Lunn Annual Meeting. If, however, a majority of shares of Lunn Common Stock is not present or represented at the Lunn Annual Meeting, the Lunn stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum is present. The persons named in the proxies will vote in favor of such adjournment those proxies which direct them to vote in favor of the Joint Proxy Proposal, Joint Proxy Proposal 2, Lunn Proxy Proposal 1 and Lunn Proxy Proposal 2 and will vote against any such adjournment those proxies to be voted against such proposals. Under the DGCL, approval of Lunn Proxy Proposal 1 requires a plurality of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote and approval of Joint Proxy Proposal 2 and Lunn Proxy Proposal 2 requires a majority of the votes of the shares of Lunn Common Stock present in person or represented by proxy at the Lunn Annual Meeting and entitled to vote.

              Abstentions and broker non-votes (i.e., shares of Lunn Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote,
(ii) the broker or nominee does not have discretionary voting power under applicable Commission rules or the instrument under which it serves in such capacity or (iii) the record holder has indicated on the proxy card or otherwise notified Lunn that such record holder does not have authority to vote on that matter) are counted for purposes of determining the existence of a quorum for the transaction of business and will have the effect of a vote against the Joint Proxy Proposal, Joint Proxy Proposal 2, and Lunn Proxy Proposal 2 because a stockholder or broker who abstains from voting on the resolution to authorize and approve the Joint Proxy Proposal, Joint Proxy Proposal 2, and Lunn Proxy Proposal 2 would in effect be voting against the Joint Proxy Proposal, Joint
Proxy Proposal 2, and Lunn Proxy Proposal 2 because such shares would be recorded as having abstained and could not be counted in determining whether the necessary majority vote had been obtained. Abstentions and broker non-votes will have no effect on approval of Lunn Proxy Proposal 1.

              As of the Lunn Record Date, the executive officers and directors of Lunn (and their affiliates) holding an aggregate of shares of Lunn Common Stock, representing approximately % of the outstanding shares of Lunn Common Stock, have indicated an intention to vote in favor of the Joint Proxy Proposal, Joint Proxy Proposal 2, Lunn Proxy Proposal 1 and Lunn Proxy Proposal 2 at the Lunn Annual Meeting.


              Expenses; Solicitation of Proxies. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Lunn in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Lunn will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Special Meeting of Stockholders of TPG

              Date, Time and Place of TPG Special Meeting. The TPG Special Meeting will be held at the TPG's principal executive offices located at 3353 Peachtree Road, Suite 920, Atlanta, Georgia 30326 at , local time on , 1997.


              Purpose of the Meeting. The purpose of the meeting is to consider and vote upon the Joint Proxy Proposal, Joint Proxy Proposal 2 and such other business as may properly come before the TPG Special Meeting. See "The Joint Proxy Proposal--The Merger" and "Joint Proxy Proposal 2."

              Vote Required. Under the DGCL, approval of the Joint Proxy Proposal requires the affirmative vote of the holders of record of a majority of the outstanding shares of TPG Common Stock entitled to vote thereon and approval of Joint Proxy Proposal 2 requires a majority of the votes of the shares of TPG Common Stock present in person or represented by proxy at the TPG Special Meeting and entitled to vote thereon. However, under the Merger Agreement it is a condition to Lunn's obligation to consummate the Merger that the TPG Dissenters' Shares not exceed 10% of the outstanding shares of TPG Common Stock. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of TPG Common Stock is necessary to constitute a quorum at the TPG Special Meeting. If, however, a majority of the shares of TPG Common Stock is not present or represented at the TPG Special Meeting, the TPG stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time. To the extent proxies are solicited the persons named therein will vote in favor of such adjournment those proxies which direct them to vote in favor of the Joint Proxy Proposal and Joint Proxy Proposal 2 and will vote against any such adjournment those proxies to be voted against such proposals. Abstentions are counted for purposes of determining the existence of a quorum for the transaction of business and will have the effect of a vote against the Joint Proxy Proposal and Joint Proxy Proposal 2 because a stockholder who abstains from voting on the resolution to authorize and approve the Joint Proxy Proposal and Joint Proxy Proposal 2 would in effect be voting against the Joint Proxy Proposal and Joint Proxy Proposal 2 because his shares would be recorded as having abstained and could not be counted in determining whether the necessary majority vote had been obtained.

              Executive officers and directors of TPG (and their affiliates) holding an aggregate of 138,225 shares of TPG Common Stock representing approximately 29.1% of the outstanding shares of TPG Common Stock have indicated an intention to vote in favor of the Joint Proxy Proposal and Joint Proxy
Proposal 2 at the TPG Special Meeting. See "The Joint Proxy Proposal--Information Concerning TPG--TPG Security Ownership of Certain Beneficial Owners and Management."


                            THE JOINT PROXY PROPOSAL

The Merger


              Pursuant to the Merger Agreement, TPG will merge with and into Lunn, with Lunn being the surviving corporation. As a result of the Merger, TPG will cease to exist as a separate corporate entity and the Combined Company will succeed to and assume all the rights and obligations of TPG in accordance with the DGCL. In connection with the Merger, (i) each outstanding share of Lunn Common Stock, other than Lunn Dissenters' Shares, will be converted into the right to receive shares of Combined Company Common Stock based on the Lunn Exchange Ratio, (ii) each outstanding share of TPG Common Stock, other than TPG Dissenters' Shares, will be converted into the right to receive shares of Combined Company Common Stock based on the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock and (iii) each outstanding share of TPG Preferred Stock will be converted into the right to receive one share of Combined Company Preferred Stock. The Combined Company Preferred Stock will not be convertible into shares of Combined Company Common Stock. In addition, upon consummation of the Merger the Combined Company will assume all TPG Options, Lunn Options and Lunn Warrants; each such TPG Option will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock, and and each such Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the Lunn Exchange Ratio rounded downward, and the exercise price thereof will be adjusted accordingly. No fractional shares of Combined Company Common Stock shall be issued in connection with the Merger. See "--Terms of the Merger Agreement--Merger Consideration," "--No Fractional Shares," "--Treatment of Lunn Options and Lunn Warrants", "--Treatment of TPG Options " and "--Procedure for Converting Shares."


Background of the Merger


              Although Lunn has from time to time during the past few years considered whether a merger or similar transaction with another company would be in its best interest, no specific proposal with respect to such a transaction materialized during such period. However, in the fall of 1996, the Lunn Board of Directors initiated a search for a possible joint venture, merger or acquisition that could enhance Lunn's stockholder value. Inquiries were made to a number of potential candidates, including an inquiry to TPG in February 1997. A meeting of the management of Lunn and TPG was held on March 6, 1997 to review the potential for a combination of Lunn and TPG. A confidentiality agreement was entered into on March 18, 1997. The management of Lunn and its financial advisors conducted a business review of TPG, which included the review of business plans and financial projections. As a result of several meetings prior to April 15,

1997 between representatives of Lunn and TPG with respect to a proposed business combination between Lunn and TPG, on April 15, 1997, Lunn and TPG reached an understanding with respect to certain terms and conditions of a proposed merger between Lunn and TPG. On April 15, 1997, and April 17, 1997, the Lunn Board of Directors and the TPG Board of Directors, respectively, approved such terms and conditions, subject to execution of a definitive merger agreement, certain regulatory and stockholder approvals and certain other conditions. The Joint Proxy Proposal was submitted for approval to the Lunn Board of Directors and unanimously approved on June 9, 1997 and submitted for approval to the TPG Board of Directors and unanimously approved on May 30, 1997. On June 9, 1997, each of TPG and Lunn executed and delivered the Acquisition Agreement and Plan of Merger. The terms of the Merger Agreement are the result of the arm's-length negotiations between the Lunn Board of Directors and the TPG Board of Directors and their respective advisors.

              In early August, the Lunn Board of Directors requested a meeting with TPG's management to review the recent financial performance of TPG and to discuss any material events which may have occurred since the execution of the Acquisition Agreement and Plan of Merger Agreement dated as of June 6, 1997. Subsequent to that meeting among TPG and the management of Lunn held on August 10, 1997, a meeting of the Lunn Board of Directors was held on August 15, 1997 to discuss TPG's recent financial performance and its future prospects. With advice from counsel, the Lunn Board of Directors determined that differences between the recent financial performance of TPG and its budget were not material and that it would be in the best interest of the stockholders of Lunn to proceed with the Merger as a result of, among other reasons, the stability the Merger would provide to Lunn over the long term by broadening its customer and product base. Based on the relative financial performance of Lunn and TPG during the first six months of 1997, Lunn proposed and the Board of Directors of TPG agreed to amend the Merger Agreement to provide that 50% of the Combined Company Common Stock to be issued in exchange for the TPG Common Stock and to be reserved for issuance upon exercise of the TPG Options shall be placed in escrow and that a number of shares of Escrowed Stock be cancelled in the event that TPG's 1997 net income is below a certain threshold. The Lunn Board of Directors unanimously approved amending the Acquisition Agreement and Plan of Merger to provide for an adjustment of the amount of Combined Company Common Stock issued to TPG stockholders based upon TPG's 1997 net income and proceeding with the Merger, as amended.


Reasons for the Merger; Recommendations of the Lunn and TPG Boards of Directors

              Lunn Reasons for the Merger. The Lunn Board of Directors believes that the best way to maximize the prospects of enhancing stockholder value over the long-term is to merge Lunn with another entity that (i) has operations in the advanced composite structures industry, (ii) is profitable, (iii) has significant prospects for future growth and (iv) has the ability to increase Lunn's market capitalization such that it may permit the Combined Company Common Stock to be listed for trading on the Nasdaq National Market. In the opinion of the Lunn Board of Directors, the proposed Merger fits within these parameters.

              In reaching its conclusion, the Lunn Board of Directors considered a number of factors, including, among others:

              -    The  Combined   Company's   greater   geographic   scope  and
                   diversification of revenue sources;

              - The Combined Company's more extensive product line to fulfill a wider range of customer requirements;

              - The Combined Company's greater management and operational resources;

              - The Combined Company's anticipated long-term administrative efficiencies;

              - The strengthened management and technical staffs of the Combined Company that will help accelerate the development and expansion of new products; and

              - The Combined Company's increased market capitalization and the potential to list the Combined Company Common Stock on the Nasdaq National Market, which will provide stockholders of the Combined Company with increased liquidity and enhanced market visibility.

              However, in addition to considering the foregoing benefits of the proposed Merger, the Lunn Board of Directors also considered certain risks associated with the proposed Merger. Such risks include the substantial diversion of the management of Lunn from the ordinary course of conduct of Lunn's business, and the incurrence of certain fees and expenses in connection with pursuing the proposed Merger, including fees related to the delivery of the Fairness Opinion, as well as legal, accounting and other fees. If the Merger is not consummated, payment of such fees and expenses could strain Lunn's capital resources. The Lunn Board of Directors has determined that the benefits to stockholders of the proposed Merger outweigh such risks.

              Lunn's Board Recommendation. The Lunn Board of Directors has unanimously approved the Joint Proxy Proposal and has determined that the Joint Proxy Proposal is in the best interests of Lunn and its stockholders. After careful consideration, the Lunn Board of Directors recommends that the stockholders of Lunn vote "FOR" approval and adoption of the Joint Proxy Proposal.

              TPG Reasons for the Merger. In its consideration of the Merger, the TPG Board of Directors consulted with TPG's management as well as its financial and legal advisors. The TPG Board of Directors considered a number of factors, including, without limitation: (i) the expectation that the operations of Lunn would provide a complementary fit to the operations of TPG, (ii) the business prospects of Lunn and (iii) the current public trading market for the Lunn Common Stock. The TPG Board of Directors also considered a number of other factors, including the following:

              - The Combined Company would be able to more effectively compete in the commercial aircraft expansion currently underway, which will allow it to derive a lower percentage of revenues attributable to the United States government and its agencies;

              - The metal bonded panels and composite products business of Lunn would allow the Combined Company to manufacture most exterior aircraft components;

              -    The  aluminum   honeycomb  material  that  Lunn  produces  is
                   currently purchased by TPG from third party vendors;

              - The Combined Company would have access to a larger customer base in which to sell its products;

              - The Combined Company would be better able to penetrate select commercial markets; and

              - The Combined Company would be in a better position to increase its marketing efforts to international customers.

              Due to the wide variety of factors considered in its evaluation of the Merger Agreement and the Merger, the TPG Board of Directors considered the factors listed above as a whole and did not assign specific or relative weights to such factors. Individual members of the TPG Board of Directors also may have attributed differing levels of importance to each of the factors considered.

              TPG's Board Recommendation. The TPG Board of Directors has unanimously approved the Joint Proxy Proposal and has determined that the Joint Proxy Proposal is in the best interests of TPG and its stockholders. After careful consideration, the TPG Board of Directors recommends that the stockholders of TPG vote "FOR" approval and adoption of the Joint Proxy Proposal.

Interests of Certain Persons in the Merger

              Upon consummation of the Merger, Messrs. Simon and Baldwin will continue as directors of the Combined Company. In addition, James S. Carter, Sam
P. Douglass,  Garrett L. Dominy, Gary L. Forbes,  Robert C. Sigrist and Lawrence
E. Wesneski, who constitute all of the members of the TPG Board of Directors, will become members of the Board of Directors of the Combined Company. Such directors will have staggered terms from one to three years. It is anticipated that all non-employee directors of the Combined Company will receive, as compensation for serving on the Board of Directors of the Combined Company, $20,000 annually and will be granted options to purchase shares of Combined Company Common Stock. All current officers of TPG will continue as officers of the Combined Company.


              In addition, in connection with the Merger Agreement, Lunn has agreed to cause Mr. Baldwin to terminate his employment agreement with Lunn in exchange for the payment by the Combined Company of a severance payment of $420,000 and the continuance of the health and life insurance benefits provided Mr. Baldwin as of the date of the Merger Agreement for one year following the Effective Date. As a result of the Merger, a change of control provision in Mr. Baldwin's Lunn Options is triggered which results in the extension of their exercise date for a period of up to 24 months from the Effective Date. In addition, Allen has been engaged by Lunn to deliver the Fairness Opinion in connection with the Merger. John Simon, a managing director of Allen, serves as a director of Lunn and will serve as a director of the Combined Company if the Joint Proxy Proposal is approved. As of August 25, 1997, Mr. Simon owned 15,000 Lunn Options and Allen owned 320,500 shares of Lunn Common Stock, which Lunn Options and Lunn Common Stock will be treated in the Merger in the same manner as the Lunn Options and Lunn Common Stock held by other optionholders and stockholders of Lunn.


              Additionally,  Mr. Douglass is a general partner and Mr. Forbes is a Vice President of the managing general partner of Equus, the largest holder of TPG Common Stock. See "--Information Concerning TPG--TPG Management" and "--Security Ownership of Certain Beneficial Owners and Management." In contemplation of the Merger, TPG has entered into employment agreements with each of Mr. Carter, its Chairman of the Board, President and Chief Executive Officer, and Mr. Dominy, its Executive Vice President and Chief Financial Officer, pursuant to which Messrs. Carter and Dominy will serve in those same capacities on behalf of the Combined Company. Currently, such officers are not covered by employment agreements and they will receive certain additional benefits under such employment agreements. Such employment agreements also subject such executives to non-disclosure and non-competition covenants which do not currently exist. See "--Information Concerning TPG--TPG Executive Compensation--Employment Agreements".

Fairness Opinion of Allen & Company Incorporated


              Allen was engaged by Lunn to deliver the Fairness Opinion to the Board of Directors. The Fairness Opinion, states that, based upon the review described therein, the terms of the Merger Agreement with respect to the conversion of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock to be received in connection with the Merger are fair from a financial point of view to the stockholders of Lunn. Such opinion states that Allen did not independently verify the information furnished to it by Lunn and TPG and assumed and relied upon the accuracy and completeness of such information. The full text of the Fairness Opinion, which sets forth the procedures followed, assumptions made, areas of reliance upon others and other matters considered in connection with rendering such opinion, is attached hereto as Annex C and should be read in its entirety. The consideration paid by Lunn in the Merger was determined through negotiation between TPG and the Lunn Board of Directors, and was not determined or recommended by Allen.

              Allen is a nationally recognized investment banking firm and, as part of its investment banking business, Allen regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Furthermore, Lunn selected Allen to render the Fairness Opinion with respect to the Merger because of Allen's familiarity with Lunn. John Simon, a Managing Director at Allen, has served on the Lunn Board of Directors since 1993, and in that role he has become familiar with Lunn's operations. For his service as a director of Lunn, Mr. Simon receives $500 for each meeting attended and a grant immediately following Lunn's Annual Meeting of Stockholders under the Lunn Stock Option Plan for the right to purchase 5,000 shares of Lunn Common Stock.


              As compensation for rendering the Fairness Opinion, including the review required in connection therewith, Lunn has agreed to pay Allen a fee of $250,000. Lunn has also agreed to indemnify Allen against certain liabilities, to the full extent provided by law, arising out of the Merger and Allen's engagement in connection therewith and to reimburse Allen for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel. See "--Interests of Certain Persons in the Merger."


              In conducting its analysis and preparing the Fairness Opinion, Allen, among other things, (i) reviewed the Merger Agreement and the preliminary Proxy Statement/Prospectus contained in the Registration Statement filed with the Commission on June 25, 1997; (ii) reviewed certain financial and other information of Lunn and TPG that was publicly available or furnished to Allen by Lunn and TPG, including financial projections provided by their respective managements and representatives, certain internal financial analyses, reports and other information prepared by their respective managements and representatives; (iii) held discussions with various members of senior management of Lunn and TPG concerning each company's historical and current operations, financial condition and prospects; (iv) held discussions with senior management of TPG concerning the strategic and operating benefits anticipated from the Merger; (v) reviewed the price and trading histories of Lunn Common Stock and compared that price and trading history with those of other publicly traded companies Allen deemed relevant; (vi) compared the financial positions and operating results of Lunn and TPG with those of other publicly traded companies Allen deemed relevant; (vii) compared certain financial terms of the Merger to certain financial terms of selected other business combinations Allen deemed relevant; (viii) reviewed the potential pro forma financial effects of the Merger on Lunn and TPG; (ix) assisted in Lunn's deliberations regarding the material terms of the Merger and Lunn's negotiations with TPG and their financial and legal advisors; and (x) conducted such other financial studies, analyses and investigations and reviewed such other factors as Allen deemed appropriate for purposes of the Fairness Opinion. No limitations were imposed by the Lunn Board of Directors upon the scope of Allen's analyses in rendering the Fairness Opinion.

              Allen assumed and relied upon the accuracy and completeness of the financial and other information used in arriving at its opinion without independent verification and has further relied upon the assurances of management of Lunn and TPG that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Lunn and TPG, Allen relied upon the assurances of the management of Lunn and TPG that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lunn and TPG as to the future financial performance of Lunn and TPG. In arriving at its opinion, Allen neither conducted a physical inspection of the properties and facilities of Lunn and TPG nor obtained any evaluations or appraisals of the assets or liabilities of Lunn and TPG. In addition, Allen was not authorized to, nor has Allen solicited, any indications of interest from any third party with respect to the purchase of all or a part of Lunn.

              The following paragraphs summarize the significant qualitative and quantitative analyses performed by Allen in arriving at the opinion presented to the Lunn Board of Directors. The information presented below is based on the financial condition of Lunn and TPG as of March 31, 1997.

              Merger Overview. Allen reviewed and analyzed the terms of the Merger and the implied value of the Merger based on Lunn's closing bid price on May 20, 1997 of $1 1/32 per share. Allen noted that the Lunn shares to be delivered to TPG represent in the aggregate 74% of the pro forma ownership of the Combined Company on a fully diluted basis. As a result, the current stockholders of Lunn would own

26% of the Combined Company, upon the consummation of the Merger, on a fully diluted basis.

              Pro Forma Combined and Contribution Analysis. Allen analyzed the revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), pretax income and after tax income of TPG and Lunn on an historical and projected basis with regard to the percentage of contribution from each of Lunn and TPG, which estimates of future performance were prepared by the respective managements of Lunn and TPG. Based on revenue, Lunn contributed or is expected to contribute between 12.0% and 16.7% of the revenue of the Combined Company for 1995, 1996, estimated 1997 and estimated 1998. Based on EBITDA, Lunn contributed or is expected to contribute between 18.2% and 26.9% of EBITDA of the Combined Company for 1995, 1996, estimated 1997 and estimated 1998. Based on pretax income, Lunn contributed or is expected to contribute between 8.8% and 22.3% of the pretax income of the Combined Company for 1995, 1996, estimated 1997 and estimated 1998. Based on net income after tax (assuming both companies are fully taxed), Lunn contributed or is expected to contribute between 8.8% and 22.3% of the revenue of the Combined Company for 1995, 1996, estimated l997 and estimated 1998. Furthermore, Allen noted that on a fully taxed basis, the Merger is projected to increase the fully diluted earnings per share ("EPS") of the Combined Company, as compared to the EPS of Lunn alone, by approximately 58.8% in 1997 and 16.8% in 1998.

              Comparable Public Company Analysis. Allen reviewed various historical and expected financial measures of Lunn using various multiples. In particular, such analysis indicated that the market price of the shares of Lunn as of May 20, 1997 as a multiple of the latest twelve months ("LTM") earnings was 14.4x, and the enterprise value (defined as the equity market value plus debt less cash) of Lunn as a multiple of revenue, EBITDA and earnings before interest and taxes ("EBIT"), in each case based on LTM, were 1.0x, 6.8x, and 13.3x, respectively. Allen also reviewed certain financial, operational, statistical and stock market information for the following selected publicly traded companies, which were judged by Allen to be reasonably comparable to Lunn and TPG in one or more respects: Tracor, Inc., AAR Corporation, Ducommun, Inc., EDO Corporation, Engineered Support Systems, Inc., Cade Industries, Inc., Baltek Corporation, American Materials & Technologies Corporation, and CPI Aerostructures, Inc. ("the Comparable Companies"). Allen reviewed various historical and expected financial measures of the Comparable Companies using various multiples. In particular, such analysis indicated that the market price of the shares as a multiple of LTM earnings and research analyst estimated earnings for 1997 and 1998, ranged from 8.4x to 31.9x, 10.4x to 20.7x, and 8.2x to l6.8x, respectively, with averages of 22.0x, 15.6x, and 13.1x, respectively. The analysis also indicated that the aggregate value (defined as the equity market value plus debt less cash) of the Comparable Companies as a multiple of revenue, EBITDA and EBIT, in each case based on LTM, ranged from 0.5x to l.8x, 5.1x to 13.1x, and 6.6x to 20.6x, respectively, with averages of l.0x, 8.8x, and 13.3x, respectively. Based on multiples for Lunn and the Comparable Companies, Allen approximated a range of value for TPG and compared this valuation and Lunn's market valuation with respect to the number of shares to be owned by TPG stockholders (74% on a fully diluted basis and the number of shares to be owned by Lunn stockholders (26% on a fully diluted basis after the Merger.

              Comparison With Other Transactions. Allen reviewed publicly available information regarding certain comparable merger and acquisition transactions over the past four years ("Comparable Transactions"). Allen analyzed the aggregate considerations paid in such transactions as a multiple of LTM revenues, LTM EBITDA, LTM EBIT and LTM net income after tax. Allen compared these multiples with multiples computed based on the aggregate consideration paid by Lunn and certain corresponding financial information of TPG. Allen's analysis of the Comparable Transactions indicated multiples of revenue ranging frown 0.5x to 1.6x, with a median of 1.0x, compared to a corresponding multiple of 0.5x for Lunn's acquisition of TPG; multiples of EBITDA ranging from 4.9x to 13.1x, with a median of 9.5x, compared to a corresponding multiple of 6.6x; multiples of EBIT ranging from 6.0x to 24.4x, with a median of 12.lx, compared to a corresponding multiple of 7.1x; and multiples of net income after tax ranging from 9.7x to 96.3x, with a median of 16.8x, compared to a corresponding multiple of 10.4x.

              No company used in the comparable company analyses summarized above is identical to Lunn or TPG, and no transaction used in the comparable transaction analysis summarized above is identical to the Merger. Accordingly, any such analysis of the value of the consideration to be paid by Lunn pursuant to the Merger involves complex considerations and judgements concerning differences in the potential financial and operating characteristics of the Comparable Companies and transactions and other factors in relation to the trading and acquisition values of the Comparable Companies.

              The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Selecting portions of the analyses described above, without considering the analyses as a whole, could create an incomplete view of the process underlying Allen's opinion. In arriving at its opinion, Allen considered the results of all such analyses and did not assign any particular weight to the results of any particular analysis. The analyses were prepared for the purpose of Allen providing its opinion as to the fairness, from a financial point of view, of the terms of the Merger to the Lunn stockholders and does not purport to be appraisals or to necessarily reflect the prices at which businesses or securities of Lunn or TPG actually may be sold. The Fairness Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date thereof. Furthermore, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

              The full text of the written opinion of Allen, which sets forth the assumptions made and matters considered is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Lunn Common Stock are urged to read this opinion carefully and in its entirety. Allen's opinion is directed to the fairness from a financial point of view of the terms of the Merger, has been provided solely for the benefit of the Lunn Board of Directors, does not address any other aspect of the Merger or any related transaction, and does not constitute a recommendation to any holder of Lunn Common Stock as to how such stockholder should vote at the Special Meeting. The summary of the opinion of Allen set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


Accounting Treatment


              If consummated as proposed, for accounting and financial reporting purposes, the Merger will be treated as a purchase in accordance with generally accepted accounting principles and because the former stockholders of TPG will hold 74% of the Combined Company Common Stock and the former stockholders of Lunn will hold 26% of the Combined Company Common Stock (subject to adjustment in the event of cancellation of any of the Escrowed Stock), TPG will be deemed to be the acquiring party and Lunn will be deemed to be the acquired party. After the consummation of the Merger, the results of operations of Lunn will be included in the consolidated financial statements of TPG, which consolidated financial statements will be the consolidated financial statements for the Combined Company. It is anticipated that approximately $4.9 million of goodwill will be recorded on the financial statements of the Combined Company in connection with the Merger.


Certain Federal Income Tax Consequences


              Reorganization.  An opinion of Gardere & Wynne, L.L.P. is filed as
Exhibit 8.1 to the Registration Statement which opines that, based on the assumptions and subject to the qualifications and limitations set forth herein, the following discussion accurately lists the material federal income tax consequences of the Merger to holders of TPG Common Stock to the extent the discussion relates to statements of law or legal conclusions. The following discussion does not address the tax consequences to stockholders of Lunn or to the holders of TPG Preferred Stock resulting from the Merger. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Lunn, TPG or the holders of TPG Common Stock as described herein.

              The Merger is  structured  to qualify  as a  reorganization  under
Section 368(a) of the Code for federal income tax purposes so that no gain or loss would be recognized by the holders of TPG Common Stock upon exchange of their shares of TPG Common Stock in the Merger, except with respect to cash received in lieu of fractional shares and except with respect to cash or property received upon exercise of dissenters' rights of appraisal. It is expected at the Closing that TPG will receive a written opinion (the "Tax Opinion") of Gardere & Wynne, L.L.P., which concludes that, on the basis of certain assumptions and representations stated therein, the following are the federal income tax consequences of the Merger:


              (1) The Merger will constitute a reorganization in accordance with
Section 368(a) of the Code and Lunn and TPG will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;


              (2) With the exception of any cash received in lieu of fractional shares or any cash or other property received in connection with exercising their dissenters' rights and with the possible exception that a holder of TPG Common Stock might recognize as ordinary income a portion of a holder's Escrowed Stock upon release of such shares to the holder as discussed below, no gain or loss will be recognized by the holders of TPG Common Stock upon their receipt of Combined Company Common Stock (including the Escrowed Stock) in exchange for TPG Common Stock in the Merger;

              (3) The tax basis of the Combined Company Common Stock received (including the Escrowed Stock) and fractional share interests deemed received in the Merger by each holder of TPG Common Stock will equal the tax basis at the time of the Merger of the stockholder's TPG Common Stock exchanged in the Merger;

              (4) The holding period for tax purposes of the Combined Company Common Stock (including the Escrowed Stock) received by each holder of TPG Common Stock in the Merger (and fractional share interests deemed received) will include the period for which the TPG Common Stock surrendered in exchange therefor was held by the recipient, provided the TPG Common Stock is held as a capital asset at the time of the Merger;

              (5) Neither TPG nor Lunn will recognize income, gain, or loss solely as a result of the Merger; and

              (6) A holder of TPG Common Stock who receives cash in the Merger in lieu of a fractional share of Combined Company Common Stock will be treated as if the fractional share were distributed to such stockholder in the Merger and then as having received a cash distribution in redemption of such fractional share, resulting in income, gain or loss upon receipt of such cash taxed as provided in Section 302 of the Code. A holder of TPG Common Stock who perfects his appraisal rights under Delaware law and who receives payment in cash for a share of TPG Common Stock (exclusive of any portion comprised of interest) will be treated as having received such payment in a redemption of such TPG Common Stock, subject to the provisions of Section 302 of the Code.

              If shares of Escrow Stock received by a holder of TPG Common Stock are returned to the Combined Company pursuant to the terms of the escrow arrangement, the holder will not recognize gain or loss on the returned shares and the holder's tax basis in such returned shares should be reallocated among the holder's remaining Combined Company Common Stock. A risk exists, however, that when the Escrowed Stock is released from escrow, a portion of the Escrowed Stock received by a holder of TPG Common Stock may be taxed as ordinary income upon receipt equal to an imputed interest factor multiplied by the value of the Escrowed Stock received. Based on existing authorities, TPG believes, however, that a recipient will not recognize income, gain or loss on the release of shares of Escrowed Stock.


              In connection with the Tax Opinion, Gardere & Wynne, L.L.P. will rely upon such factual assumptions as are stated therein which are customary in similar transactions. The Tax Opinion cannot be relied upon if any such factual assumption is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been or will be requested, and the Tax Opinion will not be binding upon the Internal Revenue Service or any other taxing authority or any court. If the Merger is consummated and it is later determined that the Merger did not qualify as a reorganization under the Code, the stockholders of TPG would recognize taxable gain or loss on the Combined Company Common Stock and Combined Company Preferred Stock in the Merger equal to the difference between the fair market value of the Combined Company Common Stock (including the Escrowed Stock released to the holders of the TPG Common Stock) or Combined Company Preferred Stock, as applicable, that they received in the Merger and their tax basis in the TPG Common Stock or TPG Preferred Stock, as applicable. In addition, TPG would recognize taxable gain or loss in the Merger equal to the difference between (i) the sum of the fair market value of the Combined Company Common Stock (including the Escrowed Stock released to the holders of the TPG Common Stock) and the Combined Company Preferred Stock received by the stockholders of TPG plus the amount of liabilities of TPG assumed by the Combined Company and (ii) the tax basis in the assets of TPG.


              The   foregoing   discussion  of  material   federal   income  tax
consequences is not intended to constitute advice regarding the federal income tax consequences of the Merger to any holder of TPG Common Stock.

This discussion does not discuss tax consequences under the laws of foreign, state or local governments or of any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions and dealers in stocks and securities. In addition, the foregoing may not be applicable to a holder of shares of TPG Common Stock who received such shares as employee compensation or pursuant to the exercise of an employee stock option. Each holder of TPG Common Stock and each holder of the TPG Preferred Stock is urged to consult his or her own tax advisor as to the specific consequences of the Merger, including the applicable federal, state, local and foreign tax consequences to them of the Merger in light of his or her particular circumstances.

              Net Operating Loss Carryovers Following the Merger. Lunn and its subsidiaries have reported consolidated net operating loss carryovers of approximately $7.4 million for federal income tax purposes as of December 31, 1996, which expire at varying dates between 2002 and 2011. Although these net operating loss carryovers would, in general, be available to offset future taxable income of Lunn for a period of 15 years from the year in which the net operating loss was incurred, certain restrictions may apply. Under one such restriction, a corporation's ability to use its net operating loss carryovers against future taxable income is limited if the corporation undergoes an "ownership change" as defined in Section 382 of the Code. If an ownership change occurs, the amount of net operating loss carryovers (and certain other tax attributes) that may be applied against future taxable income each year for both regular tax and alternative minimum tax purposes is limited by the Section 382 Limitation. The Merger will cause an ownership change of Lunn under Section 382 of the Code. Based on an estimated market value of $14.4 million for the outstanding stock of Lunn, Lunn and TPG estimate that the annual Section 382 Limitation on the use of its net operating loss carryovers would, in general, be approximately $780,000 if the Merger occurred during September 1997. There can be no assurance that there will not be other limitations on the Combined Company's use of such net operating loss carryovers against future taxable income, nor can there by any assurance that the Combined Company will realize sufficient taxable income in the future so as to be able to utilize fully the amount of its net operating loss carryforwards following the application of its
Section 382 Limitation. Similar restrictions may apply to the Combined Company's ability to use net operating loss carryovers for state income tax purposes.


Resale of Combined Company Common Stock; Affiliates

              The Combined Company Common Stock to be issued to the Lunn and TPG stockholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" of Lunn or TPG within the meaning of Rule 145 promulgated under the Securities Act. Shares of Combined Company Common Stock received by persons who are deemed to be affiliates of Lunn or TPG may be resold by such persons only in transactions permitted by the resale provisions of Rule 145 (permitting limited sales under certain circumstances) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Lunn or TPG generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Lunn and may include certain officers, directors and principal stockholders of Lunn or TPG, respectively.

              It is a condition to Lunn's and TPG's obligation to consummate the Merger that each of Lunn and TPG receive a letter from each affiliate of TPG and Lunn, respectively, (each, an "Affiliate Letter"), pursuant to which each such Lunn or TPG affiliate shall undertake not to sell, transfer or otherwise dispose of the Combined Company Common Stock in violation of the Securities Act. The certificates evidencing Combined Company Common Stock issued to affiliates pursuant to the Merger Agreement will bear a legend summarizing the foregoing restrictions unless the affiliate has furnished to Lunn or TPG an affidavit to the effect that such affiliate meets certain exemptive provisions of Rule 145 promulgated under the Securities Act.


              Persons who are not affiliates of Lunn or TPG may sell their Combined Company Common Stock without restrictions under the Securities Act and without the need to deliver this Proxy Statement/Prospectus.

Dissenters' Rights of Appraisal

              Holders of Lunn Common Stock and TPG Common Stock are entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Lunn Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, a copy of which is attached hereto as Annex E. Unless otherwise indicated, all references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Lunn Common Stock and TPG Common Stock, respectively, as to which appraisal rights are asserted.

              Under the DGCL, holders of shares of Lunn Common Stock and TPG Common Stock, respectively, who follow the procedures set forth in Section 262 will be entitled to have their shares of Lunn Common Stock and TPG Common Stock, respectively, appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

              A stockholder, however, is not entitled to appraisal rights if the shares of stock held by the stockholder are, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to consider the agreement of merger or consolidation, listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD"), or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares of stock into anything except shares of stock of the surviving corporation, shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of such stock or any combination of such shares and cash in lieu of fractional shares. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger or consolidation in which the corporation is a constituent corporation. Neither the Lunn Certificate of Incorporation, nor the TPG Certificate of Incorporation, contains such a provision on appraisal rights.

              Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Lunn Annual Meeting and the TPG Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date of the meeting with respect to shares for which appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement/Prospectus shall constitute such notice to the holders of shares of Lunn Common Stock and TPG Common Stock, respectively, and the applicable statutory provisions of the DGCL are attached to this Proxy Statement/Prospectus. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

              A holder of shares of Lunn Common Stock and TPG Common Stock wishing to exercise his appraisal rights must deliver to Lunn or TPG, respectively, before the vote on the approval of the Joint Proxy Proposal at the Lunn Annual Meeting and the TPG Special Meeting, a written demand for appraisal of his shares of Lunn Common Stock or TPG Common Stock, respectively and must not vote in favor of approval of the Joint Proxy Proposal. Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval of the Joint Proxy Proposal, a holder of shares of Lunn Common Stock or TPG Common Stock, respectively, who votes by proxy and who wishes to exercise his appraisal rights must (i) vote against approval of the Joint Proxy Proposal or
(ii) abstain from voting on approval of the Joint Proxy Proposal. A vote against approval of the Joint Proxy Proposal, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of
Section 262. In addition, a holder of shares of Lunn

Common Stock or TPG Common Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time.

              Within ten days after the Effective Time, Lunn, as the surviving corporation in the Merger, must provide notice of the Effective Time to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, any stockholder who has satisfied the appropriate provisions of Section 262 may deliver to Lunn a written demand for a statement listing the aggregate number of shares of Lunn Common Stock or TPG Common Stock not voted in favor of the Joint Proxy Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of Lunn Common Stock and TPG Common Stock, respectively. Such statements must be mailed within 10 days after a written request therefore has been received by Lunn.

              Within 120 days after the Effective Time, but not thereafter, Lunn or TPG, or any stockholder of Lunn or TPG entitled to appraisal rights under
Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Lunn Common Stock or TPG Common Stock, respectively. Each of Lunn and TPG is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Lunn Common Stock or TPG Common Stock, respectively. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

              If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their shares of Lunn Common Stock or TPG Common Stock, respectively, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration that would have been received in the Merger and that opinions from financial advisors as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" may be considered in the appraisal proceedings. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Lunn Common Stock or TPG Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deemed equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of the shares of Lunn Common Stock or TPG Common Stock entitled to appraisal. In addition, Delaware courts have held that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

              Any holder of Lunn Common Stock or TPG Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote such shares subject to such demand for any purpose. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive shares of Combined Company Common Stock pursuant to the terms of the Merger Agreement).

              Lunn and TPG will not be required to consummate the Merger if holders of more than 10% of the outstanding shares of TPG Common Stock or Lunn Common Stock, respectively elect to exercise appraisal rights pursuant to the DGCL and have failed to vote in favor of approval of the Merger Agreement.

Preemptive Rights

              Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. Neither the Lunn Certificate of Incorporation nor the TPG Certificate of Incorporation provides for preemptive rights, nor will the Combined Company Certificate of Incorporation.

Charter Amendments in Connection with the Merger

              General. If the Joint Proxy Proposal is approved, Lunn has agreed to amend and restate the Lunn Certificate of Incorporation to (i) increase the number of authorized shares of Lunn Preferred Stock from 1,000,000 to 2,000,000;
(ii) change the par value of Lunn Preferred Stock from $0.01 to $1.00; (iii) designate a new series of preferred stock in accordance with the "blank check preferred stock" provisions of the Lunn Certificate of Incorporation permitting the Lunn Board of Directors to designate for issuance additional shares of preferred stock in one or more series from time to time; and (iv) change the name of Lunn to "Advanced Technical Products, Inc." The Lunn Certificate of Incorporation, as proposed to be amended and restated, is in the form of Annex B hereto and is incorporated herein by this reference. The Lunn Certificate of Incorporation, as proposed to be amended and restated, would be filed as an exhibit to the Certificate of Merger and will become the Combined Company Certificate of Incorporation upon the filing of such Certificate of Merger. A vote "FOR" the Joint Proxy Proposal is deemed to include a vote "FOR" the authorization and approval of the Combined Company Certificate of Incorporation as such authorization and approval is being sought as an integral part of approving the Merger Agreement, the Merger and the transactions contemplated thereby.

              As required by the DGCL and the Lunn Certificate of Incorporation as presently in effect, the affirmative vote of the holders of a majority of the outstanding shares of Lunn Common Stock is required to effect the amendment and restatement of the Lunn Certificate of Incorporation. The same vote is needed to approve the Merger. The effectiveness of the Combined Company Certificate of Incorporation is conditioned upon the Merger being consummated.

              Amendment of Certificate of Incorporation to Increase the Number of Authorized Shares of Lunn Preferred Stock. In connection with the Lunn Board of Directors approval of the Joint Proxy Proposal, the Lunn Board of Directors has approved the amendment and restatement of the Lunn Certificate of Incorporation to increase the number of authorized shares of Lunn Preferred Stock from 1,000,000 to 2,000,000. As of the date of this Proxy Statement/Prospectus, there were no shares of Lunn Preferred Stock outstanding. Upon consummation of the Merger, an aggregate of 1,000,000 shares of Combined Company Preferred Stock will be issued to current holders of TPG Preferred Stock. Therefore, upon consummation of the Merger, there would remain 1,000,000 authorized shares of preferred stock, par value $1.00, of the Combined Company which the Board of Directors of the Combined Company could issue pursuant to the "blank check preferred stock" provisions of the Combined Company Certificate of Incorporation. The Lunn Board of Directors considers the size of the proposed increase in the number of authorized shares of Lunn Preferred Stock desirable as it will continue to give the Board of Directors of the Combined Company the necessary flexibility to issue preferred stock in one or more series from time to time with such terms and designations as they resolve.

              Amendment of Certificate of Incorporation to Change the Par Value of the Lunn Preferred Stock. In connection with the Lunn Board of Directors' approval of the Joint Proxy Proposal, the Lunn Board of Directors has approved the amendment and restatement of the Lunn Certificate of Incorporation to increase the par value of the Lunn Preferred Stock from $0.01 per share to $1.00 per share in order to match the par value of the TPG Preferred Stock.

              Amendment of Certificate of Incorporation to Designate New Series of Preferred Stock. In connection with the Lunn Board of Directors' approval of the Joint Proxy Proposal, the Lunn Board of Directors has approved the amendment and restatement of the Lunn Certificate of Incorporation to designate a new series of preferred stock in accordance with the "blank check preferred stock" provisions of the Lunn Certificate of Incorporation permitting the Lunn Board of Directors to designate for issuance shares of preferred stock in one or more series from time to time. The new series of preferred stock to be designated by such amendment will be the Combined Company Preferred Stock and will have substantially the same terms and designations as the TPG Preferred Stock. It is the intention of Lunn and TPG that holders of TPG Preferred Stock receive Combined Company Preferred Stock with substantially the same terms and designations as the TPG Preferred Stock. See "--Description of Capital Stock of the Combined Company--Combined Company Preferred Stock."

              Amendment of Certificate of Incorporation to Change the Name of Lunn. In connection with the Lunn Board of Directors' approval of the Joint
Proxy Proposal, the Lunn Board of Directors has approved the amendment and restatement of the Lunn Certificate of Incorporation to change the name of Lunn to "Advanced Technical Products, Inc." after the Merger. The Board of Directors believes that if the Merger is approved and consummated, the Combined Company's name, Lunn, would not accurately reflect the nature of TPG's business. The Board of Directors believes that by changing the name of Lunn to "Advanced Technical Products, Inc.", it will be more clearly identified with the business of TPG, which will be the Combined Company's primary business after the Merger.

Management of the Combined Company after the Merger

              General. Upon consummation of the Merger, TPG will cease to exist as a separate corporate entity, and all of the business, assets, liabilities and obligations of TPG will be merged with and into Lunn as the surviving corporation. Pursuant to the Merger Agreement, the Lunn Certificate of Incorporation, as amended and restated at the Effective Time, and the Lunn Bylaws in effect immediately prior to the Effective Time will become the Combined Company Certificate of Incorporation and Bylaws of the Combined Company (the "Combined Company Bylaws"), respectively.

              Board of Directors after the Merger. Pursuant to the Merger Agreement, at the Effective Time, the Board of Directors of the Combined Company would be comprised of eight members comprised of two designees of Lunn and six designees of TPG. Messrs. Simon and Baldwin are current members of the Lunn Board of Directors. The remaining six persons are current members of the TPG Board of Directors. The designees to the Board of Directors of the Combined Company have been divided into three classes, Class I, Class II, and Class III, each to serve for an initial term that will expire at the 1998, 1999 and 2000 annual meeting of stockholders of the Combined Company when their successors are duly elected and qualified. Thereafter, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election when their successors are duly elected and qualified. Messrs. Wesneski and Baldwin will become Class I directors, Messrs. Douglass and Dominy will become Class II directors and Messrs. Simon, Forbes and Carter will become Class III directors. For biographical information with respect to the proposed directors of the Combined Company, see "--Information Concerning TPG--TPG Management", and "Lunn Proxy Proposal 1."


              Officers after the Merger. Upon consummation of the Merger, all of the officers of TPG will continue as officers of the Combined Company. James S. Carter, who is currently Chairman of the Board and President of TPG, will serve as Chairman of the Board, President and Chief Executive Officer of the Combined Company; Garrett L. Dominy, who is currently Executive Vice President, Chief Financial Officer, Secretary and Treasurer of TPG, will serve as Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Combined Company; and James P. Hobt, who is currently Corporate Controller of TPG, will serve as Corporate Controller and Secretary of the Combined Company. In accordance with the Combined Company Bylaws, the officers of the Combined Company will be appointed by the Board of Directors of the Combined Company and shall hold their offices until their respective successors are appointed and qualify, or until their earlier resignation or removal. Each officer serves at the discretion of the Board of Directors of the Combined Company. For biographical information with respect to the proposed officers of the Combined Company, see "--Information Concerning TPG--TPG Management."


Operations of the Combined Company

              General. Management of both TPG and Lunn believe that the business and operations of TPG and Lunn are complimentary to one another and that the combination of TPG and Lunn will create more opportunities for the

Combined Company than now exist separately for the two companies. Specifically, it is believed that the Merger will (i) strengthen the Combined Company's ability to participate in the commercial aircraft manufacturing expansion currently underway and, as a result, derive a lower percentage of revenues from sales to agencies of the United States government, (ii) allow the Combined
Company to manufacture its own aluminum honeycomb materials, rather than purchase it from third party vendors, which is TPG's current practice, (iii) allow the Combined Company to manufacture most external aircraft components as a result of the metal bonded panels and composite business of Lunn and (iv) provide the Combined Company with better access to the financial capital markets to enable the Combined Company to complete future strategic acquisitions.


              Commercial Aircraft Expansion. Historically, TPG's sales have been primarily attributable to government contracts. TPG and, prior to the Brunswick Acquisition, Brunswick Technical Group, have been suppliers to the United States government either directly or through other government prime contractors for over 40 years. However, management of TPG and Lunn anticipate that there will be increased demand for new commercial aircraft, given both the age of the existing worldwide fleet and recent airline market expansion. TPG's strategy is to increase the promotion and marketing of the commercial aircraft applications of its design, development and manufacturing capabilities in advanced composite structures, tactical systems, electronics and microwave structures. Brunswick Technical Group historically had limited success in supplying parts to commercial aircraft manufacturers. Since the Brunswick Acquisition, TPG has been approved as a supplier to Boeing and has recently begun to supply Boeing 737 nose landing gear core mats. Lunn has been a Boeing-qualified supplier for over 20 years.


              Aluminum Honeycomb Products. Two of TPG's facilities presently use honeycomb material in their manufactured components. The addition of Alcore's aluminum honeycomb capabilities will broaden the range of services that can be offered by the Combined Company to TPG's existing customer base. Additionally, because TPG, Lunn and Alcore all market these products to the same aerospace and defense customers, management of TPG and Lunn expect the Merger to enhance the marketing capabilities of the Combined Company.

              Composite-to-Metal Bonding. The Lunn composite-to-metal bonding capabilities are expected to allow the Combined Company to offer a broader range of services to the existing TPG customer base without expanding the technical operating risk. Most commercial and military aircraft use advanced composite parts, metal bond assemblies and composite bonded components. The fabrication processes used to manufacture metal bond parts and advanced composite parts are similar in that they both use common heat-cure equipment, inspection equipment and similar tooling approaches. Management of TPG has extensive experience in the manufacture and marketing of metal bond components. See "Information Concerning TPG--TPG Management."

              Acquisitions. The supplier base to prime manufacturers historically has been fragmented and somewhat inefficient. Many prime government contractors are implementing supply-chain management programs designed to improve the quality of purchased parts and reduce the number of suppliers. The Combined Company's strategy includes the acquisition of those companies that management believes will increase its ability to provide its customers with a higher quality product at a competitive price. Management of TPG and Lunn believe that the combination of TPG and Lunn will create an entity with the manufacturing capacity and quality assurance programs needed to address this trend among its customers. In addition, as a result of the Merger, it is anticipated that the Combined Company should have better access to the financial capital markets then either TPG or Lunn alone. However, the Combined Company will be significantly leveraged and there can be no assurance that the Combined Company will be able to obtain the financing necessary to pay for acquisitions. See "Risk Factors--Risk Factors Applicable to the Business of Lunn and TPG--Financial Leverage."

Terms of the Merger Agreement


              General. The Merger Agreement provides that, subject to the requisite approval of the stockholders of Lunn and of TPG, the receipt of all required regulatory approvals and the satisfaction or, where permitted, waiver of certain other conditions, TPG will be merged with and into Lunn with Lunn being the surviving corporation. As a result of the

Merger, TPG will cease to exist as a separate corporate entity and the Combined Company shall succeed to and assume all of the rights and obligations of TPG in accordance with the DGCL.


              The descriptions of the terms and conditions of the Merger and the Merger Agreement included in this Proxy Statement/Prospectus are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated by reference herein.


              Merger Consideration. At the Effective Time, (i) each outstanding share of Lunn Common Stock, other than Lunn Dissenters' Shares, will be converted into the right to receive fully paid and nonassessable shares of Combined Company Common Stock based on the Lunn Exchange Ratio, (ii) each outstanding share of TPG Common Stock, other than TPG Dissenters' Shares, will be converted into the right to receive fully paid and nonassessable shares of Combined Company Common Stock based on the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock and (iii) each outstanding share of TPG Preferred Stock will be converted into the right to receive one fully paid and nonassessable share of Combined Company Preferred Stock. The Combined Company Preferred Stock will not be convertible into shares of Combined Company Common Stock. No fractional shares will be issued in the Merger.

              At the Effective Time, the Combined Company shall retain, in its capacity as escrow agent, the Escrowed Stock, which will be equal to an aggregate number of shares of Combined Company Common Stock equal to fifty percent (50%) of (i) the shares of Combined Company Common Stock to be delivered to each of the holders of TPG Common Stock and (ii) the number of shares of Combined Company Common Stock reserved for issuance upon exercise of the TPG Options, such number of shares to be rounded down to the nearest whole number.

              If the net income after taxes, as calculated in accordance with generally accepted accounting principles, of the business of TPG and its subsidiaries, as constituted on August 22, 1997, for the fiscal year ending December 31, 1997 as determined by the Combined Company (the "1997 TPG Net Income"), is less than $4,000,000, then, within thirty days after the date the 1997 TPG Net Income is determined (the "Determination Date"), the Combined Company shall (i) immediately cancel the Canceled Stock (as defined below), and
(ii) deliver to each of the holders of record as of the Effective Time of the TPG Common Stock and of the TPG Options who have exercised all or any part of such TPG Options, such person's pro rata share of the Escrowed Stock not constituting the Canceled Stock, if any, (all such shares of Escrowed Stock not so canceled are hereinafter referred to as the "Released Stock"), with the Combined Company making, in good faith, any rounding determinations such that each such Person's pro rata share of the Released Stock equals a whole number. The amount of the canceled stock (the "Canceled Stock") is determined by the following formula:

                           4,000,000X
                  ------------------------------    +  X   =   4,151,402
                  4,000,000- 1997 TPG Net Income

                  (with X = the number of shares of Canceled Stock; provided however that, for purposes of the calculation of Canceled Stock, if the 1997 TPG Net Income is greater than or equal to $4,000,000, then the number of shares constituting the Canceled Stock shall be deemed to be zero, and if the 1997 TPG Net Income is less than zero, then the 1997 TPG Net Income shall be deemed to be zero)

Any shares of the Released Stock that are not delivered within thirty days of the Determination Date shall be held by the Combined Company in escrow for the benefit of holders of TPG Options who have not yet exercised such TPG Options until such time that such TPG Options shall be exercised or shall expire or terminate. Upon exercise of any such TPG Options after the Determination Date, the Combined Company shall issue to the holder thereof such holder's pro rata share of the Released Stock.

              Each holder of the TPG Common Stock as of the Effective Time shall be considered the beneficial owner of his pro rata portion of the Escrowed Stock and shall have all of the rights of the holders of Combined Company Common Stock with respect thereto, including without limitation, the right to vote on all matters and the right to receive any distributions until such time, if any, that any of the Escrowed Stock is canceled.


              Each share of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock held in treasury immediately prior to the Effective Time by Lunn or TPG, as the case may be, will be canceled and extinguished at the Effective Time without any conversion thereof and without any payment with respect thereto.

              No Fractional Shares. No fractional shares of Combined Company Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of TPG Common Stock and Lunn Common Stock who would otherwise have been entitled to receive a fraction of a share of Combined Company Common Stock, after taking into account all stock certificates delivered by such holder, shall receive an amount in cash (without interest) equal to such fractional part of a share of Combined Company Common Stock multiplied by the average of the last reported sales prices of Lunn Common Stock, as reported on the Nasdaq SmallCap Market, on each of the five trading days immediately prior to the Effective Time.

              Treatment of Lunn Options and Lunn Warrants. Pursuant to the Merger Agreement, the Lunn Options and Lunn Warrants will be assumed by the Combined Company. Each Lunn Option and Lunn Warrant will continue to have, and be subject to, the same terms and conditions as set forth in Lunn's 1994 Stock Incentive Plan (the "Lunn Stock

Option Plan") and/or any agreements pursuant to which such Lunn Option and Lunn Warrant were granted as in effect immediately prior to the Effective Time, except that (i) each such Lunn Option and Lunn Warrant will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of Lunn Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the Lunn Exchange Ratio, rounded downward, (ii) the price at which each such Lunn Option or Lunn Warrant is exercisable will be divided by the Lunn Exchange Ratio and then rounded upward to the nearest cent, and (iii) the vesting conditions of each of the Lunn Options will be accelerated in full.


              The Merger Agreement provides that there will be no more option grants under the existing Lunn Stock Option Plan. At the Effective Time, the Option Plan will become effective and will be available for additional option grants. See "Joint Proxy Proposal 2--The Option Plan."

              Treatment of TPG Options. Pursuant to the Merger Agreement, the TPG Options will be assumed by the Combined Company. Each TPG Option will continue to have, and be subject to, the same terms and conditions as set forth in TPG's 1996 Key Management Stock Option Plan ("TPG Stock Option Plan") and/or any agreements pursuant to which such TPG Option was granted as in effect immediately prior to the Effective Time, except that (i) each such TPG Option will become exercisable for that number of whole shares of the Combined Company Common Stock equal to the number of shares of TPG Common Stock covered thereby immediately prior to the effective time of the Merger multiplied by the TPG Exchange Ratio, subject to the cancellation of any of the Escrowed Stock rounded downward, and (ii) the price at which each such TPG Option is exercisable will be divided by the TPG Exchange Ratio and then rounded upward to the nearest cent. See "--Merger Consideration."

              The Merger Agreement provides that there will be no more option grants under the existing TPG Stock Option Plan. At the Effective Time, the Option Plan will become effective and will be available for additional option grants. See "Joint Proxy Proposal 2--The Option Plan."

              Effective Time of the Merger. The Merger will become effective on the date the Certificate of Merger is filed with the Secretary of State of the State of Delaware (or such other time as specified in the Certificate of Merger). It is presently anticipated that such filing will be made as soon as practicable after the requisite approval of the stockholders of Lunn and TPG has been obtained and all required regulatory approvals or exemptions have been received. Such filing will be made, however, only upon the satisfaction of or, where permitted, waiver of all of the conditions contained in the Merger Agreement and provided that the Merger Agreement has not been terminated in accordance with its terms. See "--Conditions to the Merger; Termination and Amendment of the Merger Agreement".


              Procedure for Converting Shares. Promptly after the Effective Time, the Exchange Agent will mail to all holders of record of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock a letter of transmittal with instructions for use by such holders in surrendering certificates representing shares of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock in exchange for certificates representing the Combined Company Common Stock and Combined Company Preferred Stock. Stockholders of Lunn and TPG should not submit their stock certificates for exchange until such instructions and letter of transmittal are received. Upon surrender of a stock certificate for cancellation to the Exchange Agent, together with such duly executed letter of transmittal, the holder of such certificate will be entitled to receive, in exchange therefor, a certificate representing that number of whole shares of Combined Company Common Stock or Combined Company Preferred Stock that such holder has the right to receive, and the certificate so surrendered shall be immediately canceled.

              Following surrender of a stock certificate, the record holder of the certificate will receive payment, without interest of (i) the amount of cash payable in lieu of fractional shares and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Combined Company Common Stock or Combined Company Preferred Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Combined Company Common Stock or Combined Company Preferred Stock, as the case may be.

              After the Effective Time, there will be no further registration of transfers on the stock transfer books of the Combined Company of the shares of Lunn Common Stock, TPG Common Stock or TPG Preferred Stock that were outstanding immediately prior to the Effective Time.

              The Combined Company may deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Lunn Common Stock, TPG Common Stock or TPG Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

              If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by a person claiming such stock certificate to be lost, stolen or destroyed and, if required by the Combined Company, the posting by such person of a bond as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such certificate the shares of Combined Company Common Stock or Combined Company Preferred Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Combined Company Common Stock.


              If the 1997 TPG Net Income, is less than $4,000,000, then, within thirty days after Determination Date, the Combined Company shall (i) immediately cancel the Canceled Stock, if any, and (ii) deliver to each of the holders of record as of the Effective Time of the TPG Common Stock and of the TPG Options who have exercised all or any part of such TPG Options, such person's pro rata share of Released Stock, if any, with the Combined Company making, in good faith, any rounding determinations such that each such person's pro rata share of the Released Stock equals a whole number.

              Conditions to the Merger; Termination and Amendment of the Merger Agreement. In addition to the requisite approval of the stockholders of Lunn and TPG, the obligations of Lunn and TPG to consummate the Merger are subject to the satisfaction of or, where permitted, waiver of various conditions which, if not fulfilled or waived, permit termination of the Merger Agreement including, without limitation, the following: (a) the continuing accuracy in all material respects at the Effective Time of the representations and warranties of each of Lunn and TPG contained in the Merger Agreement; (b) the performance by each of Lunn and TPG of all obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time of the Merger; (c) the absence of any change in the financial condition, business, operations or prospects of either Lunn or TPG, which would have or be reasonably likely to have a material adverse effect, other than any change that affects Lunn and TPG in a substantially similar manner; (d) the absence of any injunction or other legal prohibition against, or any action or proceeding challenging or seeking to restrain or prohibit, the Merger, or to obtain an amount of damages or other material relief in connection with the consummation of the Merger; (e) the absence of any notice of a governmental body to the effect that the consummation of the Merger would constitute a violation of any applicable law or that it intends to commence proceedings to restrain consummation of the Merger; (f) the absence of any stop orders suspending the effectiveness of the Registration
Statement; (g) receipt by Lunn and TPG of all approvals of any governmental body, agency or official required to be obtained prior to or at the Effective Time in connection with the execution, delivery or performance of the Merger Agreement; (h) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"); (i) the approval for listing, subject to official notice of issuance, of the shares of Combined Company Common Stock on the Nasdaq SmallCap Market; (j) the delivery by Lunn and TPG of the Certificate of Merger and appropriate certificates for filing with the Secretary of State of the State of Delaware;
(k) the receipt by each of Lunn and TPG of "comfort" letters from the independent public accountants of the other party with respect to certain financial information regarding the other party included in the Registration Statement; (l) the qualification of the Merger as a "reorganization" under
Section 368(a) of the Code; (m) the number of TPG Dissenters' Shares not exceeding 10% of the TPG Common Stock and the number of Lunn Dissenters' Shares not exceeding 10% of the Lunn Common Stock; (n) the receipt by TPG of an Affiliate Letter from each Lunn stockholder who is an affiliate of Lunn; (o) the absence of any withdrawal or modification in a material respect of the Fairness Opinion; and (p) acceptable intercreditor arrangements being agreed to by the primary lenders of Lunn and TPG.


              Any one or more of such conditions, other than the requisite stockholder approval, the absence of any injunction restraining the Merger, the absence of any stop order suspending the effectiveness of the Registration Statement, the receipt of all required regulatory approvals, the expiration of the waiting period under the Hart-Scott-Rodino Act, the approval for listing of the shares of Combined Company Common Stock on the Nasdaq SmallCap Market and the delivery of the Certificate of Merger for filing, may be waived by the party entitled to the benefits thereof. Neither Lunn nor TPG presently intends to waive any condition to its obligations to consummate the Merger if such waiver would adversely affect its stockholders.

              The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the Joint Proxy Proposal by the stockholders of TPG and Lunn, (a) by mutual written consent of TPG and Lunn; (b) by Lunn or TPG if (i) the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement; (ii) the stockholders of Lunn or TPG shall have failed to approve the Joint Proxy Proposal; (iii) TPG Dissenters' Shares or Lunn Dissenters' Shares comprise more than 10% of the outstanding shares of TPG Common Stock or Lunn Common Stock, respectively; (iv) the Merger has not been effected on or prior to the close of business on November 30, 1997; (v) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;
(vi) there has been a material breach by the other party of any representation or warranty that is not qualified as to materiality; (vii) there has been a breach by the other party of any representation or warranty that is not qualified as to materiality which breach has not been cured within five business days following receipt by the other party of written notice of the breach;
(viii) the Lunn Board of Directors or TPG Board of Directors, respectively, withdraws or modifies in a manner adverse to each such party, respectively, its approval or recommendation of the Joint Proxy Proposal or approves or recommends any proposal or any offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, Lunn or TPG, respectively, (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or other takeover proposal; (ix) the Lunn Board of Directors or the TPG Board of Directors, respectively, receives an Acquisition Proposal that, in the exercise of its fiduciary duties under the DGCL, it determines to be more favorable to the stockholders of Lunn or TPG, respectively, than the Joint Proxy Proposal; or (c) by TPG if Allen withdraws or modifies the Fairness Opinion in any material respect.

              The Merger Agreement may be amended by the parties thereto at any time before or after approval of matters presented in connection with the Merger by the Lunn stockholders. After such stockholder approval, no amendment shall be made which, by law, requires the further approval of stockholders without obtaining such further approval. Any amendments or modifications of the Merger Agreement must be in writing and signed on behalf of Lunn and TPG.

              Termination Fee. A termination fee of $750,000 is payable by Lunn to TPG under certain circumstances including, without limitation, if (i) TPG terminates the Merger Agreement as a result of the withdrawal or adverse modification of the recommendation of the Lunn Board of Directors to the stockholders of Lunn to consummate the Merger or the recommendation of the Lunn Board of Directors to its stockholders of an Acquisition Proposal or other takeover proposal; (ii) TPG terminates the Merger Agreement as a result of the failure of Lunn to materially comply with its covenants or the breach by Lunn of its representations and warranties; or (iii) Lunn terminates the Merger Agreement because the Lunn Board of Directors has received an Acquisition Proposal that, in the exercise of its fiduciary duties under the DGCL, it determines to be more favorable than the Merger to the stockholders of Lunn.

              A termination fee of $750,000 is payable by TPG to Lunn under certain circumstances including, without limitation, if (i) Lunn terminates the Merger Agreement as a result of the withdrawal or adverse modification of the recommendation of the TPG Board of Directors to the stockholders of TPG to consummate the Merger or the recommendation of the TPG Board of Directors to its stockholders of an Acquisition Proposal or other takeover proposal, (ii) Lunn terminates the Merger Agreement as a result of the failure of TPG to materially comply with its covenants or the breach by TPG of its representations and warranties or (iii) TPG terminates the Merger Agreement because the TPG Board of Directors has received an Acquisition Proposal that, in the exercise of its fiduciary duties under the DGCL, it determines to be more favorable than the Merger to the stockholders of TPG.

              The out of pocket expenses of Lunn and TPG are payable by the other party if (i) Lunn or TPG terminates the Merger Agreement because such other party fails to materially comply with its covenants or breaches a representation or warranty, or the TPG Dissenters' Shares or Lunn Dissenters' Shares, respectively, comprise more than 10% of the outstanding shares of each class of stock immediately prior to the Effective Time, or (ii) TPG or Lunn terminates the Merger Agreement as a result of the failure of such party's stockholders to approve the Joint Proxy Proposal. In addition, TPG's out of pocket expenses are payable by Lunn if TPG terminates the Merger Agreement because of Allen's withdrawal or material modification of the Fairness Opinion.

              Representation, Warranties and Covenants. Lunn and TPG have made certain representations and warranties to each other including, without limitation, as to their respective (i) organization and existence, (ii) capitalization, corporate authority and approvals relating to the Merger, (iii) subsidiaries, (iv) compliance with laws, (v) existence of conflicts with respect to execution and delivery of the Merger Agreement, (vi) accuracy of information in this Proxy Statement/Prospectus, (vii) litigation, (viii) absence of certain changes since December 31, 1996, (ix) taxes, (x) employee benefit plans and labor matters, (xi) environmental matters, (xii) title to properties, (xiii) condition of fixed assets, (xiv) assets used in their business, (xv) accounts receivable, (xvi) inventories, (xvii) material agreements, (xviii) intellectual property, (xix) licenses and permits, (xx) use of brokers and (xxi) insurance. In addition, Lunn has made certain representations and warranties to TPG concerning the reports it has filed with the Commission since January 1, 1994 and TPG has made certain representations and warranties to Lunn with respect to its financial statements.

              The Merger Agreement also provides that each of Lunn and TPG (i) will mail this Proxy Statement/Prospectus to the stockholders of Lunn and TPG after the Registration Statement is declared effective; and (ii) will abide by the terms of a certain confidentiality agreement between the parties dated as of March 21, 1997.

              Each of Lunn and TPG also covenants that (a) prior to the Effective Time, neither party will permit any of its representatives to (i) solicit or encourage any Acquisition Proposal (ii) enter into any agreement with respect to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) solicit proxies in opposition to approval by the stockholders of Lunn or TPG, respectively, of the Merger, (v) engage in any negotiations concerning an Acquisition Proposal, (vi) enter into any agreement or make any public announcement of a plan to do any of the foregoing and (b) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided, however, that each of

Lunn's and TPG's directors may provide information or engage in negotiations or discussions regarding an unsolicited Acquisition Proposal if the failure to do so would be a violation of their fiduciary obligation.


              Each of Lunn and TPG also has made certain covenants with respect to the operation of its business in the ordinary course including, without limitation, that each of Lunn and TPG will not, without the prior written consent of the other party, other than as otherwise contemplated by the Merger Agreement; (i) change any provision of its Certificate of Incorporation or Bylaws; (ii) except for the issuance of Lunn Common Stock or TPG Common Stock pursuant to the exercise of Lunn Options, Lunn Warrants or TPG Options, respectively, change the number of its authorized, issued or outstanding capital stock, issue any right to purchase relating to the authorized or issued capital stock of Lunn or TPG, respectively, or pay any dividend with respect to the outstanding capital stock of Lunn or TPG, respectively; (iii) institute any changes in management personnel or any material change in any management policy; or (iv) knowingly jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each of Lunn and TPG also covenants that it will use its best efforts to cause to be delivered to the other party "comfort" letters from each of their independent public accountants and will provide to the other party its monthly and quarterly consolidated financial statements.

              In addition, Lunn has agreed (i) to cause Alan Baldwin to terminate his employment agreement with Lunn in exchange for the payment by the Combined Company of a severance payment of $420,000, the continuation, at the Combined Company's expense, of the health and life insurance benefits provided to Mr. Baldwin as of the date of the Merger Agreement for one year following consummation of the Merger and the extension for two years immediately following consummation of the Merger of the period during which Mr. Baldwin can exercise his Lunn Options, and (ii) to submit a listing application to the Nasdaq SmallCap Market for the Combined Company Common Stock. TPG has agreed to deliver Affiliate Letters to Lunn from all affiliates of TPG as of the TPG Record Date.

              Listing of Combined Company Common Stock. Lunn intends to file a Notification of Listing of Additional Shares form with the Nasdaq SmallCap Market for the purpose of listing the Combined Company Common Stock which will be issuable upon consummation of the Merger (including the Escrowed Stock) as well as Combined Company Common Stock which will be issuable upon exercise of outstanding Lunn Options, Lunn Warrants and TPG Options. Lunn intends to use its best efforts to obtain confirmation of acceptance of such notification form from the Nasdaq SmallCap Market prior to the Effective Time. Assuming that the Nasdaq SmallCap Market confirms acceptance of such notification, the Combined Company Common Stock to be issued pursuant to the Merger will be listed with the Nasdaq SmallCap Market. The listing of such shares on the Nasdaq SmallCap Market is a condition to the respective obligations of Lunn and TPG to consummate the Merger. See "--Conditions to the Merger; Termination and Amendment of the Merger Agreement". Lunn cannot provide any assurance that it will succeed in obtaining confirmation of acceptance of the Notification of Listing of Additional Shares Form. Notwithstanding the foregoing, however, it is currently contemplated that the Combined Company may apply for listing for trading on the Nasdaq National Market, if it meets the market capitalization and other requirements for trading thereon. Lunn can not provide any assurances that the Combined Company would be successful in obtaining listing for the Combined Company Common Stock on the Nasdaq National Market.


Certain Regulatory Matters.


              The Merger is subject to the requirements of the Hart-Scott-Rodino
Act. The Hart-Scott-Rodino Act provides that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and certain waiting period requirements have been satisfied. Lunn and TPG filed the required information and materials with the DOJ and the FTC on July 11, 1997. On July 22, 1997, Lunn and TPG were notified by the FTC in writing that the waiting period had been terminated.

              Termination of the waiting period under the Hart-Scott-Rodino Act does not preclude the DOJ, the FTC or any other party, either before or after the Effective Time of the Merger, from challenging or seeking to delay or enjoin the Merger on antitrust or other grounds. There can be no assurance that such a challenge, if made, would not be successful; however, neither Lunn nor TPG believes that the Merger will violate the antitrust laws. Any such action taken prior to the Effective Time could relieve Lunn or TPG of its obligation to consummate the Merger. See "--Conditions to the Merger; Termination and Amendment of the Merger Agreement".

           Unaudited Pro Forma Condensed Combined Financial Statements


                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AS OF JULY 4, 1997
                                   (UNAUDITED)


                                                                                                    Pro Forma         Combined
                                                                       TPG             Lunn         Adjustments        Company
                                                                  --------------------------------------------------------------
                                                                                           (in thousands)
ASSETS


Current assets:
Cash                                                              $        150     $       12     $       -          $       162
Accounts receivable, net                                                15,317          3,012             -               18,329
Inventories                                                             25,027          4,640             -               29,667
Prepaid expenses, deferred taxes and other current assets                  795            474             -                1,269
                                                                  ------------     ----------     -------------      -----------
         Total current assets                                     $     41,289     $    8,138     $       -          $    49,427

Property, plant and equipment, net                                       4,271         12,571             -               16,842
Goodwill and other intangibles, net                                      -                396             4,900(1)         5,296
Deferred income taxes and other assets                                     541            164             -                  705
                                                                  ------------     ----------     -------------      -----------
         Total assets                                             $     46,101     $   21,269     $       4,900      $    72,270
                                                                  ============     ==========     =============      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                                  $      5,727     $      949     $       -          $     6,676
Accrued expenses and other liabilities                                   5,457            672              -               6,129
Short-term debt                                                         12,046          -                 1,200 (2)       13,246
                                                                  ------------     ----------     -------------      -----------
         Total current liabilities                                $     23,230     $    1,621     $       1,200      $    26,051

Long-term debt, net of current portion                                  14,000          7,743             -               21,743
                                                                  ------------     ----------     -------------      -----------
         Total liabilities                                        $     37,230     $    9,364     $       1,200      $    47,794
                                                                  ------------     ----------     -------------      -----------

Preferred stock-mandatorily redeemable                            $      1,000     $    -         $       -          $     1,000

Total stockholders' equity:
Common stock                                                      $          5     $      128     $         (81)(1)  $        52
Additional paid-in-capital                                                 995         14,458             1,100 (1)       16,553
Retained earnings (deficit)                                              7,101         (2,681)            2,681 (1)        7,101
Less:  Notes receivable from officers                                     (135)         -                 -                 (135)
Additional minimum pension liability                                       (95)         -                 -                  (95)
                                                                  ------------     ----------     -------------      ------------
Total stockholders' equity                                        $      7,871     $   11,905     $       3,700      $    23,476
                                                                  -------------    ----------     -------------      -----------

Total liabilities and stockholders' equity                        $     46,101     $   21,269     $       4,900      $    72,270
                                                                  ============     ==========     =============      ===========

-----------------------
(1) Adjustments to reflect the net effects of the Merger based on the application of purchase accounting. The purchase price of $16.8 million is based on the aggregate of (i) the issuance of 12.8 million shares of Lunn stock outstanding at market value of $1.125 per share, (ii) estimated transaction costs of $1.2 million and (iii) the estimated fair value ($1.2 million) of the options and warrants issued in exchange for the outstanding Lunn options and warrants. Goodwill of approximately $4.9 million results from the excess of the purchase price over the fair market value of the net assets acquired.

(2) To record net increase in debt to finance the estimated transaction costs of $1.2 million.

(3) The allocation of the purchase price is preliminary and there are no significant liabilities, tangible or intangible assets that have been identified that are likely to be recognized.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)


                                                                                                    Pro Forma         Combined
                                                                      TPG             Lunn         Adjustments         Company
                                                                 --------------------------------------------------------------
                                                                                (in thousands, except share data)

Revenues                                                         $    126,534   $     18,098       $    -            $  144,632
Cost of sales                                                          94,365         13,749             -              108,114
                                                                 ------------   ------------       ---------         ----------
         Gross profit                                            $     32,169   $      4,349       $     -           $   36,518


General and administrative and other expenses                          21,758          3,077             196(1)          25,031
                                                                 ------------   ------------       ---------         ----------
         Operating income                                        $     10,411   $      1,272       $    (196)        $   11,487

Interest expense and other                                              2,377            501             108(2)           2,986
                                                                 ------------   ------------       ---------         ----------
         Income before taxes and extraordinary item              $      8,034   $        771       $    (304)        $    8,501

Provision for (benefit of) income taxes                                 3,093            (33)            (93)(3)          2,967
                                                                 ------------   -------------      ----------        ----------
Income before extraordinary items                                $      4,941   $        804       $    (211)        $    5,534

Extraordinary loss for debt refinancing                                   667            152             (13)(3)            806
                                                                 ------------   ------------       ----------        ----------
Net income (loss)                                                $      4,274   $        652       $    (198)        $    4,728
                                                                 ============   ============       ==========        ==========

Earnings (loss) per share:
         Before extraordinary item                               $      10.10    $      0.07                         $     1.06
         Extraordinary item                                             (1.36)         (0.01)                             (0.15)
                                                                 ------------   ------------                         ----------
         Net earnings per share                                  $       8.74    $      0.06                         $     0.91
                                                                 ============    ===========                         ==========

Weighted average number of common shares outstanding                  489,250     11,587,400                          5,220,885


-----------------------

(1)  Net increase in general and administrative and other expenses results from an increase in goodwill amortization of $196,000.

(2)  Net increase in interest  expense related to increased  indebtedness of  approximately  $1.2 million at an estimated  average interest rate of 9.0%.

(3)  Tax effects of  adjustments  (1) and (2) and the change in the combined  effective tax rate because of a net  operating  loss limitation.

                                     - 47 -


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JULY 4, 1997
                                  (UNAUDITED)


                                                                                                    Pro Forma       Combined
                                                                     TPG             Lunn          Adjustments       Company
                                                                --------------------------------------------------------------
                                                                                 (in thousands, except share data)


Revenues                                                        $     51,932   $     10,726     $      -           $    62,658
Cost of sales                                                         39,940          8,239               -             48,179
                                                                ------------   ------------     -------------      -----------
         Gross profit                                           $     11,992   $      2,487     $      -           $    14,479

General and administrative and other expenses                          9,620          1,629                98(1)        11,347
                                                                ------------   ------------     -------------      -----------
         Operating income                                       $      2,372   $        858     $         (98)     $     3,132

Interest expense and other                                               985            209                54 (2)        1,248
                                                                ------------   ------------     -------------      -----------
         Income before taxes                                    $      1,387   $        649     $        (152)     $     1,884
Provision for (benefit of) income taxes                                  534              1               122 (3)          657
                                                                ------------   ------------     -------------      -----------

Net (loss) income                                               $        853   $        648     $        (274)     $     1,227
                                                                ============   ============     ==============     ===========

Net (loss) earnings per share                                   $       1.71   $       0.05                        $      0.22
                                                                ============   ============                        ===========

Weighted average number of common shares outstanding                 500,000     13,285,299                          5,479,930


-----------------------

(1)  Net increase in general and administrative and other expenses results from an increase in goodwill amortization of $98,000.

(2)  Net increase in interest  expense related to increased  indebtedness of  approximately  $1.2 million at an estimated  average interest rate of 9.0%.

(3)  Tax effects of  adjustments  (1) and (2) and the change in the combined  effective tax rate because of a net operating loss limitation.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 21, 1996
                                  (UNAUDITED)


                                                                                                   Pro Forma         Combined
                                                                      TPG             Lunn        Adjustments         Company
                                                                 --------------------------------------------------------------
                                                                                 (in thousands, except share data)


Revenues                                                         $     57,752   $      8,855       $  -             $    66,607
Cost of sales                                                          43,456          6,943          -                  50,399
                                                                 ------------   ------------       ---------        -----------
         Gross profit                                            $     14,296   $      1,912       $  -             $    16,208

General and administrative and other expenses                           9,788          1,394              98 (1)         11,280
                                                                 ------------   ------------       ---------        -----------
         Operating income                                        $      4,508   $        518       $     (98)       $     4,928

Interest expense and other                                              1,210            223              54 (2)          1,487
                                                                 ------------   ------------       ---------        -----------
         Income before taxes                                     $      3,298   $        295       $    (152)       $     3,441

Provision for (benefit of) income taxes                                 1,270          -                 (69) (3)         1,201
                                                                 ------------   ------------       ----------       -----------

Net income (loss)                                                $      2,028   $        295       $     (83)       $     2,240
                                                                 ============   ============       ===========      ===========

Net earnings per share                                           $       4.25   $       0.03                        $      0.45
                                                                 ============   ============                        ===========

Weighted average number of common
  shares outstanding                                                  477,250      9,912,769                          4,953,788

-----------------------
(1)  Net increase in general and administrative and other expenses results from an increase in goodwill amortization of $98,000.

(2)  Net increase in interest  expense  related to increased  indebtedness  of  approximately  $1.2 million at an estimated  average interest rate of 9.0%.

(3)  Tax  effects  of  adjustments  (1) and (2) and the  change  in the  combined effective tax rate because

Notes to Unaudited Pro Forma Condensed Combined Financial Statements:

1.   Basis of Presentation:

              The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, giving effect to the Merger of TPG and Lunn. The Merger will be accounted for under the purchase method of accounting, whereby the purchase price is allocated based on the fair value of the assets acquired and the liabilities assumed.


              The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1996, and the six month periods ended July 4, 1997 and June 21, 1996, give effect to the proposed Merger of TPG with and into Lunn as if the Merger had occurred on January 1, 1996. The unaudited pro forma condensed combined statements of operations for the six month periods ended July 4, 1997 and June 21, 1996 include the consolidated statements of operations of Lunn for the six month periods ended June 30, 1997 and 1996 and the consolidated statements of income of TPG for the six month periods ended July 4, 1997 and June 21, 1996.

              The unaudited pro forma condensed combined balance sheet as of July 4, 1997 gives effect to the proposed Merger of TPG with and into Lunn as if such transaction occurred on July 4, 1997. Such unaudited pro forma condensed combined balance sheet includes the consolidated balance sheet of Lunn as of June 30, 1997 and the consolidated balance sheet of TPG as of July 4, 1997.


              The pro forma results are not necessarily indicative of the results of operations had the acquisition taken place at the beginning of the respective periods or of future results of the combined companies. The final allocation of the purchase price may be different from that reflected in the pro forma condensed combined financial statements. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on their fair market values at the date of the Merger. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the historical statements and related notes of TPG, appearing elsewhere herein and the historical consolidated financial statements of Lunn and related notes thereto which are incorporated herein by reference in this Proxy Statement/Prospectus.

2.   Pro Forma Adjustments:

              Pro forma adjustments to the condensed combined statements of operations include: (i) amortization of goodwill, (ii) interest expense on additional short-term debt required to finance merger transaction costs, and
(iii) incremental tax effects of the pro forma adjustments and the change in the combined effective tax rate because of the NOL limitation. Pro forma adjustments to the condensed combined balance sheet include purchase accounting entries for:
(i) the addition of goodwill resulting from the excess of the purchase price over the fair market value of the net assets acquired and (ii) the increase in short term debt to finance the transaction costs related to the Merger.

Description of Capital Stock of Combined Company


              General. The Lunn Certificate of Incorporation, as proposed to be amended and restated in the form attached hereto as Annex B, will become the Combined Company Certificate of Incorporation and will become effective upon the filing of the Certificate of Merger. The Combined Company's authorized capital stock will consist of (i) 30,000,000 shares of Combined Company Common Stock, of which a maximum of 5,609,995 shares will be issued in connection with the Merger, subject to adjustment in the event of cancellation of any of the Escrowed Stock and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share, of which 1,000,000 shares of Combined Company Preferred Stock will be issued in connection with the Merger. All shares of Combined Company Common Stock and Combined Company Preferred Stock to be issued in connection with the Merger will be validly issued, fully paid and nonassessable.

              Combined Company Common Stock. Each holder of Combined Company Common Stock will be entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There will be no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors will be able to elect all the directors if they choose to do so, subject to any voting rights of holders of Combined Company Preferred Stock to elect directors. Subject to the preferential rights of any outstanding series of the preferred stock, par value $1.00 per share, of the Combined Company (including the Combined Company Preferred Stock), and to any restrictions on payment of dividends imposed by any credit documents, the holders of Combined Company Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of the Combined Company from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of the Combined Company upon the liquidation, dissolution or winding up of the Combined Company. Holders of Combined Company Common Stock will have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of the Combined Company.

              Lunn intends to file an application for the listing with the Nasdaq SmallCap Market of the Combined Company Common Stock which will be issuable upon consummation of the Merger (including the Escrowed Stock) as well as Combined Company Common Stock which will be issuable upon exercise of outstanding Lunn Options, Lunn Warrants and TPG Options. Lunn intends to cause such application to be approved by the Nasdaq SmallCap Market prior to the Effective Time. Notwithstanding the foregoing, it is further contemplated that the Combined Company will apply for listing for trading on the Nasdaq National Market, if it meets the market capitalization and other requirements for listing for trading thereon.

              Combined Company Preferred Stock. The Combined Company Preferred Stock will have the terms and designations set forth in the Certificate of Incorporation of Lunn, as proposed to be amended and restated in the form attached hereto as Annex B. The following is intended to be a summary of the terms of the Combined Company Preferred Stock and is qualified in its entirety by reference to Annex B which is incorporated by reference herein.

              The aggregate number of shares of Combined Company Preferred Stock will be 1,000,000 shares, designated as 8% cumulative redeemable preferred stock, par value $1.00 per share. The Combined Company Preferred Stock will, upon liquidation, dissolution, or winding up, rank senior and prior to the Combined Company Common Stock and any other stock issued by the Combined Company and designated as junior to the Combined Company Preferred Stock (collectively, the "Junior Securities"). The holders of Combined Company Preferred Stock will be entitled to receive when, as, and if declared by the Board of Directors of the Combined Company or a duly authorized committee thereof, cumulative dividends out of funds legally available therefor, at the annual rate of $0.08 per share, and no more, in preference to dividends on shares of the Junior Securities. Such dividends will be payable semi-annually on June 30 and December 31 of each year. Dividends on shares of the Combined Company Preferred Stock will be fully cumulative and shall accumulate (whether or not declared) from the date of issuance. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Combined Company, before any distribution or payment may be made to the holders of any Junior Securities, and subject to the rights of creditors and holders of shares of stock ranking senior to the Combined Company Preferred Stock, the holders of the Combined Company Preferred Stock then outstanding will be entitled to be paid out of the assets of the Combined Company available for distribution to its stockholders in an amount in cash of $1.00 per share, plus any accumulated and unpaid dividends thereon to the date fixed for payment of such distribution (collectively, the "Liquidation Preference"). Holders of the Combined Company Preferred Stock will not otherwise be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Combined Company.


              To the extent the Combined Company will have funds legally available for redemption, the Combined Company, at its option, may redeem the whole or any part of the outstanding shares of Combined Company Preferred Stock, at any time or from time to time, at a per share redemption price equal to the Liquidation Preference. If less than all shares of Combined Company Preferred Stock are to be redeemed, the shares to be redeemed will be selected pro rata (based on the number of shares of Combined Company Preferred Stock held by each holder thereof). Subject to applicable law, shares of Combined Company Preferred Stock will be subject to mandatory redemption at a per share redemption price equal to the Liquidation Preference on the earlier of (i) April 28, 2001 and
(ii) the date on which occurs a change in the ownership of 50% or more of the assets or the common stock of the Combined Company. No redemption payment on shares of Combined Company Preferred Stock, however, will be declared by the Board of Directors of the Combined Company or paid or set apart for payment by the Combined Company if any required redemption payment with respect to securities of the Combined Company that will be senior in rank to the Combined Company Preferred Stock shall not have been made by the Combined Company or at such time as the terms and provisions of any credit agreement or note (as such agreements or notes may be amended or supplemented from time to time) entered into by the Combined Company or any of its subsidiaries prohibit such redemption payment or setting apart for payment or provide that such redemption payment or setting apart for payment would constitute a breach thereof or a default thereunder. Except as expressly required by applicable law, the holders of shares of Combined Company Preferred Stock will not have any voting rights with respect to such shares.


              Undesignated Preferred Stock. Subject to the terms of the Combined Company Preferred Stock and applicable law, the remaining shares of undesignated preferred stock, par value $1.00 per share, of the Combined Company may be issued by the Combined Company in one or more series, at any time or from time to time, with such designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof, as the Board of Directors of the Combined Company shall determine, all without further action of the stockholders of the Combined Company.

              Transfer Agent and Registrar. American Stock Transfer & Trust Co. is the transfer agent and registrar for Lunn Common Stock and will be the transfer agent and registrar for the Combined Company Common Stock.

Comparison of Rights Under Corporate Documents


              Currently, the rights of stockholders of TPG are governed by the provisions of the DGCL, the TPG Certificate of Incorporation and the TPG Bylaws and the rights of stockholders of Lunn are governed by the provisions of the DGCL, the Lunn Certificate of Incorporation and the Lunn Bylaws. Holders of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock immediately prior to the Effective Time (other than Lunn Dissenter's Shares and TPG Dissenters' Shares, respectively) will become stockholders of the Combined Company, and from and after the Effective Time their rights as stockholders of the Combined Company will be governed by the provisions of the DGCL, the Combined Company Certificate of Incorporation and the Combined Company Bylaws. Other than differences solely resulting from the existence of the Combined Company Preferred Stock issued in connection with the Merger, there will be no material differences between the rights of holders of Combined Company Common Stock after the Merger and the current rights of holders of Lunn Common Stock and TPG Common Stock, except that the Lunn Certificate of Incorporation provides for, and the Combined Company Certificate of Incorporation will provide for, a classified board of directors divided into three classes. A classified board of directors prevents any one stockholder who owns a majority of the voting common stock from replacing all of the members of a board of directors and thereby protects the rights of minority stockholders. The TPG Certificate of Incorporation does not provide for a classified board of directors.

              In addition, however, in connection with the Joint Proxy Proposal, the Lunn Certificate of Incorporation will be amended and restated to (i) increase the number of authorized shares of Lunn Preferred Stock from 1,000,000 to 2,000,000; (ii) change the par value of the Lunn Preferred Stock from $0.01 per share to $1.00 per share; (iii) designate a new series of preferred stock in accordance with the "blank check preferred stock" provisions of the Lunn Certificate of Incorporation permitting the Lunn Board of Directors to designate for issuance shares of preferred stock in one or more series from time to time; and (iv) change the name of the Combined Company to "Advanced Technical Products, Inc." See "--Charter Amendments in Connection with the Merger," and "--Description of Capital Stock of Combined Company."


              Limitation of Liability and Indemnification Matters. The Lunn Certificate of Incorporation and the TPG Certificate of Incorporation, each provide, and the Combined Company Certificate of Incorporation will provide, that a director will not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The Lunn Certificate of Incorporation and Lunn Bylaws and the TPG Certificate of Incorporation and TPG Bylaws each also provide, and the Combined Company Certificate of Incorporation and Combined Company Bylaws will provide, for indemnification, to the fullest extent permitted by the DGCL, of any person who will be or was involved in any manner in any pending, threatened or completed investigation, claim or other proceeding by reason of the fact that such person will be or was a director or officer of the Combined Company, Lunn or TPG, as the case may be, or at the request of such company, will be or was serving as a director or officer of another entity, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the investigation, claim or other proceeding. These provisions, among other things, will indemnify directors and certain officers to the fullest extent permitted by the DGCL for certain expenses (including attorneys' fees) and losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of Lunn or TPG or to be incurred by such person arising out of or in connection with such person's service as a director or officer of the Combined Company, or a corporation for which such person was serving as an officer or director at the request of Lunn or TPG or will serve as an officer or director at the request of the Combined Company. This provision offers persons who will serve on the Board of Directors of the Combined Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Combined Company. As a result of this provision, the ability of the Combined Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care will be limited. However, the provision will not affect the availability of equitable remedies such as an injunction or recisions based upon a director's breach of his duty of care. In addition, the Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

              Delaware Law and Certain Charter and By-Law Provisions. Lunn is, and the Combined Company will be, subject to the provisions of Section 203 ("Section 203") of the DGCL. TPG is not subject to the provisions of Section 203 because it is not a publicly held corporation and therefore, currently, the TPG stockholders do not have the protection provided by Section 203. However, the former stockholders of TPG, as stockholders of the Combined Company, will become subject to Section 203 upon consummation of the Merger.


              In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) the Board of Directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances) or (iii) the business combination is approved by the Board of Directors, and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

              The Combined Company Certificate of Incorporation will contain and the Lunn Certificate of Incorporation contains, however, a provision which differs in part from Section 203 of the DGCL and will provide, in the case of the Combined Company Certificate of Incorporation, and provides, in the case of the Lunn Certificate of Incorporation, that: (i) a Business Combination (as defined) between the Combined Company and an Interested Stockholder (as defined) will require, or between Lunn and an Interested Stockholder requires the affirmative vote of not less than 80% of the voting stock entitled to vote generally for the election of directors (the "Voting Stock"), unless (a) the Business Combination has been approved by two-thirds of the Disinterested Directors (as defined); or (b) two-thirds of the Disinterested Directors determine that (x) the Interested Stockholder is the beneficial owner of at least 80% of the Voting Stock of the Combined Company or Lunn, as the case may be, and has declared its intention to vote in favor of such Business Combination, (y) the fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of the Combined Company or Lunn, as the case may be, in the Business Combination equals the highest price per share (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by such Interested Stockholder for any shares of such class of stock previously within the two year period prior to the Business Combination whether before or after the Interested Stockholder became an Interested Stockholder or (z) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance provided by the Combined Company or Lunn, as the case may be, whether in anticipation of or in connection with such Business Combination or otherwise. In the event any vote of holders of Voting Stock is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the Exchange Act is to be mailed at a date determined by the Disinterested Directors to all stockholders of the Combined Company or Lunn, as the case may be, whether or not such statement is required under the Exchange Act. The statement is to contain any recommendations as to the advisability (or inadvisability) of the Business Combination which the

Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of a reputable national investment banking firm as to the fairness of the terms of such Business Combination. Such firm is to be selected by two-thirds of the Disinterested Directors and paid a reasonable fee for its services by Lunn, or the Combined Company, as the case may be, as approved by the Disinterested Directors.

              For purposes of the above-described provision included in the Lunn Certificate of Incorporation and to be included in the Combined Company
Certificate of Incorporation, the following terms are defined as follows therein. "Affiliate" and "beneficial owner" are used as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Exchange Act, as in effect on March 16, 1987. The term "Affiliate" excludes Lunn and will exclude the Combined Company, but includes the definition of "Associate" as contained in Rule 12b-2 of the Exchange Act, as in effect on March 16, 1987. An "Interested Stockholder" is a Person (as defined) other than Lunn or any subsidiary, or the Combined Company or any subsidiary, as the case may be, who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the Voting Stock of Lunn, or the Combined Company, as the case may be, or (ii) an Affiliate of Lunn or the Combined Company, as the case may be, and either (a) at any time within a two-year period prior to the record date to vote on a Business Combination was the beneficial owner, directly or indirectly of ten percent or more of the Voting Stock, or (b) at the completion of the Business Combination will be the beneficial owner of ten percent or more of the Voting Stock. A "Person" is a natural person or a legal entity of any kind, together with an Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Stock. A "Disinterested Director" is a member of the Lunn Board of Directors, or the Board of Directors of the Combined Company, as the case may be, (other than an Interested Stockholder) who was a director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors. A "Business Combination" is (i) a merger or consolidation of Lunn or any of its subsidiaries, or the Combined Company or any of its subsidiaries, as the case may be, with or into an Interested Stockholder; (ii) the sale, lease, exchange, pledge, transfer or other disposition (a) by Lunn or any of its subsidiaries, or the Combined Company or any of its subsidiaries, as the case may be, of all or a Substantial Part of the Corporation's Assets (as defined) to an Interested Stockholder, or
(b) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to Lunn or any of its subsidiaries, or the Combined Company or any of its subsidiaries, as the case may be; (iii) the issuance of stock or other securities of Lunn or any of its subsidiaries, or the Combined Company or any of its subsidiaries, as the case may be, to an Interested Stockholder, other than on a pro rata basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Lunn, or the Combined Company, as the case may be, proposed by or on behalf of an Interested Stockholder; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions. A "Substantial Part of the Corporation's Assets" means assets of Lunn or any of its subsidiaries, or the Combined Company or any of its subsidiaries, as the case may be, in an amount equal to 50% or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of Lunn and its subsidiaries taken as a whole, or the Combined Company and its subsidiaries taken as a whole, as the case may be, as of the end of its most recent fiscal year ended prior to the time the determination is made.

Market Data

              The Lunn Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LUNN". The following table sets forth the quarterly high and low bids for the Lunn Common Stock for the quarters indicated.


                                                          Lunn Common Stock
                                                          -----------------
                                                          High        Low
    1997
      First Quarter...................................    $ .9375     $ .65625
      Second Quarter..................................    $1.25       $ .75
      Third Quarter through August 19, 1997...........    $1.4375     $1.125


    1996
      First Quarter...................................    $1.9375     $ .625
      Second Quarter..................................    $2.00       $1.09375
      Third Quarter...................................    $1.4375     $ .9375
      Fourth Quarter..................................    $1.375      $ .6875

    1995
      First Quarter...................................    $ .8125     $ .500
      Second Quarter...................................   $ .6250     $ .375
      Third Quarter...................................    $1.7500     $ .375
      Fourth Quarter...................................   $1.4375     $ .625


              On May 20, 1997, the last trading day prior to the public announcement of an agreement in principle between Lunn and TPG, the closing bid price for Lunn Common Stock on the Nasdaq SmallCap Market was $1-1/32 per share. As of August 22, 1997, there were 1,043 holders of record of Lunn Common Stock. The TPG Common Stock is not publicly traded. There are fewer than 35 holders of record of TPG Common Stock and of TPG Preferred Stock.

              Neither Lunn nor TPG has paid dividends on the Lunn Common Stock or the TPG Common Stock, respectively, and it is contemplated that upon consummation of the Merger, no such dividends will be paid by the Combined Company on the Combined Company Common Stock.

Information Concerning TPG


              TPG Selected Financial Data.

              The selected financial data presented below as of and for the periods ending December 31, 1994 through December 31, 1996, have been derived from the audited financial statements of TPG and Brunswick Technical Group, the assets of which were acquired by TPG on April 28, 1995 pursuant to the Brunswick Acquisition. The information presented as of and for the six months ended July 4, 1997 and June 21, 1996, are derived from the unaudited financial statements of TPG, and the financial information as of and for the years ended December 31, 1992 and December 31, 1993, are derived from the unaudited financial statements of Brunswick Technical Group. The unaudited financial statements include all adjustments considered necessary for a fair presentation of the financial condition and results of operation for these periods. Operating results for the six months ended July 4, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997.

              The information presented below should be read in conjunction with "--Management's Discussion and Analysis of Financial Condition and Results of Operations of TPG," the financial statements of TPG and related notes and other financial information included elsewhere in this Proxy Statement/Prospectus.

====================================================================================================================================
                                       Brunswick Technical Group                                             TPG
====================================================================================================================================
                                                                 As of and | As of and
                                         As of and                for the  |  for the    for the Year Ended for the Six Months Ended
                                      for the Year Ended       Four Months |Eight Months -------------------------------------------
                               -------------------------------    Ended    |  Ended
                                Dec. 31,   Dec. 31,   Dec. 31,   April 28, |  Dec. 31,       Dec. 31,          June 21 ,  July 4,
                                 1992       1993       1994        1995    |    1995           1996              1996      1997
                               ---------  ---------  ---------  ---------  |  --------       ---------        ---------  --------
                                  (unaudited)                              |                                          (unaudited)
                                                                           |
                                               (in thousands)              |                         (in thousands)
Income Statement Data:                                                     |
Net sales                      $ 143,747  $ 122,244  $ 118,660  $  28,416  |  $ 79,172       $ 126,534        $  57,725  $  51,932
Cost of sales                    131,999    116,155    112,950     27,354  |    61,738          94,365           43,456     39,940
                               ---------  ---------  ---------  ---------  |  --------       ---------        ---------  ---------
Gross profit                      11,748      6,089      5,710      1,062  |    17,434          32,169           14,269     11,992
General and administrative                                                 |
  and other expenses               8,888     13,675      3,923      1,350  |    12,123          21,758            9,788      9,620
                               ---------  ---------  ---------  ---------  |  --------       ---------        ---------  ---------
Operating income (loss)(3)         2,860     (7,586)     1,787       (288) |     5,311          10,411            4,481      2,372
Interest expense(1)                  -          -          -          -    |     1,892           2,377            1,210        985
                               ---------  ---------  ---------  ---------  |  --------       ---------        ---------  ---------
Income (loss) before income                                                |
  taxes and extraordinary items    2,860     (7,586)     1,787       (288) |     3,419           8,034            3,271      1,387
                                                                           |
Income tax provision (benefit)     1,133     (2,959)       683       (112) |     1,312           3,093            1,270        534
                               ---------  ---------  ---------  ---------- |  --------       ---------        ---------  ---------
Income (loss) before extra-                                                |
  ordinary items                   1,727     (4,627)     1,104       (176) |     2,107           4,941            2,001        853
Extraordinary item (2)               -          -          -          -    |       -               667              -          -
                               ---------  ---------  ---------  ---------  |  --------       ---------        ---------  ---------
Net income (loss)              $   1,727  $  (4,627) $   1,104  $    (176) |  $  2,107       $   4,274        $   2,001  $     853
                               =========  =========  =========  =========  |  ========       =========        =========  =========
                                                                           |
Balance Sheet Data:                                                        |
Working capital                   20,565     20,426     29,882     26,868  |    17,558          18,462                      18,059
Total assets                      64,564     53,413     54,995     53,358  |    38,911          44,723                      46,101
Long-term debt, including                                                  |
  current portion(1)               -          -          -          -      |    17,926          17,222                      16,000
Redeemable 8% cumulative                                                   |
  preferred stock                  -          -          -          -      |     1,000           1,000                       1,000
Common stockholders' equity        -          -          -          -      |     2,919           7,018                       7,871


-----------------------
(1)  Prior to April 29, 1995, the Brunswick Technical Group was included as part
     of  Brunswick's  consolidated  financial  statements.   Brunswick  did  not
     allocate any debt or interest expense to the Brunswick Technical Group.

(2) Reflects an extraordinary loss from debt refinancing, net of an income tax benefit of $418,000.

(3) The loss from operations for 1993 was partially the result of (i) a write down of certain impaired fixed assets included as part of general and administrative and other expenses, (ii) severance expenses recorded in connection with a reduction in work force program implemented by Brunswick and (iii) start up costs incurred in connection with the Natural Gas Vehicle (NGV) fuel tank business.

              Management's Discussion and Analysis of Financial Condition and Results of Operations of TPG.

              The following discussion should be read in conjunction with the financial statements of TPG and related notes contained elsewhere in this Proxy Statement/Prospectus.

General
-------

              TPG was formed in 1995 to acquire the business and assets of the Brunswick Technical Group, which was completed on April 28, 1995. The selected financial data for 1995 presents the four month period prior to the Brunswick Acquisition and the eight month period subsequent to the Brunswick Acquisition.


              Historically, approximately 80% of TPG's products and services have been sold to the United States government through prime contracts directly with governmental agencies, primarily the DOD, or through subcontracts with other government contractors. During the mid-1980s, the defense industry began to be negatively impacted by a perceived reduction of threats from the former Soviet Union and affiliated countries in eastern Europe. In addition, increased competition for the United States federal budget dollar resulted in a reduction in the United States defense budget over the last decade on an inflation-adjusted, real dollar basis. Defense spending has recently begun to stabilize, and management of TPG believes that budgeted procurement spending will increase slightly over the next few years.


              The contraction of the defense budget over the last decade and the resulting excess capacity and intensified competition among defense contractors has resulted in significant industry consolidation. TPG's strategy includes the pursuit of acquisitions which will increase its revenue base and improve its cost competitiveness through reduced overhead costs, facility consolidations and the elimination of other duplicative costs. Management of TPG believes continued defense industry consolidation will create opportunities for selected acquisitions that will allow TPG to further increase its revenue base and enhance its cost-competitive position. However, because of the uncertainty of the nature and size of these opportunities, as well as TPG's leverage, there can be no assurance that the financing necessary to pay for acquisitions can be obtained.


              Although the long-term impact of industry consolidation and the defense spending budget cannot be predicted with certainty, management of TPG believes that it is positioned to further its presence in the United States defense industry and increase its ongoing diversification efforts into foreign defense markets and selected commercial markets.


              The United States government's fiscal year begins on October 1 and contracts and options on contracts are generally awarded just prior to its year end. The lead time to perform necessary design work, procure material and begin production is generally several months, which creates a period of low production, revenue and profits, generally in the first few months of the year. Over the last 5 years, the percentage of sales and operating earnings (excluding corporate G&A) generated in the second half of the year have been as follows:

                                                         Earnings before
                  Year        Sales                      Interest & Taxes
                  ----        -----                      ----------------
                  1996        54%                                62%
                  1995        56%                                134%
                  1994        57%                                80%
                  1993        57%                                97%
                  1992        49%                                42%

Results of Operations
---------------------

              The following table sets forth, for the periods indicated, the components of the income statement expressed as a percentage of revenues. See "--Business of TPG--General."

                                              Year Ended December 31,                      Six Months Ended
                                      ---------------------------------------          -------------------------
                                                     Combined                          June 21,          July 4,
                                       1994            1995             1996             1996             1997
                                       ----            ----             ----             -----            ----

Revenues                              100.0%          100.0%           100.0%           100.0%           100.0%
Cost of sales                          95.2            82.8             74.6             75.2             76.9
                                      -----           -----            -----            -----            -----
Gross profit                            4.8            17.2             25.4             24.8             23.1

General and administrative
   and other expenses                   3.3            12.5             17.2             17.0             18.5
                                      -----           -----            -----            -----            -----
Operating income                        1.5             4.7              8.2              7.8              4.6
Interest expense                         -              1.8              1.9              2.1              1.9
                                      -----           -----            -----            -----            -----
Income (loss) before income
   taxes and extraordinary items        1.5             2.9              6.3              5.7              2.7
Income tax provision (benefit)          0.6             1.1              2.4              2.2              1.0
                                      -----           -----            -----            -----            -----
Income (loss) before extra-
   ordinary items                       0.9             1.8              3.9              3.5              1.7
Extraordinary item - loss on
   debt refinancing                      -               -               0.5               -                -
                                      -----           -----            -----            -----            -----
Net income (loss)                       0.9%            1.8%             3.4%             3.5%             1.7%
                                      =====           =====            =====            =====            =====

Six Months Ended July 4, 1997  compared  with the Six Months Ended June 21, 1996
--------------------------------------------------------------------------------

              Revenues decreased $5.8 million, or 10.1%, from $57.7 million in 1996 to $51.9 million in 1997. The decrease primarily relates to (i) lower product deliveries during 1997 on a few government contracts which were substantially completed in 1996 ahead of schedule, (ii) reduced military shelter sales due to a customer requested deferral of scheduled timing and (iii) the start-up phase of a significant new contract. Such decreased revenues were partially offset by increased shipments of ordnance delivery systems. Commercial sales increased $0.6 million, or 7.0%, from $8.5 million in 1996 to $9.1 million in 1997.

              Gross profit decreased $2.3 million, or 16.1%, from $14.3 million in 1996 to $12.0 million in 1997, reflecting the revenue reduction. Gross profit as a percent of sales decreased from 24.8% in 1996 to 23.1% in 1997 primarily because of an aerospace/defense sales mix of lower margin products. Commercial margins increased from approximately 22% in 1996 to 25% in 1997.


              Interest expense decreased $0.1 million during 1997, reflecting lower interest rates and lower average loan balances.


              Net income decreased by $1.1 million, from $2.0 million in 1996 to $0.9 million in 1997 as a result of timing of sales.

  Year Ended December 31, 1996 Compared with the Year Ended December 31, 1995
  ---------------------------------------------------------------------------

              Revenues on a combined basis increased $18.9 million, or 17.6%, from $107.6 million in 1995 to $126.5 million in 1996. The increase was primarily the result of increased shipments during 1996 of chemical agent detectors under a contract with the United States Army. Approximately 4.5% of the increase was a result of increased commercial sales, consisting primarily of NGV tanks.

              On a combined basis, gross profit increased from $18.5 million in 1995 to $32.2 million in 1996. Gross profit as a percent of sales increased from 17.2% in 1995 to 25.4% in 1996 as a result of (i) more favorable sales mix of higher profit contracts in 1996, (ii) a significant decrease in losses attributable to the commercial segment, (iii) a decrease in depreciation and
(iv) the use of a different method of accounting for general and administrative expenses as discussed in the Notes to the Consolidated Financial Statements of TPG (See Note 23 - Significant Accounting Policies).

              Operating income on a combined basis increased $5.4 million, from $5.0 million in 1995 to $10.4 million in 1996, as a result of sales increases on higher margin products.

              Interest expense increased $0.5 million, or 25.6%, from $1.9 million in 1995 to $2.4 million in 1996. This reflects debt outstanding for the eight months in 1995, subsequent to the acquisition, compared to 12 months in 1996.

              An extraordinary loss of $0.7 million (after tax) was recorded in 1996 for costs incurred in connection with a debt refinancing.

              Year Ended December 31, 1995 compared with the Year Ended December 31, 1994


              Revenues decreased $11.1 million, or 9.4%, from $118.7 million in 1994 to $107.6 million in 1995. The decrease was primarily the result of reduced shipments of camouflage to the United States government caused by a temporary reduction in product demand while the new generation of camouflage was being developed. Commercial sales were approximately the same in each year.


              Gross profit, general and administrative expenses and depreciation expense are not comparable for the combined year 1995 compared to 1994 for the reasons discussed above.


              Interest expense was $2.9 million in 1995 compared to zero in 1994 as interest bearing debt was taken on to finance the Brunswick Acquisition on April 28, 1995. No debt or interest expense were allocated to the Business during 1994.

              Cash flow from operations is not comparable for the year ended December 31, 1995 versus the year ended December 31, 1994 because of differences in accounting methods discussed above.

Financial Condition and Liquidity


              Working capital was $18.1 million at July 4, 1997, down $0.4 million from $18.5 million at December 31, 1996. Cash flow from operating activities for the first six months of 1997 compared to the first six months of 1996 increased by $3.1 million as a result of a $4.0 million decrease in working capital requirements. This was a result of significant decreases in accounts receivable balances and inventory liquidation during the comparable periods primarily caused by heavy military product sales in the fourth quarter of 1996. Cash flow from operations for the year ended December 31, 1996, was $5.0 million less than the eight months ended December 31, 1995 due to increased working capital requirements resulting from increased operations for new contracts.

              In December 1996, TPG completed a refinancing of its then existing debt. The new debt consists of (i) a term loan in the amount of $14 million, payable in equal quarterly installments of $500 thousand amortized on a seven year basis and (ii) a revolving line of credit of $17 million, both becoming due in December 1999. TPG was able to reduce its interest charge on borrowings by 1.0% on the revolving loan and 1.25% on the term loan while increasing the total maximum revolving loan availability to $17.0 million from $14.0 million. The average daily availability under the line of credit since entering into the agreement has been $16 million and the average daily loan balance outstanding has been $5.5 million.

              During  1996,  TPG made a payment  of $1.0  million  to  Brunswick
Corporation in full settlement of an obligation arising from the Brunswick Acquisition specifying that TPG would make payments to Brunswick Corporation contingent on future earnings. The payment was recorded as additional purchase price of the acquisition.


              TPG's total backlog of contracts as of August 1, 1997, was approximately $368 million as compared to a backlog of $311 million as of August 1, 1996. These backlogs include options or unreleased orders of $254 million in 1997 versus $169 million in 1996. The released orders from the August 1, 1997 backlog represent approximately 84% of projected sales for the remainder of 1997, and 35% for 1998.

              TPG has a significant amount of unused manufacturing capacity and therefore does not anticipate large annual capital commitments. Capital expenditures since TPG's inception, April 28, 1995, have not exceeded $2.0 million a year on an annualized basis and management does not anticipate capital expenditures to exceed $2.0 million for the year ending December 31, 1997.

              Management  of  TPG  believes  that  cash  flow   generated   from
operations and the availability from its revolving line of credit are adequate to sustain TPG's current operating level and near-term growth.

              Business of TPG.


General

              TPG is a Delaware corporation that was formed in 1995 to acquire the business and assets of three operating units of the Brunswick Technical Group pursuant to an Asset Purchase and Sale Agreement dated November 23, 1994 by and between TPG and Brunswick Corporation. The Brunswick Acquisition was completed by TPG on April 28, 1995. Prior to that time, the Business had been operated by the Brunswick Technical Group for over 40 years. In December 1993, the Brunswick Technical Group disposed of its operations in Willard, Ohio, which was primarily responsible for the production of chemical and biological defense gloves.


              TPG currently designs develops, produces and markets a variety of products through its operating subsidiary, TPGI. TPG has two principal business segments, an aerospace and defense segment and a commercial segment. The aerospace and defense segment designs, develops and manufactures advanced composite material products used in the aerospace and defense industries, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems including electro-optical systems, chemical detection systems, ordnance delivery systems and light-weight camouflage systems. The commercial segment produces NGV fuel tanks, specialty vehicle electronic products and products used in the exploration and production of oil and gas. For the year ended December 31, 1996, TPG's aerospace and defense sales accounted for approximately 88% of TPG's consolidated revenues, while sales of TPG's commercial products accounted for approximately 12% of its consolidated revenues. See footnote 5 of the TPG/Brunswick Technical Group Financial Statements contained in this Proxy Statement/Prospectus for a discussion of TPG's industry segment information.


Industry Overview

              Over the last decade, there has been a reduction of the DOD budget, largely as a result of the end of the Cold War. This reduction in military spending has resulted in excess capacity and has increased competition within the defense industry, resulting in smaller margins and an overall consolidation within the industry. Conditions within the defense industry are now beginning to improve as the DOD has begun to upgrade and replace certain of its outdated weapons and defense systems.


              Similarly, over the last decade, the commercial aircraft industry has also suffered a downturn. The industry is cyclical and typically lags behind the general economic cycle because of the length of time between aircraft orders and delivery. Beginning in 1989, the United States economy experienced a recession, which resulted in a decline in the production of commercial aircraft. This industry has since experienced a rapid recovery, supported by a strong economy and an increase in aircraft sales as a result of the replacement of aircraft in the commercial airlines' somewhat older fleets.


Aerospace and Defense Segment

              Composite Based Products


              Radomes. TPG develops and manufactures high-temperature composite materials and products for aerospace and defense applications and is a leading manufacturer of composite aircraft structures and composite missile structures. One of TPG's principal products is high-performance radomes. A radome is the housing, usually made of composite materials, that shelters the antenna assembly of a radar set on an airplane, rocket or missile. Management believes that TPG has an approximate 75% share of the domestic high-performance radome market and is the sole supplier of radomes for aircraft such as the A-6, AV-8B, B-1, B-1B, C-5B, C-17, F-4, F-5, F-14, F-15, F-16 and the F/A-18. Additionally,
TPG owns a ceramic radome manufacturing technology which enables it to manufacture high temperature, high performance radomes for interceptor missile applications. Management believes that TPG has been the sole supplier of Patriot Missile radomes for the past 12 years. Sales of radomes for each of 1996, 1995 and 1994 constituted 14.3%, 14.7% and 12.8%, respectively, of the total consolidated revenues of TPG.

              Aircraft Components. TPG manufactures a variety of other components used in the aerospace and defense industry. TPG currently fabricates flap assemblies for the C-17 aircraft and expects to begin delivery of winglets and landing gear doors for the C-17 in February 1998. Because the C-17 is a high-priority program for the United States Air Force, management of TPG believes that the production of these C-17 components is expected to provide a stable stream of revenue for the foreseeable future. TPG also manufactures composite-based canopies, fuel tanks and participates in several leading edge projects. TPG has also participated in developmental projects that include the successful application of radar absorbing materials and structures, frequency selective surfaces and low observable applications. TPG recently won a program to supply flat track fairings to The Aerostructures Corporation, which parts are installed on the Airbus A330 and A340 aircraft. This "life of the program" contract is anticipated to cover approximately 500 aircraft. Sales of aircraft components for each of 1996, 1995 and 1994 constituted 12.1%, 19.8% and 22.1%, respectively, of the total consolidated revenues of TPG.

              Rocket Motor Cases. TPG manufactures a variety of rocket motor cases used in solid propellant propulsion systems that are incorporated into strategic (long-range) and tactical missile systems as well as orbiting commercial satellites and deep-space penetration spacecraft. TPG manufactures rocket motor cases for use in strategic missiles such as the D-5 Trident II and the Minuteman III, as well as for tactical missile systems such as the VT-1 and the PAC-3 Anti-Missile missile. TPG also manufactures the ORBUS-21D rocket motor case, which is used in conjunction with the space shuttle and other unmanned launch vehicles to place satellites into earth's orbit, and is used on deep space missions.

              Pressure Vessels. TPG produces various high-performance pressure vessels that are used predominantly in aircraft, launch vehicles and space applications where weight minimization is critical. These high-performance pressure vessels are used in critical system applications, including emergency power, crew capsule impact and flotation, maneuvering, environmental, fuel feed and purge systems. TPG has been a leader in the integration of filament winding technology in combination with metal liners that results in vessels that meet or exceed structural requirements. A number of existing pressure vessel configurations are currently qualified by prime contractors and the military. This qualification minimizes competition for follow-on orders and provides a variety of products that can be offered for new applications with minimal capital investment and production lead time.

              Fuel Tanks. External fuel tanks are used by the military to provide an aircraft with additional operating range. The military requires all-composite external fuel tanks because they offer a significant weight advantage and improved crash survivability, greater safety in a fire, and improved gun fire protection. Management believes that TPG is currently the only qualified producer of the tank liner for the 230-Gallon AH-64/UH-60 Fuel Tank, which is used by the United States Army. TPG is also completing the full-scale development of a 480-Gallon Fuel Tank for the F-18 E/F. This program is scheduled to start low-rate initial production in mid 1998.


              Vehicle/Missile Structures. TPG's vehicle/missile structure product line historically has included composite products used for various structured applications in the aerospace and defense area, including marine, launch vehicles, space and aircraft applications. Products more recently included in this product line are missile warheads, explosive containment structures, radar housings, missile structures, aircraft and missile control surfaces and aircraft engine ducts. These structures must be light-weight and have excellent structural properties in order to replace conventional metal products. These projects are usually obtained from various aerospace and defense companies and government laboratories which need to develop prototype hardware to demonstrate capabilities of advanced composites.


              Tubular Products. TPG's tubular product line includes missile launch tubes and torque shafts. The primary products in the launch tube line include the Multiple Launch Rocket System ("MLRS") launch tube and the launch canister for the submarine launched Tomahawk Missile. While the MLRS program is extremely important to the United States Army as an effective, low-cost weapon system, the Army has a combined inventory of over 500,000 of these missiles and the funding level for this program has been, and likely will remain, low. Composites offer desirable properties for torque shafts for various aerospace and defense applications and are presently being used in the V-22 Osprey and Boeing Vertol's 234 helicopter. TPG has also manufactured two prototype drive shafts for the GD-Electric Boat for evaluation for submarines.


              Resin Transfer Molding. Resin transfer molding is the fabrication of a composite component by pumping resin into a mold containing reinforcement material. The rough product is then removed from the mold and finished. While use of this manufacturing process is primarily driven by its lower cost, recent advances in materials and equipment have helped to make the process a viable choice for fabricating composite aircraft and military structures. Currently, TPG has over 100 components on the advanced military fighter aircraft currently in development, including the F-18-E/F and the F-22. In addition to serving as a supplier to the manufacturers of military aircraft, TPG is also providing components for the MD-80 commercial aircraft, engine components and containers for military hardware. TPG is continuing to look for ways to expand the use of this manufacturing process to a wide variety of applications in support of the aerospace and defense customer base.

              Other Defense Systems

              Shelters/Shelter Integration. TPG designs, develops and produces mobile military shelters and has developed leading design and automated production capabilities for honeycomb, and foam and beam sandwich panel construction, relocatable shelters. Management believes that most of the shelters in the inventory of the DOD were designed and produced by TPG or its predecessors. Sales of shelters and shelter integration products for each of 1996, 1995 and 1994 constituted 16.2%, 14.9% and 5.6%, respectively, of the total consolidated revenues of the business of TPG.

              Tactical Deception. TPG manufactures various types of camouflage products which conceal military personnel and equipment from enemy detection through visual, near-infrared, ultraviolet and radar remote sensing systems. Other products within this line include decoys, false operating surfaces and coated cloth for military applications. Because of its vertically integrated production facility, TPG has historically been the low cost producer of camouflage products. Currently TPG is not producing any of these products but is competing for a United States Army contract for the production of a new generation of camouflage systems, expected to be awarded by October 1997. There are two other competitors for this contract.


              Chemical Defense. TPG is involved in production of the Improved Chemical Agent Monitor ("ICAM"), a monitoring system designed to detect surface contamination on a wide variety of objects. Upon the completion of first article testing, TPG anticipates full-scale production of the ICAM to continue through 2002. TPG is also actively involved in the development and production of collective protection systems. Collective protection systems provide a clean and over-pressured environment for soldiers to conduct their mission. Management believes that TPG's collective protection systems, such as the internally developed Bio-Chem Filter Blower Unit, are the collective protection system of choice for several of the next generation vehicle systems. Also, TPG is producing the M28 Deployable Medical Collective Protection Equipment ("CPE"). This product assures a clean environment for field hospital units for both the United States Army and Air Force. Production of the M28 CPE is expected to continue through 1999. TPG has submitted competitive bids for the United States Marine Corps chemical defense recon vehicles and the United States Army Gen II Remote Chemical Agent Detector, both of which contracts are expected to be awarded in 1997.

Commercial Segment

              Natural Gas Vehicle Fuel Tanks. Legislation mandating stricter air pollution regulations combined with the abundance of natural gas has created a demand for clean running NGVs. The demand for NGV's is expected to grow dramatically over the next several years as installation and refueling infrastructure is added. The most rapidly growing segment of this market is for transit buses and other types of fleet vehicles which return to a central depot at the end of each shift. There is also a great deal of interest in many economically developing countries for NGV's. TPG is actively working with regulatory agencies in other countries to develop standards to allow use of all composite NGV cylinders. TPG has signed a distribution agreement with Mitsui Plastics, Inc. for certain Asian countries.

              TPG has spent over six years and $10 million to design, develop and market an extremely durable, all-composite, plastic-lined Type IV Tank for the NGV market. The TPG trademarked "Tuffshell" (R) tank competes with steel tanks (Type I), metal-lined tanks with a hoop over-wrap (Type II) and metal-lined tanks with a full over-wrap (Type III). Weight reduction and resistance to external damage are the primary technical criteria during fuel tank selection. The Type IV tank offers the most substantial weight reductions (a minimum of 30% versus glass wrapped aluminum lined Type III tanks) and the flexibility to reduce the impact of the weight increase. Type IV tanks may be placed on the roof or underbody of transit busses without violating Federal restrictions on curb weight. Metal lined tanks that offer reliable impact resistance are generally too heavy to place on the roof of busses. The Type IV tank has captured over 75% of the transit bus market in the past four years and is preferred by all major builders of transit CNG powered coaches. Light duty sedan/truck designers must also keep their gross vehicle weights below defined Federal levels to meet EPA classifications and to meet customer preferences concerning vehicle handling and low repair costs for suspension and brake components. This is especially important for the highly successful import vehicle sedan segment where engine displacement is below the North American average.

              Sales of this product have grown significantly since it was first introduced in 1993. In 1996, sales reached $7.5 million and are expected to exceed $10 million in 1997.


              Specialty Vehicle Electronic Products. The specialty vehicle electronics group is engaged in the design and manufacture of electronic products for the specialty vehicle market that are primarily used to distribute and control electrical power throughout the vehicle. This market includes recreational vehicles ("RV's"), conversion vans, trucks, buses, and boats. Currently, TPG sells approximately 250 different products, most of which have been introduced to meet a customer's request to solve a particular problem. TPG's products fall into three main categories: battery run-down protection and charging, power switching and control, and 120 volt AC power management. Many of the battery run-down protection and charging products are centered around TPG's patented disconnect relay. The power switching and distribution products center on TPG's unique patented multiplex system. TPG's patented 120 volt AC power management products are used in RV's to minimize the overloading of circuit breakers.

TPG's electrical products are currently utilized by all major motor home original equipment manufacturer's and all but one of the major van converters. TPG is currently directing efforts at increasing its market penetration into the truck, bus and marine industries.

              Oil & Gas Exploration And Products. TPG manufactures several products used in the oil and gas industry. TPG has developed a flexible drill pipe that facilitates horizontal drilling, allowing an operator to re-enter an old small diameter well that is no longer an effective producer and drill a horizontal lateral into a producing zone. The technology exists to increase the size of the drill pipe for use in larger extended reach applications. TPG has also developed drillable casing for the horizontal drilling market, which is placed in the well at the location where a horizontal lateral will be drilled. The drill motor will easily drill through the wall of the drillable casing as opposed to the more lengthy milling operation required by the use of conventional steel casing.


              TPG is also participating with several companies on a National Institute for Science and Technology project for the development of a production riser to be used in water depths of 3000 feet and beyond. This product will be much lighter than steel casing and both lighter and much less expensive than titanium. All key test requirements have been demonstrated and management believes that the product will be ready for commercialization in 1999-2000. The number of deep water platforms is expected to increase as oil reserves in shallower waters decrease and, because there are numerous wells per platform, this represents a significant future opportunity.

              TPG applied the NGV all-composite tank technology to develop an accumulator tank for the Production Riser Tensioning system on off-shore platforms. There are as many as four accumulator's per well and the new platforms have in excess of 25 wells per platform. The all-composite accumulator is lighter weight, non-corrosive and competitively priced with all steel accumulators. The TPG accumulator meets ASME Code X and currently there is not a qualified competitor for this product. These accumulators offer some significant advantages for the platform and as a result the revenue is expected to increase significantly over the next several years.


              Shafts And Rollers. In the industrial machine industry, there is a growing recognition and acceptance of the advantages of composite shafts and rollers over heavier steel units. Composite shafts are much lighter and, with the use of carbon fiber, the stiffness is maintained and the fatigue life is increased. TPG manufactures several sizes and configurations of shafts.

Competition and Markets


              TPG  competes  with many  manufacturers  which,  depending  on the product involved, range from large diversified enterprises to smaller companies specializing in particular products. Factors that affect TPG's competitive posture are the quality of products and services, the ability to employ certain technologies and pricing strategies. TPG competes by defining and understanding customer and market needs, using its technology base to develop new product applications that meet those needs, communicating and demonstrating the technical advantage of its products and building long-term relationships with its customers.

              There are many companies that compete with TPG in the aerospace and defense industry. While TPG's management believes that it has an approximate 75% share of the domestic high-performance radome market and is a leading supplier of radomes in the domestic and international markets, TPG competes with a number of other companies in the production of composite based products used in the aerospace and defense industries. TPG is a leader in the design and production of tactical deception and chemical detection equipment Similarly, while TPG's market share varies with respect to its other aerospace and defense products such as rocket motor cases, fuel tanks and pressure vessels, TPG overall has only a minor share of the total aerospace and defense markets.


              Certain of TPG's other commercial products are highly specialized and face less competition in their respective markets. TPG's management believes that TPG has approximately 30% of the NGV fuel tank market and is a leading supplier of battery run-down protection and the power switching and control devices for the motor home and van conversion original equipment manufacturer markets. Additionally, while there are numerous producers of standard drill pipe and casing and fiberglass tubulars, TPG has a leading position in the application of advanced composites in the oil and gas industry.


Marketing and Customers


              TPG markets its aerospace and defense products through direct personal contacts with its customers, active membership in various industry groups, and by participation in industry trade shows. TPG's aerospace and defense products are sold primarily to agencies of the United States government and to commercial customers in the aerospace industry. In 1996, sales to the United States government either directly or by subcontract constituted 81% of TPG's total revenue. Other customers include Lockheed Martin Corporation, McDonnell Douglas Corporation and AlliedSignal Inc. Combined aerospace component sales to these customers, most of which are included above as United States government sales by subcontract, represented 17.7% of TPG's total revenues during 1996. TPG's aerospace and defense products are generally designed and developed to customer specifications.


              TPG markets and sells NGV fuel tanks and specialty vehicle electronics primarily to vehicle manufacturers. TPG sells its specialty vehicle products to only a few customers, the loss of any of which would have an adverse impact on its specialty vehicle products group.

              In the commercial composites business, it is necessary to carry a reasonable raw material and finished goods inventory to allow for a rapid customer response. The average days sales outstanding of accounts receivable for the commercial products run somewhat longer than for comparable aerospace and defense products. Also, there is a greater risk of bad debt associated with commercial products.

              Warranties on these products are for material and workmanship and are based on standard industry practice. Though TPG has endeavored to design an extremely safe and durable product, the NGV tank and production riser has a potential for greater product liability than standard aerospace and defense products. TPG believes it has adequate product liability insurance to offset these risks.

Patents


              TPG owns numerous patents and patent applications, some of which, together with licenses under patents owned by others, are utilized in its operations. While such patents and licenses are, in the aggregate, important to the operation of TPG's business, no existing patent, license or other similar intellectual property right is of such importance that its loss or termination would, in the opinion of management, materially affect TPG's business.


Backlog


              TPG's total backlog of contracts as of August 1, 1997, was approximately $368 million as compared to a backlog of $311 million as of August 1, 1996. These backlogs include options or unreleased orders of $254 million in 1997 and $169 million in 1996.

Government Contracts


              Because the United States government is a primary customer, TPG's revenues are directly affected by the government's budget process and inadequate funding of the operation and maintenance portion of the DOD budget or a reduction in the budgeted amount for certain programs could have an adverse impact on the revenue of TPG. All government contracts, and, in general, subcontracts thereunder are subject to termination in whole or in part at the convenience of the United States government as well as for default. Long-term government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods become unavailable.


Raw Materials and Supplies


              Raw materials essential to the conduct of all of TPG's business segments generally are available at competitive prices. TPG has not experienced significant difficulties in its ability to obtain raw materials and other supplies needed in its manufacturing processes, nor does TPG expect such difficulties to arise in the future. The supply of carbon fiber has been tight in 1997, but management expects additional capacity in 1998 to alleviate this situation.


Research and Development

              TPG and Brunswick Technical Group have spent $1,213,000, $799,000 and $1,030,000 for each of 1996, 1995 and 1994, respectively, on research and development. Approximately 50% of these expenditures relate to the development of ultralightweight camouflage net systems to be sold to the United States Army. If TPG wins this contract, management anticipates it will begin production of these systems in 1999.

Facilities


              TPG maintains various facilities nationwide and considers all of its facilities to be in relatively good operating condition and adequate for their present uses. TPG believes that it has sufficient capacity to meet its current and anticipated manufacturing requirements. The following table sets forth TPG's principal offices and manufacturing plants:

                                                                           Approximate    Leased
                                                                           Square           or
                                                                           Footage         Owned
                                                                           -------         -----
Corporate Offices:
         Atlanta, Georgia.............................................         4,500      Leased

Marion Composites Division:
         Marion, Virginia.............................................     1,019,000      Owned

Intellitec Division:
         Deland, Florida..............................................       353,000      Owned
         Lombard, Illinois............................................        12,000      Leased

Lincoln Composites Division:
         Lincoln, Nebraska............................................       224,000      Owned
         Lincoln, Nebraska............................................        94,000      Leased
         East Camden, Arkansas........................................        64,000      Leased


              TPG pays approximately $68,000 in rental expense with respect to its leased facilities in Lombard, Illinois, and $253,804 in rental expense with respect to its leased facilities in Lincoln, Nebraska. TPG earns approximately $250,000 in rental income on certain of its Deland, Florida facilities.

Environmental Regulation


              TPG's operations are subject to numerous local,  state and federal laws and regulations concerning the containment and disposal of hazardous materials, pursuant to which TPG has incurred compliance costs. Such costs to date have not been material. TPG does not presently anticipate the need for significant expenditures to ensure continued compliance with current environmental protection laws. Regulations in this area are subject to change and there can be no assurance that future laws or regulations will not have a material adverse effect on TPG.


Employees


              At August 1, 1997, TPG had 955 employees. Approximately 400 of TPG's employees are covered by three separate collective bargaining agreements with various international and local unions. TPG's management considers employee relations generally to be good and believes that the probability is remote that renegotiating these contracts will have a material adverse effect on its business.


Legal Proceedings

              TPG is not currently a party to any material legal proceedings that management believes would have a material adverse effect on TPG's financial condition or results of operations.


TPG Management.


              The following table sets forth information with respect to the persons who will become members of the Board of Directors and Executive Officers of the Combined Company upon consummation of the Merger. The Lunn Certificate of Incorporation, as amended and restated as of the Effective Time, will provide that directors are divided into three classes which serve for staggered terms of one to three years or until their successors are duly elected and qualified at the next annual meeting of stockholders; officers will serve at the discretion of the Board of Directors of the Combined Company.

          Name                                         Position
                                       Age


James S. Carter   .........  ......... 61      Chairman of the Board, President,
                                               Chief Executive Officer and
                                               Director
Garrett L. Dominy .........  ......... 52      Executive Vice President, Chief
                                               Financial Officer, Assistant
                                               Secretary, Treasurer and Director
James P. Hobt     .........  ......... 42      Corporate Controller and
                                               Secretary
H. Dwight Byrd    .........  ......... 59      Vice President (President, Marion
                                               Composites Division)
James G. Fuller   .........  ......... 58      Vice President (President,
                                               Lincoln Composites Division)
Henry R. Lattanzi .........  ......... 55      Vice President (President,
                                               Intellitec Division)
Richard R. Zeits  .........  ......... 55      Vice President, New Business
                                               Development
Sam P. Douglass   .........  ......... 64      Director
Gary L. Forbes    .........  ......... 53      Director
Robert C. Sigrist .........  ......... 64      Director
Lawrence E. Wesneski .........         49      Director


-------------------------


              James S. Carter. Mr. Carter, has been the President and Chief Executive Officer and a director of TPG since April 28, 1995. Mr. Carter served as an industry consultant from 1993 to 1995 and Vice President and General Manager of the Composite Structures Division of Alcoa Composites, Inc. from 1989 to 1993. Prior to joining Alcoa Composites, Inc., Mr. Carter was director of Composites with Northrop Corporation for the B-2 Aircraft Group from 1980 to 1989. Mr. Carter began his career in the aerospace industry with the Brunswick Technical Group of Brunswick Corporation in 1956.


              Garrett L. Dominy. Mr. Dominy has been the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of TPG since June 1995. Mr. Dominy came to TPG from Arthur Andersen Worldwide, where he had been an audit partner since September 1980. Mr. Dominy is a Certified Public Accountant.

              James P. Hobt. Mr. Hobt has been Corporate Controller of TPG since August 1995. From December 1981 to July 1995, Mr. Hobt served in various accounting and financial capacities at Brunswick Corporation, including Assistant Division Controller and Corporate Audit Supervisor. Mr. Hobt is a Certified Public Accountant.

              Sam P. Douglass. Mr. Douglass has been a director of TPG since its inception in 1995. Mr. Douglass has been Chairman of the Board and Chief Executive Officer of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P., since its formation in September 1983. Mr. Douglass has also been Chairman of the Board and Chief Executive Officer of Equus II Incorporated, an investment company that trades as a closed-end fund on the American Stock Exchange, and Equus Capital Management Corporation since their formation in 1983. Since 1978, Mr. Douglass has served as Chairman and Chief Executive Officer of Equus Corporation International, a privately owned corporation engaged in a variety of investment activities.

              Gary L. Forbes. Mr. Forbes has been a director of TPG since its inception in 1995. Mr. Forbes has been a Vice President of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P. since November, 1991. He has been a Vice President of Equus II Incorporated and Equus Capital Management Corporation since December 1991. Mr. Forbes is a director of Consolidated Graphics, Inc. (a NYSE consolidator of commercial printing companies), Drypers Corporation (a Nasdaq National Market manufacturer of disposable diapers), and NCI Building Systems, Inc. (a Nasdaq National Market consolidator of pre-engineered metal building manufacturers).

              Robert C.  Sigrist.  Mr.  Sigrist has been a director of TPG since
August 1995. Prior to that time, Mr. Sigrist served as the President of the Brunswick Technical Group of Brunswick Corporation for seven years.

              Lawrence E. Wesneski. Mr. Wesneski has been President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. since August 1996. Mr. Wesneski has been engaged in the investment banking industry for approximately 21 years. Prior to the formation of Hoak Breedlove Wesneski & Co., Mr. Wesneski was president and managing director of Breedlove Wesneski & Co. for ten years. Mr. Wesneski was formerly head of the Southwest Corporate Finance Department of Bear Stearns & Co., Inc., a Managing Director of Corporate Finance at Eppler, Guerin & Turner, Inc., and a member of the Corporate Finance Department at Dean Witter Reynolds, Inc. Mr. Wesneski is a director of STB Systems, Inc., TPG and TSC Communications Corp.

              H. Dwight Byrd. Mr. Byrd has been Vice President of TPG and President of the Marion Composites Division since April 1995. During the period from April 1992 to April 1995, Mr. Byrd served as General Manager of Brunswick Corporation's Marion, Virginia division. During 1991 to April 1992, Mr. Byrd served as Director of Manufacturing for Brunswick's Mercury Marine Division in Stillwater, Oklahoma.

              James G. Fuller. Mr. Fuller has been Vice President of TPG and President of Lincoln Composites Division since April 28, 1995. Mr. Fuller was formerly with Brunswick Corporation, where he served as the General Manager of Brunswick's operations in Lincoln, Nebraska and Camden, Arkansas for over five years.

              Henry R. Lattanzi. Mr. Lattanzi has been Vice President of TPG and President of The Intellitec Division since April 1995. Mr. Lattanzi served as Vice President of Brunswick Technical Group of Brunswick Corporation and General Manager of its Deland, Florida operations for the prior ten years.


              Richard R. Zeits. Mr. Zeits has been Vice President, New Business Development of TPG since its inception in April 1995. Mr. Zeits was an industry consultant from November 1993 until 1995. From April 1989 until November 1993, Mr. Zeits was Manager, Manufacturing Engineering and Tooling of the Composite Structures Division of Alcoa Composites, Inc. Mr. Zeits has over 30 years experience in the development and manufacture of advanced composites and metal bond structures.

TPG Executive Compensation.

              The following table sets forth certain information regarding the annual and long-term compensation for the calendar year ended December 31, 1996 and the initial year ended December 31, 1995 of those person who will be either
(i) the Chief Executive Officer, or (ii) one of the four most highly compensated executive officers of the Combined Company after the Merger (collectively, the "Future Named Officers"):

                         Summary Compensation Table



                                        Annual Compensation
                                        -------------------
                                                                     All Other
Name and Principal Position         Year      Salary      Bonus     Compensation
---------------------------         ----    ----------  ---------   ------------
James S. Carter.................    1996     $ 226,884   $106,638    $ 62,982(1)
  President and                     1995     $ 147,948   $    -0-    $  2,664(2)
  Chief Executive Officer
Garrett L. Dominy...............    1996     $ 170,673   $ 79,279    $ 51,962(3)
  Executive Vice President and 1995 $ 98,109 $ -0- $ 840(4) Chief Financial Officer
H. Dwight Byrd..................    1996     $ 145,558   $ 69,778    $  3,906(5)
  Vice President                    1995     $  91,970   $  9,380    $  1,628(5)
James G. Fuller.................    1996     $ 135,285   $ 64,896    $  2,095(6)
  Vice President                    1995     $  87,500   $    -0-    $    940(6)
Henry R. Lattanzi...............    1996     $ 163,172   $ 81,660    $  4,578(5)
  Vice President................    1995     $ 105,522   $ 10,385    $  2,127(5)
-------------------


(1) Includes $17,508 in transfer allowance, $41,241 for reimbursement of federal and state income taxes paid on reimbursement of temporary living expenses and transfer allowances, $1,425 in matching contributions under TPG's 401(k) Savings Incentive Plan, and $2,808 for the taxable amount of group life insurance paid by TPG.

(2) Includes $1,872 for the taxable amount of group life insurance paid by TPG and $792 contributed by TPG to match Mr. Carter's contributions under TPG's 401(k) Savings Incentive Plan.

(3) Includes $12,692 in transfer allowances, $37,185 for reimbursement of federal and state income taxes paid on reimbursement of temporary living expenses, relocation costs and transfer allowances, $864 for the taxable amount of group life insurance paid by TPG and $1,221 contributed by TPG to match Mr. Dominy's contributions under TPG's 401(k) Savings Incentive Plan.

(4) Includes $336 for the taxable amount of group life insurance paid by TPG and $504 contributed by TPG to match Mr. Dominy's contributions under TPG's 401(k) Savings Incentive Plan.

(5) Includes matching contributions under TPG's 40l(k) Savings Incentive Plan, the taxable amount of group life insurance paid by TPG and the cost of company provided automobiles.

(6) Includes matching contributions under TPG's 401(k) Savings Incentive Plan and the taxable amount of group life insurance paid by TPG.


Option/SAR Grants Table
-----------------------

              There were no stock options or stock appreciation rights granted to any of the Future Named Officers during 1996.

Aggregated Option Exercises in 1996 and Year-End Values

              There were no options exercised during 1996 by any of the Future Named Officers and there were no unexercised options granted to any of the Future Named Officers that remained outstanding at December 31, 1996.


Director Compensation
---------------------

              Each director receives an annual fee of $20,000, with no additional fees for serving on committees. In addition, it is anticipated that shortly after consummation of the Merger, each non-employee director will be granted stock options exercisable for 7,500 shares of Combined Company Common Stock. It is also anticipated that each non-employee director of the Combined Company will be granted additional stock options for 1,000 shares of Combined Company at each annual meeting of the Board of Directors. The terms of these options will be determined by the Board of Directors of the Combined Company.

Employment Agreements
---------------------

              TPG has entered into three-year employment agreements with each of James S. Carter and Garrett L. Dominy, such employment agreements to become effective upon consummation of the Merger. Pursuant to the employment agreements, Mr. Carter will serve in the capacity as Chairman of the Board, President and Chief Executive Officer of the Combined Company and Mr. Dominy will serve as the Combined Company's Executive Vice President and Chief
Financial Officer. The employment agreements provide for base salaries of $265,000 and $215,000 for Mr. Carter and Mr. Dominy, respectively, subject to annual increases based, at a minimum, on the consumer price index (income) for the previous year. Mr. Carter and Mr. Dominy are also entitled to receive, subject to the discretion of the Board of Directors of the Combined Company, annual bonuses up to 75% of their then annual base salary. The employment agreements also entitle Mr. Carter and Mr. Dominy to receive standard company benefits. The employment agreements are terminable by the Combined Company with or without cause, provided, however, that if the Combined Company terminates an executive without cause, then such executive is entitled to continue to receive base salary and incentive bonus for specified periods. The employment agreements also provide that if there is a "change of control" of the Combined Company or a constructive termination of an employee without cause, then the executives are entitled to a lump-sum payment of a specified amount within 60 days of the effective date of termination. Following any termination of Mr. Carter's or Mr. Dominy's employment for cause or upon such employee's breach of the terms of his employment agreement, it is expected that such executive will be subject to non-disclosure and non-competition covenants for up to two years.

TPG Security Ownership of Certain Beneficial Owners and Management.
-------------------------------------------------------------------


              The following table sets forth certain information regarding beneficial ownership, as of August 20, 1997, of TPG Common Stock, by each stockholder who beneficially owned more than five percent of the outstanding TPG Common Stock as of such date and regarding beneficial ownership of both TPG Common Stock and TPG Preferred Stock by (i) each director of TPG; (ii) each executive officer of TPG named in the TPG Summary Compensation Table; and (iii) all directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed herein has sole voting and sole investment power with respect to the shares that are deemed beneficially owned by such person or entity.


                                                     TPG Common Stock             TPG Preferred Stock
                                                     ----------------             -------------------


Name and Address of Beneficial Owner,               Shares Beneficially            Shares Beneficially
-------------------------------------              ---------------------        -------------------------
        Identity of Group                           Owned        Percent         Owned           Percent
        -----------------                           -----        -------         -----           -------

Equus Equity Appreciation Fund L.P. (1)            299,250        63.0          913,043            91.3
 2929 Allen Parkway, Suite 2500
 Houston, TX 77019


James S. Carter .......................             35,625         7.5             -                -
 3353 Peachtree Rd, Suite 920
 Atlanta, GA 30326

H. Dwight Byrd ........................             23,750         5.0             -                -
 Marion Composites
 150 Johnston Rd.
 Marion, VA 24354

James G. Fuller .......................             23,750         5.0             -                -
 Lincoln Composites
 4300 Industrial Ave.
 Lincoln, NE 68504

Henry R. Lattanzi(2) ..................             23,750         5.0             -                -
 Intellitec
 2000 Brunswick Lane
 Deland, FL  32724


Garrett L. Dominy .....................             19,000         4.0             -                -

Robert C. Sigrist .....................              7,125         1.5            21,739            2.2

Lawrence E. Wesneski(3) ...............              5,225         1.1            15,946            1.6

All directors and executive officers as
a group (7 persons)(4).................            138,225        29.1            37,685           37.7


-----------------------

(1) Sam P. Douglass is a general partner of Equus and Gary L. Forbes is a Vice President of the managing general partner of Equus, Equus Capital Corporation. Accordingly, each may be deemed to own all of the 299,250 shares of TPG Common Stock and 913,043 shares of TPG Preferred Stock owned by Equus. Messrs. Douglass and Forbes each disclaim beneficial ownership of such shares.

(2) Shares held by Henry R. and Justine D. Lattanzi, Trustee for the Henry R. and Justine D. Lattanzi Trust.


                                              (footnotes continued on next page)

(3) Includes 5,225 shares held directly by Mr. Wesneski through a SEP IRA. Such figure does not include 11,875 shares held by Hoak Breedlove Wesneski & Co., which Mr. Wesneski may be deemed to own as a result of his position as President and Chief Executive Officer of such corporation. Mr. Wesneski disclaims beneficial ownership of such shares.


(4) Does not include 299,250 shares owned by Equus. Sam P. Douglass is a general partner of Equus and Gary L. Forbes is a Vice President of the managing general partner of Equus, Equus Capital Corporation. Messrs. Douglass and Forbes each disclaim beneficial ownership of such shares.



Certain Relationships of TPG.

              On April 28, 1995, TPG loaned its President and Chief Executive Officer, James S. Carter, $74,925 to help fund Mr. Carter's acquisition of 35,625 shares of TPG Common Stock. Mr. Carter executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Carter is secured by a stock pledge agreement pursuant to which Mr. Carter pledged his shares of TPG Common Stock to TPG. As of December 31, 1996 an aggregate of $84,915 of principal and accrued and unpaid interest was due and owing under such note.

                             JOINT PROXY PROPOSAL 2

General


              On June 9, 1997, the Lunn Board of Directors voted to approve the Option Plan, a copy of which is set forth as Annex D to this Proxy Statement/Prospectus. The Option Plan is designed to provide an incentive to officers, employees, and non-employee consultants and advisors of the Combined Company and its present and future subsidiaries and to offer an additional inducement in obtaining the services of such individuals.

              Lunn and TPG have agreed, pursuant to the Merger Agreement, that the Combined Company will adopt the Option Plan at the Effective Time. See "--The Joint Proxy Proposal--Terms of the Merger Agreement--Treatment of Lunn Options and Lunn Warrants." No options have been granted under the Option Plan, nor will any options be granted thereunder prior to the consummation of the Merger.

              The approval of Joint Proxy Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Lunn Common Stock present, in person or by proxy, at the Lunn Annual Meeting and at the TPG Special Meeting, respectively. Notwithstanding the foregoing, Joint Proxy Proposal 2 is contingent upon approval of the Joint Proxy Proposal.

              The following summary of certain material features of the Option Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Option Plan, set forth as Annex D to this Proxy Statement/Prospectus.

The Option Plan

              Shares Subject to the Option Plan. The maximum number of shares as to which options may be granted under the Option Plan (subject to adjustment as described below) is 300,000 shares of Combined Company Common Stock. Upon expiration, cancellation or termination of unexercised options, the shares of Combined Company Common Stock subject to such options will again be available for the grant of options under the Option Plan. No options have been granted under the Option Plan. The closing bid price of one share of Lunn Common Stock, as reported on the Nasdaq SmallCap Market, as of May 20, 1997 the last trading day prior to the public announcement of an agreement in principle between Lunn and TPG concerning the Merger, was $1-1/32 per share.

              Type of Options. Options granted under the Option Plan may either be ISOs, within the meaning of Section 422 of the Code, or NQSOs. ISOs, however, may only be granted to employees.

              Administration. The Option Plan would be administered by a Stock Option Committee (the "Committee") consisting of members of the Combined Company Board of Directors. It is intended that each member of the Committee will be an "outside director" within the meaning of Section 162(m) of the Code. The Committee will not be appointed until following the Effective Time of the Merger.

              Eligibility. Option Plan participation is limited to officers, employees and non-employee consultants and advisors of the Combined Company or of any subsidiary of Combined Company. Upon consummation of the Merger, approximately officers, employees and non-employee consultants and advisors would be eligible to participate in the Option Plan.

              Option Contracts. Each option will be evidenced by a written contract between the Combined Company and the optionee, containing such terms and conditions not inconsistent with the Option Plan as may be determined by the Committee (the "Contract").

              Terms and Conditions of Options The options granted under the Option Plan will be subject to, among other things, the following terms and conditions:

              (a) The exercise price of each option will be determined by the Committee; provided, however, that the exercise price of an ISO may not be less than the fair market value of Combined Company Common Stock on the date of grant (110% of such fair market value if the optionee owns (or is deemed to own) more than 10% of the voting power of the Combined Company).

              (b) Options may be granted for terms determined by the Committee of up to 10 years; provided, however, that the term of an ISO may not exceed five years if the optionee owns (or is deemed to own) more than 10% of the voting power of the Combined Company.

              (c) All or any part of the shares for which options may be granted under the Option Plan may be granted to any eligible person. The aggregate fair market value (determined at the time of grant) of shares with respect to which ISOs may be granted to an employee which are exercisable for the first time during any calendar year under the Option Plan and all incentive stock option plans of the Combined Company, or any parent or subsidiaries, shall not exceed $100,000.

              (d) Any  options  granted  to a person  required  to report  under
     Section 16(a) of the Exchange Act must be approved by both the Combined Company Board of Directors and the Committee in order to be effective.

              (e) Payment of the exercise price of an option may be made in cash, or, if the applicable Contract permits, in shares of Combined Company Common Stock or any combination thereof. An option agreement may provide that upon the exercise of the option, the Committee may elect to pay an amount in cash, stock or both, equal to the excess of the fair market value per share on the date of exercise over the per share exercise price under the option multiplied by the number of option shares actually exercised.

              (f) Options may not be transferred other than by will or by the laws of descent and distribution and may be exercised during the optionee's lifetime only by him or her.

              (g) In the case of the death of the optionee, his or her legal representative or beneficiary may exercise the option, to the extent exercisable on the date of death, within 180 days after such date, but in no event after the expiration of the term of the option. An optionee whose employment was terminated by reason of his or her disability may exercise the option, to the extent exercisable at the time of such termination, within 180 days thereafter, but not after the expiration of the term of the option.

              (h) The Combined Company may withhold cash and/or shares of Combined Company Common Stock having an aggregate value equal to the amount which the Combined Company determines is necessary to meet its obligations to withhold any federal, state and/or local taxes or other amounts incurred by reasons of the grant or exercise of an option, its disposition or the disposition of shares acquired upon the exercise of the option. Alternatively, the Combined Company may require the holder to pay the Combined Company such amount, in cash, promptly upon demand.

              Adjustment in Event of Capital Changes. Appropriate adjustments shall be made in the number and kind of shares available under the Option Plan, in the number and kind of shares subject to each outstanding option and the exercise prices of such options, and in the limitation on the number of shares that may be granted to any employee in any calendar year, in the event of any change in the Combined Company Common Stock by reason of any stock dividend, recapitalization or merger in which the Combined Company is not the surviving corporation, split-up, combination, exchange of shares or the like.

              Duration and Amendment of the Option Plan. No option may be granted pursuant to the Option Plan after the expiration of 10 years after its adoption. The Combined Company Board of Directors may at any time terminate or amend the Option Plan; provided, however, that, without the approval of the Combined Company's stockholders, no amendment may be made which would (a) increase the maximum number of shares available for the grant of options (except as a result of the anti-dilution adjustments described above) or (b) materially modify the eligibility requirements for individuals who may receive options.

              Federal Income Tax Treatment. The following is a general summary of the federal income tax consequences under current tax law of NQSOs and ISOs. It does not purport to cover all of the special rules, including special rules relating to optionees subject to Section 16(b) of the Exchange Act and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

              An optionee will not recognize taxable income for federal income tax purposes upon the grant of a NQSO or an ISO.

              Upon the exercise of a NQSO, the optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Combined Company will generally be entitled to a deduction for such amount at that time. If the optionee later sells shares acquired pursuant to the exercise of a NQSO, he or she will recognize long-term or short-term capital gain or loss, depending on the period for which the shares were held. Long-term capital gain is generally subject to more favorable tax treatment than ordinary income or short-term capital gain. The holding period for long-term capital gain treatment is currently more than 18 months.

              Upon the exercise of an ISO, the optionee will not recognize taxable income. If the optionee disposes of the shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the shares to him or her, the optionee will recognize long-term capital gain or loss and the Combined Company will not be entitled to a deduction. However, if the optionee disposes of such shares prior to the end of the required holding periods, all or a portion of his or her gain, if any, will be treated as ordinary income, and the Combined Company will generally be entitled to deduct such amount.

              In addition to the federal income tax consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For alternative minimum tax purposes, upon the exercise of an ISO, the excess of the fair market value of the shares over the exercise price therefor is an adjustment which increases alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such amount for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral preferences (including the ISO adjustment) is generally allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

Recommendation of Board of Directors

              The Lunn Board of Directors and the TPG Board of Directors have each unanimously approved Joint Proxy Proposal 2 and each recommends that its respective stockholders vote "FOR" Joint Proxy Proposal 2. Notwithstanding the foregoing, approval of Joint Proxy Proposal 2 is contingent upon approval of the Joint Proxy Proposal.

                  LUNN PROXY PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election as Directors

              The Lunn Board of Directors currently consists of five members. The Lunn Board of Directors is divided into three classes, Class I, Class II and Class III. The Class I, Class II and Class III directors serve for terms that expire at the Lunn Annual Meeting, the 1998 Annual Meeting of Stockholders of Lunn and the 1999 Annual Meeting of Stockholders of Lunn, respectively, or until their respective successors are duly elected and qualified. Thereafter, the successors to the class of directors whose term expires at an annual meeting of stockholders will hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, or until their successors have been duly elected and qualified.

              It is intended that the persons named in the accompanying form of proxy will, except as noted below, vote "FOR" the election of the following Class I nominees as directors: Warren H. Haber and John Simon. Each of the foregoing persons currently serves as a Class I director of Lunn and was most recently elected as such at the Annual Meeting of Stockholders of Lunn held on September 27, 1996. The Lunn Board of Directors does not contemplate that either of such nominees will become unable to serve. If, however, either of such nominees should become unable to serve before the Lunn Annual Meeting, proxies solicited by the Lunn Board of Directors will be voted by the persons named as proxies therein in accordance with the best judgment of such proxies.


              Notwithstanding the foregoing, in the event that the Merger is approved and is consummated, only two directors of Lunn (Alan W. Baldwin, a Class III director, and John Simon, a Class I director and one of the nominees for election of director named herein) will be directors of the Combined Company after the Effective Time. See "The Joint Proxy Proposal--Management of the Combined Company after the Merger."


Directors

              The Lunn Board of Directors has the responsibility to serve as the representative of the stockholders of Lunn. It establishes broad corporate policies and oversees the overall performance of Lunn. However, the Lunn Board of Directors is not involved in day-to-day operating details. Members of the Lunn Board of Directors are kept informed of Lunn's business activities through discussions with the Chief Executive Officer, by reviewing analyses and reports sent to them by management and by participating in Lunn Board of Directors meetings.

              Set forth below is the name, age and business experience for the past five years and other directorships of each of Lunn's Class I, Class II and Class III directors (including Lunn's nominees for election as directors).

Class I Directors
-----------------


              Warren H. Haber, 56. For more than 25 years, Mr. Haber has been Chairman of the Board and Chief Executive Officer of Founders Equity, Inc.,
Founders Management Services, Inc., and their affiliates (collectively, "Founders"). Founders is an all private investment concern engaged in identifying businesses for acquisition by companies in which the principal stockholders of Founders have a substantial equity interest and managing such businesses for such principal stockholders' accounts. Since 1983, Mr. Haber has been Chairman of the Board of Batteries, Inc. and Chief Executive Officer since July 1996. Since 1993, Mr. Haber has been Chairman of the Board of HealthRite, Inc., a producer and distributor of vitamins, natural nutritional and dietary supplements, herbal based products and weight-loss products. From 1986 through December 1992, Mr. Haber was Chairman of the Board and Chief Executive Officer of International Power Machines. Mr. Haber also served as a director of International Power Machines from 1986 through February 1995. Mr. Haber has served as an officer and director of Founders Property, Inc., a private real estate investment concern, from 1971 to the present. Mr. Haber is a director of Realty Information Group, LP, a privately held commercial real estate information provider. Mr. Haber was originally elected a director of Lunn in 1994.


              John M. Simon, 54. Mr. Simon has been Managing Director of Allen & Company Incorporated for more than five years. Mr. Simon is a director of Immune Response Corporation, Tcell Sciences, Inc., Neurogen Corporation and Batteries Batteries, Inc. Mr. Simon was originally elected a director of Lunn in 1993.

Class II Directors
------------------


              William R. Lewis, 55. Mr. Lewis has been a financial consultant offering services to multiple corporate clients since 1993, during which time, in 1994, Mr. Lewis served as an interim Chief Financial Officer of Air & Water Technologies Corporation and of Jenny Craig, Inc. Mr. Lewis was Executive Vice-President, Chief Financial Officer and director of Nutri/System, Inc. from 1991 to 1993. Subsequent to Mr. Lewis' departure, Nutri/System, Inc. filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code in 1993. Mr. Lewis was originally elected a director of Lunn in 1995.


              John F. Menzel, 54. Mr. Menzel has been Chairman and a majority shareholder of Fiberglass Industries, Inc., a manufacturer of fiberglass products for the marine, sporting goods and chemical tank industries from before 1989 to the present. Mr. Menzel was originally elected a director of Lunn in 1994.

Class III Directors
-------------------

              Alan W. Baldwin, 60. Mr. Baldwin has been Chairman of the Board and Chief Executive Officer of Lunn since March 1994. Mr. Baldwin was Vice President of Lunn from December 1993 to March 1994 and was an independent consultant from 1991 to March 1994. Mr. Baldwin was originally elected a director of Lunn in 1993.

Meeting and Committees of the Board of Directors


              The following directors currently serve as members of the Audit Committee of the Lunn Board of Directors: Messrs. Warren H. Haber, William R. Lewis, and John F. Menzel. The Audit Committee did not meet during 1996. The principal functions of the Audit Committee are to recommend to the Lunn Board of Directors the selection of the independent auditors for Lunn, to oversee and review the audit of Lunn's financial statements and to monitor the effectiveness of internal controls.


              The Lunn Board of Directors annually appoints from among its members a Compensation and Stock Option Committee to review and make recommendations regarding salaries and employment contracts for key employees of Lunn and stock options and awards to be granted under the Lunn Stock Option Plan. Until September 1996, the Compensation and Stock Option Committee consisted of Samuel Dastin, John Menzel, Charles Russell and John Simon. Messrs. Dastin and Russell did not stand for re-election as directors in September 1996 and as such, are no longer members of the Compensation and Stock Option
Committee. Mr. Lewis became a member of the Compensation and Stock Option Committee of the Lunn Board of Directors in September 1996 and served, together with Messrs. Menzel and Simon, as members of such committee for the remainder of 1996. The Compensation and Stock Option Committee held no meetings prior to September 1996 and held two meetings since such time.


              The following directors currently serve as members of the Executive Committee of the Lunn Board of Directors: Messrs. Alan W. Baldwin, Warren H. Haber and John M. Simon. The principal functions of the Executive Committee are to exercise all powers and authority of the Lunn Board of Directors in the management of the business and affairs of Lunn that may be lawfully designated to it under the DGCL between meetings of the Lunn Board of Directors. The Executive Committee did not meet in 1996.


              The Board of Directors held six meetings during 1996, two of which were telephonic meetings. In 1996, all directors attended more than 75% of the total number of meetings of the Lunn Board of Directors and the total number of meetings held by all committees of the Lunn Board of Directors on which each such director served.

Compensation of Directors

              Directors who are not employees of Lunn receive $500 for each meeting attended. Additionally, non-employee directors receive a grant immediately following Lunn's Annual Meeting of Stockholders under the Lunn Stock Option Plan for the right to purchase 5,000 shares of Lunn Common Stock. Such grant is at the fair market value of the Lunn Common Stock at the time of grant.

              On December 2, 1996, Lunn entered into a consulting arrangement with William Lewis to assist Lunn in locating and evaluating merger and acquisition candidates one day a week over a six month period, with compensation payable weekly at $1,000 per day.

Executive Officers

              The following set forth the name, age and business experience for the past five years of each of Lunn's executive officers, together with all positions and offices held with Lunn by such executive officers. Officers are appointed to serve until the meeting of the Lunn Board of Directors following the next annual meeting of stockholders, or until their successors are duly elected and qualified.

              Alan W. Baldwin. See "--Directors--Class III Directors."


              Lawrence Schwartz, 62. Mr. Schwartz has been Vice President, Chief Financial Officer and Secretary of Lunn since 1992 and was Controller of Lunn from 1990 to 1992.


              Edward Kiley, 47. Mr. Kiley has been President and General Manager of Alcore, a wholly owned subsidiary of Lunn, since May 1996. Mr. Kiley was Vice President and General Manager of Alcore from October 1993 to May 1996. Mr. Kiley was Vice President and General Manager of Lunn from January 1993 through October 1993. He was Director of Sales and Marketing of Hexcel Corporation from April 1978 through December 1992.

Security Ownership of Certain Beneficial Owners and Management


              The following table sets forth the beneficial ownership of Lunn Common Stock as of August 22, 1997 by (i) all stockholders known to Lunn to own more than 5% of the outstanding shares of Lunn Common Stock, (ii) each director and executive officer of Lunn and (iii) all directors and executive officers of Lunn as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed herein has sole voting and investment power with respect to the shares that are deemed beneficially owned by such person or entity.


                                         Shares of Lunn Common Stock
                                     -----------------------------------
Name and Address of
Beneficial Owner                     Number(1)                  Percent
----------------                    ----------                   -------
Cook & Cie, S.A.................    1,369,000                    10.73
   7 Rue des Alps
   Geneva 1, Switzerland

Karen Lamotte...................      872,637(2)                  6.84
   16 Victoria Road
   London, England
   United Kingdom

Grange Nominees Limited.........      760,000                     5.96
   P.O. Box 116
   Commerce House
   Les Banques
   St. Peter Port, Guernsey GWY1 3EZ

Alan W. Baldwin.................      400,000(3)                  3.00

Warren Haber....................       95,000(4)(5)(6)            *

Lawrence Schwartz...............       22,691(7)                  *


Edward Kiley....................       16,666(7)                  *


John F. Menzel..................       15,000(4)(5)(6)            *

John Simon......................       15,000(4)(5)(6)(8)         *

William R. Lewis................       10,000(5)(6)               *

All officers and directors
as a group (7 persons)..........      609,357(8)(9)               4.60

----------------------------
*    Less than 1%.


(1) Pursuant to the terms of the Lunn Stock Option Plan, each of the options referred to in the following footnotes vests and becomes exercisable upon a change of control of Lunn. Thus, upon consummation of the Merger, each of the options will vest and become exercisable. Alan Baldwin, Edward Kiley and Lawrence Schwartz have each been granted 100,000, 208,334 and 27,309 additional options, respectively, which are not considered to be beneficially owned by them pursuant to Rule 13d-3 because such options have not vested and will not vest within 60 days and are therefore not reflected in this table.

(2)  Includes 165,137 shares held by Mrs. Lamotte's husband, Hughes Lamotte.
(3) Includes options to purchase 200,000 shares at $.60 which expire on June 9, 2004, options to purchase 100,000 shares at $.875 which expire on November 30, 2005, and options to purchase 100,000 shares at $.75 which expire on February 25, 2006.
(4) Includes options to purchase 5,000 shares at $.625 which expire on June 8, 2004.
(5) Includes options to purchase 5,000 shares at $1.50 which expire on September 28, 2005.
(6) Includes options to purchase 5,000 shares at $1.16 which expire on September 26, 2006.
(7) Includes options to purchase 16,666 shares at $.50 which expire on December 20, 1999.

(8) Does not include beneficial ownership of the shares owned by Allen, where John Simon is a Managing Director. Allen disclaims beneficial ownership of the shares owned by Mr. Simon.

(9) Includes options to purchase 488,332 shares at various exercise prices and which expire on various dates.

Certain Relationships and Related Transactions

              Lunn borrowed $360,000 from Cook & Cie, S.A. which was to be repaid in January 1997, with interest at 10% per annum, payable in Lunn Common Stock, or was convertible into Lunn Common Stock at the option of the holder at any time during the term of the note. This note was converted into 900,000 shares of Lunn Common Stock by Cook & Cie, S.A. on January 17, 1997 at the conversion rate of one share for each $.40 of principal converted. In addition, Cook & Cie, S.A. received 45,000 additional shares of Lunn Common Stock representing the interest payment on the note.

              On March 21, 1996, Lunn sold 3.5 million shares of Lunn Common Stock at $.40 per share in a private placement, under Regulation D of the regulations promulgated under the Exchange Act. Such shares of Lunn Common Stock were subsequently registered on a Registration Statement on Form S-3, filed with the Commission on September 27, 1996. The following beneficial owners of Lunn Common Stock listed in "--Security Ownership of Certain Beneficial Owners and Management" purchased shares in the private placement:

                  Name                                Shares
                  ----                                ------
                  Allen & Company Incorporated        320,500 (1)
                  Cook & Cie, S.A                     840,000
                  Grange Nominees Limited             460,000
-------------
(1)      John Simon, a Director of Lunn, is a Managing Director of Allen.

              Alan Baldwin, Chairman of the Board and Chief Executive Officer of Lunn, has been employed by Lunn pursuant to an employment agreement, dated March 14, 1994. See "--Employment Contracts and Termination of Employment and Change in Control Arrangements."

Executive Compensation

              The following summary compensation table sets forth the cash, as well as certain other compensation, for the years ended December 31, 1996, 1995 and 1994, paid to Lunn's three executive officers (including its Chief Executive Officer).


                                                     Annual
                                                  Compensation       Other
Name and Principal Position                Year     Salary($)    Compensation($)
---------------------------                ----     ---------    ---------------
Alan W. Baldwin                            1996    150,000           120,471(1)
   Chairman of the Board of Directors      1995    150,000              -
   and Chief Executive Officer             1994    127,257             4,616(2)
Edward Kiley                               1996    130,347            31,437
   President and General Manager of        1995     98,389             7,500(3)
   Alcore, Inc.                            1994     94,799              -
Lawrence Schwartz                          1996     89,000            20,000
   Vice President, Secretary and           1995     90,100              -
   Chief Financial Officer                 1994     89,100              -
--------------------------


(1)  Includes a bonus of $75,000 earned for 1996 but paid in 1997.
(2) Consultant fee earned in 1993, but paid in 1994 to a corporation controlled by Mr. Baldwin.
(3) Paid in restricted stock in exchange for a 15% wage concession. The restricted stock was valued at the fair market value at the time the wage concession was implemented.

                    Option/SAR Grants in Last Fiscal Year
                    -------------------------------------
                            Individual Grants
                            -----------------


              Number of       $ of Total
              Securities     Options/SARs
              Underlying      Granted to
             Options/SARs    Employees in    Exercise or Base
Name          Granted (#)     Fiscal Year     Price ($/Share)    Expiration Date
----          -----------     -----------     ---------------    ---------------
Alan Baldwin    200,000          100%             $.75              2/25/06


   Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Value Table

                                          Number of              Value of
                                          Securities Underlying  Unexercised
                                          Unexercised            In-the-Money
                                          Options/SARs at        Options/SARs at
                   Shares                 FY-end (#)             FY-end ($)
                   Acquired on   Value    Exercisable/           Exercisable/
Name               Exercise (#)  Realized Unexercisable          Unexercisable
----               ------------  ----------------------          -------------

Alan W. Baldwin    None          None                            30,000/0
Edward Kiley       None          None     16,666/8,334           4,166/2,084
Lawrence Schwartz  None          None     16,666/8,334           4,166/2,084

Long-Term Incentive Plan Awards

              Lunn paid no long term compensation to the executive officers during the fiscal year ended December 31, 1996.

Employment Contracts and Termination of Employment and Change in Control Arrangements

              In November, 1994, Lunn entered into an employment contract commencing on March 14, 1994 with Alan W. Baldwin to serve as Chairman of the Board and Chief Executive Officer of Lunn, for an initial term of one year, with automatic renewals for additional one year terms, at an annual salary of $150,000. The contract provides for salary increases on an annual basis upon review by the Lunn Board of Directors or the Compensation and Stock Option Committee. Additionally, an incentive compensation program has been implemented on an annual basis by the Lunn Board of Directors. Lunn provides Mr. Baldwin the normal employee benefits provided to other employees, in addition to a company car. Mr. Baldwin's employment contract provides for a grant to Mr. Baldwin of a non-statutory stock option for 200,000 shares of Lunn Common Stock exercisable at $.60 per share.

              On April 30, 1996, the Lunn Board of Director's Compensation and Stock Option Committee approved the following revisions to Mr. Baldwin's compensation: (a) a 1995 bonus award of $40,000, (b) an incentive stock option grant for 100,000 shares of Lunn Common Stock, and (c) reimbursement of insurance premiums paid by Mr. Baldwin for his individual life insurance policy. Additionally, 1996 compensation for Mr. Baldwin was established as follows: (a) his salary remained at $150,000; and (b) a 1996 bonus award was based upon Lunn's attainment of the following financial goals: (x), the incentives for meeting sales of $17 million, operating profit of $1.2 million and year-end backlog exceeding $12 million, would be: (i) a bonus of 50 percent of annual salary, and (ii) an incentive stock option grant for 200,000 shares of Lunn Common Stock granted on February 26, 1996, with options covering 100,000 shares being exercisable upon meeting the financial goals set forth above and options covering the remaining 100,000 shares being exercisable twelve months thereafter, and (y) the incentives for meeting 75 percent of the goals listed above would be: (i) a bonus of 25 percent of annual salary, and (ii) an incentive stock option grant for 100,000 shares of Lunn Common Stock granted on February 26, 1996, with options covering 50,000 shares being exercisable upon meeting the financial goals set forth above and options covering the remaining 50,000 shares being exercisable twelve months thereafter. See "The Joint Proxy Proposal--Interests of Certain Persons in the Merger" regarding the effect of the Merger upon Mr. Baldwin's employment contract.

Compensation Committee Interlocks and Insider Participation

              None of Messrs. Dastin and Russell (who served on the Compensation and Stock Option Committee prior to September 1996), nor Mr. Lewis (who became a member of such committee in September 1996), nor Messrs. Menzel and Simon (who served as members of such committee for all of 1996) (i) was, during 1996, an officer or employee of Lunn or any of its subsidiaries, (ii) was formerly an officer of Lunn or any of its subsidiaries, or (iii) had any relationship requiring disclosure by Lunn pursuant to any paragraph of Item 404 of Regulation S-B promulgated by the Commission.

Legal Proceedings

              Andrew  J.  Bobkowicz  v.  Lunn  Industries,   Inc.  and  Norfield
Corporation. A Demand for Arbitration was brought before the American Arbitration Association (the "Association"), 111 Founders Plaza, East Hartford, CT 06108, by a former employee, Dr. Andrew Bobkowicz (the "Claimant"), under the terms of an employment agreement dated November 20, 1990 between the Claimant and Norfield

Corporation ("Norfield"), formerly a wholly owned subsidiary of Lunn. A hearing was held on May 16 and May 17, 1995 before an arbitrator selected by the Association. On August 2, 1995, the arbitrator awarded Dr. Bobkowicz $85,516.00, plus costs, and found Lunn and Norfield jointly and severally liable thereof. On September 1, 1995, Lunn filed a Motion to Vacate Arbitration Award in the Superior Court, Judicial District of Danbury, Connecticut. A hearing was held on such motion on November 16, 1995. On October 11, 1995, Lunn put Norfield on notice of its claim for indemnification under the terms of the stock purchase agreement between Lunn and Edwin F. Phelps, Jr. dated March 10, 1994. On May 7, 1996, the court denied Lunn's Motion to Vacate Arbitration Award and confirmed the arbitration award and on June 26, 1996, judgment was rendered thereon. Lunn has appealed the confirmation of the arbitration award and judgment to the Appellate Court of the State of Connecticut. Briefs have not yet been filed. Although the ultimate outcome of this matter remains uncertain, Lunn intends to vigorously defend this suit.

              Diana Pisani Romaniello v. Lunn Industries, Inc. and Norfield Corporation. In June 1995, Lunn was served with a complaint filed in U.S. District Court (Connecticut District) by Diana Pisani Romaniello ("Romaniello"), individually, and on behalf of the U.S. Government. Norfield was also named as a defendant in the suit. This action was brought under the False Claims Act (the "Act") alleging that Norfield had falsified records in order to receive payments under a sub-contract with a prime contractor for the construction of radar reflector equipment for the DOD. The falsification of records is alleged to have taken place in the last half of 1991 and the first half of 1992.

              The complaint alleges, among other claims, that the defendant Norfield terminated Romaniello to silence her objection to the falsification of records. Lunn had acquired ownership of Norfield several days prior to the termination of Romaniello and had previously sub-contracted work to Norfield for the radar equipment for the DOD. This association with Norfield caused
Romaniello to name Lunn in the suit. The plaintiff is seeking: (a) punitive damages equal to two times Romaniello's back pay; (b) damages equal to three times the damages the U.S. Government has sustained; (c) a civil penalty of $5,000 to $10,000 for each violation of the Act; and (d) between 15 and 30 percent of the damages and fines assessed against the defendants. The U.S. Government has decided not to directly prosecute this case, as is its right.
However, it remains a named plaintiff in the suit and would benefit from any recovery. On July 26, 1995, the court entered a default judgment against Lunn. Lunn moved to set aside the default judgment, which was objected to by the individual plaintiff. The plaintiff subsequently filed a Motion for Judgment. Thereafter, the Court granted Lunn's motion, set aside the default and, by inference, the subsequent Motion for Judgment. Lunn has answered the complaint and filed its cross-claims. The case is presently in the discovery stage. Lunn has responded to written interrogatories submitted by the individual plaintiff.


              On June 7, 1996, Norfield filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. On September 7, 1996, the court dismissed the suit against Lunn and Norfield, without prejudice to reopen, upon motion. On November 4, 1996, the court denied the plaintiff's Motion to Reopen, without prejudice to renewal, upon the plaintiff receiving relief from stay from the bankruptcy court. The parties have agreed to a settlement whereby Lunn shall pay Romaniello $45,000 subject to agreement regarding the payment terms.


Compliance with Section 16(a) of the Exchange Act

              Section 16(a) of the Exchange Act requires Lunn's executive officers and directors, and persons who beneficially own more than 10% of the Lunn Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such officers, directors and stockholders are required by Commission regulations to furnish Lunn with copies of all such reports that they file.

              Based solely upon a review of copies of such reports furnished to Lunn during and with respect to its fiscal year ended December 31, 1996, and based on written representations received by Lunn from directors, officers and beneficial owners of more than 10% of the Lunn Common Stock ("reporting persons") that no other reports were required, Lunn believes that, during Lunn's 1996 fiscal year, Lunn's reporting persons complied with all applicable Section 16(a) filing requirements, except for the following: (1) Alan W. Baldwin's untimely filing of Form 4 upon the grant of stock options in February 1996, which filing has been made on Form 5 and (2) the untimely filing of Form 5 by
(i) Warren H. Haber, (ii) John F. Menzel, (iii) Charles W. Russell, (iv) John Simon, and (v) Samuel J. Dastin.

Stockholder Proposals

              Stockholder proposals intended to be presented at Lunn's 1998 Annual Meeting of Stockholders, which Lunn currently contemplates holding in , 1998, would need to be received at Lunn's principal executive offices located at 1 Garvies Point Road, Glen Cove, New York, 11542-2828 on or before , 1998 for consideration for inclusion in Lunn's Proxy Statement and form of proxy relating to that meeting.


               LUNN PROXY PROPOSAL 2: RATIFICATION OF ACCOUNTANTS


              The Lunn Board of Directors has appointed KPMG Peat Marwick LLP, independent certified public accountants, to audit Lunn's consolidated financial statements for the year ending December 31, 1997. Lunn has been advised by KPMG Peat Marwick LLP that neither the firm nor any of its associates has any material relationship with Lunn or any of its subsidiaries. In accordance with a resolution adopted by the Lunn Board of Directors, such appointment is being presented to the stockholders for ratification at the Lunn Annual Meeting.

              If Lunn Proxy Proposal 2 is not approved by a majority vote of the stockholders present, in person or by proxy, at the Lunn Annual Meeting or if prior to the Lunn Annual Meeting KPMG Peat Marwick LLP shall decline to serve, then the Lunn Board of Directors will designate another firm to audit the financial statements of Lunn for the year ending December 31, 1997 whose continued retention thereafter will be subject to ratification by the stockholders of Lunn. In addition, in the event that the Merger is approved and is consummated, the Board of Directors of the Combined Company will meet after the Merger to determine the Combined Company's independent accountants for the year ending December 31, 1997.

              Effective   January  21,  1997,  Lunn  dismissed  the  independent
accounting firm of Cooper's & Lybrand L.L.P. and engaged the independent accounting firm of KPMG Peat Marwick LLP to examine and report on Lunn's consolidated financial statements for the year ended December 31, 1996. The termination of Coopers & Lybrand L.L.P. and the engagement of KPMG Peat Marwick LLP were each approved by the Lunn Board of Directors. Lunn and Coopers & Lybrand L.L.P. were unable to reach agreement on the fees for the audit of Lunn's 1996 consolidated financial statements. Neither during the audit of Lunn's two most recent fiscal years nor during any subsequent interim period have there been any disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure or any reportable events. The report by Coopers & Lybrand L.L.P. on Lunn's consolidated financial statements for the year ended December 31, 1995 did not contain any adverse opinion, disclaimer of opinion or was modified as to uncertainty, audit scope, or accounting principles. The report by Coopers & Lybrand L.L.P. on Lunn's consolidated financial statements for the year ended December 31, 1994 did not contain any adverse opinion, disclaimer of opinion or was modified as to uncertainty, audit scope, or accounting principles, except for a separate paragraph that raised substantial doubt about Lunn's ability to continue as a going concern. Lunn had incurred net losses of $4,476,000 for the prior two years (1994 and 1993), was not in compliance with certain restrictive debt covenants under its borrowing agreements and had not made certain required payments, for which waivers of non-compliance had not been obtained. These uncertainties raised substantial doubt about Lunn's ability to continue as a going concern. Lunn has requested Coopers & Lybrand L.L.P. to furnish it with a letter addressed to the Commission stating whether or not they agree with the foregoing statements made in this paragraph and, if not, stating in what respects they do not agree.

              Representatives of KPMG Peat Marwick LLP are expected to be present at the Lunn Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

         SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions of the Lunn Certificate of Incorporation, Lunn Bylaws, or other documents, Lunn has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    EXPERTS

              The consolidated financial statements of Lunn as of December 31, 1996 and for the year ended December 31, 1996, incorporated by reference in this Proxy Statement/Prospectus and the Registration Statement have been incorporated by reference in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in auditing and accounting. The consolidated financial statements of Lunn, as of December 31, 1995 and for the year ended December 31, 1995 and December 31, 1994, incorporated by reference in this Proxy Statement/Prospectus and the Registration Statement have been incorporated by reference in reliance on the report of Coopers & Lybrand, L.L.P., independent certified public accountants, and upon authority of said firm as experts in auditing and accounting. The financial statements of TPG as of December 31, 1996 and 1995, and for the year ended December 31, 1996 and the eight months ended December 31, 1995, and the financial statements of the Brunswick Technical Group for the four months ended April 28, 1995 and the year ended December 31, 1994, included in this Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

              Certain legal matters with respect to the validity of the shares of Combined Company Common Stock offered hereby will be passed upon for Lunn by Dechert Price & Rhoads, New York, New York. Gardere & Wynne, L.L.P., Houston, Texas, is acting as counsel for TPG in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                      TPG HOLDINGS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                    Page

Reports of Independent Public Accountants.......................    F-2

Consolidated Balance Sheets.....................................    F-4

Consolidated Statements of Income...............................    F-5

Consolidated Statements of Cash Flows...........................    F-8

Notes to Consolidated Financial Statements......................   F-11

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
TPG Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of TPG HOLDINGS, INC. (a Delaware Corporation) AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related consolidated statements of income and cash flows for the year ended December 31, 1996, and the eight months ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TPG Holdings, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, and the eight months ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois
March 14, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
TPG Holdings, Inc.:

We have audited the accompanying statements of income and cash flows of the BRUNSWICK TECHNICAL GROUP, a division of Brunswick Corporation (a Delaware corporation), for the year ended December 31, 1994, and the four months ended April 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Brunswick Technical Group for the year ended December 31, 1994, and the four months ended April 28, 1995, in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP
Chicago, Illinois
June 10, 1997




                      TPG HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
               As of July 4, 1997, and December 31, 1996 and 1995
                Dollars in thousands, except per share amounts)
                                                       (unaudited)        December      December
ASSETS                                                 July 4, 1997       31, 1996      31, 1995
------                                                 ------------       --------      --------
CURRENT ASSETS:
   Cash                                                  $   150          $  1,059      $  1,176
   Accounts receivable (net of allowance for doubtful
      accounts of $273, $179 and $171 as of
      July 4, 1997 and December 31, 1996 and 1995)        15,317            17,148        14,875
   Inventories and costs relating to long-term contracts
       and programs in process, net of progress
       payments                                           25,027            20,350        19,364
   Prepaid expenses                                          486             1,079           987
   Current deferred income taxes                             309               309           86
                                                          ------            ------        -----
                Total current assets                      41,289            39,945        36,488
                                                          ------            ------        ------
PROPERTY, PLANT AND EQUIPMENT:
   Buildings and improvements                                257               256           103
   Machinery and equipment                                 4,890             3,400         1,044
   Construction in progress                                  374             1,460         1,214
   Less-Accumulated depreciation                          (1,250)             (707)         (138)
                                                          ------             -----         -----
              Net property, plant and equipment            4,271             4,409         2,223
                                                           -----             -----         -----
DEFERRED INCOME TAXES                                        191               191             -
OTHER ASSETS                                                 350               178           200
                                                         -------           -------        -------
            Total assets                                 $46,101           $44,723        $38,911
                                                         =======           =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
   Accounts payable                                      $ 5,727           $ 5,219        $ 6,711
   Accrued expenses                                        5,457             6,640          5,559
   Short-term debt                                        12,046             9,624          6,660
                                                          ------            ------         ------
                Total current liabilities                 23,230            21,483         18,930
LONG-TERM LIABILITIES:
          Long-term debt                                  14,000            15,222         15,640
          Deferred income taxes                                -                 -            422
          ---------------------                           ------            ------         ------
                       Total liabilities                  37,230            36,705         34,992
Mandatorily  Redeemable  Preferred  stock, 8% cumulative,
redeemable, $1.00 par value, 1,000,000 shares
authorized, issued and outstanding                         1,000             1,000          1,000
SHAREHOLDERS' EQUITY:
 Common stock, $.01 par value, 1,000,000 shares
 authorized,  475,000  shares  issued and  outstanding as
 of July 4, 1997 and December 31, 1996; common
 stock, $1.00 par value,  500,000 shares authorized,
 1,000 shares issued and outstanding as of December
 31, 1995                                                      5                 5              1
   Additional paid-in capital                                995               995            999
   Retained Earnings                                       7,101             6,248          2,054
   Less -
     Notes receivable from officers                         (135)             (135)         (135)
     Additional minimum pension liability                    (95)              (95)             -
                                                           ------            ------         -----
                Total shareholders' equity                 7,871             7,018          2,919
                                                         --------           -------       -------
                Total liabilities and shareholders'      $46,101            $44,723       $38,911
                                                         =======            =======       =======


        The accompanying notes are an integral part of these statements.


                      TPG HOLDINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
            For the Six Months Ended July 4, 1997 and June 21, 1996

                             (Dollars in thousands)

                                               Six Months           Six Months
                                                 Ended                Ended
                                              July 4, 1997         June 21, 1996
                                              ------------         -------------
Revenues                                      $   51,932           $   57,752

Cost of sales                                     39,940               43,456

General and administrative and other expenses      9,620                9,788
                                               ---------            ---------

        Operating income                           2,372                4,508

Interest expense                                     985                1,210
                                               ---------            ---------

        Income before taxes                        1,387                3,298

Income tax provision                                 534                1,270

Net income                                     $     853            $   2,028
                                               =========            =========

Earnings per share                             $    1.71            $    4.25
                                               =========            =========

Weighted average number of shares outstanding    500,000              477,250
                                               =========            =========



        The accompanying notes are an integral part of these statements.

                      TPG HOLDINGS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    For the Year Ended December 31, 1996 and
                  For the Eight Months Ended December 31, 1995

                             (Dollars in thousands)


                                                                     Eight
                                                 1996              Months 1995
                                               ---------           -----------

Revenues                                       $ 126,534            $ 79,172

Cost of sales                                     94,365              61,738

General and administrative and other expenses     21,758              12,123
                                               ---------            --------

        Operating income                          10,411               5,311

Interest expense                                   2,377               1,892
                                               ---------            --------

        Income before taxes and extraordinary item 8,034               3,419

Income tax provision                               3,093               1,312
                                               ---------            --------

        Net income before extraordinary item       4,941               2,107

Extraordinary loss from debt refinancing,            667                   -
net of income tax benefit of $418              ---------            --------

        Net income                                 4,274               2,107
                                               =========            ========


Per Share Data:

        Earnings per common and common             10.10                4.44
        equivalent share before extraordinary
        item

        Extraordinary loss                          1.36                   -
                                               ---------           ---------

        Earnings per common and common         $    8.74                4.44
        equivalent share                       =========           =========

        Weighted average number of common        489,250             475,000
                                               =========           =========



        The accompanying notes are an integral part of these statements.

                           BRUNSWICK TECHNICAL GROUP

                       CONSOLIDATED STATEMENTS OF INCOME
                  For the Four Months Ended April 28, 1995 and
                      For the Year Ended December 31, 1994

                             (Dollars in thousands)


                                    Four Months 1995           1994
                                    ----------------         ---------
Revenues                                $28,416             $ 118,660

Cost of sales                            27,354               112,950

General and administrative and other      1,350                 3,923
expenses                                -------             ---------


       Operating (loss) income before      (288)                1,787
       taxes

Income tax (benefit) provision             (112)                  683
                                        --------            ---------

Net (loss) income                       $  (176)            $   1,104
                                        ========            =========



Note: The earnings per share calculation is not presented for these periods because the Brunswick Technical Group was a division of Brunswick Corporation and there were no shares of stock outstanding relating to this division.



        The accompanying notes are an integral part of these statements.

                      TPG HOLDINGS, INC. AND SUBSIDIARIES


               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
             For the Six Months Ended July 4,1997 and June 21, 1996

                             (Dollars in thousands)


                                                  Six Months      Six Months
                                                    Ended           Ended
                                                 July 4, 1997    June 21,1996
                                                 ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                       $  853          $ 2,028

   Adjustments to reconcile net income to net cash provided by (used in) operating activities -

       Depreciation and amortization                   577              202

       Decrease (increase) in amounts                1,831           (2,064)
       receivable

       Increase in inventories                      (4,677)          (6,990)

       Decrease in prepaid expenses                    593              105

       Increase in trade accounts payable              508            1,121

       (Decrease) increase in accrued expenses      (1,143)             924

       Increase in other noncurrent assets            (204)            (59)
                                                   -------          ------

             Total Adjustments                      (2,515)         (6,761)
                                                   -------          ------
             Net cash provided by (used in)
               operating activities                 (1,662)         (4,733)
                                                   -------          ------

CASH FLOWS FROM INVESTING ACTIVITIES:

       Capital expenditures                           (407)           (696)
                                                   -------         -------

              Net cash used in investing              (407)           (696)
              activities                           -------         -------

CASH FLOW FROM FINANCING ACTIVITIES:

              Proceeds of borrowings                 1,200           4,470

              Cash dividends paid                      (40)            (53)
                                                   -------         -------
              Net cash provided by financing         1,160           4,417
                                                   -------         -------

NET DECREASE IN CASH AND CASH EQUIVALENTS            (909)          (1,012)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD      1,059            1,176
                                                  -------          -------
CASH AND CASH EQUIVALENTS, END OF PERIOD          $   150          $   164
                                                  =======          =======


        The accompanying notes are an integral part of these statements.

                      TPG HOLDINGS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS For the Year Ended December 31, 1996 and
                  For the Eight Months Ended December 31, 1995

                             (Dollars in thousands)

                                                                                                        Eight
                                                                                      1996           Months 1995
                                                                                    -------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                      $ 4,274             $ 2,107
    Adjustments to reconcile net income to net cash provided by operating activities -
       Depreciation and amortization                                                    646                 138
       Deferred tax provision                                                          (836)                374
       Increase in accounts receivable                                               (2,273)             (3,014)
       (Increase) decrease in inventories                                              (986)              4,294
       Increase in prepaid expenses                                                     (92)               (801)
       (Decrease) increase in trade accounts payable                                 (1,492)              1,308
       Increase in accrued expenses                                                     999                 803
       (Increase) decrease in other noncurrent assets                                   (55)                 57
                                                                                    -------             -------
              Total Adjustments                                                      (4,089)              3,159
                                                                                    -------             -------
              Net cash provided by operating activities                                 185               5,266
                                                                                    -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Capital expenditures                                                          (1,755)             (1,231)
       Additional cash payment for business acquired                                 (1,000)                 -
                                                                                    -------             -------
              Net cash used in investing activities                                  (2,755)             (1,231)
                                                                                    -------             --------

CASH FLOW FROM FINANCING ACTIVITIES:
       Proceeds of borrowings                                                        21,624                  -
       Repayments of borrowings                                                     (19,078)             (2,959)
       Cash dividends paid                                                              (93)                 -
       Proceeds from repayment of notes receivable                                       -                  100
                                                                                    -------             -------
              Net cash provided by (used in) by financing activities                  2,453              (2,859)
                                                                                    -------             --------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (117)              1,176

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        1,176                  -
                                                                                    -------             ------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $ 1,059             $ 1,176
                                                                                    =======             =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid for interest                                                       $ 2,567             $ 1,512
       Cash paid for income taxes                                                     3,043               1,500



        The accompanying notes are an integral part of these statements.

                           BRUNSWICK TECHNICAL GROUP

 CONSOLIDATED STATEMENTS OF CASH FLOWS For the Four Months Ended April 28, 1995
                    and For the Year Ended December 31, 1994

                             (Dollars in thousands)

                                                                                    Four
                                                                                Months 1995             1994
                                                                                -----------            -------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (loss) income                                                              $  (176)           $ 1,104
     Adjustments to reconcile net (loss) income to net cash provided by
     (used in) operating activities -
         Depreciation and amortization                                                  949              3,444
         Deferred tax provision                                                         795              1,046
         Decrease (increase) in accounts receivable                                   6,420             (4,827)
         Increase in inventories                                                     (6,028)               (83)
         Decrease (increase) in prepaid expenses and other current assets               930                (61)
         (Decrease) increase in deferred pension                                       (177)               493
         Increase (decrease) in trade accounts payable                                  415             (1,775)
         Increase (decrease) in accrued expenses                                      1,469             (2,708)
         Decrease in other noncurrent assets                                             19              1,209
                                                                                    -------            -------
                Total Adjustments                                                     4,792             (3,262)
                                                                                    -------            -------
                Net cash provided by (used in) by operating activities                4,616             (2,158)
                                                                                    -------            -------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Capital expenditures                                                          (462)            (1,262)
                                                                                    -------            -------
                Net cash used in investing activities                                  (462)            (1,262)
                                                                                    -------            -------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Net (decrease) increase in due to affiliate                                 (3,962)             3,422
                                                                                    --------           -------
                Net cash (used in) provided by financing activities:                 (3,962)             3,422
                                                                                    --------           -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                               192                  2
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                           65                 63
                                                                                    -------            -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $   257            $    65
                                                                                    =======            =======

        The accompanying notes are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TPG  Holdings,  Inc.,  and  Subsidiaries/Brunswick   Technical  Group  Notes  to
consolidated financial statements. December 31, 1996, December 31, 1995, April 28, 1995 and December 31, 1994


1.   ORGANIZATION AND BASIS OF PRESENTATION

     Organization

          The Brunswick Technical Group (the "Business") represents substantially all of the assets and liabilities of the Technical Group, an unincorporated entity of Brunswick Corporation ("Brunswick"). On April 28, 1995, TPG Holdings, Inc. (the "Company") acquired substantially all of the assets and liabilities of the Business (the "Acquisition"). See Note 3 for further disclosure related to the Acquisition. Accordingly, the financial statements presented for periods prior to April 28, 1995 reflect the Business' results of operations, and for periods subsequent to April 28, 1995 reflect the Company's results of operations beginning on April 29, 1995.

     Basis of Presentation

          The accompanying financial statements are prepared on a consolidated basis and include those revenues and expenses directly attributable to the operations of the Business and the Company. All significant intercompany transactions have been eliminated.

          The consolidated statements of income reflect substantially all of the costs associated with the normal cost of business. Expenses allocated to the Business and allocation methods are further discussed in Note 15.

2.   SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and all its subsidiaries, all of which are 100% owned. The Company is incorporated in the state of Delaware, with corporate headquarters located in Atlanta, Georgia. Principal manufacturing operations are located in Marion, Virginia; Lincoln, Nebraska; Deland, Florida; and Camden, Arkansas. The Company's subsidiaries also include three property companies: Marion Properties, Inc., Lincoln Properties, Inc. and Deland Properties, Inc.

          The Business' consolidated financial statements include the assets, liabilities, revenues and expenses of the manufacturing operations purchased by TPG Holdings, Inc., in connection with the Acquisition, as well as expenses incurred by the Brunswick Technical Group headquarters' office and by Brunswick Corporation in support of the Business.

     Revenue Recognition


          Revenues and anticipated profits under long-term fixed-price production contracts are recorded on a percentage of completion method, principally using units-of-delivery as the measurement basis for effort accomplished. Revenues under certain long-term fixed-price contracts which require a significant amount of development effort in relation to total contract value are recorded based on the accomplishment of specified contact milestones. Revenue under cost reimbursable type contracts are recorded as costs are incurred.

          Amounts representing contract change orders or claims are included in estimates of future contract revenues used for preparing estimates of contract profitability at completion only when realization is probable and amounts can be reasonably estimated.


     General and Administrative Costs

          Brunswick Technical Group and Brunswick Corporation expenses which support the Business are reported as general and administrative expenses during the periods through April 28, 1995. The Business absorbed the general and administrative expenses incurred at its manufacturing operations in inventory and recognized such costs in cost of sales as such inventory was shipped.

          General and administrative expenses reported for periods after April 28, 1995 include all the Company's corporate headquarters level expenses, as well as the general and administrative expenses incurred at the manufacturing operations.

     Research and Development Costs


          Company-sponsored research and development costs are reported as part of general and administrative and other expenses. Customer-sponsored research and development costs incurred in connection with a contract are accounted for as contract costs.


     Inventories

          Inventories are valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value). Inventory cost includes material, labor and manufacturing overhead for periods beginning after April 28, 1995. For periods prior to April 29, 1995, inventory cost also includes general and administrative expenses incurred at the manufacturing operations. Customer progress payments received on long-term contracts are recorded as an offset to related inventory balances.

     Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, accounting for long-term contracts requires management estimates of future contract revenues and costs used for preparing estimates at contract completion and determining contract profitability reflected in the financial statements. Actual results could differ from those estimates.

     Property

     For Eight Months Ended December 31, 1995 and Year Ended December 31, 1996

          Property additions recorded subsequent to the Acquisition are recorded at cost. The costs of maintenance and repairs are charged to operating results as incurred. Depreciation is charged against operations over three to ten years for machinery and equipment and seven to fifteen years for buildings and improvements. Improvements to leased property are amortized over the life of the lease or the estimated life of the improvement, whichever is shorter. Accelerated depreciation is used for both financial reporting and tax purposes where permitted.
          Depreciation expense for the year ended December 31, 1996 and the eight months ended December 31, 1995 is $569,000 and $108,000, respectively.

     For Four Months Ended April 28, 1995 and Year Ended December 31, 1994

          Property was recorded at cost. Accounting policies were the same as above, except that useful lives used to calculate depreciation expense ranged from 10 to 35 years for buildings and improvements and both straight-line and accelerated methods of depreciation were used for financial reporting purposes.

          Depreciation expense for the four months ended April 28, 1995 and the year ended December 31, 1994 is $949,000 and $3,444,000, respectively.

     In Accordance with Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," the Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. FAS 121 was adopted by the Company beginning with the eight month period ended December 31, 1995. During 1996 and 1995, no such impairment losses have been identified by the Company.

     Reclassification

     Certain amounts contained in previously issued financial statements have been reclassified to conform to 1997 presentation.

3.   FORMATION OF THE COMPANY

     The Company was formed in connection with the Acquisition on April 28, 1995. The purchase price included cash of $22.0 million and debt payable to Brunswick of $3.259 million of which $0.037 million was forgiven in 1996. In addition, the purchase agreement specified that the Company would make payments contingent on future earnings. On December 30, 1996 the Company paid $1.0 million to Brunswick in full settlement of this obligation and recorded this amount as additional purchase price.


     The Acquisition was accounted for as a purchase of assets. The purchase price of $28.631 million (including the $26.222 million paid to Brunswick plus $2.409 million of direct transaction costs) was allocated to purchased assets and liabilities based on approximate fair values as follows (in thousands). The book value of the net assets acquired was $14.8 million in excess of the purchase price.

                    Accounts Receivable                $  11,824
                    Inventories                           23,658
                    Prepaid and other Assets               1,040
                    Fixed Assets                           1,571
                    Current Liabilities                   (9,462)
                                                       ---------
                    Total                              $  28,631
                                                       =========

     Brunswick indemnified the Company for certain legal, tax and environmental contingencies relating to the period prior to the Acquisition.

4.   NATURE OF BUSINESS AND CUSTOMER CONCENTRATION

     The Company is engaged principally in the design and manufacture of a wide range of advanced composite, aerospace and defense products including radomes for high-performance military and commercial aviation, rocket motor cases, pressure vessels, fuel tanks for military aircraft and commercial natural gas vehicles, advanced electronic and electro-optical components, chemical warfare detection systems and ultra-lightweight camouflage.

     Approximately 81% of the Company's 1996 sales were to the U.S. Government on prime or sub-contract bases. U.S. Government sales for all other periods reported ranged from 83% to 84%. More than 95% of sales were on a fixed-price basis for all periods reported.

     Sales backlog at December 31, 1996 and 1995 was $119.6 million and $162.4 million, respectively. Backlog at April 28, 1995 and December 31, 1994 was $109.8 million and $121.8 million, respectively.

     As a government contractor, the Company is exposed to certain inherent industry risks and uncertainties including technological obsolescence, changes in government policies, dependence on the federal defense budget and annual congressional appropriation and allotment of funds. Although the Company's major programs have been well supported during recent years, future spending reductions and funding limitations could negatively impact future operations.

     Approximately 41% of the Company's labor force is covered by collective bargaining agreements as of December 31, 1996.


5.   SEGMENT REPORTING


     The  Company   operations   are  divided   into  two   business   segments:
     Aerospace/Defense and Commercial. A description and financial data for each segment are summarized below:

     Aerospace/Defense

     The Aerospace/Defense markets served by the Company primarily consist of the United States government's Department of Defense, which the Company sells to on a prime and subcontract basis, and the commercial aerospace market. The Company designs, develops and manufactures a wide range of advanced composite products, advanced electronic and electro-optical components, and ultra-lightweight camouflage and other integrated defense systems for this market segment.

     Commercial

     The Company designs and manufactures composite parts and components for the automotive, oil and gas and other commercial industries, including fuel tanks for natural gas vehicles, accumulator bottles, flexible drill pipe and other composite products. The Company also manufactures electrical power switching products for specialty vehicles including recreational vehicles, motor homes, conversion vans, over-the-road trucks and leisure boats.

Selected Financial Data By Business Segment


                                         Brunswick Technical Group             TPG Holdings, Inc.
                                        ----------------------------     -----------------------------
                                                          As of and         As of and
                                           As of and    for the Four     for  the Eight    As of and
         (in thousands)                  for the Year      Months            Months      for  the Year
                                             Ended          Ended             Ended          Ended
                                         December 31,     April 28,       December 31,   December 31,
                                             1994           1995              1995           1996
                                             ----           ----              ----           ----
Net revenues
         Aerospace/Defense              $    108,619    $   25,361       $    71,409    $   110,847
         Commercial                           10,041         3,055             7,763         15,687
         Corporate & Other                        -             -                 -              -
                                        ------------    ----------       -----------    ----------
                  Total                 $    118,660    $   28,416       $    79,172    $   126,534
                                        ============    ==========       ===========    ===========


Operating income (loss)
         Aerospace/Defense              $      6,475    $    1,623       $     7,841    $    14,484
         Commercial                             (765)         (561)           (1,004)          (404)
         Corporate & Other                    (3,923)       (1,350)           (1,526)        (3,669)
                                        ------------    ----------       -----------    -----------
                  Total                 $      1,787    $     (288)      $     5,311    $    10,411
                                        ============    ===========      ===========    ===========

Identifiable assets
         Aerospace/Defense              $     48,760    $   46,418       $    29,051    $    34,320
         Commercial                            5,985         6,750             6,777          7,934
         Corporate & Other                       250           191             3,083          2,469
                                        ------------    ----------       -----------    -----------
                  Total                 $     54,995    $   53,359       $    38,911    $    44,723
                                        ============    ==========       ===========    ===========

Capital Expenditures
         Aerospace/Defense              $        861    $      410       $       718    $       955
         Commercial                              394            52               488            752
         Corporate & Other                         7           -                  25             48
                                        ------------    ----------       -----------    -----------
                  Total                 $      1,262    $      462       $     1,231    $     1,755
                                        ============    ==========       ===========    ===========

Depreciation and amortization
         Aerospace/Defense              $      2,948    $      795       $        92    $       466
         Commercial                              436           139                46            158
         Corporate & Other                        60            15               -               22
                                        ------------    ----------       -----------    -----------
                  Total                 $      3,444    $      949       $       138    $       646
                                        ============    ==========       ===========    ===========

6.       INVENTORIES

                  Inventories at December 31, 1996 and 1995, consisted of the following (in thousands):


                                                                 1996              1995
                                                              -----------------------------

                           Finished goods                     $       727       $      836
                           Work in process                          8,905           10,268
                           Raw materials                            8,045           13,635
                           Progress payments                       (7,327)          (5,375)
                                                              -----------       ----------
                                                              $    20,350       $   19,364
                                                              ===========       ==========

7.       LEASES

         The Company and the Business have various lease agreements for offices, factories and certain equipment. The longest lease obligation extends to 2001. Most leases contain renewal options and some contain purchase options. No leases contain restrictions on the Company's activities concerning dividends, further leasing or additional debt.

         Rent expense for the year ended December 31, 1996, eight months ended December 31, 1995, four months ended April 28, 1995 and the year ended December 31, 1994, consisted of the following (in thousands):

                                                                    Eight             Four
                                                  Year             Months            Months         Year
                                                  Ended             Ended             Ended         Ended
                                                Dec. 31,          Dec. 31,          April 28,     Dec. 31,
                                                  1996              1995              1995          1994
                                               ------------------------------------------------------------

                  Basic Expense                $   1,085      $       533         $      315     $      769
                  Sublease Income                   (250)            (167)              (132)          (416)
                                               ------------------------------------------------------------
                  Rent Expense, Net            $     835      $       366         $      183     $      353
                                               ============================================================


                  Future minimum rental payments at December 31, 1996, under agreements classified as operating leases with noncancelable terms in excess of one year, are as follows (in thousands):

                                    1997                       $      828
                                    1998                              369
                                    1999                              193
                                    2000                               88
                                    2001                                6
                                                               ----------
                                                               $    1,484
                                                               ==========

8.       DEBT


                  Short-term debt at December 31 consisted of the following (in thousands):


                                                                              1996                1995
                                                                           -----------------------------
                           Revolving loan                                  $   7,624           $   4,374
                           Current maturities of term loans                    2,000               2,286
                                                                           -----------------------------
                           Total                                           $   9,624            $  6,660
                                                                           =============================

                  Long-term debt at December 31, 1996 and 1995, consisted of the following (in thousands):

                                                                              1996                1995
                                                                           -----------------------------
                           Term loans (net of current maturities)          $  12,000           $  12,381
                           Deferred obligation                                 3,000               3,000
                           Subordinated debt                                     222                 259
                                                                           -----------------------------
                           Total                                           $  15,222           $  15,640
                                                                           =============================

                  Scheduled maturities of long-term debt are as follows (in thousands):

                      1998                                $    2,000
                      1999                                    10,055
                      2000                                        56
                      2001                                     3,055
                      Thereafter                                  56
                                                          ----------
                          Total                           $   15,222
                                                          ==========

         On December 27, 1996, the Company refinanced its revolving and term loans with a different bank. The Company recorded an after-tax extraordinary loss of $667,000 ($1.085 million pre-tax) during 1996 related to prepayment fees, closing costs, origination fees and legal costs. The initial term of the new revolving and term loans is three years.

         Under the revolving loan terms of the new agreement, the Company may borrow, on a revolving basis, up to $17.0 million against the Company's eligible receivables and inventories at an interest rate of 0.5% above the domestic prime rate or, at the Company's option, 2.75% above the London Interbank Offered Rates (LIBOR). Interest is payable monthly. The Company must pay an unused line fee equal to 0.5% per annum of the total revolving credit facility.

         Under the term loan provisions of the new agreement, the Company borrowed $14.0 million on December 27, 1996, at an annual interest rate of .75% above prime. The interest rate on the term loan may be changed, at the Company's option, to 3.0% above LIBOR. Interest is payable monthly in arrears. Principal payments of $500,000 per quarter are due through December 27, 1999, upon which date the balance is due.

         The Company also may obtain equipment loans to finance certain equipment purchases up to a total of $1.0 million in principal. No equipment loans exist as of December 31, 1996.

         The annual interest rate in effect at December 31, 1996, was 8.75% on the revolving loan and 9.0% on the term loan. Both of the Company's loans with the bank are secured by collateral consisting of substantially all of the Company's property including inventory, equipment, receivables, general intangibles, investment property and real property.

         The Company is subject to several financial and nonfinancial covenants under the revolving and term loans. During 1996, the Company was in compliance with all covenants.

         Under the terms of the Company's former loan agreement (which was replaced on December 27, 1996), the Company had a revolving loan which carried an annual interest rate of prime plus 1.5% and a term loan which carried an annual interest rate of prime plus 2.0%. Annual interest rates in effect at December 31, 1995, were 10.0% on the revolving loan and 10.5% on the term loan.

         The average effective interest rates during 1996 were 9.8% for the revolving loans and 10.3% for the term loans, and the Company recorded interest expense of $710,000 and $1,402,000 on such loans, respectively. Interest expense for the eight months ended December 31, 1995 was $567,000 and $1,143,000, respectively, on these loans.

         The deferred obligation of $3.0 million is payable to Brunswick on April 28, 2001, with interest of 8.0% per annum payable annually. The Company recorded interest expense of $240,000 and $160,000 in 1996 and in 1995 (eight months), respectively, related to the deferred obligation.

         The subordinated debt of $222,000, also payable to Brunswick, is due in four equal annual installments commencing on April 28, 1999, with interest of 13.0% payable annually. The Company recorded interest expense of $25,000 in 1996 and $22,000 in 1995 (eight months) related to the subordinated debt.

         For the four months ended April 28, 1995 and the year ended December 31, 1994, no debt was recorded on the Business' books and no interest expense was allocated to the Business by Brunswick.

9.       RETIREMENT AND EMPLOYEE BENEFIT COSTS OF THE COMPANY

         Defined Contribution Plans

         The Technical Products Group, Inc. Retirement and Savings Plan for substantially all of the Company's employees allows participants to make contributions up to 15% of their base pay via payroll deductions pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, the Company may make discretionary matching contributions. The Company's match for the 1996 and 1995 plan year was 10% of each participant's pretax contributions, limited to 6% of their salary. The 10% match for 1996 and 1995, was $130,000 and $80,000, respectively and was paid in January of the following year.

         Defined Benefits Plans

         Hourly union employees of the Company are covered by defined benefit pension plans with benefits generally based on negotiated rates and years of service. The Company's funding policy is to contribute annually the minimum required amount determined by its actuaries.

         The net pension cost of the defined benefit plans for the year ended December 31, 1996, and for the eight months ended December 31, 1995, by components is as follows (in thousands):

                                                                                                 Eight
                                                                                                Months
                                                                               1996              1995
                                                                             --------          --------
                  Service cost-benefits earned during the Period             $    293          $    168
                  Interest cost                                                    37                 8
                  Actual return on Plan assets                                     13                --
                  Net amortization and deferral                                   (11)               --
                                                                             ---------         --------
                           Net pension cost                                  $    332          $    176
                                                                             --------          --------

                  The funded status of the Plans and amounts recognized in the Company's balance sheets at December 31 were as follows (in thousands):

                                                                               1996              1995
                                                                             --------          --------
                  Actuarial present value of benefit obligations-
                           Vested                                            $    470          $    165
                           Nonvested                                               80                11
                                                                             --------          --------
                  Accumulated benefit obligation                                  550               176

                  Market value of plan assets                                    (104)              -
                                                                             --------          --------
                           Unfunded projected benefit obligation                  446               176

                  Unrecognized net loss                                           (95)              -
                  Adjustment to recognized minimum liability                       95               -
                                                                             --------          --------
                           Net pension liability                             $    446          $    176
                                                                             ========          ========


                  Assumptions used to measure the projected benefit obligation and the expected long-term rate of return on plan assets as of December 31 were as follows:

                                                                        1996                        1995
                                                                     ------------------------------------------
                  Discount rate for obligations                        7.25%                       7.25%
                  Long-term rate of investment return                  8.00%                       8.00%
                  Mortality                                      1983 Group Annuity         1983 Group Annuity

                  The Company does not have any significant postemployment or postretirement medical or postemployment or postretirement life insurance plans.

10.      SHAREHOLDERS' EQUITY OF THE COMPANY

         Capital Structure

                  On June 5, 1996, the Company's Board of Directors approved resolutions to:

                  o   Split the Company's common stock 475-to-1.

                  o Amend the Company's Articles of Incorporation to establish the total authorized shares of common stock as 1,000,000.

                  o Reduce the par value of the Company's common stock to $.01 per share.

                  The activity in the equity accounts for the period April 29, 1995, through December 31, 1996, is summarized as follows (in thousands):

                                                                        Notes      Additional
                          Common Stock        Additional              Receivable     Minimum
                      ------------------        Paid-in    Retained      from        Pension
                      Shares      Amount        Capital    Earnings    Officers     Liability     Total
                      ------      ------        -------    --------    --------     ---------     -----

Initial stock
  issuance
  April 29, 1995              1     $     1     $  999     $       -    $    -      $     -       $1,000
Issuance of notes
  receivable from
  officers for
  purchase of stock           -           -           -            -      (235)           -         (235)
Repayment of
  notes receivable            -           -           -            -       100            -          100
Net income                    -           -           -        2,107         -            -        2,107
Preferred dividends
  declared                    -           -           -          (53)        -            -          (53)
                      ---------   ---------   ---------    ---------  --------     --------     --------


Balance,
  December 31,
  1995                        1     $     1     $  999        $2,054    $ (135)     $     -       $2,919

Common stock
  split (475-to-1)          474         474       (474)            -         -            -            -
Par value
  adjustment
  (common)                    -        (470)       470             -         -            -            -
Net income                    -           -          -         4,274         -                     4,274
Preferred dividends
  declared                    -           -          -           (80)        -            -          (80)
Additional
  minimum
  pension liability           -           -          -             -         -          (95)         (95)
                      ---------   ---------   --------     ---------  --------     --------     --------

Balance,
  December 31,
  1996                      475   $       5      $ 995     $   6,248  $   (135)    $    (95)    $  7,018
                      =========   =========      =====     =========  ========     ========     ========


Stock Option Plan


During 1996, the shareholders approved the adoption of the Key Management Stock Option Plan. Under the Plan, the Company may grant nonstatutory and incentive stock options to employees of the Company for the purchase of the Company's common stock at an exercise price equal to at least 100% of the fair market value as of the date of grant (110% of such fair market value if the optionee owns more that 10% of the combined voting power of all classes of stock of the Company) as determined by the Board of Directors. Options granted under the Plan vest at the rate of 20% on each of the five anniversary dates following the year of the grant. The Company granted incentive stock options to acquire 25,000 shares of the Company's common stock during 1996, all of which were outstanding as of December 31, 1996. The exercise price of such options is $3.38 per share. The weighted average fair value at grant date of options granted in 1996 was $1.67 per share, as determined using the Black Scholes option-pricing model with the following assumptions: risk free interest rate of 6.82%, expected dividend yield of 0%, expected stock volatility of 100% and an expected option life of 10 years.

     The Company accounts for this plan under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for this plan been determined based on the fair value at grant date under the optional method in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), the Company's 1996 net income and earnings per share would have been reduced by $26,000 and $0.05, respectively.


11.  MANDATORILY REDEEMABLE PREFERRED STOCK OF THE COMPANY

     The preferred stock is 8% cumulative and redeemable with a $1.00 par value and 1,000,000 shares are authorized, issued and outstanding. In case of liquidation, the holders of preferred stock will be paid out of the assets of the Company in an amount in cash of $1.00 per share, plus any accumulated and unpaid dividends before the common stockholders.

     The Company may, at its option, redeem any or all of the outstanding shares of the preferred stock for an amount in cash of $1.00 per share, plus any accumulated and unpaid dividends. The preferred shares are subject to mandatory redemption at the above-stated value on the earlier of April 28, 2001, or the date on which occurs a change in the ownership of 50% or more of the assets or the common stock of the Company.

12.  RELATED-PARTY TRANSACTIONS

     At December 31, 1996 and 1995, certain officers of the Company have outstanding promissory notes in the aggregate amount of $134,865, which were issued to the Company as consideration for the paid-in capital in excess of par value for the shares of stock they own.

     Common shares of the Company owned by each employee have been pledged as collateral to secure the payment of the promissory notes. The notes carry an interest rate of the lesser of 8% and the highest rate permitted by applicable law. Principal and accrued interest payments are due in full upon maker's sale of any pledged stock or on April 28, 2001, if earlier. The notes may be repaid at any time at the option of the maker without penalty.

13.      TECHNOLOGICAL EXPENDITURES

         Technological expenditures, excluding reimbursed projects, for the year ended December 31, 1996, eight months ended December 31, 1995, four months ended April 28, 1995 and the year ended December 31, 1994 consisted of the following (in thousands):

                                                                 Eight               Four
                                                 Year           Months              Months         Year
                                                 Ended           Ended               Ended         Ended
                                               Dec. 31,        Dec. 31,            April 28,     Dec. 31,
                                                 1996            1995                1995          1994
                                               ------------------------------------------------------------
         Research and Development              $   1,213      $       605         $      194     $    1,030
         Engineering and Other                     1,256              834                298            917
                                               ------------------------------------------------------------
         Total                                 $   2,469      $     1,439         $      492     $    1,947
                                               ============================================================

         The company was also reimbursed $4.311 million, $1.077 million, $0.258 million and $3.310 million under federally funded research and development contracts during the year ended December 31, 1996, eight months ended December 31, 1995, four months ended April 28, 1995 and the year ended December 31, 1994 respectively.

14.      INCOME TAXES

         For the four months ended April 28, 1995 and the year ended December 31, 1994, income taxes of the Business were included in the Brunswick consolidated federal and state tax returns. Income taxes were paid by Brunswick on behalf of the Business. Income tax provisions were calculated at the division level on a stand-alone basis and were recorded on the Business' books.

         The combined  provision for U.S. federal and state income taxes for the
         periods   presented   consisted  of  the  following   components  (  in
         thousands):

                                                                        Eight         Four
                                                          Year         Months        Months          Year
                                                         Ended          Ended         Ended         Ended
                                                        Dec. 31,      Dec. 31,      April 28,      Dec. 31,
                                                          1996          1995          1995           1994
                                                      ------------------------------------------------------
                  Current                              $  3,511       $   938       $   (907)     $   (363)
                  Deferred                                 (836)          374            795         1,046
                                                       ---------------------------------------------------
                  Total income tax provision (benefit) $  2,675       $ 1,312       $   (112)     $    683
                                                       ===================================================


         The federal statutory tax rate for each period is reconciled to the effective tax rate as follows:


                                                                        Eight         Four
                                                          Year         Months        Months          Year
                                                          Ended         Ended         Ended          Ended
                                                        Dec. 31,      Dec. 31,      April 28,      Dec. 31,
                                                          1996          1995          1995           1994
                                                         -------------------------------------------------
                  Federal statutory rate                 34.0%          34.0%         34.0%          34.0%
                  State and local taxes, net
                    of federal benefit                    4.5            4.4           5.0            4.2
                                                         -------------------------------------------------
                  Effective tax rate                     38.5%          38.4%         39.0%          38.2%
                                                         =================================================

         Deferred income taxes result from the recognition, in different periods, of revenue and expense for tax and financial statement purposes. The primary components of the December 31, 1996 and 1995, deferred tax assets (liabilities) are as follows (in thousands):

                                                                                         1996          1995
                                                                                      ------------------------
                  Deferred tax assets-
                    Excess of tax over book capitalized inventory costs               $     193      $       -
                    Reserves not deductible until paid                                      307            129
                                                                                      ------------------------
                           Total deferred tax assets                                        500            129


                  Deferred tax liabilities-
                    Excess of book over tax estimated basis of assets
                           Recorded in the preliminary acquisition purchase                   -           (465)
                                                                                      ------------------------
                           Price allocation                                           $     500      $    (336)
                                                                                      ========================



15.      TRANSACTIONS AMONG THE BUSINESS AND BRUNSWICK CORPORATION

         Related party transactions with Brunswick prior to the Acquisition and not disclosed elsewhere in the financial statements are as follows:

         Employee Benefit Programs

                  Prior to the Acquisition, the employees of the Business were eligible to participate in certain employee benefit plans (medical, dental, worker's compensation and other benefits plans) sponsored by Brunswick which charged the Business its proportionate cost of these programs based on actual charges, historical experience and headcount. The Business recorded cost of approximately $ 1.8 million and $ 5.0 million for the four months ended April 28, 1995 and year ended December 31, 1994, respectively.

                  On April 28, 1995, the Company terminated its participation in the Brunswick employee benefit plans. Brunswick retained all assets and liabilities related to the plans. Effective April 29, 1995, all employees of the Company were offered participation in its employee benefit plans, including medical, dental, worker's compensation and other plans. See
                  Note 9 for further discussion of these plans.

         Retirement Plans

                  Costs charged to the Business' operations for the four months ended April 28, 1995 and the year ended December 31, 1994 for its retirement plans are summarized as follows (in thousands):

                                                                   Four
                                                                  Months           Year
                                                                   Ended           Ended
                                                                 April 28,       Dec. 31,
                                                                    1995           1994
                                                           ------------------------------
                           Defined Benefit Plans:
                                Hourly                        $     135         $    342
                                Salary                              305              718
                                                              --------------------------
                                       Total                  $     440         $  1,060
                                                              --------------------------
                           Retirement and savings plan        $      50         $    294
                                                              --------------------------

                  The following assumptions were used in determining the expense recognized for the defined benefit pension plans:

                                                                   Four Months                   Year Ended
                                                              Ended April 28, 1995           December 31, 1994
                                                              ------------------------------------------------

         Discount rate                                                7.25%                         8.5%
         Rate of increase in compensation levels                      5.5%                          5.5%
         Expected long term rate of return on assets                  9.0%                          9.0%

         Postretirement Medical Benefits-

                  Certain employees of the Business were eligible to participate in a postretirement medical program sponsored by Brunswick. Costs recorded by the Business represented the estimated proportionate cost attributable to its employees. Postretirement benefit costs charged to the Business' operations for the four months ended April 28, 1995 and the year ended December 31, 1994 were $329,000 and $960,000 respectively. Brunswick is liable for payments under these programs. On April 28, 1995, the Company terminated its participation in the Brunswick post retirement medical program and Brunswick retained liabilities related to vested benefits.

         Corporate Services-


                  Brunswick provided certain support services to the Business including: cash management, benefits administration, risk management and tax and audit services. The charges for these services were allocated to the Business based on various formulas which reasonably approximate the actual costs incurred. The costs recorded by the Business and included in G&A expenses for these allocations were approximately $190,000 for the four months ended April 28, 1995 and $820,000 for the year ended December 31, 1994. The amounts allocated to the Business from Brunswick are not necessarily indicative of the actual costs which may have been incurred had the Business operated as an entity unaffiliated with Brunswick. However, the Business believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

16.      ADVANCES DUE TO RELATED PARTY


                  Advances due to related party represent advances from Brunswick to fund operating and investing activities, net of cash advanced to Brunswick from operating cash flows generated by the Business. Advances owed to Brunswick are non-interest bearing. The activity in the advances due to related party account for the four months ended April 28, 1995 and the year ended December 31, 1994 is summarized as follows (in thousands):

                                                                       Four Months                 Year Ended
                                                                   Ended April 28, 1995        December 31, 1994
                                                                --------------------------- -------------------------
                    Balance, beginning of period                  $       39,754                 $    34,182
                    Cash receipts recorded at Corporate on
                           behalf of Business                            (37,620)                   (109,984)
                    Cash disbursements recorded at Corporate
                           on behalf of Business                          28,780                      91,421
                    Corporate expense allocation and other
                           costs incurred at Corporate and
                           charged to the Business                         5,673                      23,031
                    Current period net (loss) income                        (176)                      1,104
                                                                =========================== =========================
                    Balance, end of period                        $       36,411                 $    39,754
                                                                =========================== =========================

                  The average balance due to related party was $38.1 million for the four months ended April 28, 1995 and $36.9 million for the year ended December 31, 1994.


17.      COMMITMENTS AND CONTINGENCIES

         Contingent Liabilities

                  The Business had outstanding standby letters of credit of $0.6 million and $0.8 million at April 28, 1995 and December 31, 1994, respectively, representing conditional commitments whereby the Business guarantees performance to a third party in the ordinary course of business.

         Litigation


                  On March 1, 1995, the Business entered into a settlement agreement and release with the United States of America of all issues related to the Federal Grand Jury investigation of its Marion, Virginia facility concerning whether any of
                  Brunswick's employees failed fully to conform to certain documentation requirements and procedures in the course of producing radomes for the F-16 aircraft from April through August 1992.


                  The Company, upon its acquisition of the Business, agreed to keep in place the then current self-governance program of the Business, and to have, at a minimum, two independent outside reviews of the program performed; one commencing 30 days after closing (or May 28, 1995) and the second commencing 18 months after closing (or October 28, 1996). These independent reviews have been performed and the associated results have been reported to the U.S. Government. The Company also agreed to provide the government with semi-annual internal self-governance status reports for a period of three years beginning six months after the Acquisition closing. Reports have been submitted for periods through April, 1997 and the last report required to be submitted is for the six month period ending October 1998.

18.      PROPOSED MERGER WITH LUNN

         The Company signed an agreement with Lunn Industries, Inc. (Lunn) as of June 6, 1997, for a proposed merger with Lunn. In connection with the proposed merger, the Company's shareholders would receive 8.3028 shares of the combined company's common stock for each share of the Company's common stock.

19.      INTERIM FINANCIAL STATEMENTS (UNAUDITED)

         Basis of Presentation


         The information contained in the interim consolidated financial statements of the Company, including the consolidated balance sheet as of July 4, 1997 and the consolidated statements of income and cash flows for the six month period ended July 4, 1997 and June 21, 1996 is unaudited, but includes, in the opinion of management, all adjustments which are necessary for a fair presentation of the results for the interim periods.


         Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the requirements of the Securities and Exchange Commission, although management believes that the disclosures included in these financial statements are adequate to make the information not misleading.

         The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

                  The  following   summary  is  qualified  in  its  entirety  by
reference to the complete text of the DGCL, Lunn Bylaws and Lunn Certificate of Incorporation referred to below.

                  Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

                  In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

                  Section 145 of the DGCL further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  The Lunn Bylaws, which will become the Combined Company Bylaws at the Effective Time, provide for the indemnification of each director, officer, former director and former officer of Lunn, and each person who shall have served at the request of Lunn as a director or officer of another corporation in which Lunn owns shares of capital stock or of which Lunn is a creditor, against expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she is made a party by reason of his or her being or having been a director or officer of Lunn or of such other corporation. The Lunn Bylaws also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any bylaw, agreement, vote of stockholders or otherwise.

                  Section 102(b)(7) of the DGCL provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Lunn Certificate of Incorporation, as proposed to be amended and restated at the Effective Time to become the Combined Company Certificate of Incorporation, will not contain a provision so limiting the personal liability of directors of the Combined Company.


Item 21. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

  Exhibit No.                                               Description
  -----------                                               -----------

      *2.1        Acquisition Agreement and Plan of Merger, dated as of June 6, 1997, by and among Lunn Industries,
                  Inc., and TPG Holdings, Inc. (exhibits omitted but will be filed by the registrant with the
                  Commission upon request)
       2.2        Amendment to Acquisition Agreement and Plan of Merger, dated August 22, 1997, between Lunn
                  Industries, Inc. and TPG Holdings, Inc.
       3.1        Certificate of Incorporation of Lunn (incorporated by reference to Lunn's Quarterly report on
                  Form 10-QSB for the period ended September 30, 1996 (File No. 0-1298) previously filed with the
                  Commission)
       3.2        Bylaws of Lunn (incorporated by reference to Lunn's Quarterly  Report on Form 10-QSB for the period ended September 30, 1996 (File No. 0-1298) previously filed with the Commission)
       5.1        Opinion of Dechert Price & Rhoads
       8.1        Opinion of Gardere & Wynne, L.L.P.
     *13.1        Annual  Report for Lunn on Form  10-KSB  for the  fiscal  year ended December  31,  1996
     *13.2        Annual  Report  for Lunn on Form  10-KSB for the fiscal year ended December 31, 1995
     *13.3        Quarterly Report for Lunn on Form 10-QSB for the period ended March 31, 1997
      13.4        Quarterly Report for Lunn on Form 10-QSB for the period ended June 30, 1997
     *16.1        Letter on Change in Certifying Accountant
      23.1        Consent of KPMG Peat Marwick LLP
      23.2        Consent of Dechert Price & Rhoads (included in Exhibit 5.1)
      23.3        Consent of Gardere & Wynne, L.L.P. (included in Exhibit 8.1)
      23.4        Consent of Arthur Andersen LLP
     *23.5        Consent of Allen & Company Incorporated
      23.6        Consent of Coopers & Lybrand, L.L.P.
      23.7        Consent of Arthur Andersen LLP
     *24.1        Power of Attorney
      27.1        Financial Data Schedule (incorporated by reference to Lunn's Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 0-1298) and Lunn's Quarterly Reports on Form 10-QSB for the
                  periods ended March 31, 1997 ad June 30, 1997 (File No. 0-1298) previously filed with the Commission)
      99.1        Form of Lunn proxy card
      99.2        Form of Letter of Transmittal to American Stock Transfer & Trust Co. from stockholders of Lunn and TPG
      99.3        Consent of James S. Carter, designee to Board of Directors of Combined Company
      99.4        Consent of Sam P. Douglas, designee to Board of Directors of Combined Company
      99.5        Consent of Garrett L. Dominy, designee to Board of Directors of Combined Company
      99.6        Consent of Gary L. Forbes, designee to Board of Directors of Combined Company
      99.7        Consent of Robert C. Sigrist, designee to Board of Directors of Combined Company
      99.8        Consent of Lawrence E. Wesneski, designee to Board of Directors of Combined Company
------------------
*   Previously filed.

Item 22.  Undertakings.

                  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                  (e)      The undersigned Registrant hereby undertakes to:

                           (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                    (i)  Include  any  prospectus   required  by
                  Section 10(a)(3) of the Securities Act;

                                    (ii) Reflect in the  prospectus any facts or
                  events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration   Fee"  table  in  the   effective   registration
                  statement.

                                    (iii)  Include  any  additional  or  changed
                  material information on the plan of distribution.

                          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falston, State of Maryland, on the 20th day of August, 1997.


                                          LUNN INDUSTRIES, INC.

                                          By: /s/ Alan W. Baldwin
                                              ----------------------------------
                                          Name:   Alan W. Baldwin
                                          Title:  Chairman of the Board and
                                                    Chief Executive Officer




                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities at the above-named Registrant indicated on August 20, 1997.


         Signature                              Title
         ---------                              -----


/s/ Alan W. Baldwin                Chief Executive Officer and Chairman of the
---------------------------        Board (Principal Executive Officer)
Alan W. Baldwin

          *
---------------------------        Vice President, Secretary and Chief Financial
Lawrence Schwartz                  Officer (Principal Financial and Accounting
                                   Officer)
          *
---------------------------        Director
Warren H. Haber

          *
---------------------------        Director
John F. Menzel

          *
---------------------------        Director
John Simon

          *
---------------------------        Director
William R. Lewis


/s/ Alan W. Baldwin
--------------------------------
* By Alan W. Baldwin as attorney-in-fact

                                  EXHIBIT INDEX

Exhibit No.                                               Description
-----------                                               -----------


      *2.1        Acquisition Agreement and Plan of Merger, dated as of June 6, 1997, by and among Lunn Industries,
                  Inc., and TPG Holdings, Inc. (exhibits omitted but will be filed by the registrant with the
                  Commission upon request)
       2.2        Amendment to Acquisition Agreement and Plan of Merger, dated August 22, 1997, between Lunn
                  Industries, Inc. and TPG Holdings, Inc.
       3.1        Certificate of Incorporation of Lunn (incorporated by reference to Lunn's Quarterly report on
                  Form 10-QSB for the period ended September 30, 1996 (File No. 0-1298) previously filed with the
                  Commission)
       3.2        Bylaws of Lunn (incorporated by reference to Lunn's Quarterly  Report on Form 10-QSB for the period ended September 30, 1996 (File No. 0-1298) previously filed with the Commission)
       5.1        Opinion of Dechert Price & Rhoads
       8.1        Opinion of Gardere & Wynne, L.L.P.
     *13.1        Annual  Report for Lunn on Form  10-KSB  for the  fiscal  year ended December  31,  1996
     *13.2        Annual  Report  for Lunn on Form  10-KSB for the fiscal year ended December 31, 1995
     *13.3        Quarterly Report for Lunn on Form 10-QSB for the period ended March 31, 1997
      13.4        Quarterly Report for Lunn on Form 10-QSB for the period ended June 30, 1997
     *16.1        Letter on Change in Certifying Accountant
      23.1        Consent of KPMG Peat Marwick LLP
      23.2        Consent of Dechert Price & Rhoads (included in Exhibit 5.1)
      23.3        Consent of Gardere & Wynne, L.L.P. (included in Exhibit 8.1)
      23.4        Consent of Arthur Andersen LLP
     *23.5        Consent of Allen & Company Incorporated
      23.6        Consent of Coopers & Lybrand, L.L.P.
      23.7        Consent of Arthur Andersen LLP
     *24.1        Power of Attorney
      27.1        Financial Data Schedule (incorporated by reference to Lunn's Annual Report on Form 10-KSB for the year ended December 31, 1996 (File No. 0-1298) and Lunn's Quarterly Reports on Form 10-QSB for the
                  periods ended March 31, 1997 and June 30, 1997 (File No. 0-1298) previously filed with the Commission)
      99.1        Form of Lunn proxy card
      99.2        Form of Letter of Transmittal to American Stock Transfer & Trust Co. from stockholders of Lunn and TPG
      99.3        Consent of James S. Carter, designee to Board of Directors of Combined Company
      99.4        Consent of Sam P. Douglas, designee to Board of Directors of Combined Company
      99.5        Consent of Garrett L. Dominy, designee to Board of Directors of Combined Company
      99.6        Consent of Gary L. Forbes, designee to Board of Directors of Combined Company
      99.7        Consent of Robert C. Sigrist, designee to Board of Directors of Combined Company
      99.8        Consent of Lawrence E. Wesneski, designee to Board of Directors of Combined Company
------------------
*   Previously filed.

                                                                         ANNEX A









                    ACQUISITION AGREEMENT AND PLAN OF MERGER



                                     BETWEEN



                               TPG HOLDINGS, INC.



                                       AND



                              LUNN INDUSTRIES, INC.








                            DATED AS OF JUNE 6, 1997

                             EXHIBITS AND SCHEDULES





Lunn Disclosure Letter



         Schedule 5.4                       Subsidiaries

         Schedule 5.9                       Litigation

         Schedule 5.10                      Absence of Certain Changes

         Schedule 5.12                      Benefit Plans

         Schedule 5.13                      Labor Matters

         Schedule 5.15                      Title to Properties

         Schedule 5.16                      Condition of Fixed Assets

         Schedule 5.21                      Intellectual Property

         Schedule 5.23                      Licenses and Permits

         Schedule 7.2(c)                    Conduct of Business

TPG Disclosure Letter

         Schedule 6.4                       Subsidiaries

         Schedule 6.6(a)                    Conflicts

         Schedule 6.7                       Financial Statements

         Schedule 6.9                       Litigation

         Schedule 6.10                      Absence of Certain Changes

         Schedule 6.11(b)                   Taxes

         Schedule 6.12                      Benefit Plans

         Schedule 6.13                      Labor Matters

         Schedule 6.14                      Environmental

         Schedule 6.15                      Title to Properties

         Schedule 6.20                      Material Agreements

         Schedule 6.21                      Intellectual Property

         Schedule 6.23                      Licenses and Permits

         Schedule 7.3(c)                    Conduct of Business

Exhibits

         Exhibit A                          Affiliate Letter

         Exhibit B                          Transmittal Letter

         Exhibit C                          Surviving Corporation Stock Option Plan

         Exhibit D                          Corporate Opinion of Gardere & Wynne, L.L.P.

         Exhibit E                          Tax Opinion of Gardere & Wynne, L.L.P.

         Exhibit F                          Opinion of Dechert, Price & Rhoads

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

         THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this "Agreement") is executed as of the 6th day of June, 1997, by and among TPG HOLDINGS, INC., a Delaware corporation ("TPG"), and LUNN INDUSTRIES, INC., a Delaware corporation ("Lunn").

                                    RECITALS

         WHEREAS, TPG and Lunn desire to enter into a business combination pursuant to which TPG will merge with and into Lunn;

         WHEREAS, the Boards of Directors of TPG and Lunn each have determined that such a business combination is in the best interests of the respective corporations and their stockholders, and accordingly have approved this merger upon the terms and conditions set forth herein.

         WHEREAS, for federal income tax purposes, it is intended that this merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

         1.1 Definitions. In addition to any other terms defined elsewhere in this Agreement, including any Exhibit or Schedule hereto (unless such Exhibit or Schedule provides for a different definition), as used herein, the following terms shall have the following meanings:

         "Affiliate" means any Person which (i) directly or indirectly controls, is controlled by or is under common control with a specified Person, (ii) owns or controls 5% or more of the outstanding equity interests of a specified Person or (iii) is an officer, director, general partner or trustee of a specified Person. For this purpose, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities or other ownership interests, contract, voting trust or otherwise.

         "Affiliate Letter" means the Affiliate Letter substantially in the form of Exhibit A hereto.

         "Blue Sky Laws" means state securities Laws or "blue sky" Laws.

         "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Delaware.

         "Certificate of Merger" is defined in Section 2.3.

         "Closing" means closing and the consummation of the Merger pursuant to the terms of this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" is defined in Section 7.1(e).

         "DGCL" means the Delaware General Corporation Law, as amended.

         "Effective Time" is defined in Section 2.3.

         "Environmental Law" is defined in Section 5.14(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" is defined in Section 4.2(a).

         "Exchange Fund" is defined in Section 4.2(a).

         "Fairness Opinion" is defined in Section 7.2(l).

         "GAAP" means generally accepted accounting principles in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended.

         "Governmental Authority" means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Indemnified Liabilities" is defined in Section 9.1.

         "Indemnified Party" or "Indemnified Parties" is defined in Section 9.1.

         "IRS" means the United States Internal Revenue Service.

         "Joint Proxy Statement/Prospectus" is defined in Section 5.8.

         "Law" or "Laws" means any and all statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees and rules of any Governmental Authority, including those covering environmental, tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

         "Liens" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, claims, options, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

         "Lunn Acquisition Proposal" is defined in Section 7.2(a).

         "Lunn Affiliate Stockholder" is defined in Section 7.2(d).

         "Lunn Benefit Plans" is defined in Section 5.12.

         "Lunn Common Stock" means the Common Stock, par value $0.01 per share, of Lunn.

         "Lunn Disclosure Letter" is defined in the preamble to Article 5.

         "Lunn Dissenter Payment" is defined in Section 4.4(c).

         "Lunn Dissenting Shares" is defined in Section 4.4(c).

         "Lunn Exchange Ratio" means 0.1.

         "Lunn Financial Statements" means the audited consolidated financial statements of Lunn for the fiscal years ended December 31, 1995 and December 31, 1996, as disclosed in the Lunn SEC Reports, and the unaudited consolidated financial statements of Lunn for the quarter ended March 31, 1997 delivered to TPG as part of the Lunn Disclosure Letter.

         "Lunn Intellectual Property" is defined in Section 5.21.

         "Lunn's Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet dated March 31, 1997 of Lunn.

         "Lunn Option" means (a) any option to purchase Lunn Common Stock granted by Lunn pursuant to the Lunn Stock Option Plan or (b) any option to purchase Lunn Common Stock granted by Lunn but not pursuant to the Lunn Stock Option Plan.

         "Lunn Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of Lunn.

         "Lunn SEC Reports" is defined in Section 5.7.

         "Lunn Stockholder" means any holder of shares of the Lunn Common Stock.

         "Lunn Stockholders' Meeting" is defined in Section 7.2(b).

         "Lunn Stock Option Plan" means Lunn's 1994 Stock Incentive Plan.

         "Lunn Superior Proposal" means any Lunn Acquisition Proposal to merge with or acquire, directly or indirectly, all of the outstanding capital stock of Lunn then outstanding on terms that the Board of Directors of Lunn determines in its good faith reasonable judgment (based on advice of an independent financial advisor of nationally recognized reputation) to be more favorable to the Lunn Stockholders than the Merger.

         "Lunn Warrant" means any warrant to purchase shares of Lunn Common
Stock.

         "Material Adverse Effect" means, with respect to either TPG or Lunn, any change or effect that is or would be materially adverse to the business, results of operations or financial condition of TPG or Lunn, as the case may be, and their respective Subsidiaries taken as a whole.

         "Material Contracts" means, with respect to Lunn, any contracts or agreements that are required to be filed as exhibits to the Lunn SEC Reports, and, with respect to TPG, any contracts or agreements that would be required to be filed as exhibits to SEC Reports if TPG were a Reporting Person.

         "Merger" means the merger of TPG with and into Lunn, with Lunn as the surviving corporation.

         "Merger Consideration" means, with respect to any TPG Stockholder or Lunn Stockholder, (i) certificates evidencing the number of whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock that such Stockholder has the right to receive pursuant to Section 4.1, and (ii) any cash in lieu of fractional shares of the Surviving Corporation Common Stock to which such Stockholder is entitled pursuant to Section 4.2(e).

         "Nasdaq SmallCap Market" means the Nasdaq SmallCap Market of The Nasdaq Stock Market, Inc., a wholly owned subsidiary of the National Association of Securities Dealers, Inc.

         "Permitted Lien" means (i) with respect to Lunn, (a) any Lien reserved against in Lunn's Most Recent Balance Sheet, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Lunn's books in accordance with GAAP, (c) Liens that, individually or in the aggregate, would have only an immaterial effect on the value of any of the assets of Lunn or the use thereof as currently used, and (d) obligations under operating and capital leases, and (ii) with respect to TPG, (a) any Lien reserved against in TPG's Most Recent Balance Sheet, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on TPG's books in accordance with GAAP, (c) Liens that, individually or in the aggregate, would have only an immaterial effect on the value of any of the assets of TPG or the use thereof as currently used, and (d) obligations under operating and capital leases.

         "Person" means an individual, corporation, partnership, limited liability company, trust, association or other entity, including any Governmental Authority.

         "Proxy Statement" is defined in Section 5.8.

         "Registration Statement" is defined in Section 5.8.

         "Reporting Person" means any issuer which has a class of equity securities registered pursuant to Section 12 of the Exchange Act or is required to file periodic reports pursuant to Section 15(d) of the Exchange Act.

         "Rule 145" means Rule 145 promulgated under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "SEC Reports" any registration statement, report, proxy statement or information statement (other than preliminary materials) filed with the SEC pursuant to the Securities Act or the Exchange Act (including exhibits and any amendments thereto).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Stockholders" means the TPG Stockholders and Lunn Stockholders.

         "Subsidiaries" means, with respect to any Person, any corporation or other organization that is controlled by such Person. For this purpose, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities or other ownership interests, contract, voting trust or otherwise.

         "Surviving Corporation" is defined in Section 2.1.

         "Surviving Corporation Common Stock" means the common stock, par value $0.01 per share, of the Surviving Corporation.

         "Surviving Corporation Preferred Stock" means the preferred stock, par value $1.00 per share, of the Surviving Corporation, having the same designations, preferences and limitations as the TPG Preferred Stock.

         "Tax" or "Taxes" means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TPG Acquisition Proposal" is defined in Section 7.3(a).

         "TPG Affiliate Stockholder" is defined in Section 7.3(j).

         "TPG Benefit Plans" is defined in Section 6.12.

         "TPG Common Stock" means the common stock, $0.01 par value per share, of TPG.

         "TPG Disclosure Letter" is defined in the preamble to Article 6.

         "TPG Dissenter Payment" is defined in Section 4.4(a).

         "TPG Dissenting Shares" is defined in Section 4.4(a).

         "TPG Exchange Ratio" means 8.3028.

         "TPG Financial Statements" is defined in Section 6.7.

         "TPG Intellectual Property" is defined in Section 6.21.

         "TPG's Most Recent Balance Sheet" shall mean the unaudited consolidated balance sheet dated March 31, 1997 of TPG.

         "TPG Option" means (i) any option to purchase TPG Common Stock granted by TPG pursuant to the TPG Stock Option Plan or (ii) any option to purchase TPG Common Stock granted by TPG but not pursuant to the TPG Stock Option Plan.

         "TPG Preferred Stock" means the 8% cumulative redeemable preferred stock, par value $1.00 per share, of TPG, having the designations, preferences and limitations described in TPG's Certificate of Incorporation, as amended.

         "TPG Stockholders" means the holders of shares of the TPG Common Stock or the TPG Preferred Stock.

         "TPG Stockholders' Meeting" is defined in Section 7.3(b).

         "TPG Stock Option Plan" means TPG's Key Management Stock Option Plan
(1996).

         "TPG Superior Proposal" means any TPG Acquisition Proposal to merge with or acquire, directly or indirectly, all of the outstanding capital stock of TPG then outstanding on terms that the Board of Directors of TPG determines in its good faith reasonable judgment (based on advice of an independent financial advisor of nationally recognized reputation) to be more favorable to the TPG Stockholders than the Merger.

         "Transactions" means the transactions contemplated by this Agreement.

         "Transmittal Letter" means the Transmittal Letter substantially in the form of Exhibit B hereto to be executed by each of the Stockholders who receive Surviving Corporation Common Stock under this Agreement.

         1.2 Certain Rules of Construction The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement. All references in this Agreement to Articles or Sections are references to the Articles or Sections in this Agreement, unless some other reference is clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa, (b) words denoting any gender shall include all genders and (c) references to "including" shall mean "including without limitation."

                                    ARTICLE 2

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, TPG shall be merged with and into Lunn and the separate corporate existence of TPG shall thereupon cease. Lunn shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of TPG in accordance with the DGCL. The name of the Surviving Corporation shall be Technical Products Group, Inc., or such other name as may be mutually agreed to by TPG and Lunn prior to the Closing. The Merger shall have the effects specified in the DGCL.

         2.2 The Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held (a) at the offices of Gardere & Wynne, L.L.P., 333 Clay, Suite 800, Houston, Texas at 10:00 a.m., local time, as promptly as practicable (and in any event within two Business Days) following the day on which all of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as TPG and Lunn may agree. The Closing Date shall be the same as the date of the Effective Time.

         2.3 Effective Time. If all of the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, on the Closing Date, the parties hereto shall cause a Certificate of Merger incorporating this Agreement (and setting forth such other information as is required by the DGCL (the "Certificate of Merger") to be properly executed and filed, together with appropriate officers' certificates, in accordance with Section 251 of the DGCL on the Closing Date. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of Delaware or at such later time as Lunn and TPG shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 3

                     CERTIFICATE OF INCORPORATION AND BYLAWS
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1 Certificate of Incorporation. The Certificate of Incorporation of Lunn as amended at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.

         3.2 Bylaws. The Bylaws of Lunn in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

         3.3 Directors. The directors of the Surviving Corporation immediately after the Effective Time shall be the following Persons:

                  James S. Carter
                  Sam P. Douglass
                  Garrett L. Dominy
                  Gary L. Forbes
                  Robert C. Sigrist
                  Lawrence E. Wesneski
                  Alan W. Baldwin
                  John M. Simon

         In accordance with the Restated Certificate of Incorporation of Lunn, as amended at the Effective Time, the terms of the members of the board of directors of the Surviving Corporation shall be staggered such that Mssrs. Simon, Forbes and Carter shall serve as directors of the Surviving Corporation for a term of three years, Mssrs. Douglass and Dominy shall serve as directors of the Surviving Corporation for a term of two years, and Mssrs. Wesneski, Baldwin and Sigrist shall serve as directors of the Surviving Corporation for a term of one year.

         3.4 Officers. The officers of the Surviving Corporation immediately after the Effective Time shall be the following Persons:

         Chairman of Board, President and
                  Chief Executive Officer                     James S. Carter
         Executive Vice President, Chief Financial
                  Officer, Assistant Secretary and
                  Treasurer                                   Garrett L. Dominy
         Secretary                                            Jim Hobt

                                    ARTICLE 4

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
                                  OTHER MATTERS

         4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of TPG, Lunn or the holders of any of their respective securities:

                  (a) Capital Stock of Lunn. Each share of the capital stock of Lunn issued and outstanding prior to the Effective Time (other than any Lunn Dissenting Shares, if applicable) shall be converted, subject to
         Section 4.2(e), into the right to receive a number of fully paid and nonassessable shares of the Surviving Corporation Common Stock equal to the Lunn Exchange Ratio. At the Effective Time, all shares of Lunn Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with
         Section 4.2 (or in case of a lost, stolen or destroyed stock certificate, compliance with the provisions of Section 4.2(i)), certificates evidencing such number of whole shares of Surviving Corporation Common Stock into which such Lunn Common Stock was converted in accordance with the first sentence of this Section 4.1(a). At the Effective Time, the holders of such certificates evidencing such shares of Lunn Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law. No fractional share of Surviving Corporation Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 4.2(e).

                  (b) TPG Common Stock. Each share of TPG Common Stock issued and outstanding immediately prior to the Effective Time (other than any TPG Dissenting Shares, if applicable) shall be converted, subject to
         Section 4.2(e), into the right to receive a number of fully paid and nonassessable shares of the Surviving Corporation Common Stock equal to the TPG Exchange Ratio. At the Effective Time, all shares of TPG Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with Section 4.2 (or in case of a lost, stolen or destroyed stock certificate, compliance with the provisions of Section 4.2(i)), certificates evidencing such number of whole shares of Surviving Corporation

         Common Stock into which such TPG Common Stock was converted in accordance with the first sentence of this Section 4.1(b). At the Effective Time, the holders of such certificates evidencing such shares of TPG Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law. No fractional share of Surviving Corporation Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 4.2(e).

                  (c) TPG Preferred Stock. Each share of TPG Preferred Stock issued and outstanding immediately prior to the Effective Time (other than TPG Dissenting Shares, if applicable) shall be converted into the right to receive one fully paid and nonassessable share of Surviving Corporation Preferred Stock. At the Effective Time, all shares of TPG Preferred Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with
         Section 4.2 (or in case of a lost, stolen or destroyed stock certificate, compliance with the provisions of Section 4.2(i)), certificates evidencing such number of whole shares of Surviving Corporation Preferred Stock into which such TPG Preferred Stock was converted in accordance with the first sentence of this Section 4.1(c). At the Effective Time, the holders of such certificates evidencing such shares of TPG Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law.

                  (d) Shares Held in Treasury. Each share of Lunn Common Stock, TPG Common Stock and TPG Preferred Stock held in treasury immediately prior to the Effective Time by Lunn or TPG, as the case may be, shall be canceled and extinguished at the Effective Time without any conversion thereof and without any payment with respect thereto.

         4.2 Exchange of Certificates. The procedures for exchanging outstanding shares of TPG Common Stock and Lunn Common Stock for Surviving Corporation Common Stock pursuant to the Merger are as follows:

                  (a) Exchange Agent. As of the Effective Time, the Surviving Corporation shall deposit with American Stock Transfer & Trust Co. (the "Exchange Agent"), for the benefit of the holders of shares of TPG Common Stock and Lunn Common Stock, for exchange in accordance with this Section 4.2 through the Exchange Agent, certificates representing the shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock (such shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 4.1 in exchange for outstanding shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be (the "Certificates"), whose shares were converted pursuant to Section 4.1 into the right to receive shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TPG may reasonably specify prior to the Effective Time) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Surviving Corporation Common Stock (plus cash in lieu of fractional shares, if any, of Surviving Corporation Common Stock as provided below) or Surviving Corporation Preferred Stock, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock that such holder has the right to receive pursuant to the provisions of this Article 4, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, that is not registered in the transfer records of TPG or Lunn, as the case may be, a certificate representing the proper number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, may be issued to a transferee if the Certificate representing such TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, and cash in lieu of any fractional shares of Surviving Corporation Common Stock as contemplated by this Section 4.2.

                  (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Surviving Corporation Common Stock or Surviving Corporation Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder of any unsurrendered certificate with respect to the shares of Surviving Corporation Common Stock represented thereby pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Surviving Corporation Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be.

                  (d) No Further Ownership Rights In TPG Common Stock, TPG Preferred Stock or Lunn Common Stock. All shares of Surviving Corporation Common Stock and Surviving Corporation Preferred Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection
         (c) or (e) of this Section 4.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by TPG or Lunn on such shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 4.2.

                  (e) No Fractional Shares. No certificate or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation. Notwithstanding any other provision of this Agreement, each holder of shares of TPG Common Stock and Surviving Corporation Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Surviving Corporation Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Surviving Corporation Common Stock multiplied by the average of the last reported sales prices of Lunn Common Stock, as reported on the Nasdaq SmallCap Market, on each of the five trading days immediately prior to the date of the Effective Time.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of TPG and Lunn for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of TPG and Lunn who have not previously complied with this Section 4.2 shall thereafter look only to the Surviving Corporation for payment of their claim for Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, any cash in lieu of fractional shares of Surviving Corporation Common Stock and any dividends or distributions with respect to Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be.

                  (g) No Liability. Neither the Surviving Corporation, Lunn nor TPG shall be liable to any holder of shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. If amounts are so withheld by Surviving Corporation then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of TPG Common Stock, TPG Preferred Stock or Lunn Common Stock, as the case may be, in respect of which such deduction and withholding was made by Surviving Corporation.

                  (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

         4.3 Stock Options and Warrants.

         (a) At the Effective Time, TPG's obligations with respect to each then outstanding TPG Option shall be assumed by the Surviving Corporation. The TPG Options so assumed by the Surviving Corporation shall not expire and shall continue to have, and be subject to, the same terms and conditions as set forth in the TPG Stock Option Plan and/or any agreements pursuant to which such TPG Options were granted as in effect immediately prior to the Effective Time, except that (i) each TPG Option shall be exercisable for that number of whole shares of Surviving

Corporation Common Stock equal to the number of shares of TPG Common Stock covered by such TPG Option immediately prior to the Effective Time, multiplied by the TPG Exchange Ratio and rounded downward to the nearest whole number of shares of Surviving Corporation Common Stock, and (ii) the price at which each such TPG Option is exercisable shall be divided by the TPG Exchange Ratio and then rounded upward to the nearest cent.

         (b) At the Effective Time, Lunn's obligations with respect to each then outstanding Lunn Option and Lunn Warrant shall be assumed by the Surviving Corporation. The Lunn Options and Lunn Warrants so assumed by the Surviving Corporation shall not expire and shall continue to have, and be subject to, the same terms and conditions as set forth in the Lunn Stock Option Plan and/or any agreements pursuant to which such Lunn Options and Lunn Warrants were granted as in effect immediately prior to the Effective Time, except that (i) each Lunn Option or Lunn Warrant shall be exercisable for that number of whole shares of Surviving Corporation Common Stock equal to the number of shares of Lunn Common Stock covered by such Lunn Option or Lunn Warrant immediately prior to the Effective Time, multiplied by the Lunn Exchange Ratio and rounded to the nearest whole number of shares of Surviving Corporation Common Stock, and (ii) the price at which each such Lunn Option or Lunn Warrant is exercisable shall be divided by the Lunn Exchange Ratio and then rounded to the nearest cent.

         (c) The Surviving Corporation shall reserve for issuance the aggregate number of shares of Surviving Corporation Common Stock that will become issuable upon the exercise of the TPG Options, Lunn Options and Lunn Warrants as adjusted at the Effective Time in accordance with this Section 4.3.

         (d) At the Effective Time, the Surviving Corporation shall adopt a Stock Option Plan in substantially the form set forth in Exhibit C and 300,000 shares of Surviving Corporation Common Stock shall be reserved for issuance upon exercise of options granted under such Stock Option Plan.

         4.4 Dissenting Shares.

         (a) If provided for under the DGCL, notwithstanding any other provision of this Agreement to the contrary, shares of TPG Common Stock and TPG Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by TPG Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with the DGCL (a "TPG Dissenter Payment") and who shall not have withdrawn such demand or have been deemed to or otherwise have forfeited the right to payment under the DGCL (such shares of TPG Common Stock and TPG Preferred Stock being referred to as "TPG Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Instead, such TPG Stockholders shall be entitled to receive their TPG Dissenter Payments in accordance with the provisions of the DGCL, except that all TPG Dissenting Shares held by TPG Stockholders who shall have failed to perfect who effectively shall have withdrawn or lost the rights to payment for such shares of TPG Common Stock and TPG Preferred Stock under the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 4.2 hereof of the certificate or certificates that formally evidence such shares of TPG Common Stock and TPG Preferred Stock (or compliance with Section 4.2(i) hereof if applicable) and the presentation of an executed Transmittal Letter.

         (b) TPG shall give Lunn (i) prompt notice of any demands for TPG Dissenter Payments received by TPG pursuant to the DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by TPG and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment under the DGCL. TPG shall not, except with the prior written consent of Lunn (which consent shall not be unreasonably withheld or delayed), make any payment with respect to any demands for payment of, or offer to settle, or settle, any such demands.

         (c) If provided for under the DGCL, notwithstanding any other provision of this Agreement to the contrary, shares of Lunn Common Stock that are outstanding immediately prior to the Effective Time and which are held by Lunn Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with the DGCL (a "Lunn Dissenter Payment") and who shall not have withdrawn such demand or have been deemed to or otherwise have forfeited the right to payment under the DGCL (such shares of Lunn Common Stock being referred to as "Lunn Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Instead, such Lunn Stockholders shall be entitled to receive their Lunn Dissenter Payments in accordance with the provisions of the DGCL, except that all Lunn Dissenting Shares held by Lunn Stockholders who shall have failed to perfect who effectively shall have withdrawn or lost the rights to payment for such shares of Lunn Common Stock under the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 2.6 hereof of the certificate or certificates that formally evidence such shares of Lunn Common Stock (or compliance with Section 4.2(i) hereof if applicable) and the presentation of an executed Transmittal Letter.

         (d) Lunn shall give TPG (i) prompt notice of any demands for Lunn Dissenter Payments received by Lunn pursuant to the DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Lunn and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the DGCL. Lunn shall not, except with the prior written consent of TPG, make any payment with respect to any demands for payment of, or offer to settle, or settle, any such demands.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF LUNN

         Except as set forth in the disclosure letter delivered to TPG concurrently with the execution hereof (the "Lunn Disclosure Letter") or as disclosed with reasonable specificity in the Lunn SEC Reports, Lunn represents and warrants to TPG that:

         5.1 Existence; Good Standing; Corporate Authority. Lunn is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Lunn is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character if the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. Lunn has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Lunn's certificate of incorporation and bylaws previously made available to TPG are true and correct.

         5.2 Authorization; Validity and Effect of Agreements. Lunn has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Lunn of the Transactions has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the Lunn Stockholders. This Agreement constitutes the valid and legally binding obligation of Lunn, enforceable in accordance with its terms. Lunn has taken all action necessary to render the restrictions set forth in
Section 203 of the DGCL inapplicable to this Agreement and the Merger.

         5.3 Capitalization. The authorized capital stock of Lunn consists of 30,000,000 shares of Lunn Common Stock and 1,000,000 shares of Lunn Preferred Stock. As of the date hereof, there are 12,762,153 shares of Lunn Common Stock and no shares of Lunn Preferred Stock issued and outstanding and 150 shares of Lunn Common Stock and no shares of Lunn Preferred Stock are held as treasury shares. All such issued and outstanding shares of Lunn Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are 1,500,000 shares of Lunn Common Stock reserved for issuance pursuant to the Lunn Stock Option Plan and 656,300 shares of Lunn Common Stock reserved for issuance upon exercise of the Lunn Warrants and, as of the date hereof, Lunn Options to purchase 1,167,500 shares of Lunn Common Stock and Lunn Warrants to purchase 656,300 shares of Lunn Common Stock were outstanding. As of the date of this Agreement, there are no other outstanding shares of capital stock and there are no other options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Lunn or any of its Subsidiaries to issue, transfer or sell and shares of capital stock or other voting securities of Lunn or any of its Subsidiaries. Lunn has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Lunn on any matter.

         5.4 Subsidiaries. Each of Lunn's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Except as reflected on Schedule 5.4 of the Lunn Disclosure Letter, all of the outstanding shares of capital stock, or other ownership interests in, each of Lunn's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Lunn free and clear of all Liens.
Schedule 5.4 of the Lunn Disclosure Letter sets forth the following information for each Subsidiary of Lunn, as applicable; (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

         5.5 No Violation of Law. Neither Lunn nor any of its Subsidiaries is in violation of any order of any court, Governmental Authority or arbitration board or tribunal, or any Law to which Lunn or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Material Adverse Effect.

         5.6 No Conflict. (a) Neither the execution and delivery by Lunn of this Agreement nor the consummation by Lunn of the Transactions in accordance with the terms hereof, will: (i) violate any provisions of the certificate of incorporation or bylaws of Lunn; (ii) violate any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Lunn or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which Lunn or any of its Subsidiaries is a party, or by which Lunn or any of its Subsidiaries or any of their properties is bound or affected; or (iii) constitute a violation of any provision of any Law binding upon or applicable to Lunn or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Neither the execution and delivery by Lunn of this Agreement nor the consummation by Lunn of the Transactions in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) such filings, consents and approvals that are obtained before Closing and (ii) filings required under the HSR Act, the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Material Adverse Effect.

         5.7 SEC Documents. Lunn has made available to TPG each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Lunn with the SEC since January 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Lunn SEC Reports"). Each of the Lunn SEC Reports, as of their respective dates, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. Each of the consolidated balance sheets of Lunn included in or incorporated by reference into the Lunn SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Lunn and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders' equity ("retained earnings") of Lunn included in or incorporated by reference into the Lunn SEC Reports (including any related notes and schedules) fairly presents the results of operations, cash flows or retained earnings, as the case may be, of Lunn and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with GAAP, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Lunn and its Subsidiaries at December 31, 1996, including all notes thereto, neither Lunn nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Lunn or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations which would not have, individually or in the aggregate, a Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

         5.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by Lunn for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Lunn in connection with the Merger for the purpose of registering the Surviving Corporation Common Stock to be issued in connection with the Merger (the "Registration Statement"), or (b) the proxy statement to be distributed in connection with the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting to vote upon this Agreement and the Transactions (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, at the time of the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting to be held in connection with the Transactions, and at the Effective Time, or, in the case of the Registration Statement, as amended or supplemented, at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Lunn with respect to information relating to TPG and included therein, provided TPG approved of the inclusion of such information in the Registration Statement and Joint Proxy Statement/Prospectus.

         5.9 Litigation. There are no actions, suits or proceedings pending against Lunn or any of its Subsidiaries or, to Lunn's knowledge, threatened against Lunn or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Lunn or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.9 of the Lunn Disclosure Letter contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the knowledge of Lunn, threatened against Lunn or its Subsidiaries.

         5.10 Absence of Certain Changes. Except as set forth on Schedule 5.10 of the Lunn Disclosure Letter, since December 31, 1996, there has not been (i) any change in the financial condition or business of Lunn or its Subsidiaries which has had a Material Adverse Effect, other than any adverse effect resulting from adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the aerospace or high performance composites industries generally, (ii) any material change by Lunn in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Lunn or any redemption, purchase or other acquisition of any of its securities, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

         5.11 Taxes. (a) Lunn and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns, statements, reports and forms required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Material Adverse Effect and (ii) duly paid in full or made provisions in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods ending through the date hereof or the Closing Date, as the case may be.

         (b) (i) Except as set forth in Schedule 5.11(b), the federal income tax returns of Lunn and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1996 and all material deficiencies asserted by the IRS have been paid, fully settled or adequately provided for in the financial statements contained in the Lunn SEC Reports; (ii) as of the date hereof, neither Lunn nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of Lunn or any of its Subsidiaries; and (iii) neither Lunn nor any of its Subsidiaries is a party to any material tax sharing or tax indemnity agreement.

         5.12 Employee Benefit Plans. Schedule 5.12 of the Lunn Disclosure Letter contains a list of all employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in ERISA, covering employees of Lunn and its Subsidiaries (the "Lunn Benefit Plans"). True and complete copies of the Lunn Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to TPG. To the extent applicable, the Lunn Benefit Plans comply, in all material respects, with the requirements of the ERISA and the Code, and any Lunn Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified. To Lunn's knowledge, there are no pending or anticipated claims against or otherwise involving any Lunn Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Lunn Benefit Plan activities) has been brought against or with respect to any such Lunn Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. All material contributions required to be made as of the date hereof to any Lunn Benefit Plans have been made or provided for. Lunn does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Lunn has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except for any liability or any excise tax which would not have a Material Adverse Effect, (i) neither Lunn nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with the termination of, or withdrawal from, any Lunn Benefit Plan; (ii) there does not exist with respect to any Lunn Benefit Plan any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) no prohibited transaction has occurred with respect to any Lunn Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA. The execution of this Agreement and the performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

         5.13 Labor Matters. Except as set forth on Schedule 5.13 of the Lunn Disclosure Letter, neither Lunn nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To Lunn's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Lunn or any of its Subsidiaries.

         5.14 Environmental Matters. Except as would not have, individually or in the aggregate, a Material Adverse Effect and except as set forth on Schedule 5.14:

                  (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Lunn and each of its Subsidiaries in the manner now conducted or that interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

                  (b) there are not any past or present conditions or circumstances that, or arising out of, any current or former businesses, assets or properties of Lunn or any Subsidiary of Lunn, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage or damage to natural resources; and

                  (c) neither Lunn nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

         5.15 Title to Properties. Lunn has, or will have at Closing, good and marketable title to all its assets, free and clear of all Liens, except for Permitted Liens, the Liens set forth on Schedule 5.15 of the Lunn Disclosure Letter, and Liens expressly disclosed in the Lunn SEC Reports. No Lunn Stockholder owns in his individual capacity any of Lunn's assets or any other properties or assets used in its business.

         5.16 Condition of Fixed Assets. Except as set forth on Schedule 5.16 of the Lunn Disclosure Letter, the machinery, equipment and other tangible properties included in the assets of Lunn, are in good operating condition (ordinary wear and tear excepted) and have been maintained by Lunn in accordance with industry standards, are acceptable for their intended uses in the ordinary course consistent with past practices and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known defects therein.

         5.17 Assets Used in the Business. Lunn's assets as reflected on Lunn's Most Recent Balance Sheet are all of the assets and leaseholds used by Lunn in the conduct of its business as now being conducted, and are all of the assets and leasehold interests necessary therefor.

         5.18 Accounts Receivable. Subject to any reserves therefor established in a consistent manner throughout the period covered by the Lunn Financial Statements in accordance with GAAP, and except as reflected in Lunn's Most Recent Balance Sheet, all accounts, notes, and other receivables reflected in the Lunn Financial Statements or generated after the date of Lunn's Most Recent Balance Sheet, with respect to Lunn's business, are valid and genuine, arise out of bona fide sales and either have been collected or are enforceable and collectible claims not subject to any valid defense, offset or credit. All accounts receivable are recorded on the books of Lunn in accordance with GAAP. Lunn has delivered to TPG the accounts receivable aging report of Lunn as of April 30, 1997.

         5.19 Inventories. Subject to any reserves therefor established in a consistent manner throughout the period covered by the Lunn Financial Statements in accordance with GAAP, and except as reflected in Lunn's Most Recent Balance Sheet, the inventories of Lunn's business reflected in the financial statements of Lunn contained in the Lunn Financial Statements or acquired since the date of Lunn's Most Recent Balance Sheet, consist of items that are in good, current, standard, and merchantable condition, and are of a quantity and quality salable in the ordinary course of business.

         5.20 Material Agreements. Except as set forth in the Lunn Disclosure Letter, Lunn has no material contracts which are required to be filed as exhibits to the Lunn SEC Reports which have not been so filed, and complete copies of the contracts identified in the Lunn Disclosure Letter have been furnished to TPG.

         5.21 Trademarks, Patents and Copyrights. Schedule 5.21 of the Lunn Disclosure Letter describes all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted (the "Lunn Intellectual Property"). Except as previously disclosed to TPG in writing, to the knowledge of Lunn, Lunn and its Subsidiaries own or possess adequate licenses or other valid rights to use the Lunn Intellectual Property, except where the failure to own or possess such license and other rights would not have, individually or in the aggregate, a Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Lunn, the conduct of Lunn's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Lunn, there is no material infringement of any proprietary right owned by or licenses by or to Lunn or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Material Adverse Effect.

         5.22 Insurance. Lunn has previously delivered to TPG a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation insurance policies maintained by Lunn and its Subsidiaries. Lunn and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         5.23 Licenses and Permits. Set forth on Schedule 5.23 of the Lunn Disclosure Letter is a list of all material permits, licenses, consents, approvals and governmental or regulatory authorizations used by or affecting the conduct of Lunn's business. Lunn has all licenses and permits (federal, state and local) necessary to own its assets and to conduct its operations, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the knowledge of Lunn, threatened, seeking the revocation or limitation of any of such licenses or permits.

         5.24 Federal Income Tax Representations.

         (a) Lunn is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

         (b) Lunn is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         5.25 No Brokers. Lunn has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Surviving Corporation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions, except that Lunn has retained Allen & Company Incorporated to render a fairness opinion with respect to the transaction, the arrangements with which have been disclosed in writing to TPG prior to the date hereof.

                                    ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF TPG

         Except as set forth in the disclosure letter delivered to Lunn concurrently with the execution hereof (the "TPG Disclosure Letter"), TPG represents and warrants to Lunn that:

         6.1 Existence; Good Standing; Corporate Authority. TPG is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. TPG is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. TPG has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of TPG's certificate of incorporation and bylaws previously made available to Lunn are true and correct.

         6.2 Authorization; Validity and Effect of Agreements. TPG has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by TPG of the Transactions has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by the TPG Stockholders. This Agreement constitutes the valid and legally binding obligation of TPG, enforceable in accordance with its terms. TPG has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the Merger.

         6.3 Capitalization. The authorized capital stock of TPG consists of 1,000,000 shares of TPG Common Stock and 1,000,000 shares of TPG Preferred Stock. As of the date hereof, there are 475,000 shares of TPG Common Stock and 1,000,000 shares of TPG Preferred Stock issued and outstanding and no shares of TPG Common Stock or and TPG Preferred Stock are held as treasury shares. All such issued and outstanding shares of TPG Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Schedule 6.3, there are 25,000 shares of TPG Common Stock reserved for issuance pursuant to the TPG Stock Option Plan and, as of the date hereof, TPG Options to purchase 25,000 shares of TPG Common Stock are outstanding. There are no other outstanding shares of capital stock and there are no other options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate TPG or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of TPG or any of its Subsidiaries. TPG has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of TPG on any matter.

         6.4 Subsidiaries. Each of TPG's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Except as reflected on Schedule 6.4 of the TPG Disclosure Letter, all of the outstanding shares of capital stock, or other ownership interests in, each of TPG's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by TPG free and clear of all Liens.
Schedule 6.4 of the TPG Disclosure Letter sets forth the following information for each Subsidiary of TPG, as applicable; (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital.

         6.5 No Violation of Law. Neither TPG nor any of its Subsidiaries is in violation of any order of any court, Governmental Authority or arbitration board or tribunal, or any Law, to which TPG or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Material Adverse Effect.

         6.6 No Conflict. (a) Except as set forth in Schedule 6.6(a) of the TPG Disclosure Letter, neither the execution and delivery by TPG of this Agreement nor the consummation by TPG of the Transactions in accordance with the terms hereof, will: (i) violate any provisions of the certificate of incorporation or bylaws of TPG; (ii) violate any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of TPG or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or obligation to which TPG or any of its Subsidiaries is a party, or by which TPG or any of its Subsidiaries or any of their properties is bound or affected; or (iii) constitute a violation of any provision of any Law binding upon or applicable to TPG or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Neither the execution and delivery by TPG of this Agreement nor the consummation by TPG of the Transactions in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) such filings, consents and approvals that are obtained before the Closing and
(ii) filings required under the HSR Act, the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Material Adverse Effect.

         6.7 Financial Statements. Schedule 6.7 of the TPG Disclosure Letter contains the audited consolidated financial statements of TPG for the fiscal years ended December 31, 1995 and December 31, 1996 and the unaudited consolidated financial statements of TPG for the quarter ended April 4, 1997 (collectively, the "TPG Financial Statements"). Each of the balance sheets included in the TPG Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of TPG as of its date and each of the statements of income, retained earnings and cash flows (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, respectively, of TPG for the periods set forth therein (subject, in the case of interim statements, to normal year-end audit adjustments which will be consistent with prior years' adjustments and which would not be material in amount or effect, and except as disclosed in Schedule 6.7 of the TPG Disclosure Letter) in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except for the absence of notes, a consolidated statement of cash flow and a consolidated statement of shareholders' equity in interim statements. Except as and to the extent set forth on the consolidated balance sheet of TPG and its Subsidiaries at December 31, 1996, including all notes thereto, neither TPG nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of TPG or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations which would not have, individually or in the aggregate, a Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

         6.8 Registration Statement and Proxy Statement. None of the information supplied or to be supplied by TPG for inclusion in (a) the Registration Statement, or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, at the time of the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting, and at the Effective Time, or, in the case of the Registration Statement, as amended or supplemented, at the time it is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by TPG with respect to information supplied by Lunn for inclusion therein.

         6.9 Litigation. There are no actions, suits or proceedings pending against TPG or any of its Subsidiaries or, to TPG's knowledge, threatened against TPG or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against TPG or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Material Adverse Effect. Schedule 6.9 of the TPG Disclosure Letter contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the knowledge of TPG, threatened against TPG or its Subsidiaries.

         6.10 Absence of Certain Changes. Except as reflected in Schedule 6.10, since December 31, 1996, there has not been (i) any change in the financial condition or business of TPG or its Subsidiaries which has had a Material Adverse Effect, other than any adverse effect resulting from adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the aerospace or high performance composites industries generally, (ii) any material change by TPG in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of TPG or any redemption, purchase or other acquisition of any of its securities, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

         6.11 Taxes. (a) TPG and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns, statements, reports and forms required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Material Adverse Effect and (ii) duly paid in full or made provisions in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods ending through the date hereof on the Closing Date, as the case may be.

         (b) (i) Except as reflected in Schedule 6.11(b), the federal income tax returns of TPG and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1996, and all material deficiencies asserted by the IRS have been paid, fully settled or adequately provided for in the TPG financial statements; (ii) as of the date hereof, neither TPG nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of TPG or any of its Subsidiaries; and (iii) neither TPG nor any of its Subsidiaries is a party to any material tax sharing of tax indemnity agreement.

         6.12 Employee Benefit Plans. Schedule 6.12 of the TPG Disclosure Letter contains a list of all employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in ERISA, covering employees of TPG and its Subsidiaries (the "TPG Benefit Plans"). True and complete copies of TPG Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to TPG. To the extent applicable, TPG Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any TPG Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified. To TPG's knowledge, there are no pending or anticipated claims against or otherwise involving any TPG Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of TPG Benefit Plan activities) has been brought against or with respect to any such TPG Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. All material contributions required to be made as of the date hereof TPG Benefit Plans have been made or provided for. TPG does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and TPG has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except for any liability or any excise tax which would not have a Material Adverse Effect, (i) neither TPG nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with the termination of, or withdrawal from, any TPG Benefit Plan; (ii) there does not exist with respect to any TPG Benefit Plan any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) no prohibited transaction has occurred with respect to any TPG Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA. The execution of this Agreement and the performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

         6.13 Labor Matters. Except as reflected on Schedule 6.13, neither TPG nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To TPG's knowledge, there are no organizational efforts with respect to the formation of any collective bargaining unit presently being made or threatened involving employees of TPG or any of its Subsidiaries.

         6.14 Environmental Matters. Except as set forth on Schedule 6.14 and as would not have, individually or in the aggregate, a Material Adverse Effect and except as set forth on Schedule 6.14:

                  (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of TPG and each of its Subsidiaries in the manner now conducted or that interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

                  (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of TPG or any Subsidiary of TPG, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage or damage to natural resources; and

                  (c) neither TPG nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

         6.15 Title to Properties. TPG has, or will have at Closing, good and marketable title to all its assets, free and clear of all Liens, except for Permitted Liens and the liens set forth on Schedule 6.15 of the TPG Disclosure Letter. No TPG Stockholder owns in his individual capacity any of TPG's assets or any other properties or assets used in its business.

         6.16 Condition of Fixed Assets. The machinery, equipment and other tangible properties included in the assets of TPG, are in good operating condition (ordinary wear and tear excepted) and have been maintained by TPG in accordance with industry standards, are acceptable for their intended uses in the ordinary course consistent with past practices and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known defects therein.

         6.17 Assets Used in the Business. TPG's assets are all of the assets and leaseholds used by TPG in the conduct of its business as now being conducted, and are all of the assets and leasehold interests necessary therefor.

         6.18 Accounts Receivable. Subject to any reserves therefor established in a consistent manner throughout the periods covered by the TPG Financial Statements in accordance with GAAP, and except as reflected in TPG's Most Recent Balance Sheet, all accounts, notes, and other receivables reflected in the TPG Financial Statements, or generated after TPG's Most Recent Balance Sheet, with respect to TPG's business, are valid and genuine, arise out of bona fide sales and either have been collected or are enforceable and collectible claims not subject to any valid defense, offset or credit. All accounts receivable are recorded on the books of TPG in accordance with GAAP. TPG has delivered to Lunn the accounts receivable aging report of TPG as of March 31, 1997.

         6.19 Inventories. Subject to any reserves therefor established in a consistent manner throughout the periods covered by the TPG Financial Statements in accordance with GAAP, and except as reflected in TPG's Most Recent Balance Sheet, the inventories of TPG's business reflected in the TPG Financial Statements or acquired since the date of TPG's Most Recent

         Balance Sheet consist of items that are in good, current, standard, and merchantable condition, and are of a quantity and quality salable in the ordinary course of business.

         6.20 Material Agreements. Schedule 6.20 of the TPG Disclosure Letter lists and describes all material contracts which TPG would be required to file as exhibits to SEC Reports if TPG were a Reporting Person. Complete copies of the contracts identified in the TPG Disclosure Letter have been made available to Lunn.

         6.21 Trademarks, Patents and Copyrights. Schedule 6.21 to the TPG Disclosure Letter describes all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection TPG and its Subsidiaries' respective businesses as currently being conducted (the "TPG Intellectual Property"). Except as previously disclosed to Lunn in writing, to the knowledge of TPG, TPG and its Subsidiaries own or possess adequate licenses or other valid rights to use the TPG Intellectual Property, except where the failure to own or possess such license and other rights would not have, individually or in the aggregate, a Material Adverse Effect, and to the knowledge of TPG, there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of TPG, the conduct of TPG's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of TPG, there is no material infringement of any proprietary right owned by or licenses by or to TPG or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Material Adverse Effect.

         6.22 Insurance. TPG has made available to Lunn copies of all officers' and directors' liability insurance policies, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation insurance policies maintained by TPG and its Subsidiaries. TPG and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

         6.23 Licenses and Permits. Set forth on Schedule 6.23 of the TPG Disclosure Letter is a list of all material permits, licenses, consents, approvals and governmental or regulatory authorizations used by or affecting the conduct of TPG's business. TPG has all licenses and permits (federal, state and local) necessary to own its assets and to conduct its operations, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the knowledge of TPG, threatened, seeking the revocation or limitation of any of such licenses or permits.

         6.24 Federal Income Tax Representations

         (a) TPG is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

         (b) TPG is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         6.25 No Brokers. TPG has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of TPG or Lunn to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

                                    ARTICLE 7

                                    COVENANTS

         7.1 Covenants of TPG and Lunn. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent Lunn consents in writing in the case of TPG's obligations and to the extent TPG consents in writing in the case of Lunn's obligations) each of TPG and Lunn covenants with the other that, insofar as the obligations relate to it:

         (a) TPG and Lunn and their respective Subsidiaries shall each carry on and conduct their respective businesses only in the ordinary course in substantially the same manner as previously conducted and shall use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their businesses shall not be impaired in any material respect at the Effective Time.

         (b) TPG and Lunn and their respective subsidiaries shall cooperate in all commercially reasonable respects and promptly prepare, and Lunn shall file with the SEC as soon as practicable, the Registration Statement, a portion of which Registration Statement shall also serve as the proxy statement with respect to the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting in connection with the Merger. The respective parties will cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Lunn shall use all commercially reasonable efforts, and TPG will cooperate in all commercially reasonable respects with Lunn, to have the Registration Statement declared effective by the SEC as promptly as practicable. Lunn shall use all commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law permits or approvals required to carry out the Transactions. TPG shall furnish all information concerning TPG and the TPG Stockholders' as Lunn may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, Lunn shall mail the Joint Proxy Statement/Prospectus to the Lunn Stockholders and the TPG Stockholders. Lunn agrees that the Joint Proxy Statement/Prospectus at the time of mailing thereof and at the time of the Lunn Stockholders' Meeting or the TPG Stockholders' Meeting (or during the period that consents are solicited or received) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact relates TPG and was approved by TPG for use in the Joint Proxy Statement/Prospectus. TPG agrees that the information relating to TPG provided to Lunn for use in the Joint Proxy Statement/Prospectus, at the time of mailing thereof and at the time of the Lunn Stockholders' Meeting and the TPG Stockholders' Meeting (or during the period that consents are solicited or received), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Joint Proxy Statement/Prospectus nor any amendment or supplement to the Joint Proxy Statement/Prospectus will be made by TPG or Lunn without the approval of the other party. Lunn will advise TPG, promptly after it receives notice thereof, of the time when the Registration Statement has become effective. TPG and Lunn each hereby (i) consents to the use of its name, and on behalf of its Affiliates, the names of such Affiliates and to the inclusion of financial statements and business information relating to such party and its Affiliates (in each case, to the extent required by applicable securities Laws) in the Registration Statement or Joint Proxy Statement/Prospectus and (ii) agrees to use commercially reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or Joint Proxy Statement/Prospectus. Lunn shall not amend or supplement the Registration Statement at any time after it is filed with the SEC without first obtaining the consent of TPG, which consent shall not be unreasonably withheld or delayed.

         (c) TPG and Lunn shall each use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by TPG or Lunn or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, or (C) any other applicable law. TPG and Lunn shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. TPG and Lunn shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the Transactions.

         (d) Lunn and TPG agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances required for Closing (including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other Transactions, including, without limitation, by pursuing all commercially reasonable avenues of administrative and judicial appeal. Lunn and TPG also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable laws regarding the Merger: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act; making proposals; entering into and performing agreements or submitting to judicial or administrative orders; selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of Lunn, TPG or any of their Affiliates; and withdrawing from doing business in a particular jurisdiction. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Lunn shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing, provided that it shall afford TPG a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section 7.1(d), neither Lunn nor TPG nor any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Merger.

         (e) Prior to the Closing, TPG and Lunn shall adhere to and abide by the terms and conditions of that certain Confidentiality Agreement dated as of March 21, 1997 (the "Confidentiality Agreement").

         7.2 Covenants of Lunn. Lunn covenants and agrees with TPG that during the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that TPG shall otherwise consent in writing):

         (a) Lunn hereby agrees as follows:

                           (i) (A) Prior to the Effective Time, neither it nor any of is Subsidiaries shall, and each of them shall not permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (1) solicit or encourage any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, Lunn (any such proposal or offer being hereinafter referred to as a "Lunn Acquisition Proposal") (2) enter into any agreement with respect to any Lunn Acquisition Proposal, (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, or to endorse, any Lunn Acquisition Proposal, (4) solicit proxies in opposition to approval by the Lunn's stockholders of the Merger, (5) engage in any negotiations concerning a Lunn Acquisition Proposal, or (6) directly or indirectly, enter into any agreement to, or make any public announcement by or on behalf of Lunn of a plan or intention to do any of the foregoing; and (B) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent Lunn or its Board of Directors from (w) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Lunn Acquisition Proposal or (x) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Lunn Acquisition Proposal if the Board of Directors of Lunn, after consultation with Dechert, Price & Rhoads or other legal counsel reasonably acceptable to TPG, determines in good faith that the failure to do so would be a violation of its fiduciary obligations under Delaware Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Lunn or any of Lunn's Subsidiaries or any investment banker, attorney or other advisor, agent or representative of Lunn shall be deemed to be a material breach of this Agreement by Lunn. Except to the extent the Board of Directors of Lunn determines in good faith, after consultation with Dechert, Price & Rhoads or other legal counsel reasonably acceptable to TPG, that such actions are necessary to discharge properly such Board's fiduciary duties, neither the Board of Directors of Lunn nor any committee thereof shall (y) modify or withdraw, or propose to modify or withdraw, in a manner adverse to TPG the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or take any action having such effect or
         (z) approve or recommend, or propose to approve or recommend, any Lunn Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of Lunn receives a Lunn Acquisition Proposal that, in the exercise of its fiduciary duties (as determined in good faith after consultation with Dechert, Price & Rhoads or other legal counsel reasonably acceptable to TPG), it determines to be a Lunn Superior Proposal, the Board of Directors of Lunn may withdraw or modify its approval or recommendation of this Agreement and the Merger and may terminate this Agreement.

                           (ii) If the Board of Directors of Lunn or any committee thereof shall (A) withdraw or modify in a manner adverse to TPG the approval or recommendation by the Board of Directors of such corporation or any such committee of this Agreement or the Merger or take any action having such effect or (B) approve or recommend any Lunn Acquisition Proposal, TPG may terminate this Agreement.

                           (iii) In addition to the obligations of Lunn set forth in Section 7.2(a)(i), Lunn shall (A) promptly advise TPG of the existence of any negotiations or discussions entered into in reliance on the proviso in the first sentence of Section 7.2(a)(i) prior to furnishing any information to any person or entity in connection with a Lunn Acquisition Proposal; provided, however, that Lunn shall not be obligated to provide TPG with the identity of such person or entity until it becomes reasonably likely that such person or entity or his or its Affiliate will make a Lunn Acquisition Proposal; (B) obtain from such person or entity an executed confidentiality agreement with terms not materially less favorable to Lunn than those contained in the Confidentiality Agreement; and (C) keep TPG informed, on a current basis, of the status of any such discussions or negotiations.

Notwithstanding anything to the contrary contained herein, it is agreed and understood that any termination of this Agreement shall be pursuant to Section
10.1 and that, prior to any such termination, Lunn shall not enter into any written agreement with any person or entity that provides for, or in any way facilitates, a Lunn Acquisition Proposal, other than a confidentiality agreement in accordance with the terms hereof.

         (b) Promptly after the date of this Agreement and subject to the timing of the SEC's review of the Registration Statement, Lunn shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene an annual meeting of Lunn's Stockholders (or seek consent in lieu of a meeting) for the purpose of considering and approving the Merger (the "Lunn Stockholders' Meeting"), and Lunn shall consult with TPG in connection therewith. Lunn shall use commercially reasonable efforts to solicit from the Lunn Stockholders proxies in favor of the Merger (and consents to be bound by the terms of this Agreement).

         (c) Lunn will make all normal and customary repairs, replacements, and improvements to their facilities, and without limiting the generality of the foregoing or the covenants set forth in Section 7.1(a), Lunn will not, without the prior written consent of TPG or as otherwise contemplated by this Agreement:

                  (i) change any provision of its Certificate of Incorporation or Bylaws (or equivalent organizational documents);

                  (ii) except for the issuance of Lunn Common Stock pursuant to the exercise of any Lunn Options or Lunn Warrants and any related agreements, change the number of shares of the authorized, issued or outstanding capital stock or share capital of Lunn, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock or share capital of Lunn, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the outstanding capital stock or share capital of Lunn;

                  (iii) incur any liabilities or obligations, whether directly or indirectly, or by way of guaranty, and whether or not evidenced by any note, bond, debenture, or similar instrument, except as set forth in Schedule 7.2(c) of the Lunn Disclosure Letter and except in the ordinary course of business consistent with past practices and prior periods;

                  (iv) except as set forth in Schedule 7.2(c) of the Lunn Disclosure Letter, make any capital expenditures (or enter into any lease required to be capitalized in accordance with GAAP) individually in excess of $100,000 or in the aggregate in excess of $500,000;

                  (v) pay any bonuses or commissions to any employee of Lunn except as set forth on Schedule 7.2(c) of the Lunn Disclosure Letter; enter into any new or amend in any respect any existing employment agreement with any Person; adopt any new or amend in any respect any existing Plan, except as may be otherwise required by Law; purchase any additional "key man" life insurance policy covering any employee or director of Lunn, or any other Person; grant any increase in compensation or benefits of any kind to its employees, officers or directors, except regularly scheduled general increases in the ordinary course of business and consistent with past practices and policies; or effect any change in any respect in retirement benefits to any class of employees or officers, except as otherwise required by Law;

                  (vi) purchase, sell, mortgage, pledge, or otherwise dispose of or encumber any asset owned by Lunn, other than purchase and sales, mortgages, pledges, or other dispositions or Encumbrances occurring in the ordinary course of business consistent with past practices and prior periods;

                  (vii) incur or collect receivables, or extend loans or advances, incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods and in the ordinary course of business;

                  (viii) cancel without payment or satisfaction in full, waive or extend the time for performance of, any notes, loans, or other obligations inuring to the benefit of Lunn unless such cancellation or termination occurs in the ordinary course of business of Lunn consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of Lunn, taken as a whole;

                  (ix) make any material modification of or material amendment to any of the contracts or agreements listed or described on any Schedule to this Agreement;

                  (x) fail to use commercially reasonable efforts to maintain in full force and effect all insurance now carried by Lunn;

                  (xi) institute any changes in management personnel or any material change in any management policy; or

                  (xii) make any agreement or commitment by or on behalf of Lunn to do or take any of the actions referred to in the foregoing Section 7.2(c)(i) through (xi).

         (d) At least 30 days prior to the Closing Date, Lunn shall deliver to TPG a list, which shall be reasonably satisfactory to TPG, of names and addresses of those Persons who were, in Lunn's reasonable judgment after discussion with its counsel, at the record date for the Lunn Stockholder's Meeting, "affiliates" (each such Person, a "Lunn Affiliate Stockholder") of Lunn within the meaning of Rule 145 promulgated pursuant to the Exchange Act. Lunn shall provide

TPG such information and documents as TPG shall reasonably request for purposes of reviewing such list. Lunn shall deliver or cause to be delivered to TPG prior to the Closing Date, from each of the Lunn Affiliate Stockholders identified in the foregoing list, an Affiliate Letter. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Surviving Corporation Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Corporation Common Stock consistent with the terms of such Affiliate Letters.

         (e) Without the prior written consent of TPG, Lunn shall not knowingly take any action which would cause or would be reasonably likely to cause the conditions upon the obligations of the parties hereto to effect the Transactions not to be fulfilled, including taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Lunn herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

         (f) Lunn shall promptly provide to TPG monthly and quarterly consolidated financial statements of Lunn.

         (g) Lunn shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (h) Upon at least 24 hours' notice to Lunn, Lunn shall afford to the officers, employees, advisors, attorneys and accountants of TPG access during normal business hours to the offices, properties, records, books, contracts and other documents (including computer files, retrievable programs and similar documentation) of Lunn to the extent that TPG shall reasonably request and shall furnish to TPG such additional information as shall be reasonably requested by TPG; provided that neither the furnishing of such information nor any investigation made heretofore or hereafter by TPG shall affect TPG's right to rely on any representation or warranty made by Lunn.

         (i) Lunn shall use its best efforts to cause to be delivered to TPG "comfort" letters of KPMG Peat Marwick LLP, Lunn's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to TPG, with respect to certain financial information regarding Lunn included in the Registration Statement, in form and substance reasonably satisfactory to TPG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (j) Lunn shall promptly prepare and submit to the Nasdaq SmallCap Market an additional listing application covering the shares of Lunn Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Lunn Common Stock, subject to official notice of issuance.

         (k) Prior to the Closing, Lunn shall cause Alan Baldwin to agree to the termination of his employment agreement with Lunn as of the Effective Time and without any further liability or obligation to Lunn or the Surviving Corporation, including without limitation any liability arising as a result of Lunn entering into this Agreement or consummating the transactions contemplated hereby, which termination shall be conditioned only upon the Surviving Corporation's agreement to (i) pay Alan Baldwin an aggregate severance payment of $380,000 in 12 equal consecutive monthly payments, commencing the month immediately following the Closing, (ii) continue, at the Surviving Corporation's expense, the health and life insurance benefits that Lunn provides to Baldwin as of the date of this Agreement for one year following the Closing, and (iii) extend for two years immediately following the Closing, the period during which Alan Baldwin may exercise his Lunn Options.

         (l) Lunn shall use its best efforts to cause Allen & Company Incorporated to deliver to Lunn its opinion letter to the effect that the terms of the Merger are fair from a financial point of view to the Lunn Stockholders (the "Fairness Opinion") and cause such Fairness Opinion to be delivered as soon as possible, but in no event later than one business day prior to the filing of the Registration Statement with the SEC.

         7.3 Covenants of TPG. TPG covenants with Lunn that during the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Lunn shall otherwise consent in writing):

         (a)      TPG hereby agrees as follows:

                           (i) (A) Prior to the Effective Time, neither it nor any of is Subsidiaries shall, and each of them shall not permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (1) solicit or encourage any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, the TPG (any such proposal or offer being hereinafter referred to as a "TPG Acquisition Proposal") (2) enter into any agreement with respect to any TPG Acquisition Proposal, (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the making of any proposal that constitutes, or may reasonably be expected to lead to, or to endorse, any TPG Acquisition Proposal, (4) solicit proxies in opposition to approval by the TPG's stockholders of the Merger, (5) engage in any negotiations concerning an TPG Acquisition Proposal, or (6) directly or indirectly, enter into any agreement to, or make any public announcement by or on behalf of TPG of a plan or intention to do any of the foregoing; and (B) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent TPG or its Board of Directors from (x) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide TPG Acquisition Proposal if the Board of Directors of TPG, after consultation with Gardere & Wynne, L.L.P. or other legal counsel reasonably acceptable to Lunn, determines in good faith that the failure to do so would be a violation of its fiduciary obligations under Delaware Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of TPG or any of TPG's Subsidiaries or any investment banker, attorney or other advisor, agent or representative of TPG shall be deemed to be a material breach of this Agreement by TPG. Except to the extent the Board of Directors of TPG determines in good faith, after consultation with Gardere & Wynne, L.L.P. or other legal counsel reasonably acceptable to Lunn, that such actions are necessary to discharge properly such Board's fiduciary duties, neither the Board of Directors of TPG nor any committee thereof shall (y) modify or withdraw, or propose to modify or withdraw, in a manner adverse to Lunn the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or take any action having such effect or (z) approve or recommend, or propose to approve or recommend, any TPG Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of TPG receives an TPG Acquisition Proposal that, in the exercise of its fiduciary duties (as determined in good faith after consultation with Gardere & Wynne, L.L.P. or other legal counsel reasonably acceptable to Lunn), it determines to be an TPG Superior Proposal, the Board of Directors of Lunn may withdraw or modify its approval or recommendation of this Agreement and the Merger and may terminate this Agreement.

                           (ii) If the Board of Directors of TPG or any committee thereof shall (A) withdraw or modify in a manner adverse to Lunn the approval or recommendation by the Board of Directors of such corporation or any such committee of this Agreement or the Merger or take any action having such effect or (B) approve or recommend any TPG Acquisition Proposal, Lunn may terminate this Agreement.

                           (iii) In addition to the obligations of TPG set forth in Section 7.3(a)(i), TPG shall (A) promptly advise Lunn of the existence of any negotiations or discussions entered into in reliance on the proviso in the first sentence of Section 7.3(a)(i) prior to furnishing any information to any person or entity in connection with an TPG Acquisition Proposal, (B) obtain from such person or entity an executed confidentiality agreement with terms not materially less favorable to TPG than those contained in the Confidentiality Agreement and (C) keep Lunn informed, on a current basis, of the status of any such discussions or negotiations.

Notwithstanding anything to the contrary contained herein, it is agreed and understood that any termination of this Agreement shall be pursuant to Section
10.1 and that, prior to any such termination, TPG shall not enter into any written agreement with any person or entity that provides for, or in any way facilitates, an TPG Acquisition Proposal, other than a confidentiality agreement in accordance with the terms hereof.

         (b) Promptly after the date of this Agreement and subject to the timing of the SEC's review of the Registration Statement, TPG shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a special meeting of TPG's Stockholders (or seek consent in lieu of a meeting) for the purpose of considering and approving the Merger (the "TPG Stockholders' Meeting"), and TPG shall consult with Lunn in connection therewith. TPG shall use commercially reasonable efforts to solicit from the TPG Stockholders proxies in favor of the Merger (and consents to be bound by the terms of this Agreement).

         (c) TPG will make all normal and customary repairs, replacements, and improvements to their facilities, and without limiting the generality of the foregoing or the covenants set forth in Section 7.1(a), TPG will not, without the prior written consent of Lunn or as otherwise contemplated by this
Agreement:

                  (i) change any provision of its Certificate of Incorporation or Bylaws (or equivalent organizational documents);

                  (ii) except as set forth in Schedule 7.3(c) and except for the issuance of TPG Common Stock pursuant to the exercise of any TPG Options, and except pursuant to the terms of the TPG Preferred Stock, and any related agreements, change the number of shares of the authorized, issued or outstanding capital stock or share capital of TPG, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock or share capital of TPG, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the outstanding capital stock or share capital of TPG;

                  (iii) incur any liabilities or obligations, whether directly or indirectly, or by way of guaranty, and whether or not evidenced by any note, bond, debenture, or similar instrument, except as set forth in Schedule 7.3(c) of the TPG Disclosure Letter and except in the ordinary course of business consistent with past practices and prior periods;

                  (iv) except as set forth in Schedule 7.3(c) of the TPG Disclosure Letter, make any capital expenditures (or enter into any lease required to be capitalized in accordance with GAAP) individually in excess of $100,000 or in the aggregate in excess of $500,000;

                  (v) pay any bonuses or commissions to any employee of TPG except as set forth on Schedule 7.3(c) of the TPG Disclosure Letter; enter into any new or amend in any respect any existing employment agreement with any Person; adopt any new or amend in any respect any existing Plan, except as may be otherwise required by Law; purchase any additional "key man" life insurance policy covering any employee or director of TPG, or any other Person; grant any increase in compensation or benefits of any kind to its employees, officers or directors, except regularly scheduled general increases in the ordinary course of business and consistent with past practices and policies; or effect any change in any respect in retirement benefits to any class of employees or officers, except as otherwise required by Law;

                  (vi) except as set forth in Schedule 7.3(c) of the TPG Disclosure Letter, purchase, sell, mortgage, pledge, or otherwise dispose of or encumber any asset owned by TPG, other than purchase and sales, mortgages, pledges, or other dispositions or Encumbrances occurring in the ordinary course of business consistent with past practices and prior periods;

                  (vii) incur or collect receivables, or extend loans or advances, incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods and in the ordinary course of business;

                  (viii) cancel without payment or satisfaction in full, waive or extend the time for performance of, any notes, loans, or other obligations inuring to the benefit of TPG unless such cancellation or termination occurs in the ordinary course of business of TPG consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of TPG, taken as a whole;

                  (ix) make any material modification of or material amendment to any of the contracts or agreements listed or described on any Schedule to this Agreement;

                  (x) fail to use commercially reasonable efforts to maintain in full force and effect all insurance now carried by TPG;

                  (xi) institute any changes in management personnel or any material change in any management policy; or

                  (xii) make any agreement or commitment by or on behalf of TPG to do or take any of the actions referred to in the foregoing Section 7.3(c)(i) through (xi).

         (d) Without the prior written consent of Lunn, TPG shall not knowingly take any action which would cause or be reasonably likely to cause the conditions upon the obligations of the parties hereto to effect the Transactions not to be fulfilled, including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by TPG herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

         (e) TPG shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (f) TPG shall promptly provide to Lunn monthly and quarterly consolidated financial statements of TPG.

         (g) Upon at least 24 hours' notice to TPG, TPG shall afford to the officers, employees, advisors, attorneys and accountants of Lunn access during normal business hours to the offices, properties, records, books, contracts and other documents (including computer files, retrievable programs and similar documentation) of TPG to the extent that Lunn shall reasonably request and shall furnish to Lunn such additional information as shall be reasonably requested by Lunn; provided that neither the furnishing of such information nor any investigation made heretofore or hereafter by Lunn shall affect Lunn's right to rely on any representation or warranty made by TPG.

         (h) TPG shall use its best efforts to cause to be delivered to Lunn "comfort" letters of Arthur Andersen LLP, TPG's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Lunn, with respect to certain financial information regarding TPG included in the Registration Statement, in form and substance reasonably satisfactory to Lunn and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (i) At the Closing, TPG shall cause the Surviving Corporation to agree to (i) pay Alan Baldwin an aggregate severance payment of $380,000 in 12 equal consecutive monthly payments, commencing the month immediately following the Closing, (ii) continue, at the Surviving Corporation's expense, the health and life insurance benefits that Lunn provides to Baldwin as of the date of this Agreement for one year following the Closing, and (iii) extend for two years immediately following the Closing, the period during which Alan Baldwin may exercise his Lunn Options, which agreement shall be conditioned upon the termination of Alan Baldwin's employment agreement with Lunn as of the Effective Time and Alan Baldwin's release of Lunn and the Surviving Corporation of any further liability or obligation thereunder, including without limitation any liability arising as a result of Lunn entering into this Agreement or consummating the transactions contemplated hereby.

         (j) At least 30 days prior to the Closing Date, TPG shall deliver to Lunn a list, which shall be reasonably satisfactory to Lunn, of names and addresses of those Persons who were, in TPG's reasonable judgment after discussion with its counsel, at the record date for the TPG Stockholder's Meeting, "affiliates" (each such Person, a "TPG Affiliate Stockholder") of TPG within the meaning of Rule 145 promulgated pursuant to the Exchange Act. TPG shall provide Lunn such information and documents as Lunn shall reasonably request for purposes of reviewing such list. TPG shall deliver or cause to be delivered to Lunn prior to the Closing Date, from each of the TPG Affiliate Stockholders identified in the foregoing list, an Affiliate Letter. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Surviving Corporation Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Corporation Common Stock consistent with the terms of such Affiliate Letters.

         7.4 Fees and Expenses. (a) Whether or not the Merger is consummated, except as provided in Section 7.4(b) and (c), all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

         (b) (i) Notwithstanding any provision in this Agreement to the contrary, if TPG terminates this Agreement pursuant to Section 10.1 (b)(i), (e),
(g), or (j), then Lunn shall immediately pay TPG cash in the amount of $750,000; provided, however, that Lunn shall not be obligated to pay TPG such amount if TPG terminates this Agreement pursuant to Section 10.1(e) as a result of Lunn's breach of its representations in Section 5.14(a) or (b) or the first sentence of
Section 5.18 and if Lunn had no knowledge of the facts or circumstances giving rise to such breach.

                  (ii) Notwithstanding any provision in this Agreement to the contrary, if Lunn terminates this Agreement pursuant to Section 10.1(i), then Lunn shall immediately pay TPG cash in the amount of $750,000.

         (c) (i) Notwithstanding any provision in this Agreement to the contrary, if Lunn terminates this Agreement pursuant to Section 10.1 (c)(i),
(f), (h), or (l), then TPG shall immediately pay Lunn cash in the amount of $750,000; provided, however, that TPG shall not be obligated to pay Lunn such amount if Lunn terminates this Agreement pursuant to Section 10.1(f) as a result of TPG's breach of its representations in Section 6.14(a) or (b) or the first sentence of Section 6.18 and if TPG had no knowledge of the facts or circumstances giving rise to such breach.

                  (ii) Notwithstanding any provision in this Agreement to the contrary, if TPG terminates this Agreement pursuant to Section 10.1(k), then TPG shall immediately pay Lunn cash in the amount of $750,000.

         (d) (i) Notwithstanding any provision in this Agreement to the contrary, if TPG terminates this Agreement pursuant to Section 10.1(b)(i), (ii),
(iii), (v) or Section 10.1(e) or if Lunn terminates this Agreement pursuant to
Section 10.1(c)(ii), Lunn shall pay TPG, within five business days following such termination and presentation of receipts therefor, an amount in cash equal to all out-of-pocket expenses actually and reasonably incurred by TPG in connection with this Agreement and the Transactions; provided, however, that Lunn shall not be obligated to pay TPG such expenses if TPG terminates this Agreement pursuant to Section 10.1(e) as a result of Lunn's breach of its representations in Section 5.14(a) or (b) or the first sentence of Section 5.18 and if Lunn had no knowledge of the facts or circumstances giving rise to such breach.

                  (ii) Notwithstanding any provision in this Agreement to the contrary, if Lunn terminates this Agreement pursuant to Section 10.1(c)(i),
(iii) or (iv) or Section 10.1(f), or if TPG terminates this Agreement pursuant to Section 10.1(b)(iv), TPG shall pay Lunn within five business days following such termination and presentation of receipts therefor, an amount in cash equal to all out-of-pocket expenses actually and reasonably incurred by Lunn in connection with this Agreement and the transaction contemplated hereby; provided, however, that TPG shall not be obligated to pay Lunn such expenses if Lunn terminates this Agreement pursuant to Section

10.1(f) as a result of Lunn's breach of its representations in Section 6.14(a) or (b) or the first sentence of Section 6.18 and if TPG had no knowledge of the facts or circumstances giving rise to such breach.

                                    ARTICLE 8

                                   CONDITIONS

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) This Agreement and the Transactions shall have been approved in the requisite manner, according to the Certificate of Incorporation and Bylaws of Lunn and the DGCL, by the holders of the issued and outstanding shares of capital stock of Lunn entitled to vote thereon, which approval and the voting thereon shall be certified by the Chief Executive Officer of Lunn.

         (b) This Agreement and the Transactions shall have been approved in the requisite manner, according to the Certificate of Incorporation and Bylaws of TPG and the DGCL, by the holders of the issued and outstanding shares of capital stock of TPG entitled to vote thereon, which approval and the voting thereon shall be certified by the Chief Executive Officer of TPG.

         (c) No action or proceeding shall have been instituted before a court or other Governmental Authority to restrain or prohibit the Transactions or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no Governmental Authority shall have given notice to any party hereto to the effect that consummation of the Transactions would constitute a violation of any applicable Law or that it intends to commence proceedings to restrain consummation of the Merger.

         (d) The Registration Statement shall have become effective, no stop orders suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of TPG or Lunn, shall be contemplated.

         (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on Lunn.

         (f) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (g) The shares of Surviving Corporation Common Stock issuable in the Merger shall have been approved for listing, subject to official notice of issuance, on the Nasdaq SmallCap Market.

         (h) TPG and Lunn shall have executed and delivered the Certificate of Merger and appropriate certificates for filing with the Secretary of State of Delaware.

         8.2 Conditions to Obligation of Lunn to Effect the Merger. The obligations of Lunn to effect the Merger shall be subject to the fulfillment, or the waiver by Lunn, at or prior to the Closing Date of the following conditions:

         (a) TPG shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of TPG contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Lunn shall have received a certificate of the Chief Executive Officer of TPG, dated the Closing Date, certifying to such effect.

         (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of TPG that would have or would be reasonably likely to have a Material Adverse Effect other than any such change that affects Lunn and TPG in a substantially similar manner.

         (c) Lunn shall have received a written opinion letter, dated as of the Closing Date, from Gardere & Wynne, L.L.P. substantially in the form of Exhibit D hereto.

         (d) Lunn shall have received "comfort" letters of Arthur Andersen LLP, TPG's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to Lunn, with respect to certain financial information regarding TPG included in the Registration Statement, in form and substance reasonably satisfactory to TPG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (e) Lunn shall have received a good standing certificate for TPG from the Secretary of State of the State of Delaware and the Secretary of State of each state where TPG or its Subsidiaries is qualified to do business.

         (f) Lunn shall have received from TPG certified copies of all resolutions adopted by the Board of Directors and the TPG Stockholders in connection with this Agreement and the Transactions.

         (g) The Merger will qualify as a "reorganization" within the meaning of
Section 368(a) of the Code.

         (h) The number of TPG Dissenting Shares for each of the TPG Common Stock does not exceed 10% of the TPG Common Stock.

         (i) TPG and Fleet Capital Corporation shall have executed a First Amendment to Loan and Security Agreement substantially in the form of that delivered to Lunn at or prior to the date of this Agreement.

         (j) TPG shall have obtained the waiver of Brunswick Corporation with respect to the acceleration of that certain obligation to make payments under the Amended and Restated Asset Purchase Agreement dated April 28, 1995 by and between TPG and Brunswick; provided, however, that TPG may, in lieu of obtaining such waiver, refinance the payment of such obligation with a third party.

         (k) Fleet Capital Corporation, TPG's primary lender, and First Union National Bank of Maryland, Lunn's primary lender, shall have consented to the Merger and, to the extent necessary, entered into an intercreditor arrangement, which arrangement shall be mutually acceptable to TPG and Lunn.

         8.3 Conditions to Obligation of TPG to Effect the Merger. The obligations of TPG to effect the Merger shall be subject to the fulfillment, or waiver by TPG, at or prior to the Closing Date of the following conditions:

         (a) Lunn shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Lunn contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Lunn shall have received a certificate of the Chief Executive Officer of Lunn, dated the Closing Date, certifying to such effect.

         (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Lunn that would have or would be reasonably likely to have a Material Adverse Effect on Lunn, other than any such change that affects and Lunn in a substantially similar manner (e.g., changes in general economic conditions).

         (c) TPG shall have received a written opinion letter, dated as of the Closing Date, from Dechert, Price & Rhoads, substantially in the form of Exhibit F attached hereto and a written opinion letter, dated as of the Closing Date.

         (d) TPG shall have received "comfort" letters of KPMG Peat Marwick LLP, Lunn's independent public accountants, dated the effective date of the Registration Statement and the Closing Date, respectively, and addressed to TPG, with respect to certain financial information regarding Lunn included in the Registration Statement, in form and substance reasonably satisfactory to TPG and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         (e) TPG shall have received an Affiliate Letter from each Lunn Affiliate Stockholder.

         (f) TPG shall have received good standing certificates for Lunn from the Secretary of State of the State of Delaware and the Secretary of State of each state where Lunn and its Subsidiaries are qualified to do business.

         (g) TPG shall have received from Lunn (i) certified copies of all resolutions adopted by the Board of Directors and the Lunn Stockholders in connection with this Agreement and the Transactions, and (ii) original minute books and stock record books relating to Lunn.

         (h) The number of Lunn Dissenting Shares does not exceed 10% of the Lunn Common Stock.

         (i) Allen & Company Incorporated shall have delivered the Fairness Opinion to Lunn no later than one business day prior to the filing of the Registration Statement with the SEC, and the Fairness Opinion shall not have been withdrawn or modified in any material respect.

         (j) TPG shall have received a written opinion letter, dated as of the Closing Date, from Gardere & Wynne, L.L.P. substantially in the form of Exhibit E attached hereto.

         (k) Fleet Capital Corporation, TPG's primary lender, and First Union National Bank of Maryland, Lunn's primary lender, shall have consented to the Merger and, to the extent necessary, entered into an intercreditor arrangement, which arrangement shall be mutually acceptable to TPG and Lunn.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Indemnification.

         (a) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, defend, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Lunn, TPG or any of their respective Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of Lunn or TPG as the case may be, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after, the Effective

Time (collectively, the "Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement, the Merger or the Transactions. After the Effective Time, the Surviving Corporation will be entitled to participate in and, to the extent that it may wish, to assume the defense of any action, with counsel reasonably satisfactory to the Indemnified Party; provided, however, if there is an actual conflict of interest, or if the Surviving Corporation shall fail after the Effective Time to assume responsibility for such defense, such Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation who will represent such Indemnified party, and the Surviving Corporation shall be obligated to pay all reasonable fees and disbursements of such counsel promptly as statements therefor are received. Each of the Indemnified Party and the Surviving Corporation will cooperate with each other and use their reasonable efforts to assist each other in the vigorous defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 9.1, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation, as applicable (but the failure to be so notified by an Indemnified Party shall not relieve an indemnifying party from any liability that it may have under this Section 9.1 except to the extent such failure materially prejudices such indemnifying party). The indemnifying parties shall be required to pay for only one law firm (in addition to any required local counsel) selected by the Indemnified Parties as a group in accordance with the foregoing provisions with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict in any significant issue between the positions of any two or more Indemnified Parties. This Section
9.1 is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and shall be binding upon all successors and assigns of the Surviving Corporation. All rights and obligations under this Section 9.1 shall be in addition to any rights an Indemnified Party may have under the Certificates of Incorporation or Bylaws of Lunn, TPG or the Surviving Corporation, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the TPG Stockholders and the Lunn Stockholders:

                  (a) by mutual written consent of TPG and Lunn;

                  (b) by TPG if (i) Lunn shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Lunn prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Lunn of notice of such failure to comply, (ii) the Lunn Stockholders shall have failed to approve the Merger and this Agreement at the Lunn Stockholders' Meeting, (iii) Lunn Dissenting Shares comprise more than an aggregate of 10% of the aggregate outstanding shares of Lunn Common Stock, (iv) the TPG Stockholders shall have failed to approve this Agreement and the Merger at the TPG Stockholders' Meeting, or (v) Allen & Company Incorporated shall have failed to deliver the Fairness Opinion to Lunn before one business day prior to the filing of the Registration Statement with the SEC or shall have withdrawn or modified the Fairness Opinion in any material respect;

                  (c) by Lunn if (i) TPG shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by TPG prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by TPG of notice of such failure to comply, (ii) the Lunn Stockholders shall have failed to approve the Merger and this Agreement at the Lunn Stockholders' Meeting, (iii) the TPG Stockholders shall have failed to approve this Agreement and the Merger at the TPG Stockholders' Meeting, or (iv) TPG Dissenting Shares comprise more than an aggregate of 10% of the outstanding TPG Common Stock;

                  (d) by either TPG or Lunn, if (i) the Merger has not been effected on or prior to the close of business on November 30, 1997; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date, or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

                  (e) by TPG, if there has been (i) a material breach by Lunn of any representation or warranty that is not qualified as to materiality, or (ii) a breach by Lunn of any representation or warranty that is not qualified as to materiality, in each case which breach has not been cured within five business days following receipt by Lunn of written notice of the breach from TPG;

                  (f) by Lunn, if there has been (i) a material breach by TPG of any representation or warranty that is not qualified as to materiality, or (ii) a breach by TPG of any representation or warranty that is not qualified as to materiality, in each case which breach has not been cured within five business days following receipt by TPG of written notice of the breach from Lunn;

                  (g) by TPG, (i) if, after the delivery of the Fairness Opinion to Lunn, the Board of Directors of Lunn shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is fair to and advisable and in the best interest of Lunn, as the case may be, and the Lunn Stockholders, or shall have resolved to do so, or (ii) if the Board of Directors of Lunn shall have recommended, or shall have resolved to recommend, to the Lunn Stockholders any Lunn Acquisition Proposal or other takeover proposal or offer for Lunn, as the case may be;

                  (h) by Lunn, (i) if the Board of Directors of TPG shall not have recommended, or shall have resolved not to recommend, or shall have modified or withdrawn its recommendation of the Merger or declaration that the Merger is fair to and advisable and in the best interest of TPG and the TPG Stockholders, or shall have resolved to do so, or (ii) if the Board of Directors of TPG shall have recommended, or shall have resolved to recommend, to the TPG Stockholders any TPG Acquisition Proposal or other takeover proposal or offer for TPG, as the case may be;

                  (i) by Lunn, in accordance with Section 7.2(a)(i);

                  (j) by TPG, in accordance with Section 7.2(a)(ii);

                  (k) by TPG, in accordance with Section 7.3(a)(i); and

                  (l) by Lunn, in accordance with Section 7.3(a)(ii).

         10.2 Effect of Termination. In the event of termination of this Agreement by TPG or Lunn, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of TPG, Lunn or their respective officers or directors; provided, however, that nothing contained in this Section 10.2 shall relieve any party hereto from any liability for any breach of this Agreement; and provided, further, that, (i) any termination under Section 10.1(b)(i),(e),(g) or (j) shall not become effective until the fee required to be paid pursuant to Section 7.4(b)(i) shall have been paid to TPG, (ii) any termination under Section 10.1(c)(i),(f),(h) or (l) shall not become effective until the fee required to be paid pursuant to Section 7.4(c)(i) shall have been paid to Lunn, (iii) if this Agreement is terminated pursuant to Section 10.1(h), the provisions of Section 7.4(b)(ii) shall survive until any payments required to be made thereunder are made, (iv) if this Agreement is terminated pursuant to Section 10.1(k), the provisions of Section 7.4(c)(ii) shall survive until any payments required to be made thereunder are made, (v) if this Agreement is terminated pursuant to Section 10.1(b)(i),(ii), or (iii), (c)(ii), or (e), the provisions of Section 7.4(d)(i) shall survive until any payments required to be made thereunder are made, and (iv) if this Agreement is terminated pursuant to Section 10.1(b)(iv), (c)(i) or (iii), or
(f), the provisions of Section 7.4(d)(ii) shall survive until any payments required to be made thereunder are made.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1 Nonsurvival of Representations and Warranties. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Articles 4 and 9 and in Sections 7.2(d), 7.2(g), 7.3(d), and 7.4 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger. Notwithstanding anything to the contrary contained herein, the Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by or on behalf of any party hereunder.

         11.2 Extension; Waiver. At any time prior to the Effective Time, TPG or Lunn, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of TPG or Lunn to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The right of TPG or Lunn to terminate this Agreement pursuant to
Article 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, whether prior to or after execution of this Agreement.

         11.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

         (a)      If to TPG:

                  TPG Holdings, Inc.
                  3353 Peachtree Road, Suite 920
                  Atlanta, Georgia  30326
                  Attention: President and Chief Financial Officer

                  Facsimile No.: (404) 231-7277

                  with a copy to:

                  Gardere & Wynne, L.L.P.
                  333 Clay Avenue, Suite 800
                  Houston, Texas 77002-4086
                  Attention: Eric Blumrosen, Esq.

                  Facsimile No.: (713) 308-5555

         (b)      If to Lunn:

                  Lunn Industries, Inc.
                  1 Garvies Point Road
                  Glen Cove, New York 11542-2828
                  Attention: President

                  Facsimile No.: (510) 671-9091

                  With a copy to:

                  Valerie A. Price, Esq.
                  76 Parkview Road South
                  Pound Ridge, New York  10576

                  Facsimile No.: (914) 763-2590

         11.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.5 Entire Agreement. Except with respect to the Confidentiality Agreement, which shall remain in full force and effect until the Closing, this Agreement, the Exhibits and the Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto among the parties. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         11.6 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the Lunn Stockholders, but after any such stockholder approval, no amendment shall be made which by Law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of TPG and Lunn.

         11.7 Governing Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE DETERMINATION OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND THOSE OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         11.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.



ATTEST:                                TPG HOLDINGS, INC.


By: ______________________________     By: ______________________________


                                           ______________________________
                                           [Printed Name]

                                           ______________________________
                                           [Title]



ATTEST:                                LUNN INDUSTRIES, INC.

By: ______________________________     By: ______________________________


                                           ______________________________
                                           [Printed Name]

                                           ______________________________
                                           [Title]

                               TABLE OF CONTENTS

                                   ARTICLE 1

                 DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

         1.1      Definitions............................................................ 1
         1.2      Certain Rules of Construction.......................................... 7

                                               ARTICLE 2

                                              THE MERGER

         2.1      The Merger............................................................. 7
         2.2      The Closing............................................................ 7
         2.3      Effective Time......................................................... 7

                                               ARTICLE 3

                                CERTIFICATE OF INCORPORATION AND BYLAWS

         3.1      Certificate of Incorporation........................................... 8
         3.2      Bylaws................................................................. 8
         3.3      Directors.............................................................. 8
         3.4      Officers............................................................... 8

                                               ARTICLE 4

                            CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES;
                                             OTHER MATTERS

         4.1      Conversion of Securities............................................... 9
         4.2      Exchange of Certificates...............................................10
         4.3      Stock Options and Warrants.............................................13
         4.4      Dissenting Shares......................................................14

                                               ARTICLE 5

                                  REPRESENTATIONS AND WARRANTIES OF LUNN

         5.1      Existence; Good Standing; Corporate Authority..........................16
         5.2      Authorization; Validity and Effect of Agreements.......................16
         5.3      Capitalization.........................................................16
         5.4      Subsidiaries...........................................................17
         5.5      No Violation of Law....................................................17
         5.6      No Conflict............................................................17
         5.7      SEC Documents..........................................................18
         5.8      Registration Statement and Proxy Statement.............................18

         5.9      Litigation.............................................................19
         5.10     Absence of Certain Changes.............................................19
         5.11     Taxes..................................................................19
         5.12     Employee Benefit Plans.................................................20
         5.13     Labor Matters..........................................................20
         5.14     Environmental Matters..................................................20
         5.15     Title to Properties....................................................21
         5.16     Condition of Fixed Assets..............................................21
         5.17     Assets Used in the Business............................................21
         5.18     Accounts Receivable....................................................21
         5.19     Inventories............................................................22
         5.20     Material Agreements....................................................22
         5.21     Trademarks, Patents and Copyrights.....................................22
         5.22     Insurance..............................................................22
         5.23     Licenses and Permits...................................................22
         5.24     Federal Income Tax Representations.....................................23
         5.25     No Brokers.............................................................23

                                              ARTICLE 6

                                REPRESENTATIONS AND WARRANTIES OF TPG

         6.1      Existence; Good Standing; Corporate Authority..........................23
         6.2      Authorization; Validity and Effect of Agreements.......................23
         6.3      Capitalization.........................................................23
         6.4      Subsidiaries...........................................................24
         6.5      No Violation of Law....................................................24
         6.6      No Conflict............................................................24
         6.7      Financial Statements...................................................25
         6.8      Registration Statement and Proxy Statement.............................25
         6.9      Litigation.............................................................26
         6.10     Absence of Certain Changes.............................................26
         6.11     Taxes..................................................................26
         6.12     Employee Benefit Plans.................................................27
         6.13     Labor Matters..........................................................27
         6.14     Environmental Matters..................................................27
         6.15     Title to Properties....................................................28
         6.16     Condition of Fixed Assets..............................................28
         6.17     Assets Used in the Business............................................28
         6.18     Accounts Receivable....................................................28
         6.19     Inventories............................................................28
         6.20     Material Agreements....................................................29
         6.21     Trademarks, Patents and Copyrights.....................................29
         6.22     Insurance..............................................................29
         6.23     Licenses & Permits.....................................................29
         6.24     Federal Income Tax Representations.....................................29
         6.25     No Brokers.............................................................30

                                 ARTICLE 7

                                 COVENANTS

         7.1      Covenants of TPG and Lunn..............................................30
         7.2      Covenants of Lunn......................................................32
         7.3      Covenants of TPG.......................................................37
         7.4      Fees and Expenses......................................................42

                                              ARTICLE 8

                                             CONDITIONS

         8.1      Conditions to Each Party's Obligation to Effect the Merger.............43
         8.2      Conditions to Obligation of Lunn to Effect the Merger..................44
         8.3      Conditions to Obligation of TPG to Effect the Merger...................45

                                              ARTICLE 9

                                           INDEMNIFICATION

         9.1      Indemnification........................................................46

                                             ARTICLE 10

                                            TERMINATION

         10.1     Termination............................................................47
         10.2     Effect of Termination..................................................49

                                             ARTICLE 11

                                         GENERAL PROVISIONS

         11.1     Nonsurvival of Representations and Warranties..........................49
         11.2     Extension; Waiver......................................................50
         11.3     Notices................................................................50
         11.4     Assignment; Binding Effect; Benefit....................................51
         11.5     Entire Agreement.......................................................51
         11.6     Amendment..............................................................51
         11.7     Governing Law..........................................................51
         11.8     Counterparts...........................................................52
         11.9     Severability...........................................................52
         11.10    Enforcement of Agreement...............................................52

                       AMENDMENT TO ACQUISITION AGREEMENT
                                       AND
                                 PLAN OF MERGER

         This AMENDMENT is made as of the 22th day of August, 1997 by and between TPG Holdings, Inc., a Delaware corporation ("TPG"), and Lunn Industries, Inc., a Delaware corporation ("Lunn").

         WHEREAS, TPG and Lunn are parties to that certain Acquisition Agreement and Plan of Merger dated as of June 6, 1997 (the "Merger Agreement"); and

         WHEREAS, TPG and Lunn have mutually agreed to amend certain terms of the Merger Agreement in accordance with the terms thereof as set forth herein.

         NOW,  THEREAFTER,  in consideration of the foregoing and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereby agree with each other as follows:

1.       Amendments.  The Merger Agreement is hereby amended as follows:

         (a) Section 1.1 is hereby amended by adding in the appropriate alphabetical order the following definitions:

              "1997 TPG Net Income" is defined in Section 4.5(b).

              "Cancelled Stock" is defined in Section 4.3(b).

              "Escrow Agent" is defined in Section 4.5(a).

              "Escrowed Stock" is defined in Section 4.5(a).

              "Determination Date" is defined in Section 4.5(b).

              "Released Stock" is defined in Section 4.5(c).

         (b)  Section 4.1(b) is hereby amended by adding to the end of the first
              sentence   therein  after  the  words  "TPG  Exchange  Ratio"  the
              following:

              ", subject further to the retention of the Escrowed Stock by the Escrow Agent in accordance with Section 4.5."

         (c) Section 4.3(b) is hereby amended by adding in subsection (i) thereof after the words "TPG Exchange Ratio" the following:

              ", subject further to the retention of the Escrowed Stock by the Escrow Agent in accordance with Section 4.5."

         (d) Article 4 is hereby amended by adding a new Section 4.5 as follows:

              "   4.5    Escrowed Stock.

                  (a) Amount;  Rights of Beneficial Owners. At the Closing,  the
              Surviving Corporation shall retain in its capacity as escrow agent (the "Escrow Agent") an aggregate number of shares of the Surviving Corporation Common Stock equal to fifty percent (50%) of the shares of the Surviving Corporation Common Stock to be delivered to each of the holders of TPG Common Stock and the number of shares of Surviving Corporation Common Stock reserved for issuance upon exercise of the TPG Options, such number of shares to be rounded down to the nearest whole number (the "Escrowed Stock"). From the Effective Time until the Determination Date (i) holders of TPG Common Stock as of the Effective Time who surrender their certificates evidencing shares of the TPG Common Stock in accordance with the procedures set forth in Section 4.2 shall be entitled to delivery of certificate(s) representing shares of the Surviving Corporation Common Stock to be issued to such holder pursuant to Section 4.1(b), less such holder's pro rata share of the Escrowed Stock, and (ii) except as otherwise set forth herein, each holder of the TPG Common Stock as of the Effective Time shall be considered the beneficial owner of his pro rata portion of the Escrowed Stock and shall have all of the rights of the holders of Surviving Corporation Common Stock with respect thereto, including without limitation the right to vote on all matters and the right to receive any distributions.

                  (b) 1997 TPG Net Income;  Cancellation of Cancelled  Stock. If
              the net income after taxes, as calculated in accordance with generally accepted accounting principles, of the business of TPG and its Subsidiaries, as currently constituted, for the fiscal year ending December 31, 1997, as determined by the Surviving Corporation (the "1997 TPG Net Income"), is less than $4,000,000, then the Surviving Corporation shall (i) immediately cancel the Cancelled Stock, and (ii) deliver the number of shares of Escrowed Stock not constituting the Cancelled Stock (the "Released Stock") in accordance with Section 4.5(c). Upon cancellation, no person shall have any interest in or rights to the Cancelled Stock. For purposes of this Agreement, the term "Cancelled Stock" shall be defined as that number of fully paid and nonassessable shares of Surviving Corporation Common Stock calculated pursuant to the following formula:

                       4,000,000 X
              -------------------------------
              4,000,000 - 1997 TPG Net Income     +   X  =  4,151,402

              (With X = the number of shares of Cancelled Stock);

              provided, however, that if the 1997 TPG Net Income is $4,000,000 or more, then the number of shares constituting the Cancelled Stock shall be shall be deemed to be 0, and if the 1997 TPG Net Income is less than 0, then the 1997 TPG Net Income shall be deemed to be 0.

                  (c) Release.  Within  thirty (30) days after the date the 1997
              TPG Net Income is finally determined (the "Determination Date"), the Escrow Agent shall deliver to each of the holders of record as of the Effective Time of the TPG Common Stock and to each of the holders of record as of the Effective Time of the TPG Options which have exercised all or any part of such TPG Options, a certificate evidencing such Person's pro rata share of the Released Stock, if any (with the Surviving Corporation making, in good faith, any rounding determinations such that each such Person's pro rata shares of the Released Stock equals a whole number). Any shares of Surviving Corporation Common Stock that are not delivered within thirty (30) days of the Determination Date shall be held by the Surviving Corporation in escrow for the benefit of holders of the TPG Options which have not yet exercised such securities until such time that such TPG Options shall be exercised or shall expire or terminate. Upon exercise of any such TPG Options after the Determination Date, the Surviving Corporation shall issue to the holder thereof such holder's pro rata share of the Escrowed Stock as provided in this Section 4.3(c). Notwithstanding any provision of this Agreement, the Released Stock shall be delivered only to those TPG Stockholders of record as of the Effective Time and the holders of record of the TPG Options as of the Effective Time and the right to receive all or any part of the Released Stock may not be transferred or assigned."

         (e) Section 7.2(k) is hereby amended by deleting the number "$380,000" in subsection (i) thereof and substituting in lieu of such number the number "$420,000".

2. No Other Modifications. Except as amended hereby, the terms and conditions of the Merger Agreement shall continue in full force and effect and are hereby in all respects ratified and confirmed.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles therein.

         IN WITNESS WHEREOF, this Amendment has been executed as of the date and year first above written.

                                          TPG HOLDINGS, INC.



                                          By: /s/ Garrett L. Dominy
                                          --------------------------------------
                                          Name:  Garrett L. Dominy
                                          Title:  Executive Vice President


                                          LUNN INDUSTRIES, INC.


                                          By:  /s/ Alan W. Baldwin
                                          --------------------------------------
                                          Name:  Alan W. Baldwin
                                          Title: Chairman of the Board and
                                                    Chief Executive Officer

                                     ANNEX B

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              LUNN INDUSTRIES, INC.

         Lunn Industries, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Lunn Industries, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was March 25, 1987, which was amended and restated in its Restated Certificate of Incorporation filed with the Secretary of State on October 25, 1996.

         2. This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of this corporation as previously amended and restated, by:
                  (1) amending Article I to change the name of Lunn Industries, Inc. to Advanced Technical Products, Inc.; (2) deleting the present Article IV and substituting a new Article IV in its place which shall result in a change of the par value of the preferred stock from $0.01 to $1.00, an increase in the number of authorized shares of preferred stock from 1,000,000 to 2,000,000, and the designation of a series of 8% Cumulative Redeemable Preferred Stock.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        ADVANCED TECHNICAL PRODUCTS, INC.

         I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

                                    ARTICLE I

         The name of the Corporation is Advanced Technical Products, Inc.

                                   ARTICLE II

         The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

A.       AUTHORIZED SHARES.

         The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 32,000,000 shares, of which 2,000,000 shares shall be Preferred Stock, having a par value of $1.00 per share ("Preferred Stock"), and 30,000,000 shall be Common Stock, having a par value of $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

B.       COMMON STOCK.

         1.       Relative Rights.

         The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate or certificates of designation filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

         2.       Voting Rights.

         Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided in this Certificate of Incorporation or by applicable law.

         3.       Dividends.

         Whenever there shall have been paid or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

         4.       Dissolution, Liquidation, Winding Up.

         In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate therewith in whole or in part, as to distribution of assets, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

C.       PREFERRED STOCK.

         1.       8% Cumulative Redeemable Preferred Stock

         Of the Preferred Stock, 1,000,000 shares shall be designated as 8% Cumulative Redeemable Preferred Stock, $1.00 par value ("8% Redeemable Preferred"). The 8% Redeemable Preferred shall have the following preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions:

                  (a) Priority. The 8% Redeemable Preferred shall, upon liquidation, dissolution, or winding up, rank senior and prior to the Common Stock and any other stock issued by the Corporation and designated as junior to the 8% Redeemable Preferred (collectively, the "Junior Securities"). The Corporation shall not issue any stock that is ranked senior to or pari passu with the 8% Redeemable Preferred with respect to the payment of dividends or upon liquidation, dissolution, or winding up.

                  (b)      Dividends.

                           (1) The holders of shares of 8% Redeemable Preferred
                  shall be entitled to receive when, as, and if declared by the Board of Directors or a duly authorized committee thereof (an "Authorized Board Committee"), cumulative dividends out of funds legally available therefor, at the annual rate of $0.08 per share, and no more, in preference to dividends on shares of the Junior Securities. Such dividends shall be payable semi-annually on June 30 and December 31 of each year (each of such dates being a "Dividend Payment Date," and each period between such dates (or the date of issue, if earlier) being a "Dividend Period,"), to shareholders of record of the 8% Redeemable Preferred on the respective date, not exceeding 60 days preceding such Dividend Payment Date, as shall be fixed for this purpose by the Board of Directors or an Authorized Board Committee in advance of payment of each particular dividend. Dividends payable on the 8% Redeemable Preferred for the initial Dividend Period and for any period less than a full period shall be computed on the basis of the actual number of days elapsed in a year of 365 days.

                           (2) Dividends on shares of 8% Redeemable Preferred
                  shall be fully cumulative and shall accumulate (whether or not declared) from the date of issuance. Accumulated unpaid dividends for any past Dividend Periods may be declared by the Board of Directors or an Authorized Board Committee and paid on any date fixed by the Board of Directors or an Authorized Board Committee, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board of Directors or an Authorized Board Committee. Holders of 8% Redeemable Preferred will not be entitled to any dividends in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any accumulated unpaid dividends.

                           (3) So long as any shares of the 8% Redeemable
                  Preferred are outstanding, the Corporation shall not (i) declare, pay, or set apart for payment any dividend or distribution on any Junior Securities (other than in shares of Junior Securities) or (ii) make any payment on account of, or set apart for payment money for, a sinking or similar fund for the purchase, redemption, retirement, or other acquisition for value of any of, or redeem, purchase, retire, or otherwise acquire for value any of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (except by conversion into or exchange for shares of Junior Securities), unless in each case before or concurrently with such declaration, payment, setting apart for payment, purchase, redemption, retirement, or other acquisition for value, as the case may be, all accumulated and unpaid dividends, if any, on the shares of the 8% Redeemable Preferred have been paid.

                           (4) Subject to the foregoing provisions of this
                  Subparagraph (b), the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities and may purchase or otherwise acquire any of the Junior Securities or any warrants, rights, calls, or options exercisable for any of the Junior Securities, and the holders of the shares of the 8% Redeemable Preferred are not entitled to share therein.

                  (c)      Liquidation Preference.

                           (1) Upon any voluntary or involuntary liquidation,
                  dissolution, or winding up of the affairs of the Corporation, before any distribution or payment may be made to the holders of any Junior Securities, and subject to the rights of creditors and holders of shares of stock ranking senior to the 8% Redeemable Preferred, the holders of the 8% Redeemable Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders in an amount in cash of $1.00 per share, plus any accumulated and unpaid dividends thereon to the date fixed for payment of such distribution (collectively, the "Liquidation Preference"). Except as provided in this Subparagraph (c), holders of 8% Redeemable Preferred shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. Neither the sale of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, for purposes of this Subparagraph (c).

                           (2) Upon any voluntary or involuntary liquidation,
                  dissolution, or winding up of the affairs of the Corporation, the holders of 8% Redeemable Preferred then outstanding shall be entitled to receive payment of the Liquidation Preference only after the holders of Senior Securities outstanding at the time have received fully the amount to which they are entitled. If the assets of the Corporation available for distribution to shareholders shall be insufficient to permit the payment of the full liquidation preferences to which the holders of 8% Redeemable Preferred and the holders of any shares of capital stock of the Corporation ranking equal to or on a parity with the 8% Redeemable Preferred with respect to the distribution of assets in liquidation are entitled, then all of such assets of the Corporation shall be distributed ratably among the holders of the 8% Redeemable Preferred and the holders of any such other class of capital stock of the Corporation then outstanding and ranking equal to or on a parity with the 8% Redeemable Preferred in proportion to the respective amounts of their full liquidation preferences.

                           (3) After payment in full to the holders of the 8%
                  Redeemable Preferred of the amounts distributable to them as described in this Subparagraph, the holders of the Common Stock and any other Junior Securities in respect of such distributable amounts shall be entitled, to the exclusion of the holders of the 8% Redeemable Preferred, to share ratably in the remaining assets of the Corporation in accordance with their respective rights.

                  (d)      Redemption.

                           (1) To the extent the Corporation shall have funds
                  legally available for such redemption, the Corporation, at its option, may redeem the whole or any part of the outstanding shares of 8% Redeemable Preferred, at any time or from time to time, at a per share redemption price equal to the Liquidation Preference. If less than all shares of 8% Redeemable Preferred are to be redeemed, the shares to be redeemed shall be selected pro rata (based on the number of shares of 8% Redeemable Preferred held by each holder thereof).

                           (2) Subject to the provisions of this Subparagraph
                  and to applicable law, shares of 8% Redeemable Preferred shall be subject to mandatory redemption at a per share redemption price equal to the Liquidation Preference on the earlier of
                  (i) April 28, 2001, and (ii) the date on which occurs a change in the ownership of 50% or more of the assets or the common stock of the Corporation or Technical Products Group, Inc. from the ownership of such assets and common stock on April 28, 1995.

                           (3) The Corporation shall cause to be mailed to each
                  holder of 8% Redeemable Preferred, by overnight courier service or by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date of any redemption pursuant to Subparagraph (d)(1) (the "Redemption Date"), at such holder's address as the same appears on the records of the Corporation, a notice (the "Redemption Notice") stating the date on which such redemption is to take place. Each such notice shall specify (i) the Redemption Date, (ii) the number of shares to be redeemed, and if fewer than all shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the consideration payable with respect to such redemption, and
                  (iv) the place or places where certificates for such shares are to be surrendered for payment of such consideration. If less than all shares of 8% Redeemable Preferred represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof.

                           (4) If any such notice of redemption shall have been
                  duly given and if on the Redemption Date all funds necessary for such redemption shall have been set aside and shall continue to be available for payment on and after the Redemption Date upon surrender of the certificates for the shares of 8% Redeemable Preferred so called for redemption, then notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall on and after such Redemption Date no longer be deemed to be outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders of the certificates therefor, upon surrender thereof, to receive the amount payable on redemption thereof, without interest.

                           (5) Any funds set aside as provided in the
                  immediately preceding Subparagraph (d)(4) and unclaimed at the end of six years from such Redemption Date shall be released to the Corporation, to be held for the benefit of such holder, after which the holders of the shares so called for redemption shall look only to the Corporation for the payment thereof.

                           (6) Shares of 8% Redeemable Preferred redeemed,
                  purchased, or otherwise acquired by the Corporation shall be deemed retired and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation, and the Corporation shall from time to time, and at least once each year, cause all such shares to be canceled in the manner provided by applicable law.

                           (7) Notwithstanding anything contained herein to the
                  contrary, no redemption payment on shares of 8% Redeemable Preferred shall be declared by the Board or paid or set apart for payment by the Corporation if any required redemption payment with respect to securities of the Corporation that are senior in rank to the 8% Redeemable Preferred shall not have been made by the Corporation or at such time as the terms and provisions of any credit agreement or note (as such agreements or notes may be amended or supplemented from time to time) entered into by the Corporation or any of its subsidiaries prohibit such redemption payment or setting apart for payment or provide that such redemption payment or setting apart for payment would constitute a breach thereof or a default thereunder.

                  e. Voting Rights. Except as expressly required by applicable law, the holders of shares of 8% Redeemable Preferred shall not have any voting rights with respect to such shares.

         2.       Undesignated Preferred Stock

                  (a)   Issuance, Designations, Powers, Etc.

         The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock not otherwise designated herein in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including but without limiting the generality of the foregoing, the following:

                  (1). the number of shares constituting that series and the distinctive designation of that series;

                  (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (3) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

                  (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (8) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

         (b)      Dissolution, Liquidation, Winding Up.

         In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

                                    ARTICLE V

A.       CLASSIFICATION.

         Except as may be provided in the certificate of designations relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-laws of the Corporation. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each initial director in Class I shall hold office for a term expiring at the 1997 annual meeting of stockholders, each initial director in Class II shall hold office initially for a term expiring at the 1998 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 1999 annual meeting of stockholders. Notwithstanding the foregoing provisions of Section A, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election but in any event until any such director's successor has been duly elected and qualified or until any such director's earlier death, resignation or removal.

B.       REMOVAL.

         1. Except as may be provided in a certificate of designations relating to the rights of the holders of any class or series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause (as defined in Section B(2) hereof) and only by the affirmative vote, at an annual meeting of the stockholders or a special meeting of the stockholders called for such purpose, of not less than two-thirds of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and, in the case of a removal proposed at a special meeting, only if notice of the proposal was contained in the notice of the meeting. The person proposing the removal of a director shall provide written notice to the director of the proposal and of the facts alleged to constitute cause for the removal. In the event that the shareholders are provided with at least 40 days' notice of the meeting, the written notice to the director shall be delivered at least 30 days before the meeting. In the event that the shareholders are provided with less than 40 days' notice of the meeting, the written notice to the director shall be delivered no later than 10 days after the shareholders are provided with written notice of the meeting. Any vacancy in the Board of Directors resulting from any such removal or otherwise shall be filed only by vote of a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until such director's successor shall be elected and qualified or until such director's earlier death, resignation or removal.

         2. For purposes of this Section B(2), "cause" shall mean (i) conduct as a director of the Corporation or any subsidiary involving dishonesty of a material nature; (ii) willful conduct by the director that is demonstrably or materially injurious to the Corporation, monetarily or otherwise; or (iii) conduct by the director that results in a felony conviction, including a conviction resulting from a plea of nolo contendere. No act, or failure to act, on the director's part shall be deemed "willful" unless done, or omitted to be done, by the director not in good faith and without reasonable belief that the director's action or omission was in the best interest of the Corporation.

C.       CHANGE OF AUTHORIZED NUMBER.

         In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                   ARTICLE VI

         Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                   ARTICLE VII

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter and repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors. In order for the stockholders of the Corporation to exercise their power to alter or repeal any By-law made by the Board of Directors, the action must be approved by the holders of at least two-thirds of the issued and outstanding shares of the Corporation's Common Stock.

                                  ARTICLE VIII

         A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

         Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omissions occurring prior to such repeal or modification.

                                   ARTICLE IX

         The Corporation shall indemnify to the full extent permitted by law (such as it presently exists or may hereafter be amended) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director of officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

         Any repeal or modification of the foregoing paragraph shall not adversely affect any right to indemnification provided hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                    ARTICLE X

         Subject to any affirmative vote required by law, the affirmative vote of not less than eighty percent of the Voting Stock (as hereinafter defined) shall be required for the adoption or authorization of a Business Combination (as hereinafter defined), unless:

         (1) Two-thirds of the Disinterested Directors (as hereinafter defined) determine that:

                  (i) The Interested Stockholder (as hereinafter defined) is the beneficial owner (as hereinafter defined) of not less than eighty percent of the Voting Stock and has declared its intention to vote in favor of or approve such Business Combination; or

                  (ii) (A) The fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of the Corporation in the Business Combination is equal to the highest price per share (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by such Interested Stockholder for any shares of such class of stock previously within the two-year period prior to the Business Combination, whether before or after the Interested Stockholder became an Interested Stockholder, and
(B) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by the Corporation, whether in anticipation of or in connection with Business Combination or otherwise; or

         (2) The Business Combination has been approved by two-thirds of the Disinterested Directors.

         In the event any vote of the holders of Voting Stock is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act (as hereinafter defined) shall be mailed at a date determined by the Disinterested Directors to all stockholders of the Corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisability (or inadvisability) of the Business combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of a reputable national investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by two-thirds of the Disinterested Directors and paid a reasonable fee for its services by the Corporation as approved by the Disinterested Directors.

         For purposes of this Article:

                  (i) "Affiliate" and "beneficial owner" are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities and Exchange Act of 1934, as amended, as in effect on March 16, 1987 ("1934 Act"). The term "Affiliate" as used herein shall exclude the Corporation, but shall include the definition of "Associate" as contained in said Rule 12b-2.

                  (ii) An "Interested Stockholder" is a Person (as hereinafter defined) other than the Corporation or any subsidiary who is (A) the beneficial owner, directly or indirectly of ten percent or more of the capital stock of the Corporation entitled to vote generally for the election of directors ("Voting Stock"), or (B) an Affiliate of the Corporation and either (1) at any time within a two-year period prior to the record date to vote on a Business Combination was the beneficial owner, directly or indirectly of ten percent or more of the Voting Stock, or (2) at the completion of the Business Combination will be the beneficial owner of ten percent or more of the Voting Stock.

                  (iii) A "Person" is a natural person or a legal entity of any kind, together with an Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Stock.

                  (iv) A "Disinterested Director" is a member of the Board of Directors of the Corporation (other than the Interested Stockholder) who was a director prior to the time the Interested Stockholder became an Interested Stockholder, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

                  (v) A "Business Combination" is (A) a merger of consolidation of the Corporation or any of its subsidiaries with or into an Interested Stockholder; (B) the sale, lease, exchange, pledge, transfer or other disposition (1) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation's Assets to an Interested Stockholder, or
(2) by an Interested Stockholder of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries; (C) the issuance of stock or other securities of the Corporation or any of its subsidiaries to an Interested Stockholder, other than on a pro rate basis to all holders of Voting Stock of the same class held by the Interested Stockholder pursuant to a stock split, stock dividend or distribution of warrants or rights;
(D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder; (E) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Stock beneficially owned by an Interested Stockholder; or (F) any agreement, contract or other arrangement providing for any of the foregoing transactions.

                  (vi) A "Substantial Part of the Corporation's Assets" shall mean assets of the Corporation or any of its subsidiaries in an amount equal to 50 percent or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

                                   ARTICLE XI

         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders, and may not be effected by any consent in writing by such stockholder, unless such consent in unanimous.

         4. This Amended and Restated Certificate of Incorporation was duly adopted by the vote of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Lunn Industries, Inc. has caused this Certificate to be signed by _______________________, its ___________________, this _______ day of __________ 1997.

                                             LUNN INDUSTRIES, INC.



                                             By:________________________________

                                             Name:______________________________

                                             Title:_____________________________

                                     ANNEX C

                    [Allen & Company Incorporated Letterhead]



                                  June 6, 1997



Lunn Industries, Inc.
1 Garvies Point Road
Glen Cove, NY  11542-2828


Gentlemen:

         We understand that Lunn Industries, Inc. ("Lunn") and Technical Products Group, Inc. ("TPG") have entered into an Acquisition Agreement and Plan of Merger, dated June 6, 1997 (the "Merger Agreement"), pursuant to which, among other things, (i) TPG will be merged with and into Lunn, (ii) the holders of Common Stock, par value $0.01 per share, of TPG ("TPG Common Stock") will receive 8.3028 shares of Common Stock, par value $0.01 per share, of Lunn on a post-merger basis ("Post-Merger Lunn Common Stock") in consideration of the surrender and cancellation of each share of TPG Common Stock, (iii) the shareholders of Preferred Stock, par value $0.01 per share, of TPG ("TPG Preferred Stock") will receive one share of Preferred Stock, par value $1.00 per share, of Lunn on a post-merger basis ("Lunn Preferred Stock") in consideration for surrender and cancellation of each of each share of TPG Preferred Stock, and
(iv) the shareholders of Lunn will receive 0.1 shares of Post-Merger Lunn Common Stock in consideration for surrender and cancellation of each share of Common Stock, par value $0.01 per share, of Lunn (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

         You have requested our opinion as to the fairness to the shareholders of Lunn from a financial point of view of the terms of the Transaction.

         Allen & Company Incorporated ("Allen"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering this opinion pursuant to an engagement letter with Lunn dated May 20, 1997. In addition, Allen and certain of its officers and directors own approximately 320,000 shares of common stock of Lunn, and

John Simon, a Managing Director of Allen, is a member of the Board of Directors of Lunn. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade securities of Lunn.

         In connection with our opinion, we have reviewed the form of Merger Agreement and drafts of the Preliminary Joint Proxy Statement/Prospectus on Form S-4 (the "Joint Proxy Statement/Prospectus") to be filed with the Securities and Exchange Commission. We also have reviewed certain financial and other information of Lunn and TPG that was publicly available or furnished to us by Lunn and TPG, including financial projections provided by their respective managements and representatives, certain internal financial analyses, reports and other information prepared by their respective managements and representatives. We have held discussions with various members of senior management of Lunn and TPG concerning each company's historical and current operations, financial condition and prospects. We have also held discussions with senior management of TPG concerning the strategic and operating benefits anticipated from the Transaction. In addition, we have (i) reviewed the price and trading histories of the Pre-Merger Lunn Common Stock and compared that price and trading history with those of publicly traded companies we deemed relevant; (ii) compared the financial positions and operating results of Lunn and TPG with those of publicly traded companies we deemed relevant; (iii) compared certain financial terms of the Transaction to certain financial terms of selected other business combinations we deemed relevant; (iv) reviewed the potential pro forma financial effects of the Transaction on Lunn and TPG; (v) assisted in Lunn's deliberations regarding the material terms of the Transaction and Lunn's negotiations with TPG and their financial and legal advisors; and
(vi) conducted such other financial studies, analyses and investigations and reviewed such other factors as we deemed appropriated for purposes of this opinion.

         We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of management of Lunn and TPG that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Lunn and TPG, we have relied upon the assurances of management of Lunn and TPG that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Lunn and TPG as to the future financial performance of Lunn and TPG. In arriving at our opinion, we neither conducted a physical inspection of the properties and facilities of Lunn and TPG nor obtained any evaluations or appraisals of the assets or liabilities of Lunn and TPG. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of Lunn. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         The opinion rendered herein does not constitute a recommendation of the Transaction over any other alternative transaction which may be available to Lunn. Our engagement and the opinion contained herein are solely for the benefit of the Board of Directors of Lunn and are not intended to confer rights or remedies upon TPG or any of its stockholders, or any stockholder of Lunn or any other person or entity other than Lunn's Board of Directors. Furthermore, the opinion rendered herein does not constitute a recommendation that any shareholder of the Company vote to approve the Transaction.

         Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that as of the date hereof the terms of the Transaction are fair to the shareholders of Lunn from a financial point of view.


                                               Very truly yours,




                                               ALLEN & COMPANY INCORPORATED


                                               By: _____________________________

                                                   John Simon
                                                   Managing Director

                                     ANNEX D


                           1997 LUNN INDUSTRIES, INC.
                                STOCK OPTION PLAN


                                  INTRODUCTION

               On ____________________, 1997, the Board of Directors of the Company adopted the following Stock Option Plan:

               1. PURPOSE. The purpose of the Plan is to provide Employees with a proprietary interest in the Company through the granting of Incentive Options and Nonqualified Options which will:

                             (a) increase the interest of the Employees in the Company's welfare;

                             (b) furnish an incentive to the Employees to continue their services for the Company; and

                             (c) provide a means through which the Company may attract able persons to enter its employ.

               2. ADMINISTRATION. The Plan shall be administered by the Committee.

               3. PARTICIPANTS. The Committee shall, from time to time, select the particular Employees of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan. The individuals eligible for selection by the Committee shall be those Employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company.

               4. STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to an Employee who owns more than 10% of the voting power of all classes of stock of the Company or its

Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

               5. SHARES SUBJECT TO PLAN. Options may not be granted pursuant to the terms of the Plan for more than 300,000 shares of Common Stock of the Company, but this number shall be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

               6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Employee is first eligible to purchase in any calendar year by exercise of Incentive Options granted under this Plan and all incentive stock option plans of the Company or any Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for an Employee only for the calendar year such stock is first purchasable under the terms of the option.

               7. ALLOTMENT OF SHARES. Grants of options under the Plan shall be as described in this Section 7 of the Plan, provided that the grant of an option shall not be deemed either to entitle the Employee to, or to disqualify the Employee from, participation in any other grant of options under the Plan.

                             (a) The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to Employees of the Company or its Subsidiaries.

                             (b) Any option granted to a person required to report under Section 16(a) of the Securities Exchange Act of 1934, as amended, must also be approved by the Board in order to be effective.

               8. GRANT OF OPTIONS. The maximum number of shares that may be granted under the Plan in accordance with Section 6 of the Plan may be granted to any one Employee. The Committee and the Board are authorized to grant both Incentive Options and Nonqualified Options under the Plan. Incentive Options may only be granted to employees within the meaning of Section 422 of the Internal Revenue Code. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee but not inconsistent with the Plan, including provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with
Section 422 of the Internal Revenue Code. Stock option agreements may provide that an option holder may request approval from the Committee to exercise an option or a portion thereof by tendering shares of Common Stock of the Company at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price. Moreover, stock option agreements for Nonqualified Options may provide that the option holder may request approval from the Committee to pay any withholding associated with the Nonqualified Option by tendering shares of Common Stock of the Company at the fair market value per share on the date of exercise. An option agreement may provide, if the Committee so determines, that upon exercise of the option the Committee may elect to pay, in lieu of receipt from the optionholder of the exercise price and issuance of certificates for the shares of stock exercised, an amount equal to the excess of the fair market value per share on the date of exercise over the per share exercise price under the option, multiplied by the number of shares covered by the option or portion thereof being exercised ("Stock Appreciation"). Any such option agreement may provide that the Stock Appreciation shall be paid to the optionholder either in cash or in Common Stock or in cash and Common Stock (based on the fair market value of such stock on the date of the exercise by the optionholder). The method of payment shall be determined by the Committee in its sole discretion. The option to purchase shares shall terminate with respect to the number of shares for which the Stock Appreciation is paid. The Company shall execute stock option agreements upon instructions from the Committee. The Plan shall be submitted to the Company's shareholders for approval. The Committee and the Board may grant options under the Plan prior to the time of shareholder approval, which options will be effective when granted, but if for any reason the shareholders of the Company do not approve the Plan prior to one year from the date of adoption of the Plan by the Board, all options granted under the Plan will be terminated and of no effect, and no option may be exercised in whole or in part prior to such shareholder approval.

               9. OPTION PRICE. The option price for an Incentive Option shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant and shall set forth the determination in its minutes, using any reasonable valuation method.

               10. OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date.

No option may terminate later than ten years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of an option in the case of termination of employment or any other reason.

               11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled [within the meaning of Section 22(e)(3) of the Internal Revenue Code] prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, (i) in the case of death, by the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (ii) in the case of disability, by the participant or his personal representative, provided the option is exercised prior to the date of its expiration or 180 days from the date of the participant's death or disability, whichever first occurs. The date of disability of a participant shall be determined by the Committee.

               12. PAYMENT. Unless cash is paid to the participant upon exercise of the option, full payment for shares purchased shall be made in cash or by check or, if allowed by the stock option agreement and approved by the Committee, by tendering shares of Common Stock at the fair market value per share at the time of exercise. Likewise, any withholding associated with a Nonqualified Option may, if allowed by the stock option agreement and approved by the Committee, be paid by tendering shares of Common Stock at the fair market value per share at the time of exercise. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a shareholder until shares are issued to him.

               13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth below. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured. If the option agreement does not contain Stock Appreciation provisions, the Committee may offer an optionholder, upon such conditions and restrictions as it deems advisable and in lieu of receipt from him of the exercise price and issuance of certificates for the shares of stock exercised, the right to elect to receive payment in cash, Common Stock, or a combination of cash and Common Stock, as the Committee shall determine, in an amount equal to the Stock Appreciation.

               14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price shall be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

               15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant or as provided in section 11 hereof.

               16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

               17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company, except that any amendment that would (1) materially increase the number of securities that may be issued under the Plan, or (2) materially modify the requirements of eligibility for participation in the Plan must be approved by the shareholders of the Company.

               18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Employee any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

               19. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on _______________, 2007. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

               20. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

                             (a) "Board" means the Board of Directors of the Company.

                             (b) "Committee" means the committee or committees of the Board appointed by the Board to administer the Plan, or in the absence of such a committee, shall mean the entire Board.

                             (c) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

                             (d) "Company" means Lunn Industries, Inc., a Delaware corporation.

                             (e) "Employee" means any employee, officer, or consultant or advisor, provided that bona fide services shall be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

                             (f) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

                             (g) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422 of the Internal Revenue Code.

                             (h) "Nonqualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.

                             (i) "Option Period" means the period during which an option may be exercised.

                             (j) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                             (k) "Plan" means this Stock Option Plan, as amended from time to time.

                             (l) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

                                     ANNEX E


            262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation: the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation: and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

            (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

            (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

            (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

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            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

            (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

            (d) Appraisal rights shall be perfected as follows:

            (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


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            (2) If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

            (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the


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aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

            (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

            (g) At the hearing on such petition, the Curt shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

            (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is


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required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

            (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

            (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

            (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

            (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '96, eff. 2-1-96 and Ch. 349, L. '96, eff. 7-1-96.)


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